As filed with the Securities and Exchange Commission on November 7, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

HNR Acquisition Corp

(Exact name of Registrant as specified in its charter)

Delaware	6770	85-4359124
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3730 Kirby Drive, Suite 1200

Houston, TX

(713) 834-1145

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Donald Goree

Chief Executive Officer

3730 Kirby Drive, Suite 1200

Houston, TX

(713) 834-1145

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Matthew Ogurick, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 421-4100

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED NOVEMBER 7, 2023

HNR Acquisition Corp

1,320,625 Shares of Common Stock

This prospectus relates to the sale or other disposition from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 1,320,625 previously sold and issued shares of common stock, par value $0.0001 per share (“common stock”), of HNR Acquisition Corp. None of the Selling Securityholders are affiliates of the Company. All of the shares, when sold, will be sold by the Selling Securityholders. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the Selling Securityholders. The Selling Securityholders may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways. We provide more information about how the Selling Securityholders may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution” on page 168. Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the Selling Securityholders. We will pay the expenses incurred in registering the shares of common stock covered by this prospectus, including legal and accounting fees. We will not be paying any underwriting discounts or commissions in this offering to any person.

On December 24, 2020, we issued an aggregate of 2,875,000 shares of common stock to our sponsor for an aggregate purchase price of $25,000, of which an aggregate of up to 375,000 shares were subsequently forfeited and on February 15, 2022, the date of our initial public offering, our sponsor acquired an additional 505,000 private placement shares as part of its acquisition of 505,000 private placement units.

Contemporaneously with the Company’s initial public offering, the Sponsor transferred and sold 2,501,250 shares to certain permitted transferees in private transactions, including the 1,320,625 shares being registered hereby for the resale by the Selling Securityholders.

All of the holders of our restricted shares, including the Selling Stockholders, have previously agreed not to transfer, assign or sell any of their equity in the Company until the earlier of (A) 180 days after the completion of our initial business combination, or earlier if, subsequent to our initial business combination, the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after our initial business combination or (B) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after the initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. We except that, in conjunction with the closing of our initial business combination, the restriction on transfer of only those shares being registered hereby for the resale by the Selling Securityholders will be waived and/or terminated.

Our common stock is listed on NYSE American under the symbol “HNRA” On November 6, the last reported sale price for our common stock was $10.86.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 36.

We have not registered the sale of the shares under the securities laws of any state. Brokers or dealers effecting transactions in the shares of common stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, HNR Acquisition Corp, or the shares of common stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before investing in the shares. You are urged to read this prospectus in its entirety, including the information under “Risk Factors” and our financial statements and related notes included elsewhere in this Prospectus.

Our Company

Overview

HNR Acquisition Corp, was incorporated in Delaware as a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Prior to executing the MIPA (as defined below), our efforts were limited to organizational activities, completion of an initial public offering and the evaluation of possible business combinations. We closed our initial public offering on February 15, 2022. We have identified Pogo (as defined below) as the initial target for our initial business combination. Our efforts to identify a prospective target business were limited to a particular industry or geographic region. While we may pursue an acquisition opportunity in any industry or sector, we focused on assets used in exploring, developing, producing, transporting, storing, gathering, processing, fractionating, refining, distributing or marketing of natural gas, natural gas liquids, crude oil or refined products in North America.

We primarily intended to identify and acquire a business that could benefit from a hands-on owner with extensive operational experience in the energy sector in North America and that presents potential for an attractive risk-adjusted return profile under our stewardship. The largest oil and gas companies, including ExxonMobil, Royal Dutch Shell, Chevron and BP, are projected to sell a combined $100 billion in oil and gas assets around the world as they focus on top-performing regions according to a new analysis from consulting firm Rystad (October 2020). Our management team has extensive experience in identifying and executing such potential acquisitions across the upstream and midstream energy sectors. In addition, our team has significant hands-on experience working with private companies in preparing for and executing an initial public offering and serving as active owners and directors by working closely with these companies to continue their transformations and to create value in the public markets.

We believe that our management team is well positioned to identify attractive risk-adjusted returns in the marketplace and that their contacts and transaction sources, ranging from industry executives, private owners, private equity funds, and investment bankers, will enable us to pursue a broad range of opportunities.

We will seek to capitalize on the extensive experience of each of the members of our management team who have more than 40 years average experience in the energy industry. Mr. Donald H. Goree, our Chairman and Chief Executive Officer has over 40 years’ experience in the oil and gas industry involving exploration and production, oil and gas pipeline construction and operations, natural gas gathering, processing and gas liquification. Mr. Goree was the Founder and President of Goree Petroleum Inc., a corporation engaged in oil and gas exploration and production in premiere basins throughout the United States for 35 years. Currently, Mr. Goree is the Founder, Chairman and Chief Executive officer of Houston Natural Resources, Inc., a global natural resource corporation located in Houston, Texas and the controlling member of our sponsor. Mr. Goree also previously served as Founder, Chairman and Chief Executive officer of Global Xchange Solutions AG., a publicly-reporting, private equity, investment bank and market-making firm, based in Zurich, Switzerland, with offices in Frankfurt, Germany and London, United Kingdom. Global Xchange Solutions sponsored listings of private companies to the London Stock Exchange, AIM, the Frankfurt Stock Exchange, the Berlin Stock Exchange and the Börse Stuttgart, and provided public company development and market development advice. Mr. Goree also previously served as Chairman and Chief Executive officer of Azur Holdings, Inc., a Fort Lauderdale, Florida-based, OTC-listed luxury real estate developer of mid-rise waterfront condominiums. Mr. Donald W. Orr, our President, is a degreed geologist with over 42 years of experience in petroleum geology and production operations. Mr. Orr began his career as a junior geologist with Texas Oil and Gas Corporation in 1976, and was elevated within two years to a supervisory role overseeing over five geologists on his team, most of whom had more experience than Mr. Orr. In February 1979, Mr. Orr helped form American Shoreline, Inc., an independent oil and gas company. Mr. Orr formerly held a position with Seven Energy LLC, a wholly owned subsidiary of Weatherford International plc in 2005, where he helped pioneered numerous innovations in underbalanced drilling, or UBD, including drilling with unconventional materials and devising the methodology for unlocking the productive capacity of the Buda Lime through the use of UBD. In June 2009, Mr. Orr founded XNP Resources, LLC, an independent oil and gas company engaged in the exploration, development, production, and acquisition of oil and natural gas resources. Shortly thereafter, XNP Resources teamed up with Tahoe Energy Partners, LLC in 2012 to acquire oil and gas leases for drilling in the Rocky Mountain region. At Mr. Orr’s direction, XNP Resources began acquiring a strategic leasehold position in the Sand Wash Basin in Colorado. XNP Resources was able to secure a major leasehold position in the heart of what has become the highly competitive Niobrara Shale formation in western Colorado. Since 2014, Mr. Orr has been developing an unconventional resource play in Alaska that contains over 600 billion cubic feet of gas in stacked coal reservoirs. More recently, Mr. Orr assembled a team of oil and gas professionals in order to study certain oil provinces in Columbia. S.A.

The past performance of the members of our management team is not a guarantee that we will be able to identify a suitable candidate for our initial business combination or of success with respect to any business combination we may consummate. You should not rely on the historical record of the performance of our management team as indicative of our future performance. Additionally, in the course of their respective careers, members of our management team have been involved in businesses and deals that were unsuccessful. None of our officers and directors has experience with special purpose acquisition companies, or SPACs.

We intend to effectuate a business combination using cash from the proceeds of our Initial Public Offering and the sale of our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of our stock in a business combination:

●	may significantly dilute the equity interest of investors in our initial public offering;

●	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

●	could cause a change of control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for our common stock and/or warrants.

Similarly, if we issue debt securities, it could result in:

●	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	our inability to pay dividends on our common stock;

●	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

●	other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying financial statements, at June 30, 2023, we had $813,177 in cash and a working capital deficit of $1,699,274, which excludes franchise and income taxes payable as the net amounts can be paid from the interest earned in the Trust Account. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial business combination will be successful.

Purchase

On December 27, 2022, we, entered into a Membership Interest Purchase Agreement (the “Original MIPA”) with CIC Pogo LP, a Delaware limited partnership (“CIC”), DenCo Resources, LLC, a Texas limited liability company (“DenCo”), Pogo Resources Management, LLC, a Texas limited liability company (“Pogo Management”), 4400 Holdings, LLC, a Texas limited liability company (“4400” and, together with CIC, DenCo and Pogo Management, collectively, “Seller” and each a “Seller”), and, solely with respect to Section 7.20 of the Original MIPA, HNRAC Sponsors LLC, a Delaware limited liability company (“Sponsor”). On August 28, 2023, we, HNRA Upstream, LLC, a newly formed Delaware limited liability company which is managed by us, and is a subsidiary of ours (“OpCo”), and HNRA Partner, Inc., a newly formed Delaware corporation and wholly owned subsidiary of ours (“SPAC Subsidiary”, and together with the us and OpCo, “Buyer” and each a “Buyer”), entered into an Amended and Restated Membership Interest Purchase Agreement (the “A&R MIPA”) with Seller, and, solely with respect to Section 6.20 of the A&R MIPA, the Sponsor, which amended and restated the Original MIPA in its entirety (as amended and restated, the “MIPA”). Post-purchase, we will be organized in an “Up-C” structure.

Pursuant to the MIPA, and subject to the terms, provisions, and conditions set forth therein, at the closing of the transactions contemplated by the MIPA (the “Closing”), (i) (A) we will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the aggregate amount of cash required to satisfy any exercise by stockholders of their redemption rights) and (2) 2,000,000 newly issued shares of our Class B Common Stock, par value $0.0001 per share (such shares, the “Seller Class B Shares”) for purposes of delivery to Seller, and (B) in exchange therefor, OpCo will issue to us a number of Class A common units (the “OpCo Class A Units”) of OpCo equal to the number of total shares of our Class A Common Stock, par value $0.0001 per share, issued and outstanding immediately after the Closing (taking into account and following the exercise of redemption rights) (such transactions, the “SPAC Contribution”), (ii) immediately following the SPAC Contribution, OpCo will contribute $900,000 to SPAC Subsidiary in exchange for 100% of the outstanding common stock of SPAC Subsidiary (the “SPAC Subsidiary Contribution”), and (iii) immediately following the SPAC Subsidiary Seller shall sell, contribute, assign, and convey to (A) OpCo, and OpCo shall acquire and accept from Seller, ninety-nine percent (99.0%) of the outstanding membership interests of Pogo Resources, LLC, a Texas limited liability company (“Pogo” or the “Target”), and (B) SPAC Subsidiary, and SPAC Subsidiary shall purchase and accept from Seller, one percent (1.0%) of the outstanding membership interest of Target (together with the ninety-nine (99.0%) interest, the “Target Interests”), in each case, in exchange for (x) $900,000 of the Cash Consideration (as defined below) in the case of SPAC Subsidiary and (y) the remainder of the Aggregate Consideration (as defined below) in the case of OpCo.

The “Aggregate Consideration” for the Target Interests will be (a), cash in the amount of $63,000,000 in immediately available funds (the “Cash Consideration”), (b) 2,000,000 Class B common units of OpCo (“OpCo Class B Units”) valued at $10.00 per unit (the “Common Unit Consideration”), which will be equal to and exchangeable into 2,000,000 shares of Class A Common Stock issuable upon exercise of the OpCo Exchange Right (as defined below), as reflected in the amended and restated limited liability company agreement of OpCo that will be effective at Closing (the “A&R OpCo LLC Agreement”) and (c) and the Seller Class B Shares; provided, that (i) a portion of the Cash Consideration not to exceed $15,000,000 may be payable through a promissory note to Seller (the “Seller Promissory Note”) to the extent the amount available for payment of the Cash Consideration at Closing (the “Minimum Cash Amount”) is less than $63,000,000 and (ii) a portion of the Cash Consideration not to exceed $20,000,000 may be payable through the issuance of up to 2,000,000 preferred units (the “OpCo Preferred Units” and together with the Opco Class A Units and the OpCo Class B Units, the “OpCo Units”) of OpCo (the “Preferred Unit Consideration”, and, together with the Common Unit Consideration, the “Unit Consideration”), to the extent the Minimum Cash Amount is less than $48,000,000. At Closing, 500,000 OpCo Class B Units (the “Escrowed Unit Consideration”) shall be placed in escrow with an escrow for the benefit of Buyer pursuant to an escrow agreement and the indemnity provisions of the MIPA. The Aggregate Consideration is subject to adjustment in accordance with the MIPA.

Immediately following the Closing, we will be the sole manager of and control OpCo, and will own 100% of the outstanding OpCo Class A Units. Further, Seller will own 100% of the outstanding OpCo Class B Units, shares of Class B Common Stock, and OpCo Preferred Units.

Our current shares of common stock will be reclassified as Class A Common Stock. Each share of Class B Common Stock will have no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Class A Common Stock and shares of Class B Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our second amended and restated certificate of incorporation (the “Proposed Second A&R Charter”), a copy of the form of which is attached to our proxy statement dated October 13, 2023 as Annex I. We do not intend to list any shares of Class B Common Stock on any exchange.

Following the Closing, under the amended and restated limited liability company agreement of OpCo (the “OpCo A&R LLC Agreement”), each holder of OpCo Class B Units will, subject to certain timing procedures and other conditions set forth therein, have the right (the “OpCo Exchange Right”) to exchange all or a portion of its OpCo Class B OpCo Units for, at OpCo’s election, (i) shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each OpCo Class B Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash. OpCo will determine whether to pay cash in lieu of the issuance of shares of Class A Common Stock based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the OpCo Class B Units and alternative uses for such cash. Additionally, the holders of OpCo Class B Units will be required to exchange all of their OpCo Class B Units (a “Mandatory Exchange”) upon the occurrence of the following: (i) upon our direction of with the consent of at least fifty percent (50%) of the holders of OpCo Class B Units; or (ii) upon the one-year anniversary of the Mandatory Conversion Trigger Date.

In connection with any exchange of OpCo Class B Units pursuant to the OpCo Exchange Right or acquisition of OpCo Class B Units pursuant to a Mandatory Exchange, a corresponding number of shares of Class B Common Stock held by the relevant OpCo unitholder will be cancelled.

The OpCo Preferred Units will be automatically converted into OpCo Class B Units on the two-year anniversary of the issuance date of such OpCo Preferred Units (the “Mandatory Conversion Trigger Date”) at a rate determined by dividing (i) $20.00 per unit (the “Stated Conversion Value”), by (ii) the Market Price of the Class A Common Stock (the “Conversion Price”). The “Market Price” means the simple average of the daily VWAP of the Class A Common Stock during the five (5) trading days prior to the date of conversion. On the Mandatory Conversion Trigger Date, we will issue a number of shares of Class B Common Stock to Seller equivalent to the number of OpCo Class B Units issued to Seller. If not exchanged sooner, such newly issued OpCo Class B Units shall automatically exchange into Class A Common Stock on the one-year anniversary of the Mandatory Conversion Trigger Date at a ratio of one OpCo Class B Unit for one share of Class Common Stock. An equivalent number of shares of Class B Common Stock must be surrendered with the OpCo Class B Units to us in exchange for the Class A Common Stock. As noted above, the OpCo Class B Units must be exchanged upon the one-year anniversary of the Mandatory Conversion Trigger Date.

Debt Commitment Letter

On August 28, 2023, we entered into a commitment letter (the “Debt Commitment Letter”) with First International Bank & Trust (“FIBT” or “Lender”), pursuant to which FIBT has agreed to provide us with a senior secured term loan in the amount of $28,000,000 (the “Credit Facility”) to (a) fund a portion of the purchase price, (b) partially fund a debt service reserve account funded with $3,000,000 at the Closing Date and an additional $2,000,000 to be deposited within 60 days following the Closing Date (the “Debt Service Reserve Account”), (c) cash secure outstanding letters of credit issued by Pogo’s existing lender, (d) pay fees and expenses in connection with the Purchase and the closing of the Credit Facility and (e) other general corporate purposes. The Credit Facility will be provided on the Closing Date subject to a number of specified conditions set forth in the Debt Commitment Letter. The obligations of FIBT to provide the Credit Facility will terminate on November 15, 2023 if the Closing Date has not occurred by such date. The definitive documentation for the Credit Facility has not been finalized and, accordingly, the actual terms of the Credit Facility may differ from those described in this prospectus.

Option Agreement

In connection with the MIPA, OpCo and Seller agreed to cause the execution of an Option Agreement (the “Option Agreement”) by and between OpCo (or a newly created special purpose entity) and Pogo Royalty, LLC, a Texas limited liability company (“Pogo Royalty”), an affiliate of Seller. Pogo Royalty owns certain overriding royalty interests in certain oil and gas assets owned by Pogo Resources, LLC (the “ORR Interest”). Pursuant to the Option Agreement, Pogo Royalty will grant an irrevocable and exclusive option to us to purchase the ORR Interest for the Option Price (defined below) at any time prior to the date that is twelve (12) months following the effective date of the Option Agreement. The option will not be exercisable while the Seller Promissory Note is outstanding.

The purchase price for the ORR Interest upon exercise of the option shall be (i) (1) $30,000,000 the (“Base Option Price”), plus (2) an additional amount equal to interest on the Base Option Price of twelve percent (12%), compounded monthly, from the effective date of the Option Agreement through the date of acquisition of the ORR Interest, minus (ii) any amounts received by Pogo Royalty in respect of the ORR Interest from the month of production in which the effective date of the Option Agreement occurs through the date of the exercise of the option (such aggregate purchase price, the “Option Price”).

The Option Agreement and the option will immediately terminate upon the earlier of (a) Pogo Royalty’s transfer or assignment of all of the ORR Interest in accordance with the Option Agreement and (b) the date that is twelve (12) months following the effective date of the Option Agreement.

Director Nomination and Board Observer Agreement

In connection with the MIPA, at the Closing, we will enter into director nomination and board observer agreement (the “Board Designation Agreement”) with CIC. Pursuant to the Board Designation Agreement, CIC will have the right, at any time CIC beneficially owns capital stock of the Company, to appoint two board observers to attend all meetings of the board of directors of the Company. In addition, after the time of the conversion of the OpCo Preferred Units owned by Seller, CIC will have the right to nominate a certain number of members of the board of directors depending on its ownership percentage of Class A Common Stock as further provided in the Board Designation Agreement.

Backstop Agreement

We have agreed to, at Closing, enter into and cause certain of its founders (the “Founders”) to enter into the Backstop Agreement with Seller whereby the Seller will have the right (“Put Right”) to cause the Founders to purchase Seller’s OpCo Preferred Units at a purchase price per unit equal to $10.00 per unit plus the product of (i) the number of days elapsed since the effective date of the Backstop Agreement and (ii) $10.00 divided by 730. Seller’s right to exercise the Put Right will survive for six (6) months following the date the Trust Shares (as defined below) are not restricted from transfer under the Letter Agreement (as defined in the A&R MIPA).

As security that the Founders will be able to purchase the OpCo Preferred Units upon exercise of the Put Right, the Founders will agree to place 1,500,000 shares of Class A Common Stock into trust (the “Trust Shares”), which the Founders can sell or borrow against to meet their obligations upon exercise of the Put Right with the prior consent of Seller. The Company is not obligated to purchase the OpCo Preferred Units from Seller under the Backstop Agreement. Until the Backstop Agreement is terminated, Seller will not be permitted to engage in any transaction which is designed to sell short the Class A Common Stock of the Company or any other publicly traded securities of the Company.

Founder Shares

On December 24, 2020, we issued an aggregate of 2,875,000 shares of common stock to the Sponsor for an aggregate purchase price of $25,000. Accordingly, as of December 31, 2020, the $25,000 payment due to the Company was recorded to the par value and additional paid-in-capital sections of the balance sheet. The agreement resulted in an aggregate of 2,875,000 shares of common stock held by the initial stockholders, of which an aggregate of up to 375,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part. On February 4, 2022, the Sponsor forfeited 373,750 shares as a result of a decrease in the size of our initial public offering, of which an aggregate of up to 326,250 of such shares was subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriter in full or in part. No shares were forfeited since the underwriter did exercise the over-allotment in full. The Sponsor also acquired an additional 505,000 private placement shares, which were a part of the 505,000 private placement units acquired by the sponsor at the time of the initial public offering.

The founder shares are identical to the common stock previously included in the Units sold in the initial public offering except that the founder shares are and subject to certain transfer restrictions, as described in more detail below.

Contemporaneously with the Company’s initial public offering, the Sponsor transferred and sold 2,501,250 founder shares in private transactions to certain permitted transferees, including the shares being registered hereby for the resale by the Selling Securityholders.

All holders of our restricted common stock have agreed not to transfer, assign or sell any of their equity until the earlier of (A) 180 days after the completion of our initial business combination, or earlier if, subsequent to our initial business combination, the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after our initial business combination or (B) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after the initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. We except that, in conjunction with the closing of our initial business combination, the restriction on transfer of only those shares being registered hereby for the resale by the Selling Securityholders will be waived and/or terminated.

Meeting to Approve the Business Combination

On October 13, 2023, we filed a definitive proxy statement with the SEC and promptly thereafter mailed the same to holders of record as of October 10, 2023 with respect to a special meeting of the stockholders of the Company to approve, among other things, the initial business combination, which is scheduled to take place on November 13, 2023 (the “BC Meeting”). A copy of that proxy statement is available at https://www.sec.gov/Archives/edgar/data/1842556/000101376223003769/defm14a1023_hnracqcorp.htm.

Meeting to Approve Charter Amendment to Extend Termination Date

On October 30, 2023, we filed a definitive proxy statement with the SEC and promptly thereafter mailed the same to holders of record as of October 27, 2023 with respect to a special meeting of the stockholders of the Company to approve, among other things, a charter amendment to extend the Termination Date (as defined in our Certificate of Amendment) beyond November 15, 2023 by up to two months, which such special meeting is scheduled to take place on November 14, 2023 (the “Extension Meeting”). A copy of that proxy statement is available at https://www.sec.gov/Archives/edgar/data/1842556/000121390023081411/def14a1023_hnracqusition.htm.

Corporate Information

Our executive offices are located at 3730 Kirby Drive, Suite 1200, Houston, Texas 77098, and our telephone number is (713) 834-1145.

Pogo Information

Pogo is a private equity backed exploration and production company that began operations in February 2017. Pogo is based in Dallas, Texas, and a field office in Loco Hills, New Mexico. As of December 31, 2022, Pogo’s operating focus is the Northwest Shelf of the Permian Basin, with a specific emphasis on oil and gas producing properties located in the Grayburg-Jackson Field in Eddy County, New Mexico. Pogo is the Operator of Record of its oil and gas properties, operating its properties through its wholly owned subsidiary, LH Operating LLC. Pogo completed multiple acquisitions in 2018 and 2019. These acquisitions included multiple producing properties in Lea and Eddy counties, New Mexico. In 2020, after identifying its core development property, Pogo successfully completed a series of divestures of its non-core properties. Then, with one key asset, its Grayburg-Jackson Field in Eddy County, New Mexico, Pogo focused all of its efforts on developing this asset. This has been Pogo’s focus for 2021 and 2022. Pogo’s private equity sponsor is CIC Partners. Pogo’s equity backer, CIC Partners, has made an equity commitment of $15 million. Pogo’s bank, Pegasus Bank, provides an RBL credit facility for Pogo’s operations. Pogo seeks to maintain a conservative balance sheet. Currently, Pogo has 16 employees (3 executive officers and 1 engineering staff in Dallas; 12 field staff in Loco Hills). From time to time, on an as needed basis, contract workers handle additional necessary responsibilities.

Pogo owns, manages, and operates, through its wholly owned subsidiary, LH Operating, LLC, 100% working interest in a gross 13,700 acres located on the Northwest Shelf of the prolific oil and gas producing Permian Basin. Pogo benefits from cash flow growth through continued development of its working interest’s ownership, with relatively low capital cost and lease operating expenses. As of December 31, 2022, average net daily production associated with Pogo’s working interests was 1,296 barrel of oil equivalent (“BOE”) per day consisting of 84% oil and 16% natural gas. Pogo expects to continue to grow its cash flow by production enhancements in its operations on its gross 13,700-acre leasehold. Furthermore, Pogo intends to make additional acquisitions within the Permian Basin, as well as other oil and gas producing regions in the USA, that meet its investment criteria for minimum risk, geologic quality, operator capability, remaining growth potential, cash flow generation and, most importantly, rate of return.

As of December 31, 2022, 100% of Pogo’s gross 13,700 leasehold acres were located in Eddy County, New Mexico, where there 100% of the leasehold working interests owned by Pogo consist of state and federal lands. Pogo believes the Permian Basin offers some of the most compelling rates of return for Pogo and significant potential for cash flow growth. As a result of compelling rates of return, development activity in the Permian Basin has outpaced all other onshore U.S. oil and gas basins since the end of 2016. This development activity has driven basin-level production to grow faster than production in the rest of the United States.

Pogo’s working interests entitle it to receive an average of 84% of the net revenue from crude oil and natural gas produced from the oil and gas reservoirs underlying its acreage. Pogo is not under any mandatory obligation to fund drilling and completion costs associated with oil and gas development because 100% of its lease holdings are held by production. As a working interest owner with significant net earnings, Pogo seeks to fully capture all remaining oil and gas reserves underlying its leasehold acres by systematically developing its low risk, predictable, proven reserves by means of adding perforations in previously drilled and completed wells, were applicable, and drilling new wells in a predetermined drilling pattern. Accordingly, Pogo’s development model generates strong margins greater than 70%, at low risk, predictable, production outcomes that requires low overhead and is highly scalable. For the year ended December 31, 2022, Pogo’s lifting cost was about $17.79 per barrel of oil equivalent at a realized price of $84.41 per BOE, excluding the impact of settled commodity derivatives. As a result, Pogo’s operating margin and cash flows are higher, as a percentage of revenue, than those of traditional E&P companies. Pogo is led by a management team with extensive oil and gas engineering, geologic and land expertise, purchases and acquisitions and capital markets experience, long-standing industry relationships and a history of successfully acquiring and managing a portfolio of working and leasehold interests, producing crude oil and natural gas assets. Pogo intends to capitalize on its management team’s expertise and relationships to 1) increase cash flow in the field, 2) continue to make value-enhancing acquisitions in the Permian Basin, and 3) evaluate significant targets in other well-known producing basins in order to further increase its cash flows per share.

Pogo Market Conditions

The price that Pogo receives for the oil and natural gas we produce is largely a function of market supply and demand. Because Pogo’s oil and gas revenues are heavily weighted toward oil, Pogo is more significantly impacted by changes in oil prices than by changes in the price of natural gas. World-wide supply in terms of output, especially production from properties within the United States, the production quota set by OPEC, and the strength of the U.S. dollar can adversely impact oil prices.

Historically, commodity prices have been volatile, and Pogo expects the volatility to continue in the future. Factors impacting the future oil supply balance are world-wide demand for oil, as well as the growth in domestic oil production.

Pogo’s Key Producing Region

As of December 31, 2022, all of Pogo’s properties were located exclusively within the Northwest Shelf of the Permian Basin. As of December 2022, the Permian Basin had the highest level of drilling activity in the United States with 344 drilling rigs operating, according to Baker Hughes. By comparison, The Eagle Ford Shale region located in Southwest-central Texas had only 72 rigs operating. The Permian Basin includes three major geologic provinces: the Delaware Basin to the west, the Midland Basin to the east and the Central Basin Platform in between. The Northwest Shelf is the western limits of the Delaware Basin, a sub-basin within the Permian Basin complex. The Delaware Basin is identified by an abundant amount of oil-in-place, stacked pay potential across an approximately 3,900-foot hydrocarbon column, attractive well economics, favorable operating environment, well developed network of oilfield service providers, and significant midstream infrastructure in place or actively under construction. One hundred percent (100%) of Pogo’s working interests are located as of December 31, 2022, on the New Mexico side of the Delaware Basin. According to the USGS, the Delaware Basin contains the largest recoverable reserves among all unconventional basins in the United States.

Pogo believes the stacked-play potential of the Delaware Basin combined with favorable drilling economics support continued production growth as Pogo develops its leasehold position and improve well-spacing and completion techniques. Relative to other basins in the continental United States, Pogo believes the Delaware Basin is in a mid-stage of well development and that per-well returns will improve as Pogo continues to employ enhanced oil recovery technologies on its leasehold acreage. Pogo believes these enhanced oil recoveries will continue to support development activity where it holds significant working interest, with predictable returns leading to increasing cash flows with low maintenance costs.

Pogo’s Working Interests in Grayburg-Jackson Field

As of December 31, 2022, Pogo owns 100% working interest in 13,700 gross acres located in Eddy County, New Mexico, with a 84% weighted average net revenue. It should be noted that Pogo’s net revenue is substantially higher when compared to other E & P operators in the Permian Basin where their net revenue interest is usually 75%. The 13,700 gross acres are strategically located in the prolific oil field, Grayburg-Jackson field. Working interests granted to the Lessee (Pogo) under an Oil and Gas Lease are real property interests that grant ownership of the crude oil and natural gas underlying a specific tract of land and the rights to explore for, drill for and produce crude oil and natural gas on that land or to lease those exploration and development rights to a third party. Those rights to explore for, drill for and produce crude oil and natural gas on that land have a set period of time for the working interest owner to exercise those rights. Typically, an Oil and Gas Lease can be automatically extended beyond the initial lease term with continuous drilling, production or other operating activities or through negotiated contractual lease extension options. Only when production and drilling cease, the lease terminates.

As of December 31, 2022, 100% of Pogo’s working interests are held by production (“HBP”) meaning that Pogo is not under time sensitive obligation to drill or work-over any wells on its 13,700 acres. As of December 31, 2022, 100% of the wells and leases are operated by Pogo. Pogo is the official Operator of record with the state and federal regulatory agencies. As of December 31, 2022, Pogo generates a substantial majority of its revenues and cash flows from its working interests when crude oil and natural gas are produced and sold from its acreage.

Currently, Pogo’s working interests reside entirely in the Northwest Shelf of the Permian Basin, which Pogo believes is one of the premier crude oil and natural gas producing regions in the United States. As of December 31, 2022, Pogo’s working interests covered 13,700 gross acres, with the royalty owners retaining a weighted average 16% royalty. The following table summarizes Pogo’s working interest’s position in the lands comprising its leasehold as of December 31, 2022.

LH Operating, LLC Northwest Shelf (Permian Basin) Leasehold
Date of Acquisition	Gross Acres	Federal Leases	State Leases	Working Interest	NRI (weighted avg.)(1)	Royalty Interest(2)	Operations	HBP
2018	13,700	20	3	100%	84%	16%	100%	100%

(1)	Pogo’s net revenue interests are based on its weighty average royalty interests across its entire leasehold
(2)	No unleased royalty interests as of December 31, 2022.

As of December 31, 2022, Pogo has working interests in 342 shallow (above 4,000 ft), vertical wells producing oil and gas in paying quantities. Ninety-five of the 342 producing wells were completed between 2019 and June 2022 by Pogo. In 2019, Pogo initiated a 4-well pilot water injection project into the Seven Rivers (“7R”) oil reservoir underlying its 13,700-acre leasehold. After an evaluation period extending into early 2020, Pogo determined the pilot project was successful by producing oil in paying quantities by simply adding perforations in the 7R reservoir in previously drilled and completed wells. Following the successful completion of the 4-well pilot project, Pogo commenced a work-over program by adding perforations in the 7R reservoir in 91 previously drilled wells between 2019 and June 2022. Prior to initiating the 4-well pilot project the legacy wells were averaging 275 BOE/d. By June 2022, the total production increased to 1,292 BOE/d. Pogo’s management team has determined, and verified by William M. Cobb & Associates (Cobb & Associates”), that 115 proved well patterns, developed but non-producing, are scheduled to be brought into production between 2023 and 2025.

As of December 31, 2022, the estimated proved crude oil and natural gas reserves attributable to Pogo’s interests in its underlying acreage were 18,339 MBOE (96% oil and 4% natural gas), based on a reserve report prepared by Cobb & Associates, worldwide petroleum consultants. Of these reserves, approximately 35% were classified as proved developed producing (“PDP”) reserves, 39% were classified as proved developed non-producing (“PDNP”) reserves and 26% were classified as proved undeveloped (“PUD”) reserves. PUD reserves included in these estimates relate solely to wells that are not yet drilled nor were not yet producing in paying quantities as of December 31, 2022. Estimated proved reserves included in this section is presented on an actual basis, without giving pro forma effect to transactions completed after such dates.

Pogo believes its production and discretionary cash flows will grow significantly as Pogo completes its substantial PDNP inventory of 7R well patterns located on its gross 13,700 acreage. As of December 31, 2022, Pogo had production from 342 vertical wells, and it has identified 115 additional PDNP well patterns based on its assessment of current geological, engineering and land data. As of December 31, 2022, Pogo has identified 43 PUD well patterns based on its assessment of current geological, engineering and land data

Pogo’s working interest development strategy anticipates shifting any drilling activity associated with its PUD reserves following Pogo’s completion of its PDNP reserves. The work-over costs attributable to adding perforations in wells previously drilled and completed is significantly less than drilling new wells. As of December 31, 2022, Pogo’s leasehold position has 25.7 wells per square mile. Pogo expects to see increases in its production, revenue and discretionary cash flows from the development of 115 well patterns in the 7R reservoir. Pogo believes its current leasehold working interests provide the potential for significant long-term organic revenue growth as Pogo develops its PDNP reserves to increase crude oil and natural gas production.

Pogo Business Strategies

Pogo’s primary business objective is to generate discretionary cash flow by maintaining its strong cash flow from the PDP reserves and increasing cash flow by developing predictable, low cost PDNP reserves in its Permian Basin asset. Pogo intends to accomplish this objective by executing the following strategies:

Generate strong cash flow supported by means of disciplined development of its PDNP Reserves. As the sole working interest owner, Pogo benefits from the continued organic development of its acreage in the Permian Basin. As of December 31, 2022, Pogo, in conjunction with Cobb & Associates, a third-party engineering consulting firm, has confirmed that Pogo has 115, low cost, well patterns to be developed during 2023, 2024, and 2025. The total costs to complete these 115 well patterns have been predetermined by historical analysis. The estimated cost to complete each PDNP pattern is $377,652 and the estimated cost to complete each PUD pattern is $1,187,698. A single well pattern consists of one each producing well with its corresponding or dedicated water injection wells, with each injection well situated on four sides of the producing well. Water injection wells are necessary to maintain reservoir pressure in its original state and to move the oil in place toward the producing well. Pressure maintenance helps ensure maximum oil and gas recovery. Without pressure maintenance, oil recoveries from a producing oil reservoir generally do not exceed 10% of the original oil in place (“OOIP”). With pressure maintenance by re-injecting produced water into the oil reservoir, then Pogo expects to see ultimate oil recoveries 25% or greater of the OOIP. Offsetting oil wells on its leasehold also take advantage of the water injected into the oil reservoir, and is able to convert a high percentage of its revenue to discretionary cash flow, which it defines as its Adjusted EBITDA less cash interest expense and cash taxes. Because Pogo owns 100% working interests it incurs 100% of the monthly leasehold operating costs for the production of crude oil and natural gas or capital costs for the drilling and completion of wells on its acreage. Because these wells are shallow oil producers, with vertical depths between 1500 ft and 4000 ft, the monthly operating expenses are relatively low.

As of December 31, 2022, on Pogo’s monthly leasehold operating expenses attributable to each PDNP well were $4,381 per month. Pogo also pays 100% of the capital expenditure to develop each well pattern. Pogo’s monthly cash operating costs for the production of crude oil and natural gas consist of certain severance taxes gathering, processing and transportation costs, labor, and general and administrative expenses. As of December 31, 2022, Pogo’s production and ad valorem taxes were approximately $7.05 per BOE at a realized price of $84.41 per BOE, excluding the impact of settled commodity derivatives. Pogo believes that its working interest’s ownership in Grayburg-Jackson Field are positioned for cash flow growth as Pogo continues to focus on developing its PDNP reserves identified by its management in conjunction with Cobb & Associates. Pogo also expects to continue to grow its cash flow by making acquisitions that meet its investment criteria for geologic quality, operator capability, remaining growth potential, cash flow generation and, most importantly, rate of return.

Focus primarily on the Permian Basin. All of Pogo’s working interests are currently located in the Permian Basin, one of the most prolific oil and gas basins in the United States. Pogo believes the Permian Basin provides an attractive combination of highly-economic and oil-weighted geologic and reservoir properties, opportunities for development with significant inventory of drilling locations and zones to be delineated our top-tier management team.

●	Business Relations. Leverage expertise and relationships to continue acquiring Permian Basin targets with high working interests in actively producing oil fields from top-tier E&P operators, with predictable, stable cash flow, and with significant growth potential. Pogo has a history of evaluating, pursuing and consummating acquisitions of crude oil and natural gas targets in the Permian Basin and other oil producing basins. Pogo’s management team intends to continue to apply this experience in a disciplined manner when identifying and acquiring working interests. Pogo believes that the current market environment is favorable for oil and gas acquisitions in the Permian Basin and other oil generating basins. Numerous asset packages from sellers presents attractive opportunities for assets that meet Pogo’s target investment criteria. With sellers seeking to monetize their investments, Pogo intends to continue to acquire working interests that have substantial resource potential in the Permian Basin. Pogo expects to focus on acquisitions that complement its current footprint in the Permian Basin while targeting working interests underlying large scale, contiguous acreage positions that have a history of predictable, stable oil and gas production rates, and with attractive growth potential. Furthermore, Pogo seeks to maximize its return on capital by targeting acquisitions that meet the following criteria:

●	sufficient visibility to production growth;

●	attractive economics;

●	de-risked geology supported by stable production;

●	targets from top-tier E&P operators; and

●	a geographic footprint that Pogo believes is complementary to its current Permian Basin asset and maximizes its potential for upside reserve and production growth.

●	Maintain conservative and flexible capital structure to support Pogo’s business and facilitate long-term operations. Pogo is committed to maintaining a conservative capital structure that will afford it the financial flexibility to execute its business strategies on an ongoing basis. Pogo believes that internally generated cash flows from its working interests and operations, available borrowing capacity under its revolving credit facility, and access to capital markets will provide it with sufficient liquidity and financial flexibility to continue to acquire attractive targets with high working interests that will position it to grow its cash flows in order to distributed to its shareholders as dividends and/or reinvested to further expand its base of cash flow generating assets. Pogo intends to maintain a conservative leverage profile and utilize a mix of cash flows from operations and issuance of debt and equity securities to finance future acquisitions.

Pogo Competitive Strengths

Pogo believes that the following competitive strengths will allow it to successfully execute its business strategies and achieve its primary business objective:

●	Permian Basin focused public company positioned as a preferred buyer in the basin. Pogo believes that its focus on the Permian Basin will position it as a preferred buyer of Permian Basin working interests in known producing oil and gas fields. Pogo anticipates all of the post business combination with HNRA will be located in the Permian Basin, one of the most prolific oil plays in the United States. As of December 31, 2022, 100% of its current leasehold is located in an area with proven results from multiple stacked productive zones. Pogo’s properties in the Permian Basin are high-quality, high-margin, and oil weighted, and Pogo believes they will be viewed favorably by the investment community as compared to equity consideration diluted by lower quality assets located in less prolific basins. Pogo targets acquisitions of operated properties with high working interest percentages that are relatively undeveloped in the Permian Basin, and it believes the organic development of its acreage will result in substantial production growth regardless of acquisition activity.

●	Favorable and stable operating environment in the Permian Basin. With over 400,000 wells drilled in the Permian Basin since 1900, the region features a reliable and predictable geological and regulatory environment, according to Enverus. Pogo believes that the impact of new technology, combined with the substantial geological information available about the Permian Basin, also reduces the risk of development and exploration activities as compared to other, emerging hydrocarbon basins. As of December 31, 2022, 100% of Pogo’s acreage was located in New Mexico and does not require federal approval to develop its 115 well patterns classified as PDNP reserves and does not have impediments in order to deliver Pogo’s production to market.

●	Experienced management team with an extensive track record. Pogo’s management team has deep industry experience focused on development in the Permian Basin as well as other significant oil producing regions and has a track record of identifying acquisition targets, negotiating agreements, and successfully consummating acquisitions, and operating the acquired target using industry standards. Pogo plans to continue to evaluate and pursue acquisitions of all sizes. Pogo expects to benefit from the industry relationships fostered by its management team’s decades of experience in the oil and natural gas industry with a focus on the Permian Basin, in addition to leveraging its relationships with many E & P company executives.

●	Development potential of the properties underlying Pogo’s Permian Basin working interests. Pogo’s assets consist of 100% working interests in a gross 13,700 acres located in the Northwest Shelf of the Permian Basin. Pogo expects production from its working interest ownership to increase its oil and gas production to 2,491 BOE from 1,292 BOE/d as it develops its PDNP reserves after completing 115 well patterns. Pogo believes its assets in the Permian Basin is in an earlier to mid-stage of development and that the average number of producing wells per section in its 13,700-acre leasehold will increase as Pogo continues to add PUD well patterns, which would allow Pogo to achieve higher realized cash flows to distributed to its shareholders as dividends and/or reinvested to further expand its base of cash flow generating assets. From December 2019 to December 2022, production attributable to Pogo’s working interest ownership in producing properties located in the Northwest Shelf of the Permian Basin increased from 683 BOE/d to 1,265 BOE/d. Pogo believes that once it completes its PDNP and PUD program as detailed in the Cobb & Associates reserve report, Pogo expects its BOE/d will increase to 1,296 BOE/d.

Pogo Internal Controls

Pogo’s internal staff of petroleum engineers and geoscience professionals work closely with its independent reserve engineer to ensure the integrity, accuracy and timeliness of data furnished to such independent reserve engineer in their preparation of reserve estimates. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. See “Other Risk Factors of Pogo” appearing elsewhere in this prospectus. Pogo’s engineering group is responsible for the internal review of reserve estimates Pogo’s Chief Operating Officer is primarily responsible for overseeing the preparation of its reserve estimates and has more than 16 years of experience as an engineer. Pogo’s Chief Executive Officer is directly responsible for overseeing the engineering group.

No portion of Pogo’s engineering group’s compensation is directly dependent on the quantity of reserves booked. The engineering group reviews the estimates with the third-party petroleum consultant, Cobb & Associates, an independent petroleum engineering firm.

Pogo Regulation

The following disclosure describes regulations directly associated with E&P companies who are classified with state and federal regulatory agencies as Operator of record of crude oil and natural gas properties, including Pogo.

Crude oil and natural gas operations are subject to various types of legislation, regulation and other legal requirements enacted by governmental authorities. This legislation and regulation affecting the crude oil and natural gas industry is under constant review for amendment or expansion. Some of these requirements carry substantial penalties for failure to comply. The regulatory burden on the crude oil and natural gas industry increases the cost of doing business.

Environmental Matters

Crude oil and natural gas exploration, development and production operations are subject to stringent laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of the environment or occupational health and safety. These laws and regulations have the potential to impact production on the properties in which Pogo owns working interest, which could materially adversely affect its business and its prospects. Numerous federal, state and local governmental agencies, such as the EPA, issue regulations that often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and may result in injunctive obligations for non-compliance. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, require action to prevent or remediate pollution from current or former operations, such as plugging abandoned wells or closing earthen pits, result in the suspension or revocation of necessary permits, licenses and authorizations, require that additional pollution controls be installed and impose substantial liabilities for pollution resulting from operations. The strict, joint and several liability nature of such laws and regulations could impose liability upon the Operator of record regardless of fault. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly pollution control or waste handling, storage, transport, disposal or cleanup requirements could materially adversely affect Pogo’s business and prospects.

Non-Hazardous and Hazardous Waste

The Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes and regulations promulgated thereunder, affect crude oil and natural gas exploration, development, and production activities by imposing requirements regarding the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. With federal approval, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Administrative, civil and criminal penalties can be imposed for failure to comply with waste handling requirements. Although most wastes associated with the exploration, development and production of crude oil and natural gas are exempt from regulation as hazardous wastes under RCRA, these wastes typically constitute nonhazardous solid wastes that are subject to less stringent requirements. From time to time, the EPA and state regulatory agencies have considered the adoption of stricter disposal standards for nonhazardous wastes, including crude oil and natural gas wastes. Moreover, it is possible that some wastes generated in connection with exploration and production of oil and gas that are currently classified as nonhazardous may, in the future, be designated as “hazardous wastes,” resulting in the wastes being subject to more rigorous and costly management and disposal requirements. On May 4, 2016, a coalition of environmental groups filed a lawsuit against EPA in the U.S. District Court for the District of Columbia for failing to update its RCRA Subtitle D criteria regulations governing the disposal of certain crude oil and natural gas drilling wastes. In December 2016, EPA and the environmental groups entered into a consent decree to address EPA’s alleged failure. In response to the consent decree, in April 2019, the EPA signed a determination that revision of the regulations is not necessary at this time. However, any changes in the laws and regulations could have a material adverse effect on the Operator of record (Pogo) of its properties’ capital expenditures and operating expenses, which in turn could affect production from the acreage underlying Pogo’s working interests and adversely affect Pogo’s business and prospects.

Remediation

The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) and analogous state laws generally impose strict, joint and several liability, without regard to fault or legality of the original conduct, on classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the current owner or operator of a contaminated facility, a former owner or operator of the facility at the time of contamination, and those persons that disposed or arranged for the disposal of the hazardous substance at the facility. Under CERCLA and comparable state statutes, persons deemed “responsible parties” may be subject to strict, joint and several liability for the costs of removing or remediating previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination), for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. In addition, the risk of accidental spills or releases could expose Pogo’s working interests underlying its leasehold acreage to significant liabilities that could have a material adverse effect on the operators’ businesses, financial condition and results of operations. Liability for any contamination under these laws could require Pogo to make significant expenditures to investigate and remediate such contamination or attain and maintain compliance with such laws and may otherwise have a material adverse effect on their results of operations, competitive position or financial condition.

Water Discharges

The Clean Water Act (“CWA”), the SDWA, the Oil Pollution Act of 1990 (“OPA”), and analogous state laws and regulations promulgated thereunder impose restrictions and strict controls regarding the unauthorized discharge of pollutants, including produced waters and other crude oil and natural gas wastes, into regulated waters. The definition of regulated waters has been the subject of significant controversy in recent years. The EPA and U.S. Army Corps of Engineers published a revised definition on January 18, 2023, which has been challenged in court. To the extent any future rule expands the scope of jurisdiction, it may impose greater compliance costs or operational requirements on Pogo.as the Operator of record. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The CWA and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. In addition, spill prevention, control and countermeasure plan requirements under federal law require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. Production EPA has also adopted regulations requiring certain crude oil and natural gas facilities to obtain individual permits or coverage under general permits for storm water discharges, and in June 2016, the EPA finalized effluent limitation guidelines for the discharge of wastewater from hydraulic fracturing.

The OPA is the primary federal law for crude oil spill liability. The OPA contains numerous requirements relating to the prevention of and response to petroleum releases into regulated waters, including the requirement that operators of offshore facilities and certain onshore facilities near or crossing waterways must develop and maintain facility response contingency plans and maintain certain significant levels of financial assurance to cover potential environmental cleanup and restoration costs. The OPA subject’s owners of facilities to strict, joint and several liability for all containment and cleanup costs and certain other damages arising from a release, including, but not limited to, the costs of responding to a release of crude oil into surface waters.

Noncompliance with the CWA, the SDWA, or the OPA may result in substantial administrative, civil and criminal penalties, as well as injunctive obligations, for the Operator of record (Pogo) underlying its leasehold working interest.

Air Emissions

The CAA, and comparable state laws and regulations, regulate emissions of various air pollutants through the issuance of permits and the imposition of other requirements. The EPA has developed, and continues to develop, stringent regulations governing emissions of air pollutants at specified sources. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to obtain additional permits and incur capital costs in order to remain in compliance. For example, in June 2016, the EPA established criteria for aggregating multiple small surface sites into a single source for air quality permitting purposes, which could cause small facilities, on an aggregate basis, to be deemed a major source subject to more stringent air permitting processes and requirements. These laws and regulations may increase the costs of compliance for crude oil and natural gas producers and impact production of the acreage underlying Pogo’s working interests. In addition, federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the federal CAA and associated state laws and regulations. Moreover, obtaining or renewing permits has the potential to delay the development of crude oil and natural gas projects.

Climate Change

Climate change continues to attract considerable public and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of carbon dioxide, methane and other GHGs. These efforts have included consideration of cap-and-trade programs, carbon taxes, GHG reporting and tracking programs and regulations that directly limit GHG emissions from certain sources.

In the United States, no comprehensive climate change legislation has been implemented at the federal level. However, President Biden has highlighted addressing climate change as a priority of his administration and has issued several executive orders addressing climate change. Moreover, following the U.S. Supreme Court finding that GHG emissions constitute a pollutant under the CAA, the EPA has adopted regulations that, among other things, establish construction and operating permit reviews for GHG emissions from certain large stationary sources, require the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, and together with the DOT, implementing GHG emissions limits on vehicles manufactured for operation in the United States. The regulation of methane from oil and gas facilities has been subject to uncertainty in recent years. In September 2020, the Trump Administration revised regulations initially promulgated in June 2016 to rescind certain methane standards and remove the transmission and storage segments from the source category for certain regulations. However, subsequently, the U.S. Congress approved, and President Biden signed into law, a resolution under the Congressional Review Act to repeal the September 2020 revisions to the methane standards, effectively reinstating the prior standards. Additionally, in November 2021, the EPA issued a proposed rule that, if finalized, would establish new source and first-time existing source standards of performance for methane and volatile organic compound emissions for oil and gas facilities. Operators of affected facilities will have to comply with specific standards of performance to include leak detection using optical gas imaging and subsequent repair requirement, and reduction of emissions by 95% through capture and control systems. The EPA issued supplemental rules regarding methane emissions on December 6, 2022. The IRA established the Methane Emissions Reduction Program, which imposes a charge on methane emissions from certain petroleum and natural gas facilities, which may apply to our operations in the future and may require us to expend material sums. We cannot predict the scope of any final methane regulatory requirements or the cost to comply with such requirements. However, given the long-term trend toward increasing regulation, future federal GHG regulations of the oil and gas industry remain a significant possibility.

Separately, various states and groups of states have adopted or are considering adopting legislation, regulation or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, carbon taxes, reporting and tracking programs, and restriction of emissions. For example, New Mexico has adopted regulations to restrict the venting or flaring of methane from both upstream and midstream operations. At the international level, the United Nations-sponsored “Paris Agreement” requires member states to submit non-binding, individually-determined reduction goals known as Nationally Determined Contributions every five years after 2020. President Biden has recommitted the United States to the Paris Agreement and, in April 2021, announced a goal of reducing the United States’ emissions by 50-52% below 2005 levels by 2030. Additionally, at COP26 in Glasgow in November 2021, the United States and the European Union jointly announced the launch of a Global Methane Pledge, an initiative committing to a collective goal of reducing global methane emissions by at least 30 percent from 2020 levels by 2030, including “all feasible reductions” in the energy sector. The full impact of these actions cannot be predicted at this time.

Governmental, scientific, and public concern over the threat of climate change arising from GHG emissions has resulted in increasing political risks in the United States, including climate change related pledges made by certain candidates now in public office. On January 27, 2021, President Biden issued an Executive Order that calls for substantial action on climate change, including, among other things, the increased use of zero-emission vehicles by the federal government, the elimination of subsidies provided to the fossil fuel industry, and increased emphasis on climate-related risks across government agencies and economic sectors. The Biden Administration has also called for restrictions on leasing on federal land, including the Department of the Interior’s publication of a report recommending various changes to the federal leasing program, though many such changes would require Congressional action. Substantially all of Pogo’s interests are located on state and federal, and it cannot predict the full impact of these developments or whether the Biden Administration may pursue further restrictions. Other actions that could be pursued by the Biden Administration may include the imposition of more restrictive requirements for the establishment of pipeline infrastructure or the permitting of LNG export facilities, as well as more restrictive GHG emission limitations for oil and gas facilities. Litigation risks are also increasing as a number of entities have sought to bring suit against various oil and natural gas companies in state or federal court, alleging among other things that such companies created public nuisances by producing fuels that contributed to climate change or alleging that the companies have been aware of the adverse effects of climate change for some time but defrauded their investors or customers by failing to adequately disclose those impacts.

There are also increasing financial risks for fossil fuel producers as shareholders currently invested in fossil-fuel energy companies may elect in the future to shift some or all of their investments into non-fossil fuel related sectors. Institutional lenders who provide financing to fossil fuel energy companies also have become more attentive to sustainable lending practices and some of them may elect not to provide funding for fossil fuel energy companies. For example, at COP26, GFANZ announced that commitments from over 450 firms across 45 countries had resulted in over $130 trillion in capital committed to net zero goals. The various sub-alliances of GFANZ generally require participants to set short-term, sector-specific targets to transition their financing, investing, and/or underwriting activities to net zero emissions by 2050. There is also a risk that financial institutions will be required to adopt policies that have the effect of reducing the funding provided to the fossil fuel sector. In late 2021, the Federal Reserve announced that it had joined the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. Subsequently, in November 2021, the Federal Reserve issued a statement in support of the efforts of the Network for Greening the Financial System to identify key issues and potential solutions for the climate-related challenges most relevant to central banks and supervisory authorities. Limitation of investments in and financing for fossil fuel energy companies could result in the restriction, delay or cancellation of drilling programs or development or production activities. Additionally, the SEC announced its intention to promulgate rules requiring climate disclosures. Although the form and substance of these requirements is not yet known, this may result in additional costs to comply with any such disclosure requirements.

The adoption and implementation of new or more stringent international, federal or state legislation, regulations or other regulatory initiatives that impose more stringent standards for GHG emissions from the oil and natural gas sector or otherwise restrict the areas in which this sector may produce oil and natural gas or generate the GHG emissions could result in increased costs of compliance or costs of consuming, and thereby reduce demand for oil and natural gas, which could reduce the profitability of Pogo’s working interests. Additionally, political, litigation and financial risks may result in Pogo restricting or cancelling production activities, incurring liability for infrastructure damages as a result of climatic changes, or impairing their ability to continue to operate in an economic manner, which also could reduce the profitability of Pogo’s working interests. One or more of these developments could have a material adverse effect on Pogo’s business, financial condition and results of operation.

Climate change may also result in various physical risks, such as the increased frequency or intensity of extreme weather events or changes in meteorological and hydrological patterns, that could adversely impact our operations and Pogo’s supply chains. Such physical risks may result in damage to Pogo’s facilities or otherwise adversely impact our operations, such as if they become subject to water use curtailments in response to drought, or demand for their products, such as to the extent warmer winters reduce the demand for energy for heating purposes. Extreme weather conditions can interfere with production and increase costs and damage resulting from extreme weather may not be fully insured. However, at this time, Pogo is unable to determine the extent to which climate change may lead to increased storm or weather hazards affecting its business.

Regulation of Hydraulic Fracturing

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons from tight formations. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing operations have historically been overseen by state regulators as part of their crude oil and natural gas regulatory programs.

However, several agencies have asserted regulatory authority over certain aspects of the process. For example, in August 2012, the EPA finalized regulations under the federal CAA that establish new air emission controls for crude oil and natural gas production and natural gas processing operations. Federal regulation of methane emissions from the oil and gas sector has been subject to substantial controversy in recent years. For more information, see “Risk Factors titled “Pogo’s Operations,” as with many E&P operators, are subject to a series of risks arising from climate change.

In addition, governments have studied the environmental aspects of hydraulic fracturing practices. These studies, depending on their degree of pursuit and whether any meaningful results are obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory authorities. For example, in December 2016, the EPA issued its final report on a study it had conducted over several years regarding the effects of hydraulic fracturing on drinking water sources. The final report, concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water under certain limited circumstances.

Several states have adopted, or are considering adopting, regulations that could restrict or prohibit hydraulic fracturing in certain circumstances and/or require the disclosure of the composition of hydraulic fracturing fluids. For example, the Railroad Commission of Texas has previously issued a “well integrity rule,” which updates the requirements for drilling, putting pipe down, and cementing wells. The rule also includes new testing and reporting requirements, such as: (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later; and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. The well integrity rule took effect in January 2014. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular or prohibit the performance of well drilling in general or hydraulic fracturing in particular.

State and federal regulatory agencies recently have focused on a possible connection between the hydraulic fracturing related activities, particularly the disposal of produced water in underground injection wells, and the increased occurrence of seismic activity. When caused by human activity, such events are called induced seismicity. In some instances, operators of injection wells in the vicinity of seismic events have been ordered to reduce injection volumes or suspend operations. Some state regulatory agencies, including those in Colorado, Ohio, Oklahoma and Texas, have modified their regulations to account for induced seismicity. For example, in October 2014, the Railroad Commission published a new rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the produced water or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the agency may deny, modify, suspend or terminate the permit application or existing operating permit for that well. The Railroad Commission of Texas has used this authority to deny permits for waste disposal wells. In some instances, regulators may also order that disposal wells be shut in. In late 2021, the Railroad Commission of Texas issued a notice to operators of disposal wells in the Midland area, to reduce saltwater disposal well actions and provide certain data to the commission. Separately, in November 2021, New Mexico implemented protocols requiring operators to take various actions within a specified proximity of certain seismic activity, including a requirement to limit injection rates if a seismic event is of a certain magnitude. As a result of these developments, Pogo as the Operator of record may be required to curtail operations or adjust development plans, which may adversely impact Pogo’s business.

The USGS has identified six states with the most significant hazards from induced seismicity, including New Mexico, Oklahoma and Texas. In addition, a number of lawsuits have been filed, most recently in Oklahoma, alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. These developments could result in additional regulation and restrictions on the use of injection wells and hydraulic fracturing. Such regulations and restrictions could cause delays and impose additional costs and restrictions on Pogo’s properties and on their waste disposal activities.

If new laws or regulations that significantly restrict hydraulic fracturing and related activities are adopted, such laws could make it more difficult or costly to perform fracturing to stimulate production from tight formations. In addition, if hydraulic fracturing is further regulated at the federal or state level, fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to attendant permitting delays and potential increases in costs. Such legislative changes could cause Pogo to incur substantial compliance costs, and compliance or the consequences of any failure to comply could have a material adverse effect on Pogo’s financial condition and results of operations. At this time, it is not possible to estimate the impact on Pogo’s business of newly enacted or potential federal or state legislation governing hydraulic fracturing.

Endangered Species Act

The ESA restricts activities that may affect endangered and threatened species or their habitats. The designation of previously unidentified endangered or threatened species could cause E&P operators to incur additional costs or become subject to operating delays, restrictions or bans in the affected areas. Recently, there have been renewed calls to review protections currently in place for the dunes sagebrush lizard, whose habitat includes parts of the Permian Basin, and to reconsider listing the species under the ESA. For example, in October 2019 environmental groups filed a lawsuit against the FWS seeking to compel the agency to list the species under the ESA, and in July 2020, FWS agreed to initiate a 12-month review to determine whether listing the species was warranted, which determination remains outstanding. Additionally, in June 2021, the FWS proposed to list two distinct population sections of the Lesser Prairie Chicken, including one in portions of the Permian Basin, under the ESA, which was finalized on November 25, 2022. To the extent species are listed under the ESA or similar state laws, or previously unprotected species are designated as threatened or endangered in areas where Pogo’s properties are located, operations on those properties could incur increased costs arising from species protection measures and face delays or limitations with respect to production activities thereon.

Employee Health and Safety

Operations on Pogo’s properties are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act (“OSHA”) and comparable state statutes, whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act, and comparable state statutes require that information be maintained concerning hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens.

Other Regulation of the Crude Oil and Natural Gas Industry

The crude oil and natural gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the crude oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations that are binding on the crude oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the crude oil and natural gas industry increases the cost of doing business, these burdens generally do not affect us any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

The availability, terms and conditions and cost of transportation significantly affect sales of crude oil and natural gas. The interstate transportation of crude oil and natural gas and the sale for resale of natural gas is subject to federal regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by the Federal Energy Regulatory Commission (“FERC”). Federal and state regulations govern the price and terms for access to crude oil and natural gas pipeline transportation. FERC’s regulations for interstate crude oil and natural gas transmission in some circumstances may also affect the intrastate transportation of crude oil and natural gas.

Pogo cannot predict whether new legislation to regulate crude oil and natural gas might be proposed, what proposals, if any, might actually be enacted by the U.S. Congress or the various state legislatures, and what effect, if any, the proposals might have on its operations. Sales of crude oil and condensate are not currently regulated and are made at market prices.

Drilling and Production

The operations on Pogo’s properties are subject to various types of regulation at the federal, state and local level. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. The state, and some counties and municipalities, in which Pogo operates also regulate one or more of the following:

●	the location of wells;

●	the method of drilling and casing wells;

●	the timing of construction or drilling activities, including seasonal wildlife closures;

●	the rates of production or “allowables”;

●	the surface use and restoration of properties upon which wells are drilled;

●	the plugging and abandoning of wells;

●	and notice to, and consultation with, surface owners and other third parties.

State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of crude oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce Pogo’s interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from crude oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of crude oil and natural gas that the Pogo’s properties can produce from Pogo’s wells or limit the number of wells or the locations at which can be drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of crude oil and natural gas within its jurisdiction. States do not regulate wellhead prices or engage in other similar direct regulation, but Pogo cannot assure you that they will not do so in the future. The effect of such future regulations may be to limit the amounts of crude oil and natural gas that may be produced from Pogo’s wells, negatively affect the economics of production from these wells or to limit the number of locations operators can drill.

Federal, state and local regulations provide detailed requirements for the abandonment of wells, closure or decommissioning of production facilities and pipelines and for site restoration in areas where Pogo operates. The U.S. Army Corps of Engineers and many other state and local authorities also have regulations for plugging and abandonment, decommissioning and site restoration. Although the U.S. Army Corps of Engineers does not require bonds or other financial assurances, some state agencies and municipalities do have such requirements.

Natural Gas Sales and Transportation

FERC has jurisdiction over the transportation and sale for resale of natural gas in interstate commerce by natural gas companies under the Natural Gas Act of 1938 (“NGA”) and the Natural Gas Policy Act of 1978. Since 1978, various federal laws have been enacted which have resulted in the complete removal of all price and non-price controls for sales of domestic natural gas sold in “first sales.”

Under the Energy Policy Act of 2005, FERC has substantial enforcement authority to prohibit the manipulation of natural gas markets and enforce its rules and orders, including the ability to assess substantial civil penalties. FERC also regulates interstate natural gas transportation rates and service conditions and establishes the terms under which Pogo’s properties may use interstate natural gas pipeline capacity, as well as the revenues received for release of natural gas pipeline capacity. Interstate pipeline companies are required to provide nondiscriminatory transportation services to producers, marketers and other shippers, regardless of whether such shippers are affiliated with an interstate pipeline company. FERC’s initiatives have led to the development of a competitive, open access market for natural gas purchases and sales that permits all purchasers of natural gas to buy gas directly from third-party sellers other than pipelines.

Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and in state waters. Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC under the NGA. FERC has in the past reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which may increase the operators’ costs of transporting gas to point-of-sale locations. This may, in turn, affect the costs of marketing natural gas that Pogo’s properties produce.

Historically, the natural gas industry was more heavily regulated; therefore, Pogo cannot guarantee that the regulatory approach currently pursued by FERC and the U.S. Congress will continue indefinitely into the future nor can Pogo determine what effect, if any, future regulatory changes might have on its natural gas related activities.

Crude Oil Sales and Transportation

Crude oil sales are affected by the availability, terms and cost of transportation. The transportation of crude oil in common carrier pipelines is also subject to rate regulation. FERC regulates interstate crude oil pipeline transportation rates under the Interstate Commerce Act and intrastate crude oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate crude oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate crude oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, Pogo believes that the regulation of crude oil transportation rates will not affect its operations in any materially different way than such regulation will affect the operations of its competitors.

Further, interstate and intrastate common carrier crude oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all similarly situated shippers requesting service on the same terms and under the same rates. When crude oil pipelines operate at full capacity, access is governed by pro-rationing provisions set forth in the pipelines’ published tariffs. Accordingly, Pogo believes that access to crude oil pipeline transportation services of Pogo’s properties will not materially differ from Pogo’s competitors’ access to crude oil pipeline transportation services.

State Regulation

New Mexico regulates the drilling for, and the production, gathering and sale of, crude oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. New Mexico currently imposes a 3.75% severance tax on the market value of crude oil and natural gas production as well as other production taxes for conservation, schools, ad valorem, and equipment. Combined, these taxes amount to 8-9% tax on market value of crude and natural gas production. States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of crude oil and natural gas resources.

States may regulate rates of production and may establish maximum daily production allowables from crude oil and natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but Pogo cannot assure you that they will not do so in the future. Should direct economic regulation or regulation of wellhead prices by the states increase, this could limit the amount of crude oil and natural gas that may be produced from wells on Pogo’s properties and the number of wells or locations Pogo’s properties can drill.

The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to resource conservation and equal employment opportunity. Pogo does not believe that compliance with these laws will have a material adverse effect on its business.

Pogo Title to Properties

Prior to completing an acquisition of a target or working interests, Pogo performs a title review on each tract to be acquired. Pogo’s title review is meant to confirm the working interests owned by a prospective seller, the property’s lease status and royalty amount as well as encumbrances or other related burdens. As a result, title examinations have been obtained on substantially all of Pogo’s properties.

In addition to Pogo’s initial title work, Pogo often will conduct a thorough title examination prior to leasing any new acres, and/or drilling a well. Should any further title work uncover any further title defects, Pogo will perform curative work with respect to such defects. Pogo generally will not commence drilling operations on a property until any material title defects on such property have been cured.

Pogo believes that the title to its assets is satisfactory in all material respects. Although title to these properties is in some cases subject to encumbrances, such as customary royalty interest generally retained in connection with the acquisition of crude oil and gas interests, non-participating royalty interests and other burdens, easements, restrictions or minor encumbrances customary in the crude oil and natural gas industry, Pogo believes that none of these encumbrances will materially detract from the value of these properties or from its interest in these properties.

Pogo Competition

The crude oil and natural gas business is highly competitive; Pogo primarily competes with companies for the acquisition of targets with high percentage of working interests underlying crude oil and natural gas leases. Many of Pogo’s competitors not only own and acquire working interests but also explore for and produce crude oil and natural gas and, in some cases, carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. By engaging in such other activities, Pogo’s competitors may be able to develop or obtain information that is superior to the information that is available to us. In addition, certain of Pogo’s competitors may possess financial or other resources substantially larger than Pogo possesses. Pogo’s ability to acquire additional working interests and properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

In addition, crude oil and natural gas products compete with other forms of energy available to customers, primarily based on price. These alternate forms of energy include electricity, coal, and fuel oils. Changes in the availability or price of crude oil and natural gas or other forms of energy, as well as business conditions, conservation, legislation, regulations, and the ability to convert to alternate fuels and other forms of energy may affect the demand for crude oil and natural gas.

Pogo Seasonality of Business

Weather conditions affect the demand for, and prices of, natural gas and can also delay drilling activities, disrupting Pogo’s overall business plans. Additionally, Pogo’s properties are located in areas adversely affected by seasonal weather conditions, primarily in the winter and spring. During periods of heavy snow, ice or rain, Pogo may be unable to move their equipment between locations, thereby reducing its ability to operate Pogo’s wells, reducing the amount of crude oil and natural gas produced from the wells on Pogo’s properties during such times. Additionally, extended drought conditions in the areas in which Pogo’s properties are located could impact its ability to source sufficient water or increase the cost for such water. Furthermore, demand for natural gas is typically higher during the winter, resulting in higher natural gas prices for Pogo’s natural gas production during its first and fourth quarters. Certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer, which can lessen seasonal demand fluctuations. Seasonal weather conditions can limit drilling and producing activities and other crude oil and natural gas operations in Pogo’s operating areas. Due to these seasonal fluctuations, Pogo’s results of operations for individual quarterly periods may not be indicative of the results that it may realize on an annual basis.

Pogo Employees

Pogo has salaried and regular pay employees in the field. As of December 31, 2022, Pogo employed 13 full-time salaried and regular pay field individuals under no ongoing employment contracts who provided direct support to Pogo’s operations. None of these employees are covered by collective bargaining agreements. Immediately after the Closing, Pogo expects to employ 4-6 individuals, top-level management, none of which are expected to be covered by collective bargaining agreements.

SUMMARY RISK FACTORS

You should carefully read this prospectus, including the section entitled “Risk Factors.” Certain of the key risks are summarized below.

Risks Related to Pogo

●	Pogo’s producing properties are located in the Permian Basin, making it vulnerable to risks associated with operating in a single geographic area.

●	Title to the properties in which Pogo is acquiring an interest may be impaired by title defects.

●	Executive officers and directors of HNRA and Pogo have interests in the purchase that may be different from, or in addition to, the interests of the HNRA stockholders and the Pogo owners generally.

●	Pogo depends on various services for the development and production activities on the properties it operates. Substantially all Pogo’s revenue is derived from these producing properties. A reduction in the expected number of wells to be developed on Pogo’s acreage by or the failure of Pogo to develop and operate the wells on its acreage could have an adverse effect on its results of operations and cash flows adequately and efficiently.

●	Pogo’s future success depends on replacing reserves through acquisitions and the exploration and development activities.

●	Pogo’s failure to successfully identify, complete and integrate acquisitions of properties or businesses could materially and adversely affect its growth, results of operations and cash flows.

●	Pogo may acquire properties that do not produce as projected, and it may be unable to determine reserve potential, identify liabilities associated with such properties or obtain protection from sellers against such liabilities.

●	Any acquisitions that Pogo completes will be subject to substantial risks.

●	Pogo’s identified development activities are susceptible to uncertainties that could materially alter the occurrence or timing of their development activities.

●	Acquisitions and Pogo’s development of Pogo’s leases will require substantial capital, and our company may be unable to obtain needed capital or financing on satisfactory terms or at all.

●	The widespread outbreak of an illness, pandemic (like COVID-19) or any other public health crisis may have material adverse effects on Pogo’s business, financial position, results of operations and/or cash flows.

●	Pogo currently plans to enter hedging arrangements with respect to the production of crude oil, and possibly natural gas which is a smaller portion of the reserves. Pogo will mitigate the exposure to the impact of decreases in the prices by establishing a hedging plan and structure that protects the earnings to a reasonable level, and the debt service requirements.

●	Pogo’s estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of its reserves.

●	Operating hazards and uninsured risks may result in substantial losses to Pogo and any losses could adversely affect Pogo’s results of operations and cash flows.

●	Loss of Pogo’s information and computer systems, including as a result of cyber-attacks, could materially and adversely affect Pogo’s business.

●	A terrorist attack or armed conflict could harm Pogo’s business.

●	We believe Pogo currently has ineffective internal control over its financial reporting.

Risks Related to Pogo’s Industry

●	A substantial majority of Pogo’s revenues from crude oil and gas producing activities are derived from its operating properties that are based on the price at which crude oil and natural gas produced from the acreage underlying its interests are sold. Prices of crude oil and natural gas are volatile due to factors beyond Pogo’s control. A substantial or extended decline in commodity prices may adversely affect Pogo’s business, financial condition, results of operations and cash flows.

●	If commodity prices decrease to a level such that Pogo’s future undiscounted cash flows from its properties are less than their carrying value, Pogo may be required to take write-downs of the carrying values of its properties.

●	The unavailability, high cost or shortages of rigs, equipment, raw materials, supplies or personnel may restrict or result in increased costs to develop and operate Pogo’s properties.

●	The marketability of crude oil and natural gas production is dependent upon transportation and processing and refining facilities, which Pogo cannot control. Any limitation in the availability of those facilities could interfere with Pogo’s ability to market its production and could harm Pogo’s business.

●	Drilling for and producing crude oil and natural gas are high-risk activities with many uncertainties that may materially adversely affect Pogo’s business, financial condition, results of operations and cash flows.

●	Competition in the crude oil and natural gas industry is intense, which may adversely affect Pogo’s ability to succeed.

●	A deterioration in general economic, business, political or industry conditions would materially adversely affect Pogo’s results of operations, financial condition and cash flows.

●	Conservation measures, technological advances and increasing attention to ESG matters could materially reduce demand for crude oil and natural gas, availability of capital and adversely affect Pogo’s results of operations.

Risks Related to Environmental and Regulatory Matters

●	Crude oil and natural gas operations are subject to various governmental laws and regulations. Compliance with these laws and regulations can be burdensome and expensive for Pogo, and failure to comply could result in Pogo incurring significant liabilities, either of which may impact its willingness to develop Pogo’s interests.

●	Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could cause Pogo to incur increased costs, additional operating restrictions or delays and have fewer potential development locations.

●	Legislation or regulatory initiatives intended to address seismic activity could restrict Pogo’s development and production activities, as well as Pogo’s ability to dispose of produced water gathered from such activities, which could have a material adverse effect on their future business, which in turn could have a material adverse effect on Pogo’s business.

●	Restrictions on the ability of Pogo to obtain water may have an adverse effect on Pogo’s financial condition, results of operations and cash flows.

●	Pogo’s operations are subject to a series of risks arising from climate change.

●	Increased attention to ESG matters and conservation measures may adversely impact Pogo’s business.

●	Pogo’s results of operations may be materially impacted by efforts to transition to a lower-carbon economy.

●	Additional restrictions on development activities intended to protect certain species of wildlife may adversely affect Pogo’s ability to conduct development activities.

Risks Related to Pogo’s Financial and Debt Arrangements

●	Restrictions in Pogo’s current and future debt agreements and credit facilities could limit its growth and its ability to engage in certain activities.

●	Any significant reduction in the borrowing base under Pogo’s revolving credit facility as a result of the periodic borrowing base redeterminations or otherwise may negatively impact Pogo’s ability to fund its operations.

●	Any significant contraction in the reserve-based lending syndication market may negatively impact Pogo’s ability to fund its operations.

●	Pogo’s debt levels may limit its flexibility to obtain additional financing and pursue other business opportunities.

General Risks Related to Pogo

●	Increased costs of capital could adversely affect Pogo’s business.

●	Pogo may be involved in legal proceedings that could result in substantial liabilities.

Risk Factors Related to the Purchase

●	The HNRA Board has potential conflicts of interest with regard to the Purchase.

●	The unaudited pro forma condensed consolidated combined financial information and HNRA’s respective unaudited forecasted financial information included in this prospectus may not be indicative of what the actual financial position or results of operations would have been or will be. Our future results following the Purchase may differ, possibly materially, from the unaudited pro forma condensed consolidated combined financial information and HNRA’s respective unaudited forecasted financial information presented in this prospectus.

●	The historical financial results of HNRA and the unaudited pro forma condensed consolidated combined financial information included elsewhere in this prospectus may not be indicative of what HNRA’s actual financial position or results of operations would have been if it were a public company.

●	The announcement and pendency of the proposed Purchase may adversely affect our business, financial condition and results of operations, and, whether or not the Purchase is consummated, we have incurred and will continue to incur significant costs, fees and expenses relating to professional services and transaction fees.

●	We will incur significant transaction costs in connection with the Purchase.

●	We may be subject to business uncertainties while the Purchase is pending.

●	The parties to the MIPA may waive one or more of the conditions to the Purchase.

●	If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the HNRA Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the HNRA Board and us to claims of punitive damages.

●	If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

●	Our inability to complete the Purchase, or to complete the Purchase in a timely manner, including as a result of the failure to obtain the Required HNRA Stockholder Approvals, the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Purchase could negatively affect our business, financial condition and results of operations.

●	HNRA’s existing stockholders will experience dilution as a consequence of the Purchase. Having a minority share position may reduce the influence that our current stockholders have on the management of the Post-Combination Company.

●	If the benefits of the Purchase do not meet the expectations of investors or securities analysts, the market price of the Post-Combination Company’s securities may decline.

●	Unless the Company is able to raise additional cash, HNRA may not have sufficient funds to meet the minimum cash amount provided for in the MIPA for Closing.

●	The A&R MIPA may be terminated by each of the Seller and the Company, unless the A&R MIPA is amended to extend the Outside Date.

●	If the Closing does not occur prior to November 15, 2023, the obligations of FIBT to provide the Credit Facility will terminate on November 15, 2023 and the Company will not have sufficient funding to consummate the Purchase, unless the Debt Commitment Letter is amended.

●	HNRA has extended the period of time by which it must complete its initial business combination to November 15, 2023; however if the Company does not consummate its initial business combination by such date and the stockholders of the Company do not approve an amendment to the Company’s certificate of incorporation to extend the Termination Date, then it is likely that the Company will not be able to consummate its initial business combination.

●

If the stockholders of the Company do not approve the Purchase and other proposals at the BC Meeting or do not approve an amendment to the Company’s certificate of incorporation to extend the Termination Date, then it is likely the Company will not be to consummate its initial business combination.

●	The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

●	The Post-Combination Company may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless.

●	We may amend the terms of the warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of our common stock purchasable upon exercise of a warrant could be decreased, all without a holder’s approval.

●	Purchases made pursuant to the Common Stock Purchase Agreement will be made at a discount to the volume weighted average price of common stock, which may result in negative pressure on the stock price following the Closing of the Purchase.

●	It is not possible to predict the actual number of shares of common stock, if any, we will sell under the Common Stock Purchase Agreement to White Lion or the actual gross proceeds resulting from those sales.

●	The sale and issuance of common stock to White Lion will cause dilution to our existing securityholders, and the resale of the common stock acquired by White Lion, or the perception that such resales may occur, could cause the price of our common stock to decrease.

●	The Post-Combination Company’s dividend policy following completion of the Purchase will be subject to change at the sole discretion of the Post-Combination Company’s Board of Directors and there is no assurance that the Post-Combination Company’s Board of Directors will declare dividends in accordance with this policy, and may change its dividend philosophy at any time.

●	We cannot assure you that our diligence review has identified all material risks associated with the Purchase, and you may be less protected as an investor from any material issues with respect to Pogo’s business, including any material omissions or misstatements contained in this prospectus relating to the Purchase than an investor in an initial public offering.

●	The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

●	The Proposed Second A&R Charter will designate state courts within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

●	Our Proposed Second A&R Charter contains a waiver of the corporate opportunities doctrine for our directors and officers, and therefore such persons have no obligations to make opportunities available to us.

Risks Related to Our Business

●	Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

●	Our public stockholders may not be afforded an opportunity to vote on a proposed business combination, which means we may complete our initial business combination even though a majority of our public stockholders do not support such a combination.

●	Your only opportunity to affect the investment decision regarding a potential business combination may be limited to the exercise of your right to redeem your shares from us for cash, unless we seek stockholder approval of the business combination.

●	The ability of our public stockholders to redeem their shares for cash may make our financial condition unattractive to potential business combination targets, which may make it difficult for us to enter into a business combination with a target.

●	The ability of our public stockholders to exercise redemption rights with respect to a large number of our shares could increase the probability that our initial business combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your stock.

●	The requirement that we complete our initial business combination by November 15, 2023 may give potential target businesses leverage over us in negotiating a business combination and may decrease our ability to conduct due diligence on potential business combination targets as we approach our dissolution deadline, which could undermine our ability to complete our business combination on terms that would produce value for our stockholders.

●	We may not be able to complete our initial business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate.

●	When we seek stockholder approval of our initial business combination, our sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares from public stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of our common stock.

●	If a stockholder fails to receive notice of our offer to redeem our public shares in connection with our business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

●	You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or warrants, potentially at a loss.

●	The NYSE American may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

●	You will not be entitled to protections normally afforded to investors of many other blank check companies.

●	When we seek stockholder approval of our initial business combination and we do not conduct redemptions pursuant to the tender offer rules, and if you or a “group” of stockholders are deemed to hold 10% or more of our common stock, you will lose the ability to redeem all such shares equal to or in excess of 10% of our common stock.

●	Subsequent to our completion of our initial business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

●	If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

●	If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

●	If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our business combination.

●	Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

●	We may not hold an annual meeting of stockholders until after our consummation of a business combination and you will not be entitled to any of the corporate protections provided by such a meeting.

●	In our Initial Public Offering, we did not register the shares of common stock issuable upon exercise of the warrants sold as part of the units under the Securities Act or any state securities laws, and such registration may not be in place when an investor desires to exercise such warrants, thus precluding such investor from being able to exercise such warrants except on a cashless basis and potentially causing such warrants to expire worthless.

●	The grant of registration rights to our Sponsor in respect of its founder shares and private placement shares and the grant of registration rights to holders of other securities may make it more difficult to complete our initial business combination, and the future exercise of such rights may adversely affect the market price of our common stock.

●	Because we are not limited to a particular industry or any specific target businesses with which to pursue our initial business combination, you will be unable to ascertain the merits or risks of any particular target business’ operations.

●	We are not required to obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our company from a financial point of view.

●	We may issue additional shares of common stock or preferred stock to complete our initial business combination or under an employee incentive plan after completion of our initial business combination, and any such issuances would dilute the interest of our stockholders and likely present other risks.

●	We are dependent upon our executive officers and directors and their departure could adversely affect our ability to operate.

●	Our ability to successfully effect our initial business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following our initial business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.

●	Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our business combination and as a result, may cause them to have conflicts of interest in determining whether a particular business combination is the most advantageous.

●	We may have a limited ability to assess the management of a prospective target business and, as a result, may effect our initial business combination with a target business whose management may not have the skills, qualifications or abilities to manage a public company.

●	Our executive officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to complete our initial business combination.

●	Certain of our executive officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us following our initial business combination and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

●	Our executive officers, directors, security holders and their respective affiliates may have competitive pecuniary interests that conflict with our interests.

●	We may engage in a business combination with one or more target businesses that have relationships with entities that may be affiliated with our sponsor, executive officers, directors or existing holders which may raise potential conflicts of interest.

●	Since our sponsor will lose some or all of its investment in us if our business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for our initial business combination.

●	Since our sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if our business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for our initial business combination.

●	We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

Risks Related to our Common Stock and this Offering

●	Our stock price may be volatile, which could result in substantial losses to investors and litigation.

●	The sale or availability for sale of substantial amounts of our common stock could adversely affect the market price of our common stock.

●	We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock.

●	If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock will likely decline.

ABOUT THIS OFFERING

This prospectus relates to the resale by the non-affiliate Selling Securityholders identified in this prospectus of up to 1,320,625 shares of common stock. All of the shares, when sold, will be sold by the Selling Securityholders. The shares offered by this prospectus may be sold in the open market at prevailing prices, through privately negotiated transactions or a combination of these methods. We will not receive any proceeds from the sale of the shares of common stock by the Selling Securityholders.

Shares of Common Stock Offered by the Selling Securityholders	1,320,625 shares

Shares of Common Stock Outstanding after the consummation of this offering(1)	7,515,653 shares

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares by the Selling Securityholders.
Market for Common Stock	Our common stock is currently listed on NYSE American under the symbol “HNRA”.
Risk Factors

See the section titled “Risk Factors” beginning on page 36 of this prospectus and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF HNRA

The following table presents selected historical financial data for the periods indicated. The selected historical financial data as of and for the years ended December 31, 2022 and 2021 is derived from HNRA’s audited financial statements and related notes thereto. The financial statements and related notes thereto are included elsewhere in this prospectus for the years ended December 31, 2022 and 2021. The selected historical financial data for the six-months ended June 30, 2023 and 2022 have been derived from HNRA’s unaudited financial statements included elsewhere in this prospectus.

For a detailed discussion of the summary historical financial data contained in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HNRA.” The following table should also be read in conjunction with the historical financial statements of HNRA included in its Form 10-K for the year ended December 31, 2022 and 2021 filed with the SEC on March 31, 2023. Among other things, the historical financial statements include more detailed information regarding the basis of presentation for the information in the following table.

	Six Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,		For the Period from December 9, 2020 (Inception) through December 31,
	2023	2022	2022	2021	2020
Statement of Operations Data:
Expenses
Formation and operating costs	$1,268,479	$806,041	$1,598,013	$13,782	$—
Franchise taxes	100,000	100,000	200,000	—	—
Total expenses	1,368,479	906,041	1,798,013	13,782	—

Loss from operations	(1,368,479)	(906,041)	(1,798,013)	(13,782)	—

Other income (expenses)
Interest income	—	—	969	—	—
Interest income on marketable securities held in Trust Account	1,789,672	127,088	1,268,362	—	—
Change in fair value of warrant liability	92,713	—	—	—	—
Dividend income	4,001	130	—	—	—
Amortization of debt discount	(499,058)	—	—	—	—
Interest expense	(93,156)	—	—	—	—
Total other income (expenses)	1,294,172	127,218	1,269,331	—	—
Loss before income taxes	(74,307)	(778,823)	(528,682)	—	—
Income Tax provision	(336,110)	—	(221,665)	—	—
Net loss	$(410,417)	$(778,823)	$(750,347)	$(13,782)	$—

	Six Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,		For the Period from December 9, 2020 (Inception) through December 31,
	2023	2022	2022	2021	2020
Statement of Cash Flows Data:
Operating activities	$(721,139)	$(966,848)	$(1,317,482)	$(86,707)	$—
Investing activities	42,926,911	(87,975,000)	(87,975,000)	—	—
Financing activities	(41,468,207)	89,229,351	89,329,351	100,450	25,000
Net cash provided (used)	$737,565	$287,503	$36,869	$13,743	$25,000

	As of June 30,	As of December 31,
	2023	2022	2021	2020
Selected Balance Sheet Data:
Current assets	$813,177	$157,526	$335,976	$25,000
Marketable Securities held in Trust Account	48,106,123	89,243,362	—	—
Current liabilities	3,170,225	946,215	224,758	75,000
Long-term liabilities	4,047,191	2,587,500	—	—
Redeemable common stock	47,448,349	89,043,362	—	—
Stockholders’ equity (deficit)	(5,746,465)	(3,176,189)	111,218	25,000

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF POGO

The following table presents selected historical consolidated financial data for the periods indicated. The summary historical consolidated financial data as of and for the years ended December 31, 2022, 2021 and 2020 is derived from Pogo’s audited consolidated financial statements and related notes thereto. The audited consolidated financial statements and related notes thereto for the year ended December 31, 2022 and 2021 are included elsewhere in this prospectus. The selected historical consolidated financial data for the six months ended June 30, 2023 and 2022 have been derived from Pogo’s unaudited consolidated financial statements included elsewhere in this prospectus.

Pogo’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. For a detailed discussion of the summary historical financial data contained in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pogo.” The following table should also be read in conjunction with the historical financial statements of Pogo included elsewhere in this prospectus. Among other things, the historical financial statements include more detailed information regarding the basis of presentation for the information in the following table.

	Six Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,
	2023	2022	2022	2021	2020
Statement of Operations Data:
Revenues
Oil and gas revenues	$13,963,385	$20,952,894	$39,941,778	$23,966,375	$8,202,200
Commodity derivative gain (loss)	763,043	(3,903,297)	(4,793,790)	(5,704,113)	1,239,436
Other revenue	317,721	—	255,952	—	—
Net revenues	15,044,149	17,049,597	35,403,940	18,262,262	9,441,636

Expenses
Production taxes, transportation and processing	1,171,861	1,820,469	3,484,477	2,082,371	825,525
Lease operating	4,905,164	4,082,001	8,418,739	5,310,139	4,148,592
Depreciation, depletion and amortization	858,992	722,639	1,613,402	4,783,832	2,207,963
Accretion of asset retirement obligations	608,634	556,518	1,575,296	368,741	117,562
General and administrative	2,129,379	1,340,520	2,953,202	1,862,969	1,468,615
Total operating expenses	9,674,030	8,522,147	18,045,116	14,408,052	8,768,257

Income from operations	5,370,119	8,527,450	17,358,824	3,854,210	673,379

Other income (expenses)
Interest expense	(874,938)	(406,687)	(1,076,060)	(498,916)	(176,853)
Interest income	174,251	—	—	—	—
Insurance policy recovery	—	—	2,000,000	—	—
Net gain (loss) on asset sales	—	—	—	69,486	(2,706,642)
Other	(83,801)	2,054,761	13,238	(22,294)	(94,643)
Total other income (expenses)	(784,488)	1,648,074	937,178	(451,724)	(2,978,138)
Net income (loss) attributable to Pogo Resources, LLC	$4,585,631	$10,175,524	$18,296,002	$3,402,486	$(2,304,759)

	Six Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,
	2023	2022	2022	2021	2020
Statement of Cash Flows Data:
Operating activities	$5,594,971	$9,759,664	$18,651,132	$9,719,795	$3,186,518
Investing activities	(4,551,624)	(10,735,590)	(20,700,859)	(24,260,882)	(8,104,490)
Financing activities	(500,000)	3,990,000	3,000,000	15,500,000	4,029,508
Net cash provided (used)	$(543,347)	$3,014,074	$847,968	$958,913	$(888,464)

	As of June 30,	As of December 31,
	2023	2022	2021	2020
Selected Balance Sheet Data:
Current assets	$5,244,192	$5,476,133	$4,149,111	$1,634,108
Crude oil and natural gas properties, successful efforts method	58,089,686	55,206,917	41,847,223	21,023,568
Other assets	4,269,432	4,025,353	193,099	131,596
Current liabilities	2,460,909	4,225,474	8,601,758	4,228,246
Long-term liabilities	32,052,523	36,204,156	25,385,824	9,822,692
Members’ capital (deficit)	33,089,878	28,504,247	12,201,851	8,738,334

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined financial information, or the Summary Pro Forma Information, gives effect to the transactions contemplated by the Purchase. The Purchase will be accounted for using the acquisition method of accounting, with HNRA as the acquiring entity. Under the acquisition method of accounting, HNRA’s assets and liabilities will retain their carrying values and the assets and liabilities associated with Pogo will be recorded at their fair values measured as of the Closing date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements. The summary unaudited pro forma combined balance sheet data as of June 30, 2023 gives effect to the Purchase and related transactions as if they had occurred on June 30, 2023. The summary unaudited pro forma combined statements of operations data for the six months ended June 30, 2023 and the year ended December 31, 2022 present the pro forma effect of the Purchase and Acquisition as if they had been completed on January 1, 2022.

The SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” in May 2020, or the “Release”, with an effective date of January 1, 2021. The amendments of the Release replace existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction under GAAP, which we refer to as Transaction Accounting Adjustments, and allow HNRA the option to present reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur, which we refer to as Management’s Adjustments. HNRA has elected to not present Management’s Adjustments and will only present Transaction Accounting Adjustments.

The summary unaudited pro forma financial information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information of the post-combination company appearing elsewhere in this prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of HNRA and Pogo for the applicable periods included in this prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-combination company’s financial position or results of operations actually would have been had the Purchase been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-combination company.

The unaudited pro forma condensed combined financial statements are presented in three scenarios: (1) assuming no redemptions, or the No Redemptions scenario, (2) assuming 50% redemptions, or the Interim Redemptions scenario and (3) assuming maximum redemptions, or the Maximum Redemptions scenario. All three scenarios reflect the deposit into the Trust Account of $120,000 as payment of the July 11, 2023 extension payment, the deposit of $120,000 as payment of the August 7, 2023 extension payment, the deposit of $120,000 as payment of the September 11, 2023 extension payment, and the deposit of $120,000 as payment of the October 13, 2023 extension payment.

No Redemptions Scenario. This presentation assumes that none of the HNRA stockholders exercises redemption rights with respect to its redeemable common stock for a pro rata portion of the funds in the Trust Account.

Interim Redemptions Scenario. This presentation assumes that HNRA stockholders holding 4,509,403 redeemable common stock exercise their redemption rights with respect to 2,254,702 (50% of the issued and outstanding shares) redeemable common stock and that such Public Shares are redeemed for their pro-rata share (approximately $10.63 per share) of the funds in the Trust Account for aggregate redemption proceeds of approximately $24.0 million.

Maximum Redemptions Scenario. This presentation assumes that HNRA stockholders holding 4,509,403 redeemable common stock exercise their redemption rights and that such Public Shares are redeemed for their pro rata share (approximately $10.63 per share) of the funds in the Trust Account for aggregate redemption proceeds of approximately $47.9 million. Our amended and restated certificate of incorporation will not provide a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the consummation of our initial business combination (such that we become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. As a result, we may be able to complete our business combination even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares or, if we seek stockholder approval of our initial business combination and do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to our sponsor, officers, directors, advisors or their affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Combined Statement of Operations For the Six Months Ended June 30, 2023
Revenues	$13,647,811	$13,647,811	$13,647,811
Total operating expenses	11,951,416	11,951,416	11,951,416
Income from operations	1,696,394	1,696,394	1,696,394
Other income (expenses)	(2,608,384)	(3,733,384)	(3,733,384)
Net loss attributable to HNR Acquisition Corp	$(911,990)	$(2,036,990)	$(2,036,990)

Weighted average Class A shares outstanding, basic and diluted(1)	9,849,018	7,594,317	5,339,615
Net loss per share(1)	$(0.09)	$(0.27)	(0.38)

Selected Unaudited Pro Forma Combined Statement of Operations For the Year Ended December 31, 2022
Revenues	$31,409,762	$31,409,762	$31,409,762
Total operating expenses	23,318,694	23,318,694	23,318,694
Income from operations	8,091,068	8,091,068	8,091,068
Other income (expenses)	(2,392,460)	(4,642,460)	(4,642,460)
Net income attributable to HNR Acquisition Corp	$4,501,900	$2,724,400	$2,724,400

Weighted average shares outstanding, basic and diluted(1)	9,830,271	7,581,746	5,333,222
Net income per share(1)	$0.46	$0.36	0.51

Selected Unaudited Pro Forma Combined Balance Sheet as of June 30, 2023
Total current assets	$16,461,492	$5,684,530	$5,733,142
Total assets	103,880,732	93,103,770	93,152,382
Total current liabilities	6,974,134	20,161,347	21,974,134
Total liabilities	41,616,348	54,803,561	56,616,348
Total Stockholders’ equity attributable to HNRA stockholders	$40,864,584	$16,900,409	$(4,863,766)
Noncontrolling interest	$21,399,800	$21,399,800	$41,399,800

(1)	The potentially dilutive outstanding securities consisted of 8,625,000 Public Warrants and 505,000 Private Warrants, which were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive as a result of the exercise price of the Public Warrants and Private Warrants being greater than the average market price of the Company’s common stock.

RISK FACTORS

An investment in our in our common stock involves a high degree of risk. The risks described below include all material risks to our company or to investors in this offering that are known to our company. You should carefully consider such risks before participating in this offering. If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment. When determining whether to buy our common stock, you should also refer to the other information in this prospectus, including our financial statements and the related notes included elsewhere in this prospectus.

Except where noted or the context otherwise requires, as used in this subsection, the terms “we,” “us,” “our,” “our company,” “our business” and similar terms refer to the Company following the Purchase.

In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, some of which are beyond our control. Should one or more of these risks and uncertainties materialize or should underlying assumptions prove incorrect, our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

There are risks associated with investing in companies such as ours who are primarily engaged in research and development. In addition to risks which could apply to any company or business, you should also consider the business we are in and the following:

Risks Related to Pogo

Pogo’s producing properties are located in the Permian Basin, making it vulnerable to risks associated with operating in a single geographic area.

All of Pogo’s producing properties are currently geographically concentrated in the Permian Basin. As a result of this concentration, Pogo may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, availability of equipment, facilities, personnel or services market limitations, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of the processing or transportation of crude oil and natural gas. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic crude oil and natural gas producing areas such as the Permian Basin, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions. Due to the concentrated nature of Pogo’s portfolio of properties, a number of its properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on its results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on Pogo’s financial condition and results of operations.

As a result of Pogo’s exclusive focus on the Permian Basin, it may be less competitive than other companies in bidding to acquire assets that include properties both within and outside of that basin. Although Pogo is currently focused on the Permian Basin, it may from time to time evaluate and consummate the acquisition of asset packages that include ancillary properties outside of that basin, which may result in the dilution of its geographic focus.

Title to the properties in which Pogo is acquiring an interest may be impaired by title defects.

Pogo is not required to, and under certain circumstances it may elect not to, incur the expense of retaining lawyers to examine the title to its operating interests. In such cases, Pogo would rely upon the judgment of oil and gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before acquiring an operating interest. The existence of a material title deficiency can render an interest worthless and can materially adversely affect Pogo’s results of operations, financial condition and cash flows. No assurance can be given that Pogo will not suffer a monetary loss from title defects or title failure. Additionally, undeveloped acreage has a greater risk of title defects than developed acreage. If there are any title defects in properties in which Pogo holds an interest, it may suffer a financial loss.

Executive officers and directors of HNRA and Pogo have interests in the purchase that may be different from, or in addition to, the interests of the HNRA stockholders and the Pogo owners generally.

HNRA stockholders should be aware of and consider the fact that certain HNRA and Pogo executive officers and directors have interests in the Purchase that may be different from, or in addition to, the interests of HNRA stockholders generally. The interests of HNRA’s and Pogo’s executive officers and directors include, among others, immediate vesting of certain equity or equity-based awards in connection with the purchase and certain change-in-control severance benefits, in the event of termination or constructive termination during specified time periods following the consummation of the Purchase. The interests of HNRA’s executive officers and directors include, among others, rights to continuing indemnification and officers’ and directors’ liability insurance. The HNRA board and the Pogo board were aware of and considered the interests of their respective officers and directors, among other matters, in evaluating the terms and structure, and overseeing the negotiation of the MIPA and the transactions contemplated thereby, including the Purchase and the recommendation of the HNRA board that HNRA stockholders vote in favor of Purchase.

Pogo depends on various services for the development and production activities on the properties it operates. Substantially all Pogo’s revenue is derived from these producing properties. A reduction in the expected number of wells to be developed on Pogo’s acreage by or the failure of Pogo to develop and operate the wells on its acreage could have an adverse effect on its results of operations and cash flows adequately and efficiently.

Pogo’s assets consists of operating interests. The failure of Pogo to perform operations adequately or efficiently or to act in ways that are not in Pogo’s best interests could reduce production and revenues. Additionally, certain investors have requested that operators adopt initiatives to return capital to investors, which could also reduce the capital available to Pogo for investment in development and production activities. Moreover, should a low commodity price environment incur, Pogo may also opt to reduce development activity that could further reduce production and revenues.

If production on Pogo acreage decreases due to decreased development activities, because of a low commodity price environment, limited availability of development capital, production-related difficulties or otherwise, Pogo’s results of operations may be adversely affected. Pogo is not obligated to undertake any development activities other than those required to maintain their leases on Pogo’s acreage. In the absence of a specific contractual obligation, any development and production activities will be subject to their reasonable discretion (subject to certain implied obligations to develop imposed by the laws of some states). Pogo could determine to develop wells on Pogo’s acreage than is currently expected. The success and timing of development activities on Pogo’s properties, depends on a number of factors that are largely outside of Pogo’s control, including:

●	the capital costs required for development activities on Pogo’s acreage, which could be significantly more than anticipated;

●	the ability of Pogo to access capital;

●	prevailing commodity prices;

●	the availability of suitable equipment, production and transportation infrastructure and qualified operating personnel;

●	the availability of storage for hydrocarbons, Pogo’s expertise, operating efficiency and financial resources;

●	Pogo’s expected return on investment in wells developed on Pogo’s acreage as compared to opportunities in other areas;

●	the selection of technology;

●	the selection of counterparties for the marketing and sale of production;

●	and the rate of production of the reserves.

Pogo may elect not to undertake development activities, or may undertake these activities in an unanticipated fashion, which may result in significant fluctuations in Pogo’s results of operations and cash flows. Sustained reductions in production by Pogo on Pogo’s properties may also adversely affect Pogo’s results of operations and cash flows. Additionally, if Pogo were to experience financial difficulty, Pogo might not be able to pay invoices to continue its operations, which could have a material adverse impact on Pogo’s cash flows.

Pogo’s future success depends on replacing reserves through acquisitions and the exploration and development activities.

Producing crude oil and natural gas wells are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Pogo’s future crude oil and natural gas reserves and Pogo’s production thereof and Pogo’s cash flows are highly dependent on the successful development and exploitation of Pogo’s current reserves and its ability to successfully acquire additional reserves that are economically recoverable. Moreover, the production decline rates of Pogo’s properties may be significantly higher than currently estimated if the wells on its properties do not produce as expected. Pogo may also not be able to find, acquire or develop additional reserves to replace the current and future production of its properties at economically acceptable terms. If Pogo is not able to replace or grow its oil and natural gas reserves, its business, financial condition and results of operations would be adversely affected.

Pogo’s failure to successfully identify, complete and integrate acquisitions of properties or businesses could materially and adversely affect its growth, results of operations and cash flows.

Pogo depends in part on acquisitions to grow its reserves, production and cash flows. Pogo’s decision to acquire a property will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic data, and other information, the results of which are often inconclusive and subject to various interpretations. The successful acquisition of properties requires an assessment of several factors, including:

●	recoverable reserves;

●	future crude oil and natural gas prices and their applicable differentials;

●	development plans;

●	operating costs Pogo’s E&P operators would incur to develop and operate the properties;

●	and potential environmental and other liabilities that E&P operators may incur.

The accuracy of these assessments is inherently uncertain and Pogo may not be able to identify attractive acquisition opportunities. In connection with these assessments, Pogo performs a review of the subject properties that it believes to be generally consistent with industry practices, given the nature of its interests. Pogo’s review will not reveal all existing or potential problems, nor will it permit it to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are often not performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. Even if Pogo does identify attractive acquisition opportunities, it may not be able to complete the acquisition or do so on commercially acceptable terms. Unless Pogo further develops its existing properties, it will depend on acquisitions to grow its reserves, production and cash flow.

There is intense competition for acquisition opportunities in Pogo’s industry. Competition for acquisitions may increase the cost of, or cause Pogo to refrain from, completing acquisitions. Additionally, acquisition opportunities vary over time. Pogo’s ability to complete acquisitions is dependent upon, among other things, its ability to obtain debt and equity financing and, in some cases, regulatory approvals. Further, these acquisitions may be in geographic regions in which Pogo does not currently hold assets, which could result in unforeseen operating difficulties. In addition, if Pogo acquires interests in new states, it may be subject to additional and unfamiliar legal and regulatory requirements. Compliance with regulatory requirements may impose substantial additional obligations on Pogo and its management, cause it to expend additional time and resources in compliance activities and increase its exposure to penalties or fines for non-compliance with such additional legal requirements. Further, the success of any completed acquisition will depend on Pogo’s ability to effectively integrate the acquired business into its existing business. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of Pogo’s managerial and financial resources. In addition, potential future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions.

No assurance can be given that Pogo will be able to identify suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Pogo’s failure to achieve consolidation savings, to integrate the acquired assets into its existing operations successfully or to minimize any unforeseen difficulties could materially and adversely affect its financial condition, results of operations and cash flows. The inability to effectively manage these acquisitions could reduce Pogo’s focus on subsequent acquisitions and current operations, which, in turn, could negatively impact its growth, results of operations and cash flows.

Pogo may acquire properties that do not produce as projected, and it may be unable to determine reserve potential, identify liabilities associated with such properties or obtain protection from sellers against such liabilities.

Acquiring crude oil and natural gas properties requires Pogo to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, Pogo performs a review of the subject properties, but such a review will not necessarily reveal all existing or potential problems. In the course of Pogo’s due diligence, it may not inspect every well or pipeline. Pogo cannot necessarily observe structural and environmental problems, such as pipe corrosion, when an inspection is made. Pogo may not be able to obtain contractual indemnities from the seller for liabilities created prior to its purchase of the property. Pogo may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with its expectations.

Any acquisitions that Pogo completes will be subject to substantial risks.

Even if Pogo makes acquisitions that it believes will increase its cash generated from operations, these acquisitions may nevertheless result in a decrease in its cash flows. Any acquisition involves potential risks, including, among other things:

●	the validity of Pogo’s assumptions about estimated proved reserves, future production, prices, revenues, capital expenditures, the operating expenses and costs to develop the reserves;

●	a decrease in Pogo’s liquidity by using a significant portion of its cash generated from operations or borrowing capacity to finance acquisitions;

●	a significant increase in Pogo’s interest expense or financial leverage if it incurs debt to finance acquisitions;

●	the assumption of unknown liabilities, losses or costs for which Pogo is not indemnified or for which any indemnity it receives is inadequate;

●	mistaken assumptions about the overall cost of equity or debt;

●	Pogo’s ability to obtain satisfactory title to the assets it acquires;

●	an inability to hire, train or retain qualified personnel to manage and operate Pogo’s growing business and assets;

●	and the occurrence of other significant changes, such as impairment of crude oil and natural gas properties, goodwill or other intangible assets, asset devaluation or restructuring charges.

Pogo’s identified development activities are susceptible to uncertainties that could materially alter the occurrence or timing of their development activities.

The ability of Pogo to perform development activities depends on a number of uncertainties, including the availability of capital, construction of and limitations on access to infrastructure, inclement weather, regulatory changes and approvals, crude oil and natural gas prices, costs, development activity results and the availability of water. Further, Pogo’s identified potential development activities are in various stages of evaluation, ranging from wells that are ready to be developed to wells that require substantial additional interpretation. The use of technologies and the study of producing fields in the same area will not enable Pogo to know conclusively prior to development activities whether crude oil and natural gas will be present or, if present, whether crude oil and natural gas will be present in sufficient quantities to be economically viable. Even if enough crude oil or natural gas exist, Pogo may damage the potentially productive hydrocarbon-bearing formation or experience mechanical difficulties while performing development activities, possibly resulting in a reduction in production from the well or abandonment of the well. If Pogo performs additional development activities on wells that do not respond or they produce at quantities less than desired these wells may materially harm Pogo’s business.

There is no guarantee that the conclusions Pogo draws from available data and other wells near the Pogo acreage will be applicable to Pogo’s development activities. Further, initial production rates reported by Pogo in the areas in which Pogo’s reserves are located may not be indicative of future or long-term production rates. Additionally, actual production from wells may be less than expected. For example, a number of E&P operators have recently announced that newer wells drilled close in proximity to already producing wells have produced less oil and gas than forecast. Because of these uncertainties, Pogo does not know if the potential development activities that have been identified will ever be able to produce crude oil and natural gas from these or any other potential development activities. As such, the actual development activities of Pogo may materially differ from those presently identified, which could adversely affect Pogo’s business, results of operation and cash flows.

Acquisitions and Pogo’s development of Pogo’s leases will require substantial capital, and our company may be unable to obtain needed capital or financing on satisfactory terms or at all.

The crude oil and natural gas industry is capital intensive. Pogo made substantial capital expenditures in connection with the acquisition and development of its properties. Our company may continue to make substantial capital expenditures in connection with the acquisition and development of properties. Our company will finance capital expenditures primarily with funding from cash generated by operations and borrowings under its revolving credit facility.

In the future, Pogo may need capital more than the amounts it retains in its business or borrows under its revolving credit facility. The level of borrowing base available under Pogo’s revolving credit facility is largely based on its estimated proved reserves and its lenders’ price decks and underwriting standards in the reserve-based lending space and may be reduced to the extent commodity prices decrease and cause underwriting standards to tighten or the lending syndication market is not sufficiently liquid to obtain lender commitments to a full borrowing base in an amount appropriate for Pogo’s assets. Furthermore, Pogo cannot assure you that it will be able to access other external capital on terms favorable to it or at all. For example, a significant decline in prices for crude oil and broader economic turmoil may adversely impact Pogo’s ability to secure financing in the capital markets on favorable terms. Additionally, Pogo’s ability to secure financing or access the capital markets could be adversely affected if financial institutions and institutional lenders elect not to provide funding for fossil fuel energy companies in connection with the adoption of sustainable lending initiatives or are required to adopt policies that have the effect of reducing the funding available to the fossil fuel sector. If Pogo is unable to fund its capital requirements, Pogo may be unable to complete acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on its results of operation and free cash flow.

Pogo is also dependent on the availability of external debt, equity financing sources and operating cash flows to maintain its development program. If those financing sources are not available on favorable terms or at all, then Pogo expects the development of its properties to be adversely affected. If the development of Pogo’s properties is adversely affected, then revenues from Pogo’s operations may decline. If we issue additional equity securities or securities convertible into equity securities, existing stockholders will experience dilution and the new equity securities could have rights senior to those of Company common stock.

The widespread outbreak of an illness, pandemic (like COVID-19) or any other public health crisis may have material adverse effects on Pogo’s business, financial position, results of operations and/or cash flows.

Pogo faces risks related to the outbreak of illnesses, pandemics and other public health crises that are outside of its control and could significantly disrupt its operations and adversely affect its financial condition. For example, the COVID-19 pandemic has caused a disruption to the oil and natural gas industry and to Pogo’s business. The COVID-19 pandemic negatively impacted the global economy, disrupted global supply chains, reduced global demand for oil and gas, and created significant volatility and disruption of financial and commodity markets, but has been improving since 2020.

The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts Pogo’s operations, financial results and dividend policy will also depend on future developments, which are highly uncertain and cannot be predicted. These developments include, but are not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, its impact on the economy and market conditions, and how quickly and to what extent normal economic and operating conditions can resume. While this matter may disrupt its operations in some way, the degree of the adverse financial impact cannot be reasonably estimated at this time.

Pogo currently plans to enter hedging arrangements with respect to the production of crude oil, and possibly natural gas which is a smaller portion of the reserves. Pogo will mitigate the exposure to the impact of decreases in the prices by establishing a hedging plan and structure that protects the earnings to a reasonable level, and the debt service requirements.

Pogo does currently plan to enter into hedging arrangements to establish, in advance, a price for the sale of the crude oil and possibly natural gas produced from its properties. The hedging plan and structure will be at a level to balance the debt service requirements and also allow Pogo to realize the benefit of any short-term increase in the price of crude oil and natural gas. A portion of the crude oil and natural gas produced from its properties will not be protected against decreases in the price of crude oil and natural gas, or prolonged periods of low commodity prices. Hedging arrangements may limit Pogo’s ability to realize the benefit of rising prices and may result in hedging losses.

The intent of the hedging arrangements is to mitigate the volatility in its cash flows due to fluctuations in the price of crude oil and natural gas. However, these hedging activities may not be as effective as our company intends in reducing the volatility of its cash flows and, if entered into, are subject to the risks of the terms of the derivative instruments derivative contract, there may be a change in the expected differential between the underlying commodity price in the derivative instrument and the actual price received, our company’s hedging policies and procedures may not be properly followed and the steps our company takes to monitor its derivative financial instruments may not detect and prevent violations of its risk management policies and procedures, particularly if deception or other intentional misconduct is involved. Further, our company may be limited in receiving the full benefit of increases in crude oil as a result of these hedging transactions. The occurrence of any of these risks could prevent Pogo from realizing the benefit of a derivative contract.12

Pogo’s estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of its reserves.

It is not possible to measure underground accumulation of crude oil and natural gas in an exact way. Crude oil and natural gas reserve engineering is not an exact science and requires subjective estimates of underground accumulations of crude oil and natural gas and assumptions concerning future crude oil and natural gas prices, production levels, ultimate recoveries and operating and development costs. As a result, estimated quantities of proved reserves, projections of future production rates and the timing of development expenditures may turn out to be incorrect. Estimates of Pogo’s proved reserves and related valuations as of December 31, 2022 and December 31 2021 were prepared by William M. Cobb & Associates, Inc. (“WMC&A”). WMC&A conducted a detailed review of all of Pogo’s properties for the period covered by its reserve report using information provided by Pogo. Over time, Pogo may make material changes to reserve estimates taking into account the results of actual drilling, testing and production and changes in prices. In addition, certain assumptions regarding future crude oil and natural gas prices, production levels and operating and development costs may prove incorrect. For example, due to the deterioration in commodity prices and operator activity in 2020 as a result of the COVID-19 pandemic and other factors, the commodity price assumptions used to calculate Pogo’s reserves estimates declined, which in turn lowered its proved reserve estimates. A substantial portion of Pogo’s reserve estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history. Any significant variance from these assumptions to actual figures could greatly affect Pogo’s estimates of reserves and future cash generated from operations. Numerous changes over time to the assumptions on which Pogo’s reserve estimates are based, as described above, often result in the actual quantities of crude oil and natural gas that are ultimately recovered being different from its reserve estimates.

Furthermore, the present value of future net cash flows from Pogo’s proved reserves is not necessarily the same as the current market value of its estimated reserves. In accordance with rules established by the SEC and the Financial Accounting Standards Board (the “FASB”), Pogo bases the estimated discounted future net cash flows from its proved reserves on the twelve-month average oil and gas index prices, calculated as the unweighted arithmetic average for the first-day-of-the-month price for each month, and costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties. Actual future prices and costs may differ materially from those used in the present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate. In addition, the 10% discount factor Pogo uses when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Pogo or the crude oil and natural gas industry in general.

Operating hazards and uninsured risks may result in substantial losses to Pogo and any losses could adversely affect Pogo’s results of operations and cash flows.

The operations of Pogo will be subject to all of the hazards and operating risks associated with drilling for and production of crude oil and natural gas, including the risk of fire, explosions, blowouts, surface cratering, uncontrollable flows of crude oil and natural gas and formation water, pipe or pipeline failures, abnormally pressured formations, casing collapses and environmental hazards such as crude oil spills, natural gas leaks and ruptures or discharges of toxic gases. In addition, their operations will be subject to risks associated with hydraulic fracturing, including any mishandling, surface spillage or potential underground migration of fracturing fluids, including chemical additives. The occurrence of any of these events could result in substantial losses to Pogo due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties, suspension of operations and repairs required to resume operations.

Loss of Pogo’s information and computer systems, including as a result of cyber-attacks, could materially and adversely affect Pogo’s business.

Pogo relies on electronic systems and networks to control and manage Pogo’s respective businesses. If any of such programs or systems were to fail for any reason, including as a result of a cyber-attack, or create erroneous information in Pogo’s hardware or software network infrastructure, possible consequences could be significant, including loss of communication links and inability to automatically process commercial transaction or engage in similar automated or computerized business activities. Although Pogo has multiple layers of security to mitigate risks of cyber-attacks, cyber-attacks on business have escalated in recent years. Moreover, Pogo is becoming increasingly dependent on digital technologies to conduct certain exploration, development, production and processing activities, including interpreting seismic data, managing drilling rigs, production activities and gathering systems, conducting reservoir modeling and estimating reserves. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. If Pogo becomes the target of cyber-attacks of information security breaches, their business operations may be substantially disrupted, which could have an adverse effect on Pogo’s results of operations. In addition, Pogo’s efforts to monitor, mitigate and manage these evolving risks may result in increased capital and operating costs, and there can be no assurance that such efforts will be sufficient to prevent attacks or breaches from occurring.

A terrorist attack or armed conflict could harm Pogo’s business.

Terrorist activities, anti-terrorist activities and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent Pogo from meeting its financial and other obligations. For example, on February 24, 2022, Russia launched a large-scale invasion of Ukraine that has led to significant armed hostilities. As a result, the United States, the United Kingdom, the member states of the European Union and other public and private actors have levied severe sanctions on Russia. To date, this conflict has resulted in a decreased supply of hydrocarbons which has resulted in higher commodity prices. The geopolitical and macroeconomic consequences of this invasion and associated sanctions cannot be predicted, and such events, or any further hostilities in Ukraine or elsewhere, could severely impact the world economy. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for crude oil and natural gas potentially putting downward pressure on demand for Pogo’s services and causing a reduction in its revenues. Crude oil and natural gas related facilities, including those of Pogo, could be direct targets of terrorist attacks, and, if infrastructure integral to Pogo is destroyed or damaged, they may experience a significant disruption in their operations. Any such disruption could materially adversely affect Pogo’s financial condition, results of operations and cash flows. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

We believe Pogo currently has ineffective internal control over its financial reporting.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Pogo’s annual or interim consolidated financial statements may not be prevented or detected on a timely basis. We identified a material weakness and believe that Pogo currently has ineffective internal control over financial reporting, primarily due to: not maintaining a sufficient complement of personnel to permit segregation of duties among personnel with access to Pogo’s accounting and information systems controls, lacking proper review evidence of controls over the reserves report prepared by the reservoir engineer, and lacking the controls needed to ensure that the accounting for certain items is accurate and complete.

We intend, following consummation of the Purchase, to remediate these deficiencies by putting into place proper internal controls and accounting systems to ensure effective internal control over its financial reporting. Completion of remediation does not provide assurance that our remediation or other controls will continue to operate properly or remain adequate and we cannot assure you that we will not identify additional material weaknesses in our internal control over financial reporting in the future. If we are unable to maintain effective internal control over financial reporting or disclosure controls and procedures, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected. This failure could negatively affect the market price and trading liquidity of our stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties and generally materially and adversely impact our business and financial condition.

Risks Related to Pogo’s Industry

A substantial majority of Pogo’s revenues from crude oil and gas producing activities are derived from its operating properties that are based on the price at which crude oil and natural gas produced from the acreage underlying its interests are sold. Prices of crude oil and natural gas are volatile due to factors beyond Pogo’s control. A substantial or extended decline in commodity prices may adversely affect Pogo’s business, financial condition, results of operations and cash flows.

Pogo’s revenues, operating results, discretionary cash flows, profitability, liquidity and the carrying value of its interests depend significantly upon the prevailing prices for crude oil and natural gas. Historically, crude oil and natural gas prices and their applicable basis differentials have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond Pogo’s control, including:

●	the regional, domestic foreign supply of and demand for crude oil and natural gas;

●	the level of prices and market expectations about future prices of crude oil and natural gas;

●	the level of global crude oil and natural gas E&P;

●	the cost of exploring for, developing, producing and delivering crude oil and natural gas;

●	the price and quantity of foreign imports and U.S. exports of crude oil and natural gas;

●	the level of U.S. domestic production;

●	political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America and China and acts of terrorism or sabotage;

●	global or national health concerns, including the outbreak of an illness pandemic (like COVID-19), which may reduce demand for crude oil and natural gas due to reduced global or national economic activity;

●	the ability of members of OPEC and its allies and other oil exporting nations to agree to and maintain crude oil price and production controls;

●	speculative trading in crude oil and natural gas derivative contracts;

●	the level of consumer product demand;

●	weather conditions and other natural disasters, such as hurricanes and winter storms, the frequency and impact of which could be increased by the effects of climate change;

●	technological advances affecting energy consumption, energy storage and energy supply;

●	domestic and foreign governmental regulations and taxes;

●	the continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East and economic sanctions such as those imposed by the U.S. on oil and gas exports from Iran;

●	the proximity, cost, availability and capacity of crude oil and natural gas pipelines and other transportation facilities;

●	the impact of energy conservation efforts;

●	the price and availability of alternative fuels; and

●	overall domestic and global economic conditions.

These factors and the volatility of the energy markets make it extremely difficult to predict future crude oil and natural gas price movements with any certainty. For example, during the past five years, the posted price for West Texas Intermediate (“WTI”) light sweet crude oil has ranged from a historic, record low price of negative ($36.98) per barrel (“Bbl”) in April 2020 to a high of $123.64 per Bbl in March 2022, and the Henry Hub spot market price for natural gas has ranged from a low of $1.33 per metric million British thermal unit (“MMBtu”) in September 2020 to a high of $23.86 per MMBtu in February 2021. Certain actions by OPEC+ in the first half of 2020, combined with the impact of the continued outbreak of the COVID-19 pandemic and a shortage in available storage for hydrocarbons in the U.S., contributed to the historic low price for crude oil in April 2020. While the prices for crude oil have begun to stabilize and also increase, such prices have historically remained volatile, which has adversely affected the prices at which production from Pogo’s properties is sold and may continue to do so in the future. This, in turn, has and will materially affect the amount of production payments that Pogo receives.

Any substantial decline in the price of crude oil and natural gas, or prolonged period of low commodity prices will materially adversely affect Pogo’s business, financial condition, results of operations and cash flows. In addition, lower crude oil and natural gas may reduce the amount of crude oil and natural gas that can be produced economically, which may reduce its Pogo’s willingness to develop its properties. This may result in Pogo having to make substantial downward adjustments to its estimated proved reserves, which could negatively impact its ability to fund its operations. If this occurs or if production estimates change or exploration or development results deteriorate, the successful efforts method of accounting principles may require Pogo to write down, as a non-cash charge to earnings, the carrying value of its crude oil and natural gas properties. Pogo could also determine during periods of low commodity prices to shut in or curtail production from wells on Pogo’s properties. In addition, Pogo could determine during periods of low commodity prices to plug and abandon marginal wells that otherwise may have been allowed to continue to produce for a longer period under conditions of higher prices. Specifically, they may abandon any well if they reasonably believe that the well can no longer produce crude oil or natural gas in commercially paying quantities. Pogo may choose to use various derivative instruments in connection with anticipated crude oil and natural gas to minimize the impact of commodity price fluctuations. However, Pogo cannot hedge the entire exposure of its operations from commodity price volatility. To the extent Pogo does not hedge against commodity price volatility, or its hedges are not effective, Pogo’s results of operations and financial position may be diminished.

If commodity prices decrease to a level such that Pogo’s future undiscounted cash flows from its properties are less than their carrying value, Pogo may be required to take write-downs of the carrying values of its properties.

Accounting rules require that Pogo periodically review the carrying value of its properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, production data, economics and other factors, Pogo may be required to write down the carrying value of its properties. Pogo evaluates the carrying amount of its proved oil and natural gas properties for impairment whenever events or changes in circumstances indicate that a property’s carrying amount may not be recoverable. If the carrying value exceeds the estimated undiscounted future cash flows Pogo would estimate the fair value of its properties and record an impairment charge for any excess of the carrying value of the properties over the estimated fair value of the properties. Factors used to estimate fair value may include estimates of proved reserves, future commodity prices, future production estimates and a commensurate discount rate. The risk that Pogo will be required to recognize impairments of its crude oil and natural gas properties increases during periods of low commodity prices. In addition, impairments would occur if Pogo were to experience sufficient downward adjustments to its estimated proved reserves or the present value of estimated future net revenues. An impairment recognized in one period may not be reversed in a subsequent period. Pogo may incur impairment charges in the future, which could materially adversely affect its results of operations for the periods in which such charges are taken.

The unavailability, high cost or shortages of rigs, equipment, raw materials, supplies or personnel may restrict or result in increased costs to develop and operate Pogo’s properties.

The crude oil and natural gas industry is cyclical, which can result in shortages of drilling/workover rigs, equipment, raw materials (particularly water and sand and other proppants), supplies and personnel. When shortages occur, the costs and delivery times of rigs, equipment and supplies increase and demand for, and wage rates of, qualified drilling/workover rig crews also rise with increases in demand. Pogo cannot predict whether these conditions will exist in the future and, if so, what their timing and duration will be. In accordance with customary industry practice, Pogo relies on independent third-party service providers to provide many of the services and equipment necessary to drill new development wells. If Pogo is unable to secure a sufficient number of drilling/workover rigs at reasonable costs, Pogo’s financial condition and results of operations could suffer. Shortages of drilling/workover rigs, equipment, raw materials, supplies, personnel, trucking services, tubulars, hydraulic fracturing and completion services and production equipment could delay or restrict Pogo’s development operations, which in turn could have a material adverse effect on Pogo’s financial condition, results of operations and cash flows.

The marketability of crude oil and natural gas production is dependent upon transportation and processing and refining facilities, which Pogo cannot control. Any limitation in the availability of those facilities could interfere with Pogo’s ability to market its production and could harm Pogo’s business.

The marketability of Pogo’s production depends in part on the availability, proximity and capacity of pipelines, gathering lines, tanker trucks and other transportation methods, and processing and refining facilities owned by third parties. Pogo does not control these third-party facilities and Pogo’s access to them may be limited or denied. Insufficient production from the wells on Pogo’s acreage or a significant disruption in the availability of third-party transportation facilities or other production facilities could adversely impact Pogo’s ability to deliver, to market or produce oil and natural gas and thereby cause a significant interruption in Pogo’s operations. If they are unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production related difficulties, they may be required to shut in or curtail production. In addition, the amount of crude oil that can be produced and sold is subject to curtailment in certain other circumstances outside of Pogo’s control, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage or lack of available capacity on these systems, tanker truck availability and extreme weather conditions. Also, production from Pogo’s wells may be insufficient to support the construction of pipeline facilities, and the shipment of Pogo’s crude oil and natural gas on third-party pipelines may be curtailed or delayed if it does not meet the quality specifications of the pipeline owners. The curtailments arising from these and similar circumstances may last from a few days to several months. In many cases, Pogo is provided only with limited, if any, notice as to when these circumstances will arise and their duration. Any significant curtailment in gathering system or transportation, processing or refining-facility capacity, or an inability to obtain favorable terms for delivery of the crude oil and natural gas produced from Pogo’s acreage, could reduce Pogo’s ability to market the production from Pogo’s properties and have a material adverse effect on Pogo’s financial condition, results of operations and cash flows. Pogo’s access to transportation options and the prices Pogo receives can also be affected by federal and state regulation — including regulation of crude oil and natural gas production, transportation and pipeline safety — as well by general economic conditions and changes in supply and demand.

In addition, the third parties on whom Pogo relies for transportation services are subject to complex federal, state, tribal and local laws that could adversely affect the cost, manner or feasibility of conducting Pogo’s business.

Drilling for and producing crude oil and natural gas are high-risk activities with many uncertainties that may materially adversely affect Pogo’s business, financial condition, results of operations and cash flows.

The development drilling activities of Pogo’s properties will be subject to many risks. For example, Pogo will not be able to assure you that wells drilled by the E&P operators of its properties will be productive. Drilling for crude oil and natural gas often involves unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient crude oil and natural gas to return a profit at then realized prices after deducting drilling, operating and other costs. The seismic data and other technologies used do not provide conclusive knowledge prior to drilling a well that crude oil and natural gas are present or that a well can be produced economically. The costs of exploration, exploitation and development activities are subject to numerous uncertainties beyond Pogo’s control and increases in those costs can adversely affect the economics of a project. Further, Pogo’s development drilling and producing operations may be curtailed, delayed, canceled or otherwise negatively impacted as a result of other factors, including:

●	unusual or unexpected geological formations;

●	loss of drilling fluid circulation;

●	title problems;

●	facility or equipment malfunctions;

●	unexpected operational events;

●	shortages or delivery delays of equipment and services;

●	compliance with environmental and other governmental requirements; and

●	adverse weather conditions, including the recent winter storms in February 2021 that adversely affected operator activity and production volumes in the southern United States, including in the Delaware Basin.

Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties. In the event that planned operations, including the drilling of development wells, are delayed or cancelled, or existing wells or development wells have lower than anticipated production due to one or more of the factors above or for any other reason, Pogo’s financial condition, results of operations and cash flows may be materially adversely affected.

Competition in the crude oil and natural gas industry is intense, which may adversely affect Pogo’s ability to succeed.

The crude oil and natural gas industry is intensely competitive, and Pogo’s properties compete with other companies that may have greater resources. Many of these companies explore for and produce crude oil and natural gas, carry on midstream and refining operations, and market petroleum and other products on a regional, national or worldwide basis. In addition, these companies may have a greater ability to continue exploration activities during periods of low crude oil and natural gas market prices. Pogo’s larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than Pogo can, which would adversely affect Pogo’s competitive position. Pogo may have fewer financial and human resources than many companies in Pogo’s industry and may be at a disadvantage in bidding producing crude oil and natural gas properties. Furthermore, the crude oil and natural gas industry has experienced recent consolidation among some operators, which has resulted in certain instances of combined companies with larger resources. Such combined companies may compete against Pogo and thus limit Pogo’s ability to acquire additional properties and add reserves.

A deterioration in general economic, business, political or industry conditions would materially adversely affect Pogo’s results of operations, financial condition and cash flows.

Concerns over global economic conditions, energy costs, geopolitical issues, the impacts of the COVID-19 pandemic, inflation, the availability and cost of credit and slow economic growth in the United States have contributed to economic uncertainty and diminished expectations for the global economy. Additionally, acts of protest and civil unrest have caused economic and political disruption in the United States. Meanwhile, continued hostilities in the Middle East, Ukraine and the occurrence or threat of terrorist attacks in the United States or other countries could adversely affect the economies of the United States and other countries. Concerns about global economic growth have had a significant adverse impact on global financial markets and commodity prices. An oversupply and decreased demand of crude oil in 2020 led to a severe decline in worldwide crude oil prices in 2020.

If the economic climate in the United States or abroad deteriorates, worldwide demand for petroleum products could further diminish, which could impact the price at which crude oil and natural gas from Pogo’s properties are sold, affect the ability of Pogo’s to continue operations and ultimately materially adversely impact Pogo’s results of operations, financial condition and cash flows.

Conservation measures, technological advances and increasing attention to ESG matters could materially reduce demand for crude oil and natural gas, availability of capital and adversely affect Pogo’s results of operations.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to crude oil and natural gas, technological advances in fuel economy and energy-generation devices could reduce demand for crude oil and natural gas. The impact of the changing demand for crude oil and natural gas services and products may have a material adverse effect on Pogo’s business, financial condition, results of operations and cash flows. It is also possible that the concerns about the production and use of fossil fuels will reduce the sources of financing available to Pogo. For example, certain segments of the investor community have developed negative sentiment towards investing in the oil and gas industry. Recent equity returns in the sector versus other industry sectors have led to lower oil and gas representation in certain key equity market indices. In addition, some investors, including investment advisors and certain sovereign wealth, pension funds, university endowments and family foundations, have stated policies to divest from, or not provide funding to, the oil and gas sector based on their social and environmental considerations. Furthermore, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to environmental, social and governance (“ESG”) matters. Such ratings are used by some investors and other financial institutions to inform their investment, financing and voting decisions, and unfavorable ESG ratings may lead to increased negative sentiment toward oil and gas companies from such institutions. Additionally, the SEC proposed rules on climate change disclosure requirements for public companies which, if adopted as proposed, could result in substantial compliance costs. Certain other stakeholders have also pressured commercial and investment banks to stop financing oil and gas and related infrastructure projects. Such developments, including environmental activism and initiatives aimed at limiting climate change and reducing air pollution, could result in downward pressure on the stock prices of oil and gas companies, and also adversely affect Pogo’s availability of capital.

Risks Related to Environmental and Regulatory Matters

Crude oil and natural gas operations are subject to various governmental laws and regulations. Compliance with these laws and regulations can be burdensome and expensive for Pogo, and failure to comply could result in Pogo incurring significant liabilities, either of which may impact its willingness to develop Pogo’s interests.

Pogo’s activities on the properties in which Pogo holds interests are subject to various federal, state and local governmental regulations that may change from time to time in response to economic and political conditions. Matters subject to regulation include drilling operations, production and distribution activities, discharges or releases of pollutants or wastes, plugging and abandonment of wells, maintenance and decommissioning of other facilities, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of crude oil and natural gas wells below actual production capacity to conserve supplies of crude oil and natural gas. For example, in January 2021, President Biden signed an Executive Order that, among other things, instructed the Secretary of the Interior to pause new oil and natural gas leases on public lands or in offshore waters pending completion of a comprehensive review and reconsideration of federal oil and natural gas permitting and leasing practices. In August 2022, a federal judge in Louisiana issued a permanent injunction against the temporary halt to the leasing of federal lands for oil and gas drilling in the thirteen states that challenged the Executive Order. In April 2022, the Biden Administration announced it would resume selling leases to drill for oil and gas on federal lands, but with an 80% reduction in the number of acres offered and an increase in the royalties companies must pay to drill. The Inflation Reduction Act, signed into law in August of 2022, expanded oil and gas lease sales off the coast of Alaska and in the Gulf of Mexico. Substantially all of Pogo’s interests are located on state or federal lands, therefore Pogo cannot predict the full impact of these developments or whether the Biden Administration may pursue further restrictions. President Biden also issued an Executive Order directing all federal agencies to review and take action to address any federal regulations, orders, guidance documents, policies and any similar agency actions during the prior administration that may be inconsistent with the current administration’s policies. The United States Environmental Protection Agency has proposed strict new methane emission regulations for certain oil and gas facilities and the IRA establishes a charge on methane emissions above certain limits from the same facilities. Further actions of President Biden, and the Biden Administration, including actions focused on addressing climate change, may negatively impact oil and gas operations and favor renewable energy projects in the United States, which may negatively impact the demand for oil and natural gas.

In addition, the production, handling, storage and transportation of crude oil and natural gas, as well as the remediation, emission and disposal of crude oil and natural gas wastes, by-products thereof and other substances and materials produced or used in connection with crude oil and natural gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of worker health and safety, natural resources and the environment. Failure to comply with these laws and regulations may result in the assessment of sanctions on Pogo, including administrative, civil or criminal penalties, permit revocations, requirements for additional pollution controls and injunctions limiting or prohibiting some or all of Pogo’s operations on its properties. Moreover, these laws and regulations have generally imposed increasingly strict requirements related to water use and disposal, air pollution control, species protection, and waste management, among other matters.

Laws and regulations governing E&P may also affect production levels. Pogo must comply with federal and state laws and regulations governing conservation matters, including, but not limited to:

●	provisions related to the unitization or pooling of the crude oil and natural gas properties;

●	the establishment of maximum rates of production from wells;

●	the spacing of wells;

●	the plugging and abandonment of wells; and

●	the removal of related production equipment.

Additionally, federal and state regulatory authorities may expand or alter applicable pipeline-safety laws and regulations, compliance with which may require increased capital costs for third-party crude oil and natural gas transporters. These transporters may attempt to pass on such costs to Pogo, which in turn could affect profitability on the properties in which Pogo owns an interest.

Pogo must also comply with laws and regulations prohibiting fraud and market manipulations in energy markets. To the extent Pogo’s properties are shippers on interstate pipelines, they must comply with the tariffs of those pipelines and with federal policies related to the use of interstate capacity.

Pogo may be required to make significant expenditures to comply with the governmental laws and regulations described above and may be subject to potential fines and penalties if they are found to have violated these laws and regulations. Pogo believes the trend of more expansive and stricter environmental legislation and regulations will continue. The laws and regulations that affect Pogo could increase the operating costs of Pogo and delay production and may ultimately impact Pogo’s ability and willingness to develop its properties.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could cause Pogo to incur increased costs, additional operating restrictions or delays and have fewer potential development locations.

Pogo engages in hydraulic fracturing. Hydraulic fracturing is a common practice that is used to stimulate production of hydrocarbons from tight formations, including shales. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. Currently, hydraulic fracturing is generally exempt from regulation under the Underground Injection Control program of the U.S. Safe Drinking Water Act (“SDWA”) and is typically regulated by state oil and gas commissions or similar agencies.

However, several federal agencies have asserted regulatory authority over certain aspects of the process. For example, in June 2016, the Environmental Protection Agency (the “EPA”) published an effluent limit guideline final rule prohibiting the discharge of wastewater from onshore unconventional oil and gas extraction facilities to publicly owned wastewater treatment plants. Also, from time to time, legislation has been introduced, but not enacted, in the U.S. Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the hydraulic fracturing process. This or other federal legislation related to hydraulic fracturing may be considered again in the future, though Pogo cannot predict the extent of any such legislation at this time.

Moreover, some states and local governments have adopted, and other governmental entities are considering adopting, regulations that could impose more stringent permitting, disclosure and well-construction requirements on hydraulic fracturing operations, including states in which Pogo’s properties are located. For example, Texas, among others, has adopted regulations that impose new or more stringent permitting, disclosure, disposal and well construction requirements on hydraulic fracturing operations. States could also elect to prohibit high volume hydraulic fracturing altogether. In addition to state laws, local land use restrictions, such as city ordinances, may restrict drilling in general and/or hydraulic fracturing in particular.

Increased regulation and attention given to the hydraulic fracturing process, including the disposal of produced water gathered from drilling and production activities, could lead to greater opposition to, and litigation concerning, crude oil and natural gas production activities using hydraulic fracturing techniques in areas where Pogo owns properties. Additional legislation or regulation could also lead to operational delays or increased operating costs for Pogo in the production of crude oil and natural gas, including from the development of shale plays, or could make it more difficult for Pogo to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could potentially cause a decrease in Pogo’s completion of new crude oil and natural gas wells and result in an associated decrease in the production attributable to Pogo’s interests, which could have a material adverse effect on Pogo’s business, financial condition and results of operations.

Legislation or regulatory initiatives intended to address seismic activity could restrict Pogo’s development and production activities, as well as Pogo’s ability to dispose of produced water gathered from such activities, which could have a material adverse effect on their future business, which in turn could have a material adverse effect on Pogo’s business.

State and federal regulatory agencies have recently focused on a possible connection between hydraulic fracturing related activities, particularly the underground injection of wastewater into disposal wells, and the increased occurrence of seismic activity, and regulatory agencies at all levels are continuing to study the possible linkage between oil and gas activity and induced seismicity. For example, in 2015, the United States Geological Study (“USGS”) identified eight states, including New Mexico, Oklahoma and Texas, with areas of increased rates of induced seismicity that could be attributed to fluid injection or oil and gas extraction.

In addition, a number of lawsuits have been filed alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. In response to these concerns, regulators in some states are seeking to impose additional requirements, including requirements in the permitting of produced water disposal wells or otherwise to assess the relationship between seismicity and the use of such wells. For example, the Texas Railroad Commission has previously published a rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the produced water or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the agency may deny, modify, suspend or terminate the permit application or existing operating permit for that well. The Texas Railroad Commission has used this authority to deny permits for waste disposal wells. In some instances, regulators may also order that disposal wells be shut in. In late 2021, the Texas Railroad Commission issued a notice to operators of disposal wells in the Midland area to reduce saltwater disposal well actions and provide certain data to the commission. Separately, in November 2021, New Mexico implemented protocols requiring operators to take various actions within a specified proximity of certain seismic activity, including a requirement to limit injection rates if a seismic event is of a certain magnitude. As a result of these developments, Pogo may be required to curtail operations or adjust development plans, which may adversely impact Pogo’s business.

Pogo will likely dispose of produced water volumes gathered from their production operations by injecting it into wells pursuant to permits issued by governmental authorities overseeing such disposal activities. While these permits will be issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such gathering or disposal activities. The adoption and implementation of any new laws or regulations that restrict Pogo’s ability to use hydraulic fracturing or dispose of produced water gathered from drilling and production activities by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring them to shut down disposal wells, could have a material adverse effect on Pogo’s business, financial condition and results of operations.

Restrictions on the ability of Pogo to obtain water may have an adverse effect on Pogo’s financial condition, results of operations and cash flows.

Water is an essential component of crude oil and natural gas production during both the drilling and hydraulic fracturing processes. Over the past several years, parts of the country, and in particular Texas, have experienced extreme drought conditions. As a result of this severe drought, some local water districts have begun restricting the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supply. Such conditions may be exacerbated by climate change. If Pogo is unable to obtain water to use in their operations from local sources, or if Pogo is unable to effectively utilize flowback water, they may be unable to economically drill for or produce crude oil and natural gas from Pogo’s properties, which could have an adverse effect on Pogo’s financial condition, results of operations and cash flows.

Pogo’s operations are subject to a series of risks arising from climate change.

Climate change continues to attract considerable public and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of carbon dioxide, methane and other “greenhouse gases” (“GHGs”). These efforts have included consideration of cap-and-trade programs, carbon taxes, GHG reporting and tracking programs and regulations that directly limit GHG emissions from certain sources.

In the United States, no comprehensive climate change legislation has been implemented at the federal level. However, President Biden has highlighted addressing climate change as a priority of his administration and has issued several Executive Orders addressing climate change. Moreover, following the U.S. Supreme Court finding that GHG emissions constitute a pollutant under the Clean Air Act (the “CAA”), the EPA has adopted regulations that, among other things, establish construction and operating permit reviews for GHG emissions from certain large stationary sources, require the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, and together with the U.S. Department of Transportation (the “DOT”), implementing GHG emissions limits on vehicles manufactured for operation in the United States. The regulation of methane from oil and gas facilities has been subject to uncertainty in recent years. In September 2020, the Trump Administration revised prior regulations to rescind certain methane standards and remove the transmission and storage segments from the source category for certain regulations. However, subsequently, the U.S. Congress approved, and President Biden signed into law, a resolution under the Congressional Review Act to repeal the September 2020 revisions to the methane standards, effectively reinstating the prior standards. Additionally, in November 2021, the EPA issued a proposed rule that, if finalized, would establish OOOO(b) new source and OOOO(c) first-time existing source standards of performance for methane and volatile organic compound emissions for oil and gas facilities. Operators of affected facilities will have to comply with specific standards of performance to include leak detection using optical gas imaging and subsequent repair requirement, and reduction of emissions by 95% through capture and control systems. The EPA issued supplemental rules regarding methane emissions on December 6, 2022. The IRA established the Methane Emissions Reduction Program, which imposes a charge on methane emissions from certain petroleum and natural gas facilities, which may apply to our operations in the future and may require us to expend material sums. We cannot predict the scope of any final methane regulatory requirements or the cost to comply with such requirements. Given the long-term trend toward increasing regulation, future federal GHG regulations of the oil and gas industry remain a significant possibility.

Separately, various states and groups of states have adopted or are considering adopting legislation, regulation or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, carbon taxes, reporting and tracking programs, and restriction of emissions. For example, New Mexico has adopted regulations to restrict the venting or flaring of methane from both upstream and midstream operations. At the international level, the United Nations-sponsored “Paris Agreement” requires member states to submit non-binding, individually-determined reduction goals known as Nationally Determined Contributions every five years after 2020. President Biden has recommitted the United States to the Paris Agreement and, in April 2021, announced a goal of reducing the United States’ emissions by 50-52% below 2005 levels by 2030. Additionally, at the 26th Conference of the Parties to the United Nations

Framework Convention on Climate Change (“COP26”) in Glasgow in November 2021, the United States and the European Union jointly announced the launch of a Global Methane Pledge, an initiative committing to a collective goal of reducing global methane emissions by at least 30% from 2020 levels by 2030, including “all feasible reductions” in the energy sector. The full impact of these actions cannot be predicted at this time.

Governmental, scientific, and public concern over the threat of climate change arising from GHG emissions has resulted in increasing political risks in the United States, including climate change related pledges made by certain candidates now in public office. On January 27, 2021, President Biden issued an Executive Order that calls for substantial action on climate change, including, among other things, the increased use of zero-emission vehicles by the federal government, the elimination of subsidies provided to the fossil fuel industry, and increased emphasis on climate-related risks across government agencies and economic sectors. The Biden Administration has also called for restrictions on leasing on federal land, including the Department of the Interior’s publication of a report recommending various changes to the federal leasing program, though many such changes would require Congressional action. Substantially all of Pogo’s interests are located on federal and state lands, but Pogo cannot predict the full impact of these developments or whether the Biden Administration may pursue further restrictions. Other actions that could be pursued by the Biden Administration may include the imposition of more restrictive requirements for the establishment of pipeline infrastructure or the permitting of liquefied natural gas (“LNG”) export facilities, as well as more restrictive GHG emission limitations for oil and gas facilities. Litigation risks are also increasing as a number of entities have sought to bring suit against various oil and natural gas companies in state or federal court, alleging among other things, that such companies created public nuisances by producing fuels that contributed to climate change or alleging that the companies have been aware of the adverse effects of climate change for some time but defrauded their investors or customers by failing to adequately disclose those impacts.

There are also increasing financial risks for fossil fuel producers as shareholders currently invested in fossil-fuel energy companies may elect in the future to shift some or all of their investments into non-fossil fuel related sectors. Institutional lenders who provide financing to fossil fuel energy companies also have become more attentive to sustainable lending practices and some of them may elect not to provide funding for fossil fuel energy companies. For example, at COP26, the Glasgow Financial Alliance for Net Zero (“GFANZ”) announced that commitments from over 450 firms across 45 countries had resulted in over $130 trillion in capital committed to net zero goals. The various sub-alliances of GFANZ generally require participants to set short-term, sector-specific targets to transition their financing, investing, and/or underwriting activities to net zero emissions by 2050. There is also a risk that financial institutions will be required to adopt policies that have the effect of reducing the funding provided to the fossil fuel sector. In late 2020, the Federal Reserve announced that is has joined the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. Subsequently, in November 2021, the Federal Reserve issued a statement in support of the efforts of the Network for Greening the Financial System to identify key issues and potential solutions for the climate-related challenges most relevant to central banks and supervisory authorities. Limitation of investments in and financing for fossil fuel energy companies could result in the restriction, delay or cancellation of drilling programs or development or production activities. Additionally, the SEC announced its intention to promulgate rules requiring climate disclosures. Although the form and substance of these requirements is not yet known, this may result in additional costs to comply with any such disclosure requirements.

The adoption and implementation of new or more stringent international, federal or state legislation, regulations or other regulatory initiatives that impose more stringent standards for GHG emissions from the oil and natural gas sector or otherwise restrict the areas in which this sector may produce oil and natural gas or generate the GHG emissions could result in increased costs of compliance or costs of consuming, and thereby reduce demand for oil and natural gas, which could reduce the profitability of Pogo’s interests. Additionally, political, litigation and financial risks may result in Pogo restricting or cancelling production activities, incurring liability for infrastructure damages as a result of climatic changes, or impairing their ability to continue to operate in an economic manner, which also could reduce the profitability of its interests. One or more of these developments could have a material adverse effect on Pogo’s business, financial condition and results of operation.

Climate change may also result in various physical risks, such as the increased frequency or intensity of extreme weather events or changes in meteorological and hydrological patterns, that could adversely impact our operations, as well as those of our operators and their supply chains. Such physical risks may result in damage to operators’ facilities or otherwise adversely impact their operations, such as if they become subject to water use curtailments in response to drought, or demand for their products, such as to the extent warmer winters reduce the demand for energy for heating purposes.

Increased attention to ESG matters and conservation measures may adversely impact Pogo’s business.

Increasing attention to climate change, societal expectations on companies to address climate change, investor and societal expectations regarding voluntary ESG disclosures and consumer demand for alternative forms of energy may result in increased costs, reduced demand for Pogo’s products, reduced profits, and increased investigations and litigation. Increasing attention to climate change and environmental conservation, for example, may result in demand shifts for oil and natural gas products and additional governmental investigations and private litigation against Pogo. Additionally, the SEC proposed rules on climate change disclosure requirements for public companies which, if adopted as proposed, could result in substantial compliance costs. To the extent that societal pressures or political or other factors are involved, it is possible that such liability could be imposed without regard to Pogo’s causation of, or contribution to, the asserted damage, or to other mitigating factors.

Moreover, while Pogo may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring and reporting on many ESG matters.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings and recent activism directed at shifting funding away from companies with energy-related assets could lead to increased negative investor sentiment toward Pogo and its industry and to the diversion of investment to other industries, which could have a negative impact on Pogo’s access to and costs of capital. Also, institutional lenders may decide not to provide funding for fossil fuel energy companies based on climate change related concerns, which could affect Pogo’s access to capital for potential growth projects.

Pogo’s results of operations may be materially impacted by efforts to transition to a lower-carbon economy.

Concerns over the risk of climate change have increased the focus by global, regional, national, state and local regulators on GHG emissions, including carbon dioxide emissions, and on transitioning to a lower-carbon future. A number of countries and states have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, prohibitions on the sales of new automobiles with internal combustion engines, and incentives or mandates for battery-powered automobiles and/or wind, solar or other forms of alternative energy. Compliance with changes in laws, regulations and obligations relating to climate change could result in increased costs of compliance for Pogo or costs of consuming crude oil and natural gas for such products, and thereby reduce demand, which could reduce the profitability of Pogo. For example, Pogo may be required to install new emission controls, acquire allowances or pay taxes related to their greenhouse gas emissions, or otherwise incur costs to administer and manage a GHG emissions program. Additionally, Pogo could incur reputational risk tied to changing customer or community perceptions of its, customers contribution to, or detraction from, the transition to a lower-carbon economy. These changing perceptions could lower demand for oil and gas products, resulting in lower prices and lower revenues as consumers avoid carbon-intensive industries, and could also pressure banks and investment managers to shift investments and reduce lending.

Separately, banks and other financial institutions, including investors, may decide to adopt policies that restrict or prohibit investment in, or otherwise funding, Pogo based on climate change-related concerns, which could affect its or Pogo’s access to capital for potential growth projects.

Approaches to climate change and transition to a lower-carbon economy, including government regulation, company policies, and consumer behavior, are continuously evolving. At this time, Pogo cannot predict how such approaches may develop or otherwise reasonably or reliably estimate their impact on its or its operators’ financial condition, results of operations and ability to compete. However, any long-term material adverse effect on the oil and gas industry may adversely affect Pogo’s financial condition, results of operations and cash flows.

Additional restrictions on development activities intended to protect certain species of wildlife may adversely affect Pogo’s ability to conduct development activities.

In the United States, the Endangered Species Act (the “ESA”) restricts activities that may affect endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act (the “MBTA”). To the extent species that are listed under the ESA or similar state laws, or are protected under the MBTA, live in the areas where Pogo operates, Pogo’s ability to conduct or expand operations could be limited, or Pogo could be forced to incur additional material costs. Moreover, Pogo’s development drilling activities may be delayed, restricted or precluded in protected habitat areas or during certain seasons, such as breeding and nesting seasons. For example, in June 2021, the U.S. Fish & Wildlife Service (the “FWS”) proposed to list two distinct population sections (“DPS”) of the Lesser Prairie Chicken, including one in portions of the Permian Basin, under the ESA (the “southern DPS”). On November 25, 2022, the FWS finalized the proposed rule, listing the southern DPS of the Lesser Prairie-Chicken as endangered and the northern DPS of the Lesser Prairie-Chicken as threatened.

Recently, there have also been renewed calls to review protections currently in place for the dunes sagebrush lizard, whose habitat includes parts of the Permian Basin, and to reconsider listing the species under the ESA.

In addition, as a result of one or more settlements approved by the FWS, the agency was required to make a determination on the listing of numerous other species as endangered or threatened under the ESA by the end of the FWS’ 2017 fiscal year. The FWS did not meet that deadline, but continues to evaluate whether to take action with respect to those species. The designation of previously unidentified endangered or threatened species could cause Pogo’s operations to become subject to operating restrictions or bans, and limit future development activity in affected areas. The FWS and similar state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. Such a designation could materially restrict use of or access to federal, state and private lands.

Risks Related to Pogo’s Financial and Debt Arrangements

Restrictions in Pogo’s current and future debt agreements and credit facilities could limit its growth and its ability to engage in certain activities.

Pogo’s revolving credit facility is available for working capital, acquisitions and general company purposes and is secured by substantially all of the assets of Pogo. Pogo’s revolving credit facility contains certain customary representations and warranties and various covenants and restrictive provisions that limit Pogo’s ability to, among other things:

●	incur or guarantee additional debt;

●	pay dividends on, or redeem or repurchase, their equity interests, return capital to the holders of their equity interests, or make other distributions to holders of their equity interests;

●	enter into certain swap arrangements;

●	make certain investments and acquisitions;

●	incur certain liens or permit them to exist;

●	enter into certain types of transactions with affiliates;

●	merge or consolidate with another company;

●	transfer, sell or otherwise dispose of assets;

●	enter into certain other lines of business; and

●	repay or redeem certain debt.

A failure to comply with the provisions of Pogo’s revolving credit facility could result in an event of default, which could enable the lenders to declare, subject to the terms and conditions of Pogo’s revolving credit facility, any outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of the debt is accelerated, cash flows from Pogo’s operations may be insufficient to repay such debt in full. Pogo’s revolving credit facility contains events of default customary for transactions of this nature, including the occurrence of a change of control.

Any significant reduction in the borrowing base under Pogo’s revolving credit facility as a result of the periodic borrowing base redeterminations or otherwise may negatively impact Pogo’s ability to fund its operations.

Pogo’s revolving credit facility limits the amounts Pogo can borrow up to a borrowing base amount, which the lenders, in their sole discretion, will unilaterally determine on a regular basis based in part upon projected revenues from the oil and natural gas properties securing the loans issued thereunder. If the borrowing base is reduced, Pogo may not have access to capital needed to fund its expenditures and it would be required to repay outstanding borrowings in excess of the borrowing base after applicable grace periods. Pogo may not have other collateral or the financial resources in the future to make mandatory principal prepayments required under its revolving credit facility, which could lead to a default.

Any significant contraction in the reserve-based lending syndication market may negatively impact Pogo’s ability to fund its operations.

Lending institutions have significantly curtailed reserved-based lending or entirely exited the reserve-based lending market. In the prevailing market, it may be difficult for the arrangers under Pogo’s revolving credit facility, or under any other potential future reserve-based credit facility, to obtain sufficient commitments for the borrowing base or to do so on terms favorable or acceptable to Pogo. Pogo has funded its operations since inception primarily through capital contributions and cash generated from operations, and it may finance acquisitions, and potentially other working capital needs, with borrowings under its revolving credit facility. Pogo intends to continue to make significant acquisitions to support its business growth. If the arrangers under Pogo’s revolving credit facility, or under any other potential future reserve-based credit facility, are unable to obtain sufficient commitments for the borrowing base, Pogo may not have sufficient funds to finance its operations and future growth. If adequate funds are not available, Pogo may be required to reduce expenditures, including curtailing its growth strategies or forgoing acquisitions.

In addition, during previous periods of economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and during any future period of economic instability Pogo may not be able to obtain additional financing on commercially reasonable terms, if at all. If Pogo is unable to obtain adequate financing or financing on terms satisfactory to it, Pogo could experience a material adverse effect on its business, financial condition and results of operations.

Pogo’s debt levels may limit its flexibility to obtain additional financing and pursue other business opportunities.

Pogo’s existing and any future indebtedness could have important consequences to it, including:

●	its ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired, or such financing may not be available on terms acceptable to it;

●	covenants in its revolving credit facility require, and in any future credit and debt arrangement may require, Pogo to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

●	its access to the capital markets may be limited;

●	its borrowing costs may increase;

●	it will use a portion of its discretionary cash flows to make principal and interest payments on its indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and payment of dividends to its stockholders; and

●	its debt level will make Pogo more vulnerable than its competitors with less debt to competitive pressures or a downturn in its business or the economy generally.

Pogo’s ability to service its indebtedness will depend upon, among other things, Pogo’s future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond its control. If Pogo’s operating results are not sufficient to service its current or future indebtedness, Pogo will be forced to take actions such as reducing distributions, reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital or bankruptcy protection. Pogo may not be able to effect any of these remedies on satisfactory terms or at all.

General Risk Factors

Increased costs of capital could adversely affect Pogo’s business.

Pogo’s business and ability to make acquisitions could be harmed by factors such as the availability, terms, and cost of capital, increases in interest rates or a reduction in its credit rating. Changes in any one or more of these factors could cause Pogo’s cost of doing business to increase, limit its access to capital, limit its ability to pursue acquisition opportunities, and place it at a competitive disadvantage. A significant reduction in the availability of capital could materially and adversely affect Pogo’s ability to achieve its planned growth and operating results.

Since March 2022, the Federal Reserve has raised its target range for the federal funds rate seven times, including by 25 basis points in March 2022, by 50 basis points in May 2022, by 75 basis points in each of June 2022, July 2022, September 2022 and November 2022, by 50 basis points in December 2022 and by 25 basis points in February 2023. Furthermore, the Federal Reserve has signaled that additional rate increases are likely to occur for the foreseeable future. An increase in the interest rates associated with our floating rate debt would increase our debt service costs and affect our results of operations and cash flow available for payments of our debt obligations. In addition, an increase in interest rates could adversely affect our future ability to obtain financing or materially increase the cost of any additional financing.

Pogo may be involved in legal proceedings that could result in substantial liabilities.

Like many crude oil and natural gas companies, Pogo may from time to time be involved in various legal and other proceedings, such as title, royalty or contractual disputes, regulatory compliance matters and personal injury or property damage matters, in the ordinary course of its business. Such legal proceedings are inherently uncertain and their results cannot be predicted. Regardless of the outcome, such proceedings could have an adverse impact on Pogo because of legal costs, diversion of management and other personnel and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties or sanctions, as well as judgments, consent decrees or orders requiring a change in Pogo’s business practices, which could materially and adversely affect its business, operating results and financial condition. Accruals for such liability, penalties or sanctions may be insufficient. Judgments and estimates to determine accruals or range of losses related to legal and other proceedings could change from one period to the next, and such changes could be material.

Risk Factors Related to the Purchase

In this section “we,” “us” and “our” refer to HNRA prior to the Purchase and to the Company following the Purchase.

The HNRA Board has potential conflicts of interest with regard to the Purchase.

HNRA stockholders should be aware that members of the HNRA Board have interests in the Purchase that may be different from, or in addition to, the interests of HNRA stockholders. These interests include that:

●	HNRA’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the Post-Combination Company following the Purchase Effective Time;

●	certain members of the HNRA Board are expected to be elected to the Post-Combination Company’s Board;

●	certain directors and officers of HNRA may receive payouts from HNRA pursuant to the Severance Program (as defined below); and

●	The Sponsor and its affiliates can earn a positive rate of return on their investments, even if the other HNRA stockholders experience a negative rate of return on their investments in HNRA and the Post-Combination Company, as the Sponsor has purchased 2,501,250 Founder Shares for an aggregate of $25,000 (or $0.009 per share).

The unaudited pro forma condensed consolidated combined financial information and HNRA’s respective unaudited forecasted financial information included in this prospectus may not be indicative of what the actual financial position or results of operations would have been or will be. Our future results following the Purchase may differ, possibly materially, from the unaudited pro forma condensed consolidated combined financial information and HNRA’s respective unaudited forecasted financial information presented in this prospectus.

The unaudited pro forma condensed consolidated combined financial information and HNRA’s respective unaudited forecasted financial information are presented for illustrative purposes only, contain a variety of adjustments, assumptions, and preliminary estimates and do not represent the actual financial position or results of operations of HNRA and Pogo prior to the transaction or that of the Post-Combination Company following the Purchase. Specifically, the transaction and post-transaction integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of Purchase-related litigation or other claims. In addition, the assumptions used in preparing the unaudited pro forma condensed consolidated combined financial information and HNRA’s and Pogo’s respective unaudited forecasted financial information in this prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of the HNRA common stock may cause a significant change in the purchase price used for HNRA’s accounting purposes and the unaudited pro forma condensed consolidated combined financial information and HNRA’s and Pogo’s respective unaudited forecasted financial information contained in this prospectus. Because the unaudited pro forma condensed consolidated combined financial information and HNRA’s and Pogo’s respective unaudited forecasted financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position or results of operations would have been had the Purchase been completed on the dates indicated, our future results following the Purchase may differ, possibly materially, from such unaudited pro forma condensed consolidated combined financial information and HNRA’s and Pogo’s respective unaudited forecasted financial information.

The historical financial results of HNRA and the unaudited pro forma condensed consolidated combined financial information included elsewhere in this prospectus may not be indicative of what HNRA’s actual financial position or results of operations would have been if it were a public company.

The historical financial results of HNRA included in this prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those the Post-Combination Company will achieve in the future. The Post-Combination Company’s future financial condition, results of operations and cash flows could be materially different from amounts reflected in HNRA’s historical financial statements included elsewhere in this prospectus. As such, it may be difficult for investors to compare the Post-Combination Company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma condensed consolidated combined financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, those assumptions described in the accompanying unaudited pro forma condensed consolidated combined financial statements. Accordingly, such pro forma financial information may not be indicative of the Post-Combination Company’s future operating or financial performance and Post-Combination Company’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate.

The announcement and pendency of the proposed Purchase may adversely affect our business, financial condition and results of operations, and, whether or not the Purchase is consummated, we have incurred and will continue to incur significant costs, fees and expenses relating to professional services and transaction fees.

The MIPA generally requires us to, (i) conduct our business in all material respects in the ordinary course of business consistent with past practice and (ii) use our reasonable best efforts to maintain in all material respects our assets and properties in their current condition, preserve intact our business organizations in all material respects, and maintain existing relations and goodwill with governmental entities and customers in all material respects, pending consummation of the proposed Purchase, and restricts us, without Pogo’s consent, from taking certain specified actions until the proposed Purchase is completed. These restrictions may affect our ability to execute our business strategies, including our ability to acquire or dispose of certain assets and to enter into certain contracts, respond effectively to competitive pressures and industry developments, pursue alternative business opportunities or strategic transactions, undertake significant capital projects, undertake significant financing transactions, modify our lease arrangements and otherwise pursue other actions that are not permitted by the MIPA, even if such actions would constitute appropriate changes to our business and help us attain our financial and other goals, and, as a result, these restrictions may impact our financial condition and results of operations.

Employee retention, motivation and recruitment may be challenging before the completion of the proposed Purchase, as employees and prospective employees may experience uncertainty about their future roles with the Post-Combination Company following consummation of the proposed Purchase. If, despite our retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with or join the Post-Combination Company following consummation of the proposed Purchase, or if an insufficient number of employees are retained to maintain effective operations, our business, financial condition and results of operations could be adversely affected.

The proposed Purchase could also cause disruptions to our business or business relationships, which could have an adverse impact on our business, financial condition and results of operations. Parties with which we have business relationships may experience uncertainty as to the future of such relationships and may delay or defer certain business decisions concerning us, seek alternative relationships with third parties or seek to alter their present business relationships with us. Parties with whom we otherwise may have sought to establish business relationships may seek alternative relationships with third parties. Operators, lenders and other business partners may also seek to change existing agreements with us as a result of the proposed Purchase. Any such delay or deferral of those decisions or changes in existing agreements could adversely impact our business, regardless of whether the proposed Purchase is ultimately consummated. The consummation of the proposed Purchase may adversely affect our relationship with our operators, lenders or other business partners.

The pursuit of the proposed Purchase and the preparation for the integration may place a significant burden on management and internal resources. The diversion of management’s time, efforts, resources and attention away from day-to-day business concerns that could have been otherwise beneficial to us could adversely affect our business, financial condition and results of operations.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition or other business combination agreements similar to the MIPA. It is possible that stockholders may file lawsuits challenging the proposed Purchase or the other transactions contemplated by the MIPA, which may name us, HNRA and/or the HNRA Board as defendants. We cannot assure you as to the outcome of such lawsuits, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the proposed Purchase on the agreed-upon terms, such an injunction may delay the consummation of the proposed Purchase in the expected timeframe, or may prevent the proposed Purchase from being consummated altogether. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition. Regardless of whether any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of our business. Further, there can be no assurance that any of the defendants in any potential future lawsuits will be successful in the outcome of such lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Purchase is completed may adversely affect our business, financial condition, results of operations, and cash flows.

In addition to potential litigation-related expenses, we may incur other significant costs, expenses and fees for professional services and other transaction costs in connection with the proposed Purchase, and many of these fees and costs are payable regardless of whether the Purchase is consummated. Payment of these costs, fees and expenses could adversely affect our business, financial condition and results of operations.

We will incur significant transaction costs in connection with the Purchase.

We have and expect to incur significant, non-recurring costs in connection with consummating the Purchase. All expenses incurred in connection with the MIPA and the Purchase, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

We may be subject to business uncertainties while the Purchase is pending.

Uncertainty about the effect of the Purchase on employees and third parties may have an adverse effect on HNRA and Pogo. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with Pogo to defer entering into contracts or making other decisions or seek to change existing business relationships.

The parties to the MIPA may waive one or more of the conditions to the Purchase.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Purchase, to the extent permitted by our amended and restated certificate of incorporation, bylaws and applicable laws. For example, it is a condition to our obligation to close the Purchase that certain of Pogo’s representations and warranties be true and correct to the standards applicable to such representations and warranties. However, if the HNRA Board determines that it is in the best interests of HNRA to proceed with the Purchase, then the HNRA Board may elect to waive that condition and close the Purchase.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the HNRA Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the HNRA Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, the HNRA Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Our inability to complete the Purchase, or to complete the Purchase in a timely manner, including as a result of the failure to obtain the Required HNRA Stockholder Approvals, the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Purchase could negatively affect our business, financial condition and results of operations.

The Purchase is subject to various closing conditions, such as the Required HNRA Stockholder Approvals. It is possible that we will not receive the Required HNRA Stockholder Approvals or that a governmental authority may prohibit, enjoin or refuse to grant approval for the consummation of the Purchase. If any condition to the Closing is not satisfied or, if permissible, not waived, the Purchase will not be completed. In addition, satisfying the conditions to the Closing may take longer than we expect. There can be no assurance that any of the conditions to the Closing will be satisfied or waived or that other events will not intervene to delay or result in the failure to consummate the Purchase.

Depending on the circumstances that would have caused the Purchase not to be completed, the price of shares of HNRA common stock may decline materially, including as a result of negative reactions from the financial markets due to the fact that current prices may reflect a market assumption that the Purchase will be completed. If that were to occur, it is uncertain when, if ever, shares of HNRA common stock would return to the price levels at which the shares currently trade.

If the MIPA is terminated and we decide to seek another Purchase transaction, we may not be able to negotiate or consummate a transaction with another party on terms comparable to, or better than, the terms of the MIPA.

HNRA’s existing stockholders will experience dilution as a consequence of the Purchase. Having a minority share position may reduce the influence that our current stockholders have on the management of the Post-Combination Company.

As of November 1, 2023, HNRA’s current stockholders, own 100% of the outstanding shares of common stock. It is anticipated that, upon completion of the Purchase, assuming all of our stockholders not subject to agreements elect not to have their shares redeemed, HNRA’s current stockholders, will own approximately 76.3% of the outstanding shares of common stock of the Post-Combination Company. Pogo and affiliates will own approximately 20.3% of the outstanding shares of common stock of the Post-Combination Company. It is anticipated that, upon completion of the Purchase, assuming the maximum number of our stockholders not subject to agreements elect to have their shares redeemed, HNRA’s current stockholders, will own approximately 56.3% of the outstanding shares of common stock of the Post-Combination Company and Pogo and affiliates will own approximately 37.5% of the outstanding shares of common stock of the Post-Combination Company.

Under the Common Stock Purchase Agreement, HNRA has the right, but not the obligation to require White Lion to purchase, from time to time, up to $150,000,000 in aggregate gross purchase price of newly issued shares of common stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement.

If the benefits of the Purchase do not meet the expectations of investors or securities analysts, the market price of the Post-Combination Company’s securities may decline.

If the benefits of the Purchase do not meet the expectations of investors or securities analysts, the market price of the Post-Combination Company’s securities following Closing may decline. The market values of HNRA’s securities at the time of the Purchase may vary significantly from their prices on the date the MIPA was executed, the date of this prospectus, or the date on which HNRA stockholders vote to approve the Purchase. Because the number of shares to be issued pursuant to the MIPA will not be adjusted to reflect any changes in the market price of the HNRA common stock, the market value of common stock issued in the Purchase may be higher or lower than the values of these shares on earlier dates.

In addition, following the Purchase, fluctuations in the price of the Post-Combination Company’s securities could contribute to the loss of all or part of your investment. Prior to the Purchase, there has not been a public market for the securities of HNRA. Accordingly, the valuation ascribed to HNRA in the Purchase may not be indicative of the price that will prevail in the trading market following the Purchase. The trading price of the Post-Combination Company’s securities following the Purchase could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Post-Combination Company’s securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the industry in which the Post-Combination Company operates in general;

●	operating and stock price performance of other companies that investors deem comparable to the Post-Combination Company;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving the Post-Combination Company;

●	changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of the Post-Combination Company’s common stock available for public sale;

●	any major change in the Post-Combination Company’s Board or management; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NYSE, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Post-Combination Company could depress the Post-Combination Company’s stock price regardless of our business, prospects, financial conditions, or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Unless the Company is able to raise additional cash, HNRA may not have sufficient funds to meet the minimum cash amount provided for in the MIPA for Closing.

If the Company is not able to raise additional funds prior to Closing, and the maximum number of stockholders eligible to redeem their shares of common stock choose to redeem their shares, the Company may not have sufficient funds to meet the minimum cash amount provided for in the MIPA and may be unable to close the Purchase. If the Company does not have sufficient funds to pay the minimum cash amount to Seller at Closing, Seller may terminate the MIPA. If the MIPA is terminated, it is unlikely that we will be able to consummate an initial business combination on or prior to November 15, 2023. Even if the stockholders approve an up-to two (2) month extension of the Termination Date at the Extension Meeting, there is a low probability that the Company will be able to consummate an initial business combination prior to January 15, 2024 of the MIPA is terminated.

The A&R MIPA may be terminated by each of the Seller and the Company, unless the A&R MIPA is amended to extend the Outside Date.

The A&R MIPA may be terminated by Seller or the Company since Closing has not occurred on or before October 30, 2023 (the “Outside Date”). If the A&R MIPA is terminated, it is highly unlikely that we will be able to consummate an initial business combination on or prior to November 15, 2023, which is the current Termination Date. Even if the stockholders approve an up-to two (2) month extension of the Termination Date at the Extension Meeting, there is a low probability that the Company will be able to consummate an initial business combination prior to January 15, 2024. Furthermore, if the Company fails to obtain the requisite vote by the stockholders at the Extension Meeting to extend the Termination Date beyond November 15, 2023, there is a low probability that the Company will be able to consummate an initial business combination prior to January 15, 2024.

If the Closing does not occur prior to November 15, 2023, the obligations of FIBT to provide the Credit Facility will terminate on November 15, 2023 and the Company will not have sufficient funding to consummate the Purchase, unless the Debt Commitment Letter is amended.

The obligations of FIBT to provide the Credit Facility will terminate on November 15, 2023 if the Closing Date has not occurred by such date. If the Closing Date does not occur prior to November 15, 2023, and FIBT does not agree to an amendment to extend the Debt Commitment Letter, then the Company will have insufficient funds to consummate the Purchase and it is unlikely that we will be able to consummate an initial business combination on or prior to November 15, 2023.

HNRA has extended the period of time by which it must complete its initial business combination to November 15, 2023; however if the Company does not consummate its initial business combination by such date and the stockholders of the Company do not approve an amendment to the Company’s certificate of incorporation to extend the Termination Date, then it is likely that the Company will not be able to consummate its initial business combination.

On February 8, 2023, HNRA’s Sponsor designee deposited into $862,500 into the trust account, representing $0.10 per public share of HNRA common stock, to extend the period of time by which, if agreed upon, HNRA must complete its initial business combination from February 15, 2023 to May 15, 2023. On May 11, 2023, the stockholders of the Company approved an amendment to the Company’s certificate of designation to allow up to six (6) one-month extensions to November 15, 2023, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the trust account in which the proceeds of the HRNA’s initial public offering were placed (the “Trust Account”) the lesser of (x) $120,000 or (y) $0.04 per share for each public share of common stock outstanding as of the applicable deadline for each such one-month extension until November 15, 2023. In connection with the May 11, 2023, stockholders meeting, stockholders holding 4,115,597 shares of the Company’s common stock issued in the Company’s initial public offering exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $43 million was removed from the Company’s Trust Account to pay such holders. On May 11, 2023, HNRA’s Sponsor designee deposited $120,000 into the trust account, to extend the period of time by which, if agreed upon, HNRA must complete its initial business combination from May 15, 2023 to June 15, 2023. On June 9, 2023, HNRA’s Sponsor designee deposited $120,000 into the trust account, to extend the period of time by which, if agreed upon, HNRA must complete its initial business combination from June 15, 2023 to July 15, 2023. On July 11, 2023, HNRA’s Sponsor designee deposited $120,000 into the trust account, to extend the period of time by which, if agreed upon, HNRA must complete its initial business combination from July 15, 2023 to August 15, 2023. On August 7, 2023, HNRA’s Sponsor designee deposited $120,000 into the trust account, to extend the period of time by which, if agreed upon, HNRA must complete its initial business combination from August 15, 2023 to September 15, 2023. On September 11, 2023, HNRA’s Sponsor designee deposited $120,000 into the trust account, to extend the period of time by which, if agreed upon, HNRA must complete its initial business combination from September 15, 2023 to October 15, 2023. On October 13, 2023, HNRA’s Sponsor designee deposited $120,000 into the trust account, to extend the period of time by which, if agreed upon, HNRA must complete its initial business combination from October 15, 2023 to November 15, 2023. The Extension Meeting is scheduled to take place on November 14, 2023. If the Company does not complete its initial combination by November 15, 2023 and the stockholders do not approve an amendment to the Company’s certificate of incorporation to extend the Termination Date, then it is likely that the Company will be not be able to consummate its initial business combination.

If the stockholders of the Company do not approve the Purchase and other proposals at the BC Meeting or do not approve an amendment to the Company’s certificate of incorporation to extend the Termination Date, then it is likely the Company will not be to consummate its initial business combination.

The Company has scheduled the BC Meeting for November 13, 2023 to approve, among other things, the Purchase for November 13, 2023 and has scheduled the Extension Meeting for November 14, 2023 to approve an amendment of the Company’s certificate of incorporation to extend the Termination Date for up to two additional months until January 15, 2024. If the stockholders do not approve all necessary proposals at the BC Meeting or do not approve the amendment to the Company’s certificate of incorporation at the Extension Meeting, it is likely that the Company will not be able to consummate its initial business combination and will have to liquidate in accordance with its certificate of incorporation.

The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of the Business Combination.

The Post-Combination Company may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless.

Following the Purchase, the Post-Combination Company may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. The Post-Combination Company will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of the common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. Please note that the closing price of the Company’s common stock has not exceeded $18.00 per share for any of the 30 trading days prior to the date of this prospectus. The Post-Combination Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of the common stock issuable upon exercise of such warrants is effective and a current prospectus relating to shares of the common stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Post-Combination Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants. The fair value of the Public Warrants that may be retained by redeeming shareholders is $431,250 based on recent trading prices, and 8,625,000 Public Warrants held by public shareholders.

We may amend the terms of the warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of our common stock purchasable upon exercise of a warrant could be decreased, all without a holder’s approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or to correct any mistake, including to conform the provisions therein to the descriptions of the terms of the warrants, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. The warrant agreement requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

Purchases made pursuant to the Common Stock Purchase Agreement will be made at a discount to the volume weighted average price of common stock, which may result in negative pressure on the stock price following the Closing of the Purchase.

On October 17, 2022, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”). Pursuant to the Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $150,000,000 in aggregate gross purchase price of newly issued shares of common stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement.

The Company is obligated under the Common Stock Purchase Agreement and the White Lion RRA to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) to register the common stock under the Securities Act of 1933, as amended, for the resale by White Lion of shares of common stock that the Company may issue to White Lion under the Common Stock Purchase Agreement.

The securities to be purchased by White Lion pursuant to the Common Stock Purchase Agreement are the same common stock issued in the IPO. The purchase price to be paid by White Lion for any such shares will equal 96% of the lowest daily volume-weighted average price of common stock during a period of two consecutive trading days following the applicable Notice Date.

Such purchases will dilute our stockholders and could adversely affect the prevailing market price of our common stock and impair our ability to raise capital through future offerings of equity or equity-linked securities, although the Company intends to carefully control such purchases as to minimize the impact. Accordingly, the adverse market and price pressures resulting from the purchase and registration of common stock pursuant to the Common Stock Purchase Agreement may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

It is not possible to predict the actual number of shares of common stock, if any, we will sell under the Common Stock Purchase Agreement to White Lion or the actual gross proceeds resulting from those sales.

We generally have the right to control the timing and amount of any sales of the common stock to White under the Common Stock Purchase Agreement. Sales of common stock, if any, to White under the Common Stock Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to White Lion all, some or none of the common stock that may be available for us to sell to White Lion pursuant to the Common Stock Purchase Agreement.

Because the purchase price per share of common stock to be paid by White Lion will fluctuate based on the market prices of the common stock at the time we elect to sell common stock to White Lion pursuant to the Common Stock Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to White Lion under the Common Stock Purchase Agreement, the purchase price per share that White Lion will pay for common stock purchased from us under the Common Stock Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by White Lion under the Common Stock Purchase Agreement.

The number of shares of common stock ultimately offered for sale by White Lion is dependent upon the number of shares of common stock, if any, we ultimately elect to sell to White Lion under the Common Stock Purchase Agreement. However, even if we elect to sell common stock to White Lion pursuant to the Common Stock Purchase Agreement, White Lion may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.

Although the Common Stock Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Common Stock Purchase Agreement, direct White Lion to purchase common stock from us in one or more purchases under the Common Stock Purchase Agreement for a maximum aggregate purchase price of up to $150 million, we are not registering any such shares at this time.

Accordingly, if it becomes necessary for us to issue and sell to White Lion under the Common Stock Purchase Agreement shares which we must register pursuant to the White Lion RRA, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by White Lion of any such shares of common stock we wish to sell from time to time under the Common Stock Purchase Agreement. Any issuance and sale by us under the Common Stock Purchase Agreement of a substantial amount of SPAC Common could cause additional substantial dilution to our shareholders.

The sale and issuance of common stock to White Lion will cause dilution to our existing securityholders, and the resale of the common stock acquired by White Lion, or the perception that such resales may occur, could cause the price of our common stock to decrease.

The purchase price per share of common stock to be paid by White Lion for the common stock that we may elect to sell to White Lion under the Common Stock Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell common stock to White Lion pursuant to the Common Stock Purchase Agreement. Depending on market liquidity at the time, resales of such common stock by White Lion may cause the trading price of our common stock to decrease.

If and when we elect to sell common stock to White Lion, sales of newly issued common stock by us to White Lion could result in substantial dilution to the interests of existing holders of our common stock. Additionally, the sale of a substantial number of common stock to White Lion, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We expect to grant equity awards to employees and directors under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may make or receive investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

The Post-Combination Company’s dividend policy following completion of the Purchase will be subject to change at the sole discretion of the Post-Combination Company’s Board of Directors and there is no assurance that the Post-Combination Company’s Board of Directors will declare dividends in accordance with this policy, and may change its dividend philosophy at any time.

HNRA’s Board of Directors has not adopted a formal dividend policy for a recurring quarterly fixed dividend payment to shareholders. Each quarter, HNRA’s Board of Directors determines the appropriate dividend for that quarter based on, among other things, general economic and business conditions, financial performance and operating results, the Company’s liquidity and capital needs and such other factors as HNRA’s Board of Directors deems relevant. As a matter of practice, HNRA’s Board of Directors will develop a dividend formula for shareholders within the first year following the Purchase, as it is the Board’s intent to pay a shareholder dividend.

However, while the Post-Combination Company expects to pay quarterly dividends in accordance with this financial philosophy, it does not plan to adopt a formal written dividend policy to pay a fixed amount of cash each quarter or to pay any particular quarterly amount based on the achievement of, or derivable from, any specific financial metrics, including discretionary cash flow. Specifically, while the Post-Combination Company expects to make distributions of its discretionary cash flow as described above, the actual amount of any dividends paid may fluctuate depending on cash flow needs, which may be impacted by potential acquisition opportunities and the availability of financing alternatives, the need to service indebtedness or other liquidity needs, and general industry and business conditions, including the impact of commodity prices and the pace of the development of its properties by E&P companies.

We cannot assure you that our diligence review has identified all material risks associated with the Purchase, and you may be less protected as an investor from any material issues with respect to Pogo’s business, including any material omissions or misstatements contained in this prospectus relating to the Purchase than an investor in an initial public offering.

Before entering into the MIPA, we performed a due diligence review of Pogo and its business and operations; however, we cannot assure you that our due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Additionally, the scope of due diligence we have conducted in conjunction with the Purchase may be different than would typically be conducted in the event Pogo pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters pursuant to this prospectus and thus no corresponding right of action is available to investors in the Purchase for any material misstatements or omissions in this prospectus. Therefore, as an investor, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges that could have a significant negative effect on Pogo’s financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment without recourse against an underwriter that may have been available had Pogo been taken public through an underwritten public offering.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following February 10, 2027, the fifth anniversary of our IPO, (ii) in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard. This may make comparison of our financial statements with another emerging growth company that has not opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be less active trading market for our common stock and our stock price may be more volatile.

The Proposed Second A&R Charter will designate state courts within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

The Proposed Second A&R Charter will provide that, unless HNRA consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of HNRA, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, employee or agent of HNRA to HNRA or HNRA’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against HNRA or any director, officer, employee or agent of the Company arising pursuant to any provision of the DGCL, the Proposed Second A&R Charter (as may be amended, restated, modified, supplemented or waived from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Second A&R Charter (as may be amended, restated, modified, supplemented or waived from time to time), (v) any action asserting a claim against HNRA or any director, officer, employee or agent of HNRA that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

In addition, the Proposed Second A&R Charter will provide that, unless HNRA consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Proposed Second A&R Charter provides that the exclusive forum provision will not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in HNRA’s amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Proposed Second A&R Charter contains a waiver of the corporate opportunities doctrine for our directors and officers, and therefore such persons have no obligations to make opportunities available to us.

The “corporate opportunities” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its shareholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Our amended and restated certificate of incorporation waives the corporate opportunities doctrine. It states that, to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the amended and restated certificate of incorporation or in the future, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Company with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

Our directors and officers or their respective affiliates may pursue acquisition opportunities that may be complementary to our business and, as a result of the waiver described above, those acquisition opportunities may not be available to us. In addition, our directors and officers or their respective affiliates may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination.

The Company does not believe that its waiver of the corporate opportunities doctrine has impacted its search for an acquisition target.

Risks Related to Our Business

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

As of December 31, 2022, we had $75,612 in cash and a working capital deficit (excluding deferred offering costs) of $788,689. Further, we have incurred and expect to continue to incur significant costs in pursuit of our finance and acquisition plans. We cannot assure you that our plans to raise additional capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from our inability to continue as a going concern.

Our public stockholders may not be afforded an opportunity to vote on a proposed business combination, which means we may complete our initial business combination even though a majority of our public stockholders do not support such a combination.

We may not hold a stockholder vote to approve our initial business combination unless the business combination would require stockholder approval under applicable state law or the rules of the NYSE American or if we decide to hold a stockholder vote for business or other reasons. For instance, the NYSE American rules currently allow us to engage in a tender offer in lieu of a stockholder meeting but would still require us to obtain stockholder approval if we were seeking to issue more than 20% of our outstanding shares to a target business as consideration in any business combination. Therefore, if we were structuring a business combination that required us to issue more than 20% of our outstanding shares, we would seek stockholder approval of such business combination. However, except as required by law, the decision as to whether we will seek stockholder approval of a proposed business combination or will allow stockholders to sell their shares to us in a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors, such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek stockholder approval. Accordingly, we may consummate our initial business combination even if holders of a majority of the outstanding shares of our common stock do not approve of the business combination we consummate.

Your only opportunity to affect the investment decision regarding a potential business combination may be limited to the exercise of your right to redeem your shares from us for cash, unless we seek stockholder approval of the business combination.

At the time of your investment in us, you may not be provided with an opportunity to evaluate the specific merits or risks of one or more target businesses. Since our board of directors may complete a business combination without seeking stockholder approval, public stockholders may not have the right or opportunity to vote on the business combination, unless we seek such stockholder vote. Accordingly, if we do not seek stockholder approval, your only opportunity to affect the investment decision regarding a potential business combination may be limited to exercising your redemption rights within the period of time (which will be at least 20 business days) set forth in our tender offer documents mailed to our public stockholders in which we describe our initial business combination.

The ability of our public stockholders to redeem their shares for cash may make our financial condition unattractive to potential business combination targets, which may make it difficult for us to enter into a business combination with a target.

We may seek to enter into a business combination transaction agreement with a prospective target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. If too many public stockholders exercise their redemption rights, we would not be able to meet such closing condition and, as a result, would not be able to proceed with the business combination. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the consummation of our initial business combination (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. Consequently, if accepting all properly submitted redemption requests would cause our net tangible assets to be less than $5,000,001 upon the consummation of our initial business combination or such greater amount necessary to satisfy a closing condition as described above, we would not proceed with such redemption and the related business combination and may instead search for an alternate business combination. Prospective targets will be aware of these risks and, thus, may be reluctant to enter into a business combination transaction with us.

The ability of our public stockholders to exercise redemption rights with respect to a large number of our shares may not allow us to complete the most desirable business combination or optimize our capital structure.

At the time we enter into an agreement for our initial business combination, we will not know how many stockholders may exercise their redemption rights, and therefore will need to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. If our business combination agreement requires us to use a portion of the cash in the trust account to pay the purchase price, or requires us to have a minimum amount of cash at closing, we will need to reserve a portion of the cash in the trust account to meet such requirements, or arrange for third party financing. In addition, if a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the trust account or arrange for third party financing. Raising additional third party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. The above considerations may limit our ability to complete the most desirable business combination available to us or optimize our capital structure, or may incentivize us to structure a transaction whereby we issue shares to new investors and not to sellers of target businesses, such that our sponsor will receive additional shares.

The ability of our public stockholders to exercise redemption rights with respect to a large number of our shares could increase the probability that our initial business combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your stock.

If our business combination agreement requires us to use a portion of the cash in the trust account to pay the purchase price, or requires us to have a minimum amount of cash at closing, the probability that our initial business combination would be unsuccessful is increased. If our initial business combination is unsuccessful, you would not receive your pro rata portion of the trust account until we liquidate the trust account. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time our stock may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your stock in the open market.

The requirement that we complete our initial business combination by November 15, 2023 may give potential target businesses leverage over us in negotiating a business combination and may decrease our ability to conduct due diligence on potential business combination targets as we approach our dissolution deadline, which could undermine our ability to complete our business combination on terms that would produce value for our stockholders.

Any potential target business with which we enter into negotiations concerning a business combination will be aware that we must complete our initial business combination by November 15, 2023. Consequently, such target business may obtain leverage over us in negotiating a business combination, knowing that if we do not complete our initial business combination with that particular target business, we may be unable to complete our initial business combination with any target business. This risk will increase as we get closer to the timeframe described above. In addition, we may have limited time to conduct due diligence and may enter into our initial business combination on terms that we would have rejected upon a more comprehensive investigation.

We may not be able to complete our initial business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate.

We must complete our initial business combination by November 15, 2023, unless we obtain stockholder approval at the Extension Meeting to amend our certificate of incorporation to extend the Termination Date beyond November 15, 2023 by up to two (2) additional months; however there is no guarantee that stockholders will approve such an amendment. We may not be able to find a suitable target business and complete our initial business combination within such time period. If we have not completed our initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

When we seek stockholder approval of our initial business combination, our sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares from public stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of our common stock.

When we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, our sponsor, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our sponsor, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our business combination, where it appears that such requirement would otherwise not be met. This may result in the completion of a business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If a stockholder fails to receive notice of our offer to redeem our public shares in connection with our business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

We will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with our business combination. Despite our compliance with these rules, if a stockholder fails to receive our tender offer or proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the tender offer documents or proxy materials, as applicable, that we will furnish to holders of our public shares in connection with our initial business combination will describe the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or warrants, potentially at a loss.

Our public stockholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of our initial business combination and (ii) our redemption of all of our public shares if we are unable to complete our business combination by November 15, 2023. In no other circumstances will a public stockholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

The NYSE American may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have listed our common stock and warrants on the NYSE American. We have been approved to have our common stock and warrants listed on the NYSE American. Following the date the common stock and warrants are eligible to trade separately, we anticipate that the common stock and warrants will be listed on the NYSE American. Although after giving effect to our Initial Public Offering we have met the minimum initial listing standards set forth in the NYSE American rules, we cannot assure you that our securities will be, or will continue to be, listed on the NYSE American in the future or prior to our initial business combination. In order to continue listing our securities on the NYSE American prior to our initial business combination, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in stockholders’ equity (generally $2,500,000) and a minimum number of holders of our securities (generally 300 public holders). Additionally, in connection with our initial business combination, we will be required to demonstrate compliance with the NYSE American’s initial listing requirements, which are more rigorous than the NYSE American’s continued listing requirements, in order to continue to maintain the listing of our securities on the NYSE American. For instance, our stock price would generally be required to be at least $4.00 per share and our stockholders’ equity would generally be required to be at least $4,600,000. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the NYSE American delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

You will not be entitled to protections normally afforded to investors of many other blank check companies.

Since the net proceeds of our Initial Public Offering and the sale of the private placement units are intended to be used to complete an initial business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under United States securities laws. However, because we have net tangible assets in excess of $4,600,000, we are exempt from rules promulgated by the SEC to protect investors in blank check companies, such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Among other things, this means our securities will be immediately tradable and we will have a longer period of time to complete our business combination than do companies subject to Rule 419. Moreover, if our Initial Public Offering were subject to Rule 419, that rule would prohibit the release of any interest earned on funds held in the trust account to us unless and until the funds in the trust account were released to us in connection with our completion of an initial business combination.

When we seek stockholder approval of our initial business combination and we do not conduct redemptions pursuant to the tender offer rules, and if you or a “group” of stockholders are deemed to hold 10% or more of our common stock, you will lose the ability to redeem all such shares equal to or in excess of 10% of our common stock.

When we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of 10% or more of the shares sold in our Initial Public Offering, which we refer to as the “Excess Shares.” However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete our business combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete our business combination, and as a result, you will continue to hold that number of shares equal to or exceeding 10%. In order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss.

Subsequent to our completion of our initial business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this diligence will surface all material issues that may be present inside a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the tender offer materials or proxy statement relating to the business combination contained an actionable material misstatement or material omission.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including, without limitation, restrictions on the nature of our investments, and restrictions on the issuance of our securities, each of which may make it difficult for us to complete our business combination. In addition, we may have imposed upon us burdensome requirements, including, without limitation, registration as an investment company; adoption of a specific form of corporate structure; and reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading in securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business will be to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act. The proceeds held in the trust account may be invested by the trustee only in United States government treasury bills with a maturity of 180 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act. Because the investment of the proceeds will be restricted to these instruments, we believe we will meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to consummate a business combination.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the General Corporation Law of the State of Delaware, or the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within the prescribed time frame may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following November 15, 2023, or January 15, 2024 if the stockholders approve an up-to two (2) month extension of the Termination Date at the Extension Meeting, in the event we do not complete our business combination and, therefore, we do not intend to comply with those procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within the prescribed time frame is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

We may not hold an annual meeting of stockholders until after our consummation of a business combination and you will not be entitled to any of the corporate protections provided by such a meeting.

In accordance with the NYSE American corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE American. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with a company’s bylaws unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus, we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to our consummation of a business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

In our Initial Public Offering, we did not register the shares of common stock issuable upon exercise of the warrants sold as part of the units under the Securities Act or any state securities laws, and such registration may not be in place when an investor desires to exercise such warrants, thus precluding such investor from being able to exercise such warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We did not register the shares of common stock issuable upon exercise of the warrants sold as part of the units in our Initial Public Offering under the Securities Act or any state securities laws. However, under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our reasonable best efforts to file, and within 60 business days after the closing of our initial business combination, to have declared effective, a registration statement relating to the common stock issuable upon exercise of such warrants, and to maintain a current prospectus relating to such shares of common stock until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration or qualification is available. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units. We may not redeem the warrants when a holder may not exercise such warrants.

The grant of registration rights to our Sponsor in respect of its founder shares and private placement shares and the grant of registration rights to holders of other securities may make it more difficult to complete our initial business combination, and the future exercise of such rights may adversely affect the market price of our common stock.

Pursuant to an agreement entered into concurrently with the issuance and sale of the securities in our Initial Public Offering, our sponsor and its permitted transferees can demand that we register their founder shares at the time of our initial business combination. In addition, our sponsor and its permitted transferees can demand that we register their private placement shares and private placement warrants (and shares underlying such constituent securities), and holders of warrants that may be issued upon conversion of working capital loans, if any, may demand that we register such warrants or the common stock issuable upon exercise of such warrants. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of the registration rights may make our initial business combination more costly or difficult to conclude. This is because the stockholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of our common stock that is expected when the above-described securities owned by our sponsor or holders of our working capital loans or their respective permitted transferees are registered.

Because we are not limited to a particular industry or any specific target businesses with which to pursue our initial business combination, you will be unable to ascertain the merits or risks of any particular target business’ operations.

Although we expect to focus our search for a target business in the energy industry, we may seek to complete a business combination with an operating company in any industry or sector. However, we will not, under our amended and restated certificate of incorporation, be permitted to effectuate our business combination with another blank check company or similar company with nominal operations. Because we have not yet identified or approached any specific target business with respect to a business combination, there is no basis to evaluate the possible merits or risks of any particular target business’ operations, results of operations, cash flows, liquidity, financial condition or prospects. To the extent we complete our business combination, we may be affected by numerous risks inherent in the business operations with which we combine. For example, if we combine with a financially unstable business or an entity lacking an established record of sales or earnings, we may be affected by the risks inherent in the business and operations of a financially unstable or a development stage entity. Although our officers and directors will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors or that we will have adequate time to complete due diligence. Furthermore, some of these risks may be outside of our control and leave us with no ability to control or reduce the chances that those risks will adversely impact a target business. We also cannot assure you that an investment in our securities will ultimately prove to be more favorable to investors than a direct investment, if such opportunity were available, in a business combination target. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the tender offer materials or proxy statement relating to the business combination contained an actionable material misstatement or material omission.

We are not required to obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our company from a financial point of view.

Unless we complete our business combination with an affiliated entity, or our board cannot independently determine the fair market value of the target business or businesses, we are not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that the price we are paying for a target is fair to our company from a financial point of view. If no opinion is obtained, our stockholders will be relying on the judgment of our board of directors, who will determine fair market value based on one or more standards generally accepted by the financial community. Such standards used will be disclosed in our tender offer documents or proxy solicitation materials, as applicable, related to our initial business combination. In the event we seek to complete our initial business combination with a company that is affiliated with our sponsor, officers or directors, we, or a committee of independent and/or disinterested directors, will obtain an opinion from either an independent investment banking firm or another independent entity that commonly renders valuation opinions that our initial business combination is fair to our company from a financial point of view. We will also provide a summary of any such opinion or report to shareholders in connection with any vote on an initial business combination in our proxy materials or tender offer documents, as applicable, related to our initial business combination in accordance with Section 1015(b) of Regulation S-K. Additionally, pursuant to the NYSE American rules, any initial business combination must be approved by a majority of our independent directors.

We may issue additional shares of common stock or preferred stock to complete our initial business combination or under an employee incentive plan after completion of our initial business combination, and any such issuances would dilute the interest of our stockholders and likely present other risks.

Our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share.

We may issue a substantial number of additional shares of common stock, and may issue shares of preferred stock, in order to complete our initial business combination or under an employee incentive plan after completion of our initial business combination (although our amended and restated certificate of incorporation will provide that we may not issue securities that can vote with common stockholders on matters related to our pre-business combination activity). However, our amended and restated certificate of incorporation will provide, among other things, that prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination. The issuance of additional shares of common or preferred stock:

●	may significantly dilute the equity interest of investors in our Initial Public Offering;

●	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

●	could cause a change in control if a substantial number of common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for our common stock and/or warrants.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals. We believe that our success depends on the continued service of our executive officers and directors, at least until we have completed our business combination. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could have a detrimental effect on us.

Our ability to successfully effect our initial business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following our initial business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.

Our ability to successfully effect our business combination is dependent upon the efforts of our key personnel. The role of our key personnel in the target business, however, cannot presently be ascertained. Although some of our key personnel may remain with the target business in senior management or advisory positions following our business combination, it is likely that some or all of the management of the target business will remain in place. While we intend to closely scrutinize any individuals we engage after our business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our business combination and as a result, may cause them to have conflicts of interest in determining whether a particular business combination is the most advantageous.

Our key personnel may be able to remain with the company after the completion of our business combination only if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to us after the completion of the business combination. The personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business. However, we believe the ability of such individuals to remain with us after the completion of our business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. There is no certainty, however, that any of our key personnel will remain with us after the completion of our business combination. We cannot assure you that any of our key personnel will remain in senior management or advisory positions with us. The determination as to whether any of our key personnel will remain with us will be made at the time of our initial business combination.

We may have a limited ability to assess the management of a prospective target business and, as a result, may effect our initial business combination with a target business whose management may not have the skills, qualifications or abilities to manage a public company.

When evaluating the desirability of effecting our initial business combination with a prospective target business, our ability to assess the target business’ management may be limited due to a lack of time, resources or information. Our assessment of the capabilities of the target’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities we suspected. Should the target’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of the post-combination business may be negatively impacted. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the tender offer materials or proxy statement relating to the business combination contained an actionable material misstatement or material omission.

The officers and directors of an acquisition candidate may resign upon completion of our initial business combination. The departure of a business combination target’s key personnel could negatively impact the operations and profitability of our post-combination business. The role of an acquisition candidate’s key personnel upon the completion of our initial business combination cannot be ascertained at this time. Although we contemplate that certain members of an acquisition candidate’s management team will remain associated with the acquisition candidate following our initial business combination, it is possible that members of the management of an acquisition candidate will not wish to remain in place.

Our executive officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to complete our initial business combination.

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our business combination. Each of our executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and our executive officers are not obligated to contribute any specific number of hours per week to our affairs. Our independent directors also serve as officers and board members for other entities. If our executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs which may have a negative impact on our ability to complete our initial business combination.

Certain of our executive officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us following our initial business combination and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Until we consummate our initial business combination, we intend to engage in the business of identifying and combining with one or more businesses. Our executive officers and directors are, or may in the future become, affiliated with entities that are engaged in business activities similar to those intended to be conducted by us following our initial business combination.

Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity prior to its presentation to us. Our amended and restated certificate of incorporation will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Our executive officers, directors, security holders and their respective affiliates may have competitive pecuniary interests that conflict with our interests.

We have not adopted a policy that expressly prohibits our directors, executive officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. In fact, we may enter into a business combination with a target business that is affiliated with our sponsor, our directors or executive officers, although we do not currently intend to do so. We also do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours.

We may engage in a business combination with one or more target businesses that have relationships with entities that may be affiliated with our sponsor, executive officers, directors or existing holders which may raise potential conflicts of interest.

In light of the involvement of our sponsor, executive officers and directors with other entities, we may decide to acquire one or more businesses affiliated with our sponsor, executive officers and directors. Our directors also serve as officers and board members for other entities. Such entities may compete with us for business combination opportunities.

Our sponsor, officers and directors are not currently aware of any specific opportunities for us to complete our business combination with any entities with which they are affiliated, and there have been no preliminary discussions concerning a business combination with any such entity or entities. Although we will not be specifically focusing on, or targeting, any transaction with any affiliated entities, we would pursue such a transaction if we determined that such affiliated entity met our criteria for a business combination and such transaction was approved by a majority of our disinterested directors. Despite our agreement to obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, regarding the fairness to our company from a financial point of view of a business combination with one or more domestic or international businesses affiliated with our executive officers, directors or existing holders, potential conflicts of interest may still exist and, as a result, the terms of the business combination may not be as advantageous to our public stockholders as they would be absent any conflicts of interest.

Since our sponsor will lose some or all of its investment in us if our business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for our initial business combination.

Our sponsor and its permitted transferees together hold 2,501,250 founder shares as of the date of this prospectus. All of the holders of our restricted shares, including the Selling Stockholders, have previously agreed not to transfer, assign or sell any of their equity in the Company until the earlier of (i) 180 days following the completion of our initial business combination or earlier if, subsequent to the our initial business combination, the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after our initial business combination and (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of our public stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, our sponsor and its permitted transferees each has entered into a letter agreement with us, pursuant to which each has agreed to waive (i) its redemption rights with respect to all shares of our common stock then owned by it in connection with the completion of our initial business combination and (ii) its rights to liquidating distributions from the trust account with respect to its founder shares and, solely with respect to our sponsor, the private placement shares, if we fail to complete our initial business combination by November 15, 2023, although it will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination within the prescribed time frame. We except that, in conjunction with the closing of our initial business combination, the restriction on transfer of only those shares being registered hereby for the resale by the Selling Securityholders will be waived and/or terminated.

Our sponsor purchased an aggregate of 505,000 private placement units (consisting of common stock and warrants) for a purchase price of $5,050,000, or $10.00 per unit. The private placement common stock and private placement warrants (and common stock underlying such warrants) cannot be transferred except to certain permitted transferees until 30 days after the completion of our initial business combination.

All restricted securities outstanding (including founder shares, private placement common stock and private placement warrants), including the shares being registered hereunder, will be worthless if we do not complete an initial business combination. This and other personal and financial interests of our executive officers and directors may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. This risk may become more acute as the 18-month anniversary of November 15, 2023 nears, which is the deadline for our completion of an initial business combination.

Since our sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if our business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for our initial business combination.

Our sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account, such expenses would not be reimbursed by us unless we consummate an initial business combination. These financial interests of our sponsor, executive officers and directors may influence their motivation in identifying and selecting a target business combination and completing an initial business combination.

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

We may choose to incur substantial debt to complete our business combination. We have agreed that we will not incur any indebtedness unless we have obtained from the lender a waiver of any right, title, interest or claim of any kind in or to the monies held in the trust account. As such, no issuance of debt will affect the per-share amount available for redemption from the trust account. Nevertheless, the incurrence of debt could have a variety of negative effects, including:

●	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	our inability to pay dividends on our common stock;

●	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Risks Related to our Common Stock and this Offering

Our stock price may be volatile, which could result in substantial losses to investors and litigation.

In addition to changes to market prices based on our results of operations and the factors discussed elsewhere in this “Risk Factors” section, the market price of and trading volume for our common stock may change for a variety of other reasons, not necessarily related to our actual operating performance. The capital markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In addition, the average daily trading volume of the securities of small companies can be very low, which may contribute to future volatility. Factors that could cause the market price of our common stock to fluctuate significantly include:

●	the results of operating and financial performance and prospects of other companies in our industry;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	announcements of innovations, increased service capabilities, new or terminated customers or new, amended or terminated contracts by our competitors;

●	the public’s reaction to our press releases, other public announcements, and filings with the Securities and Exchange Commission;

●	lack of securities analyst coverage or speculation in the press or investment community about us or market opportunities in the telecommunications services and staffing industry;

●	changes in government policies in the United States and, as our international business increases, in other foreign countries;

●	changes in earnings estimates or recommendations by securities or research analysts who track our common stock or failure of our actual results of operations to meet those expectations;

●	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	any lawsuit involving us, our services or our products;

●	arrival and departure of key personnel;

●	sales of common stock by us, our investors or members of our management team; and

●	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural or man-made disasters.

Any of these factors, as well as broader market and industry factors, may result in large and sudden changes in the trading volume of our common stock and could seriously harm the market price of our common stock, regardless of our operating performance. This may prevent you from being able to sell your shares at or above the price you paid for your shares of our common stock, if at all. In addition, following periods of volatility in the market price of a company’s securities, stockholders often institute securities class action litigation against that company. Our involvement in any class action suit or other legal proceeding could divert our senior management’s attention and could adversely affect our business, financial condition, results of operations and prospects.

The sale or availability for sale of substantial amounts of our common stock could adversely affect the market price of our common stock.

Sales of substantial amounts of shares of our common stock, or the perception that these sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through common stock offerings.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock.

We have never paid cash dividends and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings to finance our operations and growth. As a result, any short-term return on your investment will depend on the market price of our common stock, and only appreciation of the price of our common stock, which may never occur, will provide a return to stockholders. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including, but not limited to, factors such as our financial condition, results of operations, capital requirements, business conditions, and covenants under any applicable contractual arrangements. Investors seeking cash dividends should not invest in our common stock.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock will likely decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts, over whom we have no control, publish about us and our business. We may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the market price for our common stock could decline. In the event we obtain securities or industry analyst coverage, the market price of our common stock could decline if one or more equity analysts downgrade our common stock or if those analysts issue unfavorable commentary, even if it is inaccurate, or cease publishing reports about us or our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. All statements, other than statements of present or historical fact, included in this concerning the Company’s or Pogo’s, as applicable, strategy, future operations, financial condition, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Words such as “could,” “believe,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus include statements regarding the Company’s or Pogo’s, as applicable, financial position, business strategy and other plans and objectives for future operations or transactions, statements regarding the receipt of stockholder approval of the Purchase and the consummation of the Purchase, the satisfaction of the closing conditions to the MIPA, the timing of the closing of the Purchase, expectations and intentions regarding outstanding litigation, expectations with respect to the synergies, costs and other anticipated effects of the closing of the MIPA and expectations regarding Company’s and Pogo’s respective business and the price of the common stock if the Purchase does not close. These forward-looking statements are based on current expectations and assumptions of Company’s and Pogo’s respective management about future events and are based on currently available information as to the outcome and timing of future events. Such forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties, most of which are difficult to predict and many of which are beyond Company’s and Pogo’s respective control, incident to the development, production, gathering and sale of oil and natural gas. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. Company and Pogo each believes that it has chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors”. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause actual results to differ materially from the results contemplated by such forward-looking statements include:

●	the possibility that the transactions contemplated by the MIPA are not consummated in a timely manner or at all;

●	the occurrence of any event that could give rise to the termination of the MIPA;

●	the ability of the Company to obtain the required financing to consummate the transactions contemplated by the MIPA;

●	the diversion of management in connection with the transactions contemplated by the MIPA and Company’s ability to successfully integrate Pogo’s operations and achieve or realize fully or at all the anticipated benefits, savings or growth of the transactions contemplated by the MIPA;

●	the impact of the announcement of the MIPA on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel;

●	Company’s and Pogo’s respective abilities to execute their respective business strategies;

●	changes in general economic conditions, including the material and adverse negative consequences of the COVID-19 pandemic and its unfolding impact on the global and national economy and/or as a result of the armed conflict in Ukraine and associated economic sanctions on Russia;

●	the actions of the Organization of Petroleum Exporting Countries (“OPEC”) and other significant producers and governments, including the armed conflict in Ukraine and the potential destabilizing effect such conflict may pose for the global oil and natural gas markets, and the ability of such producers to agree to and maintain oil price and production controls;

●	the effect of change in commodity prices, including the volatility of realized oil and natural gas prices, as a result of the Russian invasion of Ukraine that has led to significant armed hostilities and a number of severe economic sanctions on Russia or otherwise;

●	the level of production on our properties;

●	overall and regional supply and demand factors, delays, or interruptions of production;

●	our ability to replace our oil and natural gas reserves;

●	our ability to identify, complete and integrate acquisitions of properties or businesses;

●	general economic, business or industry conditions, including the cost of inflation;

●	competition in the oil and natural gas industry;

●	conditions in the capital markets and our ability, and the ability of our operators, to obtain capital or financing on favorable terms or at all;

●	title defects in the properties in which we invest;

●	risks associated with the drilling and operation of crude oil and natural gas wells, including uncertainties with respect to identified drilling locations and estimates of reserves;

●	the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel;

●	restrictions on the use of water;

●	the availability of pipeline capacity and transportation facilities;

●	the ability of our operators to comply with applicable governmental laws and regulations, including environmental laws and regulations and to obtain permits and governmental approvals;

●	the effect of existing and future laws and regulatory actions, including federal and state legislative and regulatory initiatives relating to hydraulic fracturing and environmental matters, including climate change;

●	future operating results;

●	risk related to our hedging activities;

●	exploration and development drilling prospects, inventories, projects, and programs;

●	the impact of reduced drilling activity in our focus areas and uncertainty in whether development projects will be pursued;

●	operating hazards faced by our operators;

●	technological advancements;

●	weather conditions, natural disasters and other matters beyond our control; and

●	certain risks and uncertainties discussed elsewhere in this prospectus, including those under the heading “Risk Factors” and other filings that have been made or will be made with the SEC.

HNRA and Pogo caution that the foregoing list of factors is not exclusive. Additional information concerning certain of these and other risks is contained in HNRA’s most recently filed Annual Report on Form 10-K, previous Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. In addition, the Company and Pogo each may be subject to currently unforeseen risks that may have a materially adverse effect on it. All subsequent written and oral forward-looking statements concerning Company and Pogo, the proposed transactions contemplated by the MIPA or other matters attributable to Company or the Pogo, or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements speak only as of the date made and, other than as required by law, neither Company nor Pogo undertakes any obligation to update publicly or revise any of these forward-looking statements.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE American listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

HNR Acquisition Corp is providing the following unaudited pro forma combined financial information to aid HNRA’s stockholders in their analysis of the financial aspects of the Purchase. The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined balance sheet as of June 30, 2023 combines the historical balance sheet of HNRA and the historical consolidated balance sheet of Pogo for such period on a pro forma basis as if the Purchase had been consummated on June 30, 2023.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 combine the historical statements of operations of HNRA and Pogo for such periods on a pro forma basis as if the Purchase had been consummated on January 1, 2022.

The unaudited pro forma combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Purchase occurred on the dates indicated. The unaudited pro forma combined financial information may not be useful in predicting the future financial condition and results of operations of the Post-Purchase company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with Pogo’s audited and unaudited consolidated financial statements and related footnotes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Pogo,” HNRA’s audited financial statements and related footnotes and Management’s Discussion and Analysis for the year ended December 31, 2022 included in the Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023 (the “HNRA Form 10-K”), the unaudited financial statements and related footnotes included in the Form 10-Q for the three and six months ended June 30, 2023 filed with the SEC on August 18, 2023 (the “HNRA Form 10-Q”) and other financial information included in the prospectus. The unaudited pro forma combined financial information presented herein also reflect adjustments related to the deposit of $120,000 into the Trust Account for the July 11, 2023 extension payment, the deposit of $120,000 into the Trust Account for the August 7, 2023 extension payment, the deposit of $120,000 as payment of the September 11, 2023 extension payment and the deposit of $120,000 as payment of the October 13, 2023 extension payment.

Under both the minimum redemptions and contractual maximum redemption scenarios, the Purchase will be accounted for as a business combination in accordance with GAAP. HNRA was determined to be the accounting acquirer based on an evaluation of the following facts and circumstances under both the no redemption and contractual maximum redemption scenarios:

●	HNRA’s senior management will comprise the senior management of the combined company;

●	HNRA will control a majority of the initial Board of Directors;

●	HNR Acquisition Corp’s existing equityholders will have a majority voting interest in the Post-Combination company.

The unaudited pro forma combined financial information has been prepared using the assumptions below with respect to the potential redemption of Public Shares for cash:

●	Assuming Minimum Redemptions — This presentation assumes that none of the HNRA stockholders exercises redemption rights with respect to its redeemable common stock for a pro rata portion of the funds in the Trust Account.

●	Assuming 50% Redemptions — This presentation assumes that 50% of the stockholders of HNRA, or 2,254,702 Public Shares, exercise redemption rights with respect to its redeemable common stock for a pro rata share (approximately $10.63 per share) of the funds in the Trust Account for aggregate redemption proceeds of approximately $24.0 million. This scenario includes all assumptions under the Minimum Redemptions Scenario, and additional adjustments to reflect the effect of redemptions of 50% of the Public Shares of the Company.

●	Assuming Maximum Redemptions — This presentation assumes that HNRA stockholders holding 4,509,403 redeemable common stock Stock exercise their redemption rights and that such Public Shares are redeemed for their pro rata share (approximately $10.63 per share) of the funds in the Trust Account for aggregate redemption proceeds of approximately $47.9 million. Our amended and restated certificate of incorporation will not provide a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the consummation of our initial business combination (such that we become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. As a result, we may be able to complete the Purchase even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares or, when we seek stockholder approval of our initial business combination and do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to our sponsor, officers, directors, advisors or their affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

Description of the Purchase

On December 27, 2022, the Company entered into the Original MIPA with the Seller, and, solely with respect to Section 7.20 of the Original MIPA, the Sponsor. On August 28, 2023, the Company, HNRA Upstream, LLC, a newly formed Delaware limited liability company which is managed by, and is a subsidiary of, the Company (“OpCo”), and HNRA Partner, Inc., a newly formed Delaware corporation and wholly owned subsidiary of OpCo (“SPAC Subsidiary”, and together with the Company and OpCo, “Buyer” and each a “Buyer”), entered into an Amended and Restated Membership Interest Purchase Agreement (the “A&R MIPA”) with Seller, and, solely with respect to Section 6.20 of the A&R MIPA, the Sponsor, which amended and restated the Original MIPA in its entirety (as amended and restated, the “MIPA”). The post-purchase Company will be organized in an “Up-C” structure and the only direct assets of HNRA will consist of equity interests in OpCo.

Pursuant to the MIPA, and subject to the terms, provisions, and conditions set forth therein, at the closing of the transactions contemplated by the MIPA, (i) (A) the Company will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the aggregate amount of cash required to satisfy any exercise by stockholders of their redemption rights) and (2) 2,000,000 newly issued shares of Class B Common Stock, par value $0.0001 per share, of the Company (such shares, the “Seller Class B Shares”) for purposes of delivery to Seller, and (B) in exchange therefor, OpCo will issue to the Company a number of Class A common units (the “OpCo Class A Units”) of OpCo equal to the number of total shares of Class A Common Stock, par value $0.0001 per share, of the Company issued and outstanding immediately after the Closing (taking into account and following the exercise of redemption rights) (such transactions, the “SPAC Contribution”), (ii) immediately following the SPAC Contribution, OpCo will contribute $900,000 to SPAC Subsidiary in exchange for 100% of the outstanding common stock of SPAC Subsidiary (the “SPAC Subsidiary Contribution”), and (iii) immediately following the SPAC Subsidiary Contribution, Seller shall sell, contribute, assign, and convey to (A) OpCo, and OpCo shall acquire and accept from Seller, ninety-nine percent (99.0%) of the outstanding membership interests of Pogo Resources, LLC, a Texas limited liability company (“Pogo” or the “Target”), and (B) SPAC Subsidiary, and SPAC Subsidiary shall purchase and accept from Seller, one percent (1.0%) of the outstanding membership interest of Target (together with the ninety-nine (99.0%) interest, the “Target Interests”), in each case, in exchange for (x) $900,000 of the Cash Consideration (as defined below) in the case of SPAC Subsidiary and (y) the remainder of the Aggregate Consideration (as defined below) in the case of OpCo.

The “Aggregate Consideration” for the Target Interests will be (a), cash in the amount of $63,000,000 in immediately available funds (the “Cash Consideration”), (b) 2,000,000 Class B common units of OpCo (“OpCo Class B Units”) valued at $10.00 per unit (the “Common Unit Consideration”), which will be equal to and exchangeable into 2,000,000 shares of Class A Common Stock issuable upon exercise of the OpCo Exchange Right (as defined below), as reflected in the A&R OpCo LLC Agreement and (c) and the Seller Class B Shares; provided, that (i) a portion of the Cash Consideration not to exceed $15,000,000 may be payable through a promissory note to Seller (the “Seller Promissory Note”) to the extent the amount available for payment of the Cash Consideration at Closing (the “Minimum Cash Amount”) is less than $63,000,000 and (ii) a portion of the Cash Consideration not to exceed $20,000,000 may be payable through the issuance of up to 2,000,000 preferred units (the “OpCo Preferred Units” and together with the Opco Class A Units and the OpCo Class B Units, the “OpCo Units”) of OpCo (the “Preferred Unit Consideration”, and, together with the Common Unit Consideration, the “Unit Consideration”), to the extent the Minimum Cash Amount is less than $48,000,000. At Closing, 500,000 OpCo Class B Units (the “Escrowed Unit Consideration”) shall be placed in escrow with the Escrow Agent for the benefit of Buyer pursuant to the Escrow Agreement and the indemnity provisions herein. The Aggregate Consideration is subject to adjustment in accordance with the MIPA.

Immediately following the Closing, HNRA will be the sole manager of and control OpCo, and will own 100% of the outstanding OpCo Class A Units. Further, Seller will own 100% of the outstanding OpCo Class B Units, shares of Class B Common Stock, and OpCo Preferred Units.

The current shares of common stock of the Company will be reclassified as Class A Common Stock. Each share of Class B Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Class A Common Stock and shares of Class B Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our Proposed Second A&R Charter (as defined below). We do not intend to list any shares of Class B Common Stock on any exchange.

Following the Closing, under the OpCo A&R LLC Agreement, each holder of OpCO Class B Units will, subject to certain timing procedures and other conditions set forth therein, have the right (the “OpCo Exchange Right”) to exchange all or a portion of its OpCo Class B OpCo Units for, at OpCo’s election, (i) shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each OpCo Class B Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash. OpCo will determine whether to pay cash in lieu of the issuance of shares of Class A Common Stock based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the OpCo Class B Units and alternative uses for such cash. Additionally, the holders of OpCo Class B Units will be required to exchange all of their OpCo Class B Units (a “Mandatory Exchange”) upon the occurrence of the following: (i) upon the direction of the Company with the consent of at least fifty percent (50%) of the holders of OpCo Class B Units; or (ii) upon the one-year anniversary of the Mandatory Conversion Trigger Date.

The OpCo Preferred Units will be automatically converted into OpCo Class B Units on the two-year anniversary of the issuance date of such OpCo Preferred Units (the “Mandatory Conversion Trigger Date”) at a rate determined by dividing (i) $20.00 per unit (the “Stated Conversion Value”), by (ii) the Market Price of the Class A Common Stock, (the “Conversion Price”). The “Market Price” means the simple average of the daily VWAP of the Class A Common Stock during the five (5) trading days prior to the date of conversion. On the Mandatory Conversion Trigger Date, the Company will issue a number of shares of Class B Common Stock to Seller equivalent to the number of OpCo Class B Units issued to Seller. If not exchanged sooner, such newly issued OpCo Class B Units shall automatically exchange into Class A Common Stock on the one-year anniversary of the Mandatory Conversion Trigger Date at a ratio of one OpCo Class B Unit for one share of Class Common Stock. An equivalent number of shares of Class B Common Stock must be surrendered with the OpCo Class B Units to the Company in exchange for the Class A Common Stock. As noted above, the OpCo Class B Units must be exchanged upon the one-year anniversary of the Mandatory Conversion Trigger Date.

Debt Commitment Letter

On August 28, 2023, the Company entered into a commitment letter (the “Debt Commitment Letter”) with First International Bank & Trust (“FIBT” or “Lender”), pursuant to which FIBT has agreed to provide the Company with a senior secured term loan in the amount of $28,000,000 (the “Credit Facility”) to (a) fund a portion of the purchase price, (b) partially fund a debt service reserve account funded with $3,000,000 at the Closing Date and an additional $2,000,000 to be deposited within 60 days following the Closing Date (the “Debt Service Reserve Account”), (c) cash secure outstanding letters of credit issued by Pogo’s existing lender, (d) pay fees and expenses in connection with the Purchase and the closing of the Credit Facility and (e) other general corporate purposes. The Credit Facility will be provided on the Closing Date subject to a number of specified conditions set forth in the Debt Commitment Letter.

The obligations of FIBT to provide the Credit Facility will terminate on November 15, 2023 if the Closing Date has not occurred by such date. The definitive documentation for the Credit Facility has not been finalized and, accordingly, the actual terms of the Credit Facility may differ from those described in this prospectus.

Option Agreement

In connection with the MIPA, OpCo and Seller agreed to cause the execution of an Option Agreement (the “Option Agreement”) by and between the Company (or a newly created special purpose entity of the Company) and Pogo Royalty, LLC, a Texas limited liability company (“Pogo Royalty”), an affiliate of Seller. Pogo Royalty owns certain overriding royalty interests in certain oil and gas assets owned by Pogo Resources, LLC (the “ORR Interest”). Pursuant to the Option Agreement, Pogo Royalty will grant an irrevocable and exclusive option to the Company to purchase the ORR Interest for the Option Price (defined below) at any time prior to the date that is twelve (12) months following the effective date of the Option Agreement. The option will not be exercisable while the Seller Promissory Note is outstanding.

The purchase price for the ORR Interest upon exercise of the option shall be (i) (1) $30,000,000 the (“Base Option Price”), plus (2) an additional amount equal to interest on the Base Option Price of twelve percent (12%), compounded monthly, from the effective date of the Option Agreement through the date of acquisition of the ORR Interest, minus (ii) any amounts received by Pogo Royalty in respect of the ORR Interest from the month of production in which the effective date of the Option Agreement occurs through the date of the exercise of the option (such aggregate purchase price, the “Option Price”).

The Option Agreement and the option will immediately terminate upon the earlier of (a) Pogo Royalty’s transfer or assignment of all of the ORR Interest in accordance with the Option Agreement and (b) the date that is twelve (12) months following the effective date of the Option Agreement.

Director Nomination and Board Observer Agreement

In connection with the MIPA, at the Closing, the Company will enter into director nomination and board observer agreement (the “Board Designation Agreement”) with CIC. Pursuant to the Board Designation Agreement, CIC will have the right, at any time CIC beneficially owns capital stock of the Company, to appoint two board observers to attend all meetings of the board of directors of the Company. In addition, after the time of the conversion of the OpCo Preferred Units owned by Seller, CIC will have the right to nominate a certain number of members of the board of directors depending on its ownership percentage of Class A Common Stock as further provided in the Board Designation Agreement.

Backstop Agreement

The Company has agreed to, at Closing, enter into and cause certain of its founders (the “Founders”) to enter into the Backstop Agreement with Seller whereby the Seller will have the right (“Put Right”) to cause the Founders to purchase Seller’s OpCo Preferred Units at a purchase price per unit equal to $10.00 per unit plus the product of (i) the number of days elapsed since the effective date of the Backstop Agreement and (ii) $10.00 divided by 730. Seller’s right to exercise the Put Right will survive for six (6) months following the date the Trust Shares (as defined below) are not restricted from transfer under the Letter Agreement (as defined in the A&R MIPA).

As security that the Founders will be able to purchase the OpCo Preferred Units upon exercise of the Put Right, the Founders will agree to place 1,500,000 shares of Class A Common Stock into trust (the “Trust Shares”), which the Founders can sell or borrow against to meet their obligations upon exercise of the Put Right with the prior consent of Seller. The Company is not obligated to purchase the OpCo Preferred Units from Seller under the Backstop Agreement. Until the Backstop Agreement is terminated, Seller will not be permitted to engage in any transaction which is designed to sell short the Class A Common Stock of the Company or any other publicly traded securities of the Company.

The purpose of the Backstop Agreement is to give the Seller some liquidity in the OpCo Preferred Units prior to the Mandatory Conversion Date. The Put Right allows Seller to receive cash in exchange for the OpCo Preferred Units prior to the Mandatory Conversion Date, but without the Company being required to provide further cash at Closing. The Backstop Agreement was a critical part of the business transaction agreed to by the Company and Seller for agreement to the A&R MIPA, and was a factor in the agreement to issue additional equity in the Company in lieu of cash as a part of the consideration to paid at Closing. The Backstop Agreement is the full agreement between the parties thereto, and besides receiving greater assurances of the consummation of the Purchase, there is no additional consideration or benefit given.

The Preferred Stock PIPE Investment

In connection with the transactions contemplated by the MIPA, the Company may enter into Subscription Agreements with certain investors (the “Preferred Stock PIPE Investors”) pursuant to which the Company would issue and sell in private placement transactions to close concurrently with the Closing, up to an aggregate of 125,000 shares of a to-be-authorized class of preferred stock, par value $0.0001 per share that will be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at a purchase price of $40.00 per share, resulting in an aggregate purchase price of $5,000,000 (the “Preferred Stock PIPE Investment”).

The Series A Preferred Stock would participate equally in any dividends declared to holders of the Class A Common Stock, carry no additional dividends, be automatically convertible by holders into shares of Class A Common Stock on the two-year anniversary of the issuance date of such Series A Preferred Stock at a rate of one share of Series A Preferred Stock into eight shares of Class A Common Stock, which is subject to adjustment upon the occurrence of certain events, and have no voting rights (whether on a preferential basis or an as-converted basis). At the Closing, the Preferred Stock PIPE Investors and the Company would consummate the Preferred Stock PIPE Investment pursuant to and in accordance with the terms of the Subscription Agreements. As of the date of this prospectus, the Company has not executed any Subscription Agreements with any investors. It is not anticipated that the Sponsor, any directors of the Company, or any officers of the Company, or any of their respective affiliates, will participate in the Preferred Stock PIPE Investment.

The following summarizes the pro forma shares of HNRA common stock outstanding under the three scenarios, assuming such Purchase closes prior to June 30, 2023:

	No Redemptions		50% Redemptions		Maximum Redemptions
Shareholders of HNRA Post Purchase	Number of SPAC Common Stock	% of Total	Number of SPAC Common Stock	% of Total	Number of SPAC Common Stock	% of Total
SPAC public shareholders	4,509,403	45.8%	2,254,702	29.7%	—	0.0%
Founders(1)	2,501,250	25.4%	2,501,250	32.9%	2,501,250	43.3%
Private Placement(2)	505,000	5.1%	505,000	6.6%	505,000	8.7%
CIC Partners/Sellers(3)	2,000,000	20.3%	2,000,000	26.3%	2,000,000	34.6%
Transaction fee shares to advisors(4)	193,178	2.0%	193,178	2.5%	193,178	3.3%
White Lion Commitment Shares	140,187	1.4%	140,187	1.8%	140,187	2.4%
Class A Common shares issuable under Potential Preferred Stock PIPE Investment(5)	—	—	—	—	440,000	7.6%
Total Fully Diluted	9,849,018	100%	7,594,317	100.0%	5,779,615	100%

IPO Underwriting Fee*	$1,800,000		$1,800,000		$1,800,000
Effective fee per share %	18.3%		23.7%		31.1%

(1)	All 2,501,250 of the Founders Shares are owned by the Sponsor and its transferees.
(2)	Excludes 8,625,000 Public Warrants and 505,000 Private Warrants to purchase three quarters of a share of common stock of the Company at an exercise price of $11.50 per share. All 505,000 private placement shares and Private Warrants are owned by the Sponsor.
(3)	All scenarios include 2,000,000 shares of Class A Common Stock assuming the OpCo Exchange Right is exercised and assuming that OpCo elects to issues shares of Class A common stock under such Exchange Right. Does not include any Class B Common Stock upon conversion of OpCo Preferred Units, due to conversion only occurring on the date that is two (2) years after Closing. See table below for potential dilution upon automatic conversion two years following the Closing.
(4)	Includes: (i) 83,178 shares of Class A Common Stock to be issued at Closing to a consultant in connection with referrals as payment of $890,000, based on the Closing price of the Company’s stock on August 28, 2023, which was $10.70; (ii) 10,000 shares of Class A Common Stock to be issued at Closing to a consultant for past consulting services rendered; (iii) 10,000 shares of Class A Common Stock to be issued at Closing to another consultant for past consulting services rendered; (iv) 30,000 shares of Class A Common Stock to be issued to Donald Orr in connection with a consulting agreement as an initial fee for future services; and (v) 60,000 shares of Class A Common Stock to be issued to Rhône Merchant House, Ltd. (which Donald Gorée has control over) in connection with a consulting agreement as an initial fee for future services.
(5)	Represents common shares issuable upon conversion of 55,000 shares of Series A Preferred Stock which are expected to be convertible into eight shares of Class A Common Stock for each share of Series A Preferred Stock.
*	Underwriting fee was agreed to be paid at closing of the initial public offering of HNRA. The effective fee for shares at each redemption level is shown in the table above.

The following summarizes the pro forma shares of HNRA common stock outstanding under the three scenarios, noted above, and reflects the automatic conversion of OpCo Preferred units into Class A common shares of HNRA on the two year anniversary of Closing. The below table does not represent dilution at Closing, since the OpCo Preferred Units are only convertible upon the two-year anniversary of the Closing, but does provide total dilution upon that date, and assuming that no other shares are issued between Closing and conversion:

	No Redemptions		50% Redemptions		Maximum Redemptions
Shareholders of HNRA Post Purchase	Number of SPAC Common Stock	% of Total	Number of SPAC Common Stock	% of Total	Number of SPAC Common Stock	% of Total
SPAC public shareholders	4,509,403	45.8%	2,254,702	19.9%	—	0.0%
Founders(6)	2,501,250	25.4%	2,501,250	22.1%	2,501,250	26.3%
Private Placement(7)	505,000	5.1%	505,000	4.5%	505,000	5.3%
CIC Partners/Sellers(8)	2,000,000	20.3%	5,738,318	50.6%	5,738,318	60.3%
Transaction fee shares to advisors(9)	193,178	2.0%	193,178	1.7%	193,178	2.0%
White Lion Commitment Shares	140,187	1.4%	140,187	1.2%	140,187	1.5%
Class A Common shares issuable under Preferred Stock PIPE Investment(10)	—	—	—	—	440,00	4.6%
Total Fully Diluted	9,849,018	100%	11,332,634	100.0%	9,517,933	100%

IPO Underwriting Fee*	$1,800,000		$1,800,000		$1,800,000
Effective fee per share %	18.3%		15.9%		18.9%

(6)	All 2,501,250 of the Founders Shares are owned by the Sponsor and its transferees.
(7)	Excludes 8,625,000 Public Warrants and 505,000 Private Warrants to purchase three quarters of a share of common stock of the Company at an exercise price of $11.50 per share. All 505,000 private placement shares and Private Warrants are owned by the Sponsor.
(8)	All scenarios include 2,000,000 shares of Class A Common Stock assuming the OpCo Exchange Right is exercised and assuming that OpCo elects to issues shares of Class A common stock under such Exchange Right. The 50% and Maximum Redemptions scenario also include 3,738,318 shares of Class A Common Stock issued assuming conversion of the OpCo Preferred Units and exercise of the OpCo Exchange Right for those OpCo Preferred Units and assuming that OpCo elects to issues shares of Class A common stock under such Exchange Right. The conversion of OpCo Preferred Units is based on a market price of the Company’s Common stock of $10.70 per share based on the closing price of the Company’s common stock at August 28, 2023. The conversion of OpCo Preferred Units can only occur on the date that is two (2) years after Closing. The No Redemptions scenario does not include conversion of OpCo Preferred Units because no OpCo Preferred Units will be issued if there are no redemptions. Pursuant to the A&R MIPA, OpCo Preferred Units will only be issued if there is insufficient cash, but under the no redemption scenario, the Company will have sufficient cash at Closing in the Trust Account.
(9)	Includes: (i) 83,178 shares of Class A Common Stock to be issued at Closing to a consultant in connection with referrals as payment of $890,000, based on the Closing price of the Company’s stock on August 28, 2023, which was $10.70; (ii) 10,000 shares of Class A Common Stock to be issued at Closing to a consultant for past consulting services rendered; (iii) 10,000 shares of Class A Common Stock to be issued at Closing to another consultant for past consulting services rendered; (iv) 30,000 shares of Class A Common Stock to be issued to Donald Orr in connection with a consulting agreement as an initial fee for future services; and (v) 60,000 shares of Class A Common Stock to be issued to Rhône Merchant House, Ltd. (which Donald Gorée has control over) in connection with a consulting agreement as an initial fee for future services.
(10)	Represents common shares issuable upon conversion of 55,000 shares of Series A Preferred Stock which are expected to be convertible into eight shares of Class A Common Stock for each share of Series A Preferred Stock.
*	Underwriting fee was agreed to be paid at closing of the initial public offering of HNRA. The effective fee for shares at each redemption level is shown in the table above.

The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma combined financial information. Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma combined financial statements are described in the accompanying notes.

HNR ACQUISITION CORP

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2023

	HNR Acquisition Corp	POGO Resources LLC	Other Transaction Accounting (Assuming Minimum Redemptions)		Combined Pro Forma (Assuming Minimum Redemptions)	Other Transaction Accounting (Assuming 50% Redemptions)		Combined Pro Forma (Assuming 50% Redemptions)	Other Transaction Accounting (Assuming Maximum Redemptions)		Combined Pro Forma (Assuming Maximum Redemptions)
ASSETS
Current Assets
Cash	$813,177	$2,559,662	$10,404,123		$13,776,962	$(10,776,962)		$3,000,000	$48,612		$3,048,612
			—	A
			48,586,123	B		13,187,213	L		24,012,787	O
			27,380,000	C		(23,964,175)	M		(23,964,175)	P
			(63,000,000)	D
			(2,562,000)	E
Accounts receivable – Oil and Gas sales	—	2,204,292	—		2,204,292	—		2,204,292	—		2,204,292
Accounts receivable – other	—	152,542	—		152,542	—		152,542	—		152,542
Prepaid expenses and other current assets	—	327,696	—		327,696	—		327,696	—		327,696
Total current assets	813,177	5,244,192	10,404,123		16,461,492	(10,776,962)		5,684,530	48,612		5,733,142

Non-current Assets
Right of Use Asset, operating leases	—	90,737	—		90,737	—		90,737	—		90,737
Fixed assets	—	—	—		—	—		—	—		—
Oil and Gas properties, net	—	58,089,686	29,234,373	F	87,324,059	—		87,324,059	—		87,324,059
Note receivable, related party	—	4,174,251	(4,174,251)	F	—	—		—	—		—
Marketable Securities held in Trust	48,106,123	—	(48,106,123)		—	—		—	—		—
		—	480,000	A	—	—		—	—		—
	—	—	(48,586,123)	B	—	—		—	—		—
Other assets	—	4,444	—		4,444	—		4,444	—		4,444
TOTAL ASSETS	$48,919,300	$67,603,310	$(12,641,878)		$103,880,732	$(10,776,962)		$93,103,770	$48,612		$93,152,382
LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities
Accounts payable	$1,150,132	$469,369	$(437,000)	E	$1,182,501	$—		$1,182,501	$—		$1,182,501
Accrued expenses	—	1,102,049	—		1,102,049	—		1,102,049	—		1,102,049
Royalties payable	—	695,462	—		695,462	—		695,462			695,462
Operating lease liabilities	—	64,373	—		64,373	—		64,373	—		64,373
Short-term derivative instrument liabilities	—	129,656	—		129,656	—		129,656	—		129,656
Franchise tax payable	100,000	—	—		100,000	—		100,000	—		100,000
Income tax payable	557,774	—	—		557,774	—		557,774	—		557,774
Notes payable from related party, net of discount	925,654	—	480,000	A	1,405,654	—		1,405,654	—		1,405,654
Excise tax payable	436,665	—			436,665			436,665			436,665
Seller Promissory Note	—	—	—		—	13,187,213	N	13,187,213	1,812,787	Q	15,000,000
Deferred underwriting fee payable	—	—	1,300,000	E	1,300,000	—		1,300,000	—		1,300,000
Total current liabilities	3,170,225	2,460,909	1,343,000		6,974,134	13,187,213		20,161,347	1,812,787		21,974,134

HNR ACQUISITION CORP

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2023 — (Continued)

	HNR Acquisition Corp	POGO Resources LLC	Other Transaction Accounting (Assuming Minimum Redemptions)		Combined Pro Forma (Assuming Minimum Redemptions)	Other Transaction Accounting (Assuming 50% Redemptions)		Combined Pro Forma (Assuming 50% Redemptions)	Other Transaction Accounting (Assuming Maximum Redemptions)		Combined Pro Forma (Assuming Maximum Redemptions)
Long-term liabilities
Long-term debt, net	—	26,250,000	1,130,000		27,380,000	—		27,380,000	—		27,380,000
			(26,250,000)	G
			27,380,000	C
Deferred underwriting fee payable	2,587,500	—	(2,587,500)	E	—	—		—	—		—
Warrant liabilities	1,459,691	—	—		1,459,691	—		1,459,691	—		1,459,691
Right of use liability, operating leases	—	28,303	—		28,303	—		28,303	—		28,303
Other liabilities	—	675,000	—		675,000	—		675,000	—		675,000
Asset retirement obligation, net	—	5,099,220	—		5,099,220	—		5,099,220	—		5,099,220
Total liabilities	7,217,416	34,513,432	(114,500)		41,616,348	13,187,213		54,803,561	1,812,787		56,616,348
Commitments and Contingencies
Redeemable Common stock, $0.0001 par value; 4,509,403 shares outstanding subject to redemption at $10.52 per share	47,448,349	—	(47,448,349)		—	—		—	—		—
		—	480,000	A
			(47,928,349)	H
EQUITY
Owners’ equity		33,089,878	(33,089,878)	F	—	—		—	—		—
Series A Convertible Preferred stock									6	R	6
Class A common stock	—	—	785		785	(225)		560	(226)		334
			451	H		(225)	M		(226)	Q
			301	I
			14	J
			19	K
Class B Common stock	—	—	200	D	200			200			200
Common stock	301	—	(301)	I	—	—		—	—		—
Additional paid-in capital	—	—	51,494,865		51,494,865	(23,963,950)		27,530,915	(21,763,955)		5,766,960
			47,927,898	H		(23,963,950)	M		(23,963,949)	P
			1,499,986	J					2,199,994	R
			2,066,981	K
Retained earnings (accumulated deficit)	(5,746,766)	—	(4,884,500)		(10,631,266)	—		(10,631,266)	—		(10,631,266)
			(4,404,500)	E
			(480,000)	A
Total Equity attributable to HNRA shareholders	(5,746,465)	33,089,878	13,521,171		40,864,584	(23,964,175)		16,900,409	(21,764,175)		(4,863,766)
Noncontrolling interest	—	—	21,399,800	D	21,399,800	—		21,399,800	20,000,000	S	41,399,800
Total stockholder’s equity	(5,746,465)	33,089,878	34,920,971		62,264,384	(23,964,175)		38,300,209	(1,764,175)		36,536,034

TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	$48,919,300	$67,603,310	$(12,641,878)		$103,880,732	$(10,776,962)		$93,103,770	$48,612		$93,152,382

HNR ACQUISITION CORP
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2023

	HNR Acquisition Corp Historical	POGO Resources LLC Historical	Transaction Accounting (Assuming Minimum Redemptions)		Combined Pro Forma (Assuming Minimum Redemptions)	Transaction Accounting (Assuming 50% Redemptions)		Combined Pro Forma (Assuming 50% Redemptions)	Transaction Accounting (Assuming Maximum Redemptions)	Combined Pro Forma (Assuming Maximum Redemptions)
Revenue
Crude Oil	$—	$13,500,743	$(1,350,074)	T	$12,150,669	$—		$12,150,669	$—	$12,150,669
Natural gas and natural gas liquids	—	462,642	(46,264)	T	416,378	—		416,378	—	416,378
Gain on derivative instruments, net	—	763,043	—		763,043	—		763,043		763,043
Other Revenue	—	317,721	—		317,721	—		317,721	—	317,721
Total revenue	—	15,044,149	(1,396,339)		13,647,811			13,647,811	—	13,647,811

Expenses:
Production taxes, transportation and processing	—	1,171,861	(117,186)	T	1,054,675	—		1,054,675	—	1,054,675
Lease operating	—	4,905,164	—		4,905,164	—		4,905,164	—	4,905,164
Depletion, depreciation and amortization	—	858,992	154,427	U	1,013,419	—		1,013,419	—	1,013,419
Accretion of asset retirement obligations	—	608,634	—		608,634	—		608,634	—	608,634
General and administrative	1,268,479	2,129,379	871,667	V	4,269,525	—		4,269,525	—	4,269,525
Franchise taxes	100,000	—	—		100,000	—		100,000	—	100,000
Total operating expenses	1,368,479	9,674,030	908,907		11,951,416	—		11,951,416	—	11,951,416
Income (loss) from operations	(1,368,479)	5,370,119	(2,305,246)		1,696,394	—		1,696,394	—	1,696,394

Other income (expense):
Amortization of debt discount	(499,058)	—	—		(499,058)	—		(499,058)		(499,058)
Other income (expense)	—	(83,801)	—		(83,801)	—		(83,801)	—	(83,801)
Change in Fair value warrant liability	92,713	—	—		92,713	—		92,713	—	92,713
Interest income	4,001	174,251	—		178,252	—		178,252	—	178,252
Interest expense	(93,156)	(874,938)	(1,328,396)		(2,296,490)	(1,125,000)	AA	(3,421,490)	—	(3,421,490)
			(2,203,334)	W
			874,938	X
Interest income on marketable securities held in Trust Account	1,789,672	—	(1,789,672)	Y	—	—		—	—	—
Total other income (expense)	1,294,172	(784,488)	(3,118,068)		(2,608,384)	(1,125,000)		(3,733,384)	—	(3,733,384)
Income (loss) before income taxes	(74,307)	4,585,631	(5,423,314)		(911,990)	(1,125,000)		(2,036,990)	—	(2,036,990)
Income tax expense	(336,110)	—	336,110		—	—		—	—	—
Net income (loss)	(410,417)	4,585,631	(5,087,204)		(911,990)	(1,125,000)		(2,036,990)	—	(2,036,990)
Net income (loss) attributable to noncontrolling interests	—	—	—		—	—		—	—	—
Net income (loss) attributable to HNR Acquisition Corp	$(410,417)	$4,585,631	$(5,087,204)		$(911,990)	$(1,125,000)		$(2,036,990)	$—	$(2,036,990)
Weighted Average shares outstanding, Class A common stock – basic and diluted					9,849,018			7,594,317		5,339,615
Net income (loss) per share of Class A common stock – basic and diluted					$(0.09)			$(0.27)		$(0.38)
Weighted Average shares outstanding, redeemable common stock – basic and diluted	7,618,965
Net income (loss) per share of common stock – basic and diluted	$0.03
Weighted average shares outstanding, non-redeemable common stock – basic and diluted	3,006,250
Net income (loss) per share of common stock – basic and diluted	$(0.21)

HNR ACQUISITION CORP
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022

	HNR Acquisition Corp Historical	POGO Resources LLC Historical	Transaction Accounting (Assuming Minimum Redemptions)		Combined Pro Forma (Assuming Minimum Redemptions)	Transaction Accounting (Assuming 50% Redemptions)			Combined Pro Forma (Assuming 50% Redemptions)	Transaction Accounting (Assuming Maximum Redemptions)	Combined Pro Forma (Assuming Maximum Redemptions)
Revenue
Crude Oil	$—	$37,982,367	$(3,798,237)	AB	$34,184,130	$			$34,184,130	$—	$34,184,130
Natural gas and natural gas liquids	—	1,959,411	(195,941)	AB	1,763,470				1,763,470	—	1,763,470
Other Revenue	—	255,952			255,952				255,952		255,952
Loss on derivative instruments, net	—	(4,793,790)	—		(4,793,790)				(4,793,790)	—	(4,793,790)
Total revenue	—	35,403,940	(3,994,178)		31,409,762				31,409,762	—	31,409,762

Expenses:
Production taxes, transportation and processing	—	3,484,477	(348,448)	AB	3,136,029		—		3,136,029	—	3,136,029
Lease operating	—	8,418,739	—		8,418,739		—		8,418,739	—	8,418,739
Depletion, depreciation and amortization	—	1,613,402	580,680	AC	2,194,082		—		2,194,082	—	2,194,082
Accretion of asset retirement obligations	—	1,575,296	—		1,575,296		—		1,575,296	—	1,575,296
General and administrative	1,598,013	2,953,202	3,243,333	AD	7,794,548		—		7,794,548	—	7,794,548
Franchise taxes	200,000	—	—		200,000		—		200,000	—	200,000
Total operating expenses	1,798,013	18,045,116	3,475,565		23,318,694		—		23,318,694	—	23,318,694
Income (loss) from operations	(1,798,013)	17,358,824	(7,469,743)		8,091,068		—		8,091,068	—	8,091,068

Other income (expense):
Other income (expense)	—	13,238	—		13,238		—		13,238	—	13,238
Insurance policy recovery	—	2,000,000	—		2,000,000		—		2,000,000	—	2,000,000
Interest income (expense)	969	(1,076,060)	(3,330,607)		(4,405,698)		(2,250,000)	AI	(6,655,698)	—	(6,655,698)
			(4,406,667)	AE
			1,076,060	AF
Interest income on marketable securities held in Trust Account	1,268,362	—	(1,268,362)	AG	—		—		—	—	—
Total other income (expense)	1,269,331	937,178	(4,598,969)		(2,392,460)		(2,250,000)		(4,642,460)	—	(4,642,460)
Income (loss) before income taxes	(528,682)	18,296,002	(12,068,712)		5,698,608		(2,250,000)		3,448,608	—	3,448,608
Income tax (expense) benefit	(221,665)	—	(975,043)	AH	(1,196,708)		472,500	AH	(724,208)	—	(724,208)
Net income (loss)	(750,347)	18,296,002	(13,043,755)		4,501,900		(1,777,500)		2,724,400	—	2,724,400
Net income (loss) attributable to noncontrolling interests	—	—	—		—		—		—	—	—
Net income (loss) attributable to HNR Acquisition Corp	$(750,347)	$18,296,002	$(13,043,755)		$4,501,900		(1,777,500)		$2,724,400	$—	$2,724,400
Weighted Average shares outstanding, Class A common stock – basic and diluted					9,830,271				7,581,746		5,333,222
Net income (loss) per share of Class A common stock – basic and diluted					$0.46				$0.36		$0.51
Weighted Average shares outstanding, redeemable common stock – basic and diluted	7,538,014
Net income (loss) per share of common stock – basic and diluted	$(0.02)
Weighted average shares outstanding, non-redeemable common stock – basic and diluted	2,978,445
Net income (loss) per share of common stock – basic and diluted	$(0.19)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

Under both the no redemption and maximum redemption scenarios, the Purchase will be accounted for as an acquisition, in accordance with GAAP. The Company was deemed the accounting acquirer in the Purchase based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations. Pogo was deemed to be the predecessor entity of the Company. Accordingly, the historical financial statements of Pogo will become the historical financial statements of the Company, upon the consummation of the Purchase. Under the acquisition method of accounting, the assets and liabilities of Pogo will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill.

The unaudited pro forma combined balance sheet as of June 30, 2023, assumes that the Purchase occurred on June 30, 2023. The unaudited pro forma combined statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022, reflects pro forma effect to the Purchase as if it had been completed on January 1, 2022.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Purchase.

The pro forma adjustments reflecting the consummation of the Purchase are based on certain currently available information and certain assumptions and methodologies that HNRA believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. HNRA believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Purchase based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Purchase taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of HNRA’s Form 10-K and Form 10-Q and Pogo included in this prospectus.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Purchase (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). HNRA has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.

2. Accounting Policies

Upon consummation of the Purchase, management will perform a comprehensive review of the accounting policies of the two entities. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma combined financial information. As a result, the unaudited pro forma combined financial information does not assume any differences in accounting policies.

3. Preliminary Purchase Price Allocation

The preliminary purchase price of Pogo has been allocated to the assets acquired and liabilities assumed for purposes of this pro forma financial information based on their estimated relative fair values. The purchase price allocations herein are preliminary. The final purchase price allocations for the Purchase will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following the closing date of the acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the accounting adjustments included in the pro forma financial statements presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company following the acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities.

Preliminary Purchase Price (no redemptions scenario):
Cash	$63,000,000
2,000,000 OpCo Class B Units	21,400,000
Total preliminary purchase consideration	$84,400,000

Preliminary Purchase Price (50% redemptions scenario):
Cash	$49,812,787
Promissory note to Sellers of Pogo	13,187,213
2,000,000 OpCo Class B Units	21,400,000
Total preliminary purchase consideration	$84,400,000

Preliminary Purchase Price (maximum redemptions scenario):
Cash	$28,000,000
Promissory note to Sellers of Pogo	15,000,000
2,000,000 OpCo Class B Units	21,400,000
2,000,000 OpCo Preferred Units	20,000,000
Total preliminary purchase consideration	$84,400,000

Preliminary Purchase Price Allocation
Cash	$2,559,662
Accounts receivable	2,356,834
Prepaid expenses	327,696
Operating lease assets	90,737
Property, plant and equipment	—
Oil & gas reserves	87,324,059
Other assets	4,444
Accounts payable	(469,369)
Accrued liabilities	(1,927,167)
Asset retirement obligations, net	(5,099,220)
Other liabilities	(675,000)
Operating lease liability	(92,676)
Net assets acquired	$84,400,000

The preliminary fair value of the OpCo Class B Units is based on the equivalent of 2,000,000 shares of Class A common stock of HNR Acquisition Corp and a Closing price of the Company’s common stock at August 28, 2023, which was $10.70.

4. Adjustments to Unaudited Pro forma combined Financial Information

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Purchase and has been prepared for informational purposes only.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statement of operations are based upon the number of the combined company’s shares outstanding, assuming the Purchase occurred on January 1, 2021.

Transaction Adjustments (Assuming Minimum Redemptions)

(A)	Reflects the deposit of $120,000 each into the Trust Account related to the extension of the Business Combination period on July 11, 2023, August 7, 2023, September 11, 2023, and October 13, 2023, funded through the issuance of notes payable.

(B)	Reflects the reclassification of $48.6 million of cash and investments held in the Trust Account that becomes available to fund the Purchase.

(C)	Reflects expected net cash proceeds of $27,380,000 from the Debt Commitment Letter under a senior secured term loan in the amount of $28,000,000, net of expected closing costs of $620,000. Under the terms of the Debt Commitment Letter, the Company must maintain a minimum cash balance of $3,000,000 after closing of the MIPA.

(D)	Reflects the payment of the Base Purchase Price to the sellers of Pogo, consisting of the Cash Consideration of $63.0 million, the issuance of 2,000,000 OpCo Class B units with an estimated fair value of $10.70 per share based on the Closing price of the Company’s common stock at August 28, 2023. In each Scenario, the estimated fair value of the OpCo Class B Units is presented as a noncontrolling interest until such time as the Exchange Right of the holders of OpCo Class B Units may be exercised. The OpCo Class B Units have no economic rights in OpCo, including, without limitation, no rights to distributions, profits or losses of OpCo, or any rights upon the occurrence of any liquidation of OpCo.

(E)	Reflects the payment of estimated transaction costs in connection with the closing of the Purchase of $2,062,000, and payment of a portion of the deferred underwriting fee payable of $500,000 from HNRA’s initial public offering due to the closing. On September 7, 2023, the Company and EF Hutton entered into a Satisfaction and Discharge of Indebtedness pursuant to Underwriting Agreement whereby EF Hutton agreed to, in lieu of the original deferred underwriting commission of $2,587,000, accept a lower fee of $1,800,000 payable as follows: $500,000 in cash at Closing and $1,300,000 in cash due 90 days after the Closing Date, reflected as a current liability on the unaudited pro forma combined balance sheet. The estimated pro forma impact to accumulated deficit of $5,192,000 as of June 30, 2023 includes the $1,625,000 of cash closing costs, $2,067,000 of transaction fees that will be settled through the issuance of 193,718 shares of common stock (based on an estimated price of $10.70 per share based on the Closing price of the Company’s common stock at August 28, 2023 for certain advisors), and $1,500,000 related to the fair value of shares issued to White Lion as a commitment fee in connection with Closing of the MIPA (see note J and K below). The accumulated deficit impact Also includes a $787,500 reduction of the deferred underwriting fee payable pursuant to the Satisfaction and Discharge of Indebtedness agreement.

(F)	Reflects the estimated fair value adjustments under the acquisition method of accounting from the preliminary purchase price allocation of the net assets of Pogo. See Note 3 to these unaudited proforma combined financial statements.

(G)	Reflects the elimination of Pogo long-term debt not assumed by HNRA in the Purchase.

(H)	Reflects the reclassification of $47.9 million of temporary equity from the 4,509,403 shares of redeemable common stock from temporary equity to permanent equity as Class A common stock as a result of the Purchase.

(I)	Reflects the conversion of existing non-redeemable HNRA common stock to Class A common stock as a result of the Up-C structure.

(J)	Reflects the issuance of an estimated 140,187 shares of common stock with a value of $1,500,000 to White Lion as a commitment fee in connection with closing of the MIPA pursuant to the Common Stock Purchase Agreement. The estimated shares of common stock to be issued to White Lion are based on a stock price of $10.70 per share based on the Closing price of the Company’s common stock at August 28, 2023.

(K)	Reflects the issuance of an estimated 193,178 shares of common stock with a value of $2,067,000 to officers and advisors as a transaction fees in connection with closing of the MIPA. Includes 30,000 shares issued to the Company’s President and 60,000 shares to the Company’s Chairman. The estimated shares of common stock to be issued to White Lion are based on a stock price of $10.70 per share based on the Closing price of the Company’s common stock at August 28, 2023.

Additional Transaction Adjustments (Assuming 50% Redemptions)

(L)	Reflects the reduction in the Cash Consideration paid to the Sellers as a result of redemptions of common stock by HNRA shareholders under the 50% Redemption scenario.

(M)	Reflects the redemption of 2,254,702 shares of redeemable common stock for $24.0 million at an estimated redemption price of $10.63 per share.

(N)	Reflects the issuance of $13,187,213 in principal under the Seller Promissory Note as part of the Purchase. The Seller Promissory Note will bear interest at the greater of 12% per annum or the highest interest rate applicable to HNR Acquisition Corp financing. If the Seller Promissory Note is not repaid in full on or prior to the six month anniversary of closing of the Purchase, HNR Acquisition Corp will owe interest equal to the lesser of 18% per annum and the highest amount permissible under law, compounded monthly.

Additional Transaction Adjustments (Assuming Maximum Redemptions)

(O)	Reflects the reduction in the Cash Consideration paid to the Sellers as a result of redemptions of common stock by HNRA shareholders under the 50% Redemption scenario.

(P)	Reflects the redemption of the remaining 2,254,701 shares of redeemable common stock for $23.9 million at an estimated redemption price of $10.63 per share.

(Q)	Reflects the issuance of additional principal of $1,812,787 in principal under the Seller Promissory Note as part of the purchase, for a total Seller Note of $15,000,000.

(R)	Reflects the potential sale of an estimated 55,000 shares of Series A Convertible Preferred Stock for aggregate consideration of $2,200,000 in order for the Company to have sufficient cash to close the MIPA. The Series A Preferred Stock would participate equally in any dividends declared to holders of the Class A Common Stock, carry no additional dividends, be automatically convertible by holders into shares of Class A Common Stock on the two-year anniversary of the issuance date of such Series A Preferred Stock at a rate of one share of Series A Preferred Stock into eight shares of Class A Common Stock, which is subject to adjustment upon the occurrence of certain events, and have no voting rights (whether on a preferential basis or an as-converted basis). At the Closing, the Preferred Stock PIPE Investors and the Company would consummate the Preferred Stock PIPE Investment pursuant to and in accordance with the terms of the Subscription Agreements. As of the date of this prospectus, the Company has not executed any Subscription Agreements with any investors. It is not anticipated that the Sponsor, any directors of the Company, or any officers of the Company, or any of their respective affiliates, will participate in the Preferred Stock PIPE Investment.

(S)	Reflects the issuance of an additional 2,000,000 OpCo Preferred Units to the Seller as a result of the reduced Cash Consideration under the maximum redemptions scenario.

Adjustments to Unaudited Pro forma combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma combined statement of operations for the six months ended June 30, 2023, are as follows:

Transaction Adjustments (All Scenarios)

(T)	Reflects the reduction of the historical results of operations of POGO for the impact of the 10% overriding royalty interest in the acquired properties not acquired by the Company.

(U)	Reflects the adjustment to depletion, depreciation and amortization for the estimated new basis of property plant and equipment and oil and gas reserves as a result of the preliminary purchase price allocation.

(V)	Reflects the adjustment to include $415,000 of quarterly salary of the Company’s officers beginning after closing of the MIPA for three officers, pursuant to the Company’s compensation plan. This adjustment also includes the estimate of $276,667 in expense related to one year of vesting of the RSU grants to those officers that pursuant to the Company’s compensation plan, and $180,000 of consulting fees payable to the Company’s President and an entity controlled by the Company’s Chairman pursuant to their consulting agreements entered into in February 2023.

(W)	Reflects six months of interest expense on the senior secured term loan pursuant to the Debt Commitment Letter, including amortization of deferred finance costs paid at closing. The senior secured term loan is expected to bear interest at Prime plus 6.5%.

(X)	Reflects the reversal of historical interest expense of Pogo.

(Y)	Reflects the reversal of interest income earned on marketable securities held in the Trust Account.

(Z)	Represents the estimated income tax effect of the pro forma adjustments and calculated using the enacted applicable statutory income tax rates and the estimated income tax impact of historical Pogo results of operations being taxed under the Company’s structure as a C-Corporation.

(AA)	Reflects six months of interest expense related to the issuance of the Seller Promissory Note, as the pro forma closing of the Purchase is assumed to be January 1, 2022. The Seller Promissory Note will bear interest at the greater of 12% per annum or the highest interest rate applicable to HNR financing.

The pro forma adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2022, are as follows:

Transaction Adjustments (All Scenarios)

(AB)	Reflects the reduction of the historical results of operations of POGO for the impact of the 10% overriding royalty interest in the acquired properties not acquired by the Company.

(AC)	Reflects the adjustment to depletion, depreciation and amortization for the estimated new basis of property plant and equipment and oil and gas reserves as a result of the preliminary purchase price allocation.

(AD)	Reflects the adjustment to include $830,000 of annual salary of the Company’s officers beginning after closing of the MIPA for three officers, pursuant to the Company’s compensation plan. This adjustment also includes the estimate of $553,333 in expense related to one year of vesting of the RSU grants to those officers that pursuant to the Company’s compensation plan. Also includes $1,500,000 of expense for the shares of common stock to be issued to White Lion at closing of the MIPA in connect with the Common Stock Purchase Agreement and $180,000 of consulting fees payable to the Company’s President and an entity controlled by the Company’s Chairman pursuant to their consulting agreements entered into in February 2023.

(AE)	Reflects one year of interest expense on the senior secured term loan pursuant to the Debt Commitment Letter, including amortization of deferred finance costs paid at closing. The senior secured term loan is expected to bear interest at Prime plus 6.5%.

(AF)	Reflects the reversal of historical interest expense of Pogo.

(AG)	Reflects the reversal of interest income earned on marketable securities held in the Trust Account.

(AH)	Represents the estimated income tax effect of the pro forma adjustments and calculated using the enacted applicable statutory income tax rates and the estimated income tax impact of historical Pogo results of operations being taxed under the Company’s structure as a C-Corporation.

(AI)	Reflects a full year of interest expense related to the issuance of the Seller Promissory Note, as the pro forma closing of the Purchase is assumed to be January 1, 2022. The Seller Promissory Note will bear interest at the greater of 12% per annum or the highest interest rate applicable to HNR financing.

5. Pro Forma Earnings per Share

Basic earnings per share is computed based on the historical weighted average number of shares of common stock outstanding during the period, and the issuance of additional shares in connection with the Purchase, assuming the shares were outstanding since January 1, 2022. As the Purchase is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Purchase have been outstanding for the entire period presented. If the maximum number of Public Shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period presented. Diluted earnings per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method.

The unaudited pro forma combined financial information has been prepared assuming three alternative levels of redemption for the six months ended June 30, 2023 and for the year ended December 31, 2022:

	Pro Forma Combined
	(Assuming No Redemptions)	(Assuming 50% Redemptions)	(Assuming Maximum Redemptions)
For the Six Months Ended June 30, 2023
Pro forma net loss attributable to Class A common stockholders	$(911,990)	$(2,036,990)	$(2,036,990)
Pro forma net loss per share attributable to Class A common stockholders, basic and diluted	$(0.09)	$(0.27)	$(0.38)
Weighted average shares outstanding, basic and diluted	9,849,018	7,594,317	5,339,615
Excluded Securities(1)
Public Warrants	8,625,000	8,625,000	8,625,000
Private Warrants	505,000	505,000	505,000

For the Year Ended December 31, 2022
Pro forma net income attributable to Class A common stockholders	$4,501,900	$2,724,400	$2,724,400
Pro forma net income per share attributable to Class A common stockholders, basic and diluted	$0.46	$0.36	$0.51
Weighted average shares outstanding, basic and diluted	9,830,271	7,581,746	5,333,222
Excluded Securities:(1)
Public Warrants	8,625,000	8,625,000	8,625,000
Private Warrants	505,000	505,000	505,000

(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net income per share, basic and diluted, because their effect would have been anti-dilutive, due to the exercise price of the Public Warrants and Private Warrants being greater that the average market price of the Company’s common stock.

6. Supplemental Oil and Gas Reserve Information (Unaudited)

Estimated Net Quantities of Oil and Gas Reserves

The pro forma estimates of proved oil and gas reserves and discounted future net cash flows for the Target Interests as of December 31, 2021 and December 31, 2022 were prepared by William M. Cobb & Associates, Inc. Users of this information should be aware that the process of estimating quantities of proved oil and gas reserves is very complex, requiring significant subjective decisions to be made in the evaluation of available geologic, engineering, and economic data for each reservoir. The data for any given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variance in available data for various reservoirs make estimates generally less precise than other estimates included in the statement of revenue and direct operating expenses disclosures.

The pro forma estimated proved net recoverable reserves presented below include only those quantities of oil and gas geologic and engineering data that demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic, operating and regulatory practices. Proved developed reserves represent only those reserves estimated to be recovered through existing wells. Proved undeveloped reserves include those reserves that may be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure for recompletion or secondary recovery operation is required. All of the pro forma properties’ proved reserves set forth herein are located in the Continental United States. The estimate of reserves and the standardized measure of discounted future net cash flows shown below reflect Pogo’s development plan for these properties.

The following tables set forth certain unaudited pro forma information concerning Pogo’s proved oil and gas reserves for the year ended December 31, 2022, giving effect to the Purchase as if it had occurred on January 1, 2022. The following tables provide a summary of the changes in estimated reserves for the periods presented and reconciles the changes from the original transaction estimates to the amended transaction estimates.

	Original Transaction			Reconciling Differences(2)			Amended Transaction
	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)
Proved reserves as of January 1, 2022	—	18,487	18,487	—	(2,184)	(2,184)	—	16,303	16,303
Revisions of previous estimates(1)	—	325	325	—	(29)	(29)	—	296	296
Extensions, discoveries and other additions	—	—	—	—	—	—	—	—	—
Purchases of reserves in place	—	—	—	—	—	—	—	—	—
Sales of reserves in place	—	—	—	—	—	—	—	—	—
Production	—	(473)	(473)	—	47	47	—	(426)	(426)
Proved reserves as of December 31, 2022	—	18,339	18,339	—	(2,166)	(2,166)	—	16,173	16,173
Proved developed reserves:
As of December 31, 2022	—	13,609	13,609	—	(1,608)	(1,608)	—	12,001	12,001
Proved undeveloped reserves:
As of December 31, 2022	—	4,730	4,730	—	(558)	(558)	—	4,172	4,172

(1)	The positive revision in 2022 is primarily attributable to the increase in year-end SEC commodity prices for oil and natural gas.
(2)	The reconciling differences as shown in the table above are the result of the 10% overriding royalty interest not acquired in the amended transaction.

Standardized Measure of Discounted Future Net Cash Flows

The pro forma standardized measure related to proved oil, gas and NGL reserves is summarized below. This summary is based on a valuation of proved reserves using discounted cash flows based on SEC pricing applicable for each year, costs and economic conditions and a 10% discount rate. The additions to proved reserves from new discoveries and extensions and the impact of changes in prices and costs associated with proved reserves could vary significantly from year to year. Accordingly, the information presented below is not an estimate of fair value and should not be considered indicative of any trends.

The pro forma standardized measure of discounted future cash flows does not purport, nor should it be interpreted to present, estimates of the fair value of the properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and risks inherent in reserve estimates.

The following summary sets forth future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed by FASB ASC Topic 932 and reconciles the changes from the original transaction estimates to the amended transaction estimates.

	Original Transaction			Reconciling Differences(1)			Amended Transaction
	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)
Future cash inflows	$—	$1,680,514	$1,680,514	$—	$(198,481)	$(198,481)	—	1,482,033	1,482,033
Future Cost
Production	—	(451,155)	(451,155)	—	16,450	16,450	—	(434,705)	(434,705)
Development	—	(124,216)	(124,216)	—	—	—	—	(124,216)	(124,216)
Future inflows before income tax	—	1,105,143	1,105,143	—	(182,031)	(182,031)	—	923,112	923,112
Future income tax expense	—	—	—	—	—	—	—	—	—
Future net cash flows	—	1,105,143	1,105,143	—	(182,031)	(182,031)	—	923,112	923,112
Discount of 10% per annum		(585,596)	(585,596)		96,144	96,144		(489,452)	(489,452)
Standardized measure of discounted future net cash flows	$—	$519,547	$519,547	$—	$(85,887)	$(85,887)	$—	$433,660	$433,660

(1)	The reconciling differences as shown in the table above are the result of the 10% overriding royalty interest not acquired in the amended transaction.

In accordance with SEC and Financial Accounting Standards Board (“FASB”) requirements, our estimated net proved reserves and standardized measure at December 31, 2022 utilized prices (subsequently adjusted for quality and basis differentials) based on the twelve month unweighted average of the first of the month prices of West Texas Intermediate (“WTI”) oil price which equates to $93.67 per Bbl and an average Henry Hub spot gas price which equates to $6.358 per MMBtu of gas. Furthermore, future development costs include abandonment costs.

The following table sets forth the pro forma changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the periods indicated and reconciles the changes from the original transaction estimates to the amended transaction estimates.

Changes in Standardized Measure

	Original Transaction			Reconciling Differences(1)			Amended Transaction
	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)	HNRA (Mboe)	Pogo (Mboe)	Pro Forma Combined (Mboe)
Standardized measure, beginning of year	$—	$307,409	$307,409	$—	$(57,226)	$(57,226)	$—	$250,183	$250,183
Accretion of discount		30,741	30,741		(5,723)	(5,723)		25,018	25,018
Net change in sales and transfer prices and in production (lifting) costs related to future production	—	176,448	176,448	—	(24,615)	(24,615)	—	151,833	151,833
Purchase of minerals in place	—	—	—	—	—	—	—	—	—
Changes in estimated future developments	—	12,926	12,926	—	—	—	—	12,926	12,926
Previously estimated development incurred during the period	—	2,100	2,100	—	—	—	—	2,100	2,100
Revision of quantity estimates	—	9,217	9,217	—	(1,182)	(1,182)	—	8,035	8,035
Net change in income taxes	—	—	—	—	—	—	—	—	—
Sales of oil and gas produced, net of production costs	—	(23,501)	(23,501)	—	3,646	3,646	—	(19,855)	(19,855)
Timing and other differences	—	4,207	4,207	—	(787)	(787)	—	3,420	3,420
Standardized measure, end of year	$—	$519,547	$519,547	—	(85,887)	(85,887)	—	$433,660	$433,660

(1)	The reconciling differences as shown in the table above are the result of the 10% overriding royalty interest not acquired in the amended transaction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF POGO

The following discussion and analysis provide information that the management of Pogo Resources, LLC (referred to as the “Company”, “we”, “us”, “our” and “Pogo”) believes is relevant to an assessment and understanding of Pogo’s consolidated results of operations and financial condition. The discussion and analysis should be read together with the section of this prospectus entitled “Summary Historical Consolidated Financial Information of Pogo”, Pogo’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and the related notes thereto included elsewhere in this prospectus, and Pogo’s unaudited consolidated financial statements as of the three and six months ended June 30, 2023 and 2022 and the related notes thereto included elsewhere in this prospectus.

This discussion and analysis contain forward-looking statements based upon Pogo’s current expectations, estimates and projections that involve risks and uncertainties. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors — Risks Related to Pogo” or elsewhere in this prospectus.

Overview

We are an independent oil and natural gas company based in Texas and formed in 2017 that is focused on the acquisition, development, exploration, production and divestiture of oil and natural gas properties in the Permian Basin. The Permian Basin is located in west Texas and southeastern New Mexico and is characterized by high oil and liquids-rich natural gas content, multiple vertical and horizontal target horizons, extensive production histories, long-lived reserves and historically high drilling success rates. Pogo’s properties are in the Grayburg-Jackson Field in Eddy County, New Mexico, which is a sub-area of the Permian Basin. Pogo focuses primarily on production through waterflooding recovery methods.

Pogo is a limited liability company and is not subject to federal and state income taxes. However, it must file informational tax returns and all taxable income or loss flows through to the owners in their individual tax returns. Pogo had no authorized, issued and outstanding units for any of the financial periods presented in this prospectus.

The Company’s assets as mentioned above consist of contiguous leasehold positions of approximately 13,700 gross (13,700 net) acres with an average working interest of 100%. We operate 100% of the net acreage across the Company’s assets, all of which is net operated acreage of vertical wells with average depths of approximately 3,810 feet.

Our average daily production for the three months ended June 30, 2023, was 1,183 barrel of oil equivalent (“Boe”) per day, and for the three months ended June 30, 2022 was 1,368 Boe per day. Our average daily production for the six months ended June 30, 2023, was 1,183 barrel of oil equivalent (“Boe”) per day, and for the six months ended June 30, 2022 was 1,289 Boe per day. The decrease in production is due to an increase in well downtime during the three and six months ended June 30, 2023.

Impact of Coronavirus (“COVID-19”)

The COVID-19 pandemic resulted in a severe worldwide economic downturn, significantly disrupting the demand for oil throughout the world, and created significant volatility, uncertainty and turmoil in the oil and gas industry. The decrease in demand for oil, combined with pressures on the global supply-demand balance for oil and related products, resulted in oil prices declining significantly in late February 2020. Since mid-2020, oil prices have improved, with demand steadily increasing despite the uncertainties surrounding the COVID-19 variants, which have continued to inhibit a full global demand recovery. In addition, worldwide oil inventories are, from a historical perspective, very low and supply increases from the Organization of the Petroleum Exporting Countries (“OPEC”), Russia and other oil producing nations are not expected to be sufficient to meet forecasted oil demand growth in 2023, with many OPEC countries not able to produce at their OPEC agreed upon quota levels due to their lack of capital investments over the past few years in developing incremental oil supplies.

Global oil price levels will ultimately depend on various factors and consequences beyond the Company’s control, such as: (i) the effectiveness of responses to combat the COVID-19 virus and their impact on domestic and worldwide demand, (ii) the ability of OPEC, Russia and other oil producing nations to manage the global oil supply, (iii) the timing and supply impact of any Iranian sanction relief on Iran’s ability to export oil, (iv) additional actions by businesses and governments in response to the pandemic, (v) the global supply chain constraints associated with manufacturing delays, and (vi) political stability of oil consuming countries.

The Company continues to assess the impact of the COVID-19 pandemic on the Company and may modify its response as the impact of COVID-19 continues to evolve.

Selected Factors That Affect Our Operating Results

Our revenues, cash flows from operations and future growth depend substantially upon:

●	the timing and success of production and development activities;

●	the prices for oil and natural gas;

●	the quantity of oil and natural gas production from our wells;

●	changes in the fair value of the derivative instruments we use to reduce our exposure to fluctuations in the price of oil and natural gas;

●	our ability to continue to identify and acquire high-quality acreage and development opportunities; and

●	the level of our operating expenses.

In addition to the factors that affect companies in our industry generally, the location of substantially all of our acreage discussed above subjects our operating results to factors specific to these regions. These factors include the potential adverse impact of weather on drilling, production and transportation activities, particularly during the winter and spring months, as well as infrastructure limitations, transportation capacity, regulatory matters and other factors that may specifically affect one or more of these regions.

The price at which our oil and natural gas production are sold typically reflects either a premium or discount to the New York Mercantile Exchange (“NYMEX”) benchmark price. Thus, our operating results are also affected by changes in the oil price differentials between the applicable benchmark and the sales prices we receive for our oil production. Our oil price differential to the NYMEX benchmark price during the three and six months ended June 30, 2023, was $(0.73) and $(0.76) per barrel, respectively, as compared to $2.12 and $1.22 per barrel, in the three and six months ended June 30, 2022, respectively. Our natural gas price differential during the three and six months ended June 30, 2023, was $(0.08) and $0.09 per one thousand cubic feet (“Mcf”), respectively, as compared to $(2.68) and $(1.36) per one thousand cubic feet (“Mcf”), in the three and six months ended June 30, 2022, respectively. Fluctuations in our price differentials and realizations are due to several factors such as gathering and transportation costs, takeaway capacity relative to production levels, regional storage capacity, gain/loss on derivative contracts and seasonal refinery maintenance temporarily depressing demand.

Market Conditions

The price that we receive for the oil and natural gas we produce is largely a function of market supply and demand. Because our oil and gas revenues are heavily weighted toward oil, we are more significantly impacted by changes in oil prices than by changes in the price of natural gas. World-wide supply in terms of output, especially production from properties within the United States, the production quota set by OPEC, and the strength of the U.S. dollar can adversely impact oil prices.

Historically, commodity prices have been volatile, and we expect the volatility to continue in the future. Factors impacting the future oil supply balance are world-wide demand for oil, as well as the growth in domestic oil production.

Prices for various quantities of natural gas and oil that we produce significantly impact our revenues and cash flows. The following table lists average NYMEX prices for oil and natural gas for the three and six months ended June 30, 2023, and 2022.

	For the three months ended June 30,
	2023	2022
Average NYMEX Prices(1)
Oil (per Bbl)	$73.76	$108.72
Natural gas (per Mcf)	$2.16	$7.48

	For the six months ended June 30,
	2023	2022
Average NYMEX Prices(1)
Oil (per Bbl)	$74.92	$101.59
Natural gas (per Mcf)	$2.41	$6.07

(1)	Based on average NYMEX closing prices.

For the three months ended June 30, 2023, the average NYMEX oil pricing was $73.76 per barrel of oil or 32% lower than the average NYMEX price per barrel for the three months ended June 30, 2022. Our settled derivatives decreased our realized oil price per barrel by $1.46 and $35.08 in the three months ended June 30, 2023, and 2022, respectively. For the three months ended June 30, 2023, our average realized oil price per barrel after reflecting settled derivatives and location differentials was $71.57 compared to $75.76 for the three months ended June 30, 2022.

The average NYMEX natural gas pricing for the three months ended June 30, 2023, was $2.16 per Mcf, or 71% lower than the average NYMEX price per Mcf for the three months ended June 30, 2022. For the three months ended June 30, 2023, our average realized natural gas price per Mcf was $2.09 compared to $4.80 for the three months ended June 30, 2022.

For the six months ended June 30, 2023, the average NYMEX oil pricing was $74.92 per barrel of oil or 26% lower than the average NYMEX price per barrel for the six months ended June 30, 2022. Our settled derivatives decreased our realized oil price per barrel by $1.64 and $33.61 in the six months ended June 30, 2023, and 2022, respectively. For the six months ended June 30, 2023, our average realized oil price per barrel after reflecting settled derivatives and location differentials was $72.52 compared to $69.20 for the six months ended June 30, 2022.

The average NYMEX natural gas pricing for the six months ended June 30, 2023, was $2.41 per Mcf, or 60% lower than the average NYMEX price per Mcf for the six months ended June 30, 2022. For the six months ended June 30, 2023, our average realized natural gas price per Mcf was $2.50 compared to $4.71 for the six months ended June 30, 2022. The following table lists average NYMEX prices for oil and natural gas for the year ended December 31, 2022 and 2021.

	For the years ended December 31,
	2022	2021
Average NYMEX Prices(1)
Oil (per Bbl)	$94.79	$67.99
Natural gas (per Mcf)	6.42	3.91

(1)	Based on average NYMEX closing prices.

For the year ended December 31, 2022, the average NYMEX oil pricing was $94.79 per barrel of oil, or 39% higher than the average NYMEX price per barrel for the year ended December 31, 2021. Our settled derivatives decreased our realized oil price per barrel by $17.58 and $11.47 in the years ended December 31, 2022, and 2021, respectively. For the year ended December 31, 2022, our average realized oil price per barrel after reflecting settled derivatives and location differentials was $78.09 compared to $56.51 for the year ended December 31, 2021.

The average NYMEX natural gas pricing for the year ended December 31, 2022 was $6.42 per Mcf, or 64% higher than the average NYMEX price per Mcf for the year ended December 31, 2021. For the year ended December 31, 2022, our average realized natural gas price per Mcf was $4.29 compared to $3.97 for the year ended December 31, 2021.

Results of Operations

Three and six months ended June 30, 2023 Compared to Three and six months ended June 30, 2022 (unaudited)

For the three months ended June 30, 2023, 85% and 15% of sales volumes were attributable to crude and natural gas, respectively. For the six months ended June 30, 2023, 86% and 14% of sales volumes were attributable to crude and natural gas, respectively. Further, as of June 30, 2023, the Company owned an interest in approximately 341 gross (341 net) producing wells.

The following table sets forth selected operating data for the periods indicated. Average sales prices are derived from accrued accounting data for the relevant period indicated.

	For the three months ended June 30,
	2023	2022
Net sales:
Oil sales	$6,586,495	$11,596,160
Natural gas	204,477	533,080
Gain (loss) on derivative instruments, net	346,009	(771,619)
Other revenue	147,978	—
Total revenues	$7,284,959	$11,357,621

Average sales prices:
Oil (per Bbl)	$73.03	$110.84
Effect on gain (loss) of settled oil derivatives on average price (per Bbl)	$(1.46)	$(35.08)
Oil net of settled oil derivatives (per Bbl)	$71.57	$75.76

Natural gas (per Mcf)	$2.09	$4.80

Realized price on a Boe basis excluding settled commodity derivatives	$63.76	$98.52
Effect of gain (loss) on settled commodity derivatives on average price (per Boe)	$(1.24)	$(29.81)
Realized price on a Boe basis including settled commodity derivatives	$62.52	$68.71

Operating expenses
Lease operating expenses	$1,981,362	$2,140,782
Production taxes, transportation, and processing	590,842	1,046,322
Depreciation, depletion, and amortization expense	441,611	402,825
General and administrative	857,963	760,431
Accretion of asset retirement obligations	267,568	258,803
Total operating expenses	$4,139,346	$4,609,163

Costs and expenses (per Boe):
Lease operating expenses	$18.60	$17.39
Production taxes	$5.66	$8.50
Depreciation, depletion, and amortization expense	$4.15	$3.27
General and administrative	$8.05	$6.18
Accretion of asset retirement obligations	$2.51	$2.10

Net producing wells at period-end	341	342

	For the six months ended June 30,
	2023	2022
Net sales:
Oil sales	$13,500,743	$19,855,445
Natural gas	462,642	1,097,449
Gain (loss) on derivative instruments, net	763,043	(3,903,297)
Other revenue	317,721	—
Total revenues	$15,044,149	$17,049,597

Average sales prices:
Oil (per Bbl)	$74.16	$102.81
Effect on gain (loss) of settled oil derivatives on average price (per Bbl)	$(1.64)	$(33.61)
Oil net of settled oil derivatives (per Bbl)	$72.52	$69.20

Natural gas (per Mcf)	$2.50	$4.71

Realized price on a Boe basis excluding settled commodity derivatives	$65.60	$90.31
Effect of gain (loss) on settled commodity derivatives on average price (per Boe)	$(1.40)	$(27.98)
Realized price on a Boe basis including settled commodity derivatives	$64.20	$62.33

Operating expenses
Lease operating expenses	$4,905,164	$4,082,001
Production taxes, transportation, and processing	1,171,861	1,820,469
Depreciation, depletion, and amortization expense	858,992	722,639
General and administrative	2,129,379	1,340,520
Accretion of asset retirement obligations	608,634	556,518
Total operating expenses	$9,674,030	$8,522,147

Costs and expenses (per Boe):
Lease operating expenses	$23.04	$17.59
Production taxes, transportation, and processing	$5.51	$7.85
Depreciation, depletion, and amortization expense	$4.04	$3.11
General and administrative	$10.00	$5.78
Accretion of asset retirement obligations	$2.86	$2.40

Net producing wells at period-end	341	342

Oil and Natural Gas Sales

Our revenues vary from year to year primarily as a result of changes in realized commodity prices and production volumes. For the three months ended June 30, 2023, our oil and natural gas sales decreased 44% from the three months ended June 30, 2022, driven by a 35% decrease in realized prices, excluding the effect of settled commodity derivatives, and a 13% decrease in production volumes. For the six months ended June 30, 2023, our oil and natural gas sales decreased 33% from the six months ended June 30, 2022, driven by a 27% decrease in realized prices, excluding the effect of settled commodity derivatives, and an 8% decrease in production volumes. The lower average price in the three months ended June 30, 2023, as compared to the three and six months ended June 30, 2022 was driven by lower average NYMEX oil and natural gas prices. Realized production from oil and gas properties decreased due to an increase in well downtime during the three and six months ended June 30, 2023.

Production for the comparable periods is set forth in the following table:

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Production:
Oil (MBbl)	90	105	182	193
Natural gas (MMcf)	98	111	185	233
Total (Mboe)(1)	107	123	213	232

Average daily production:
Oil (Bbl)	1,002	1,162	1,011	1,073
Natural gas (Mcf)	1,089	1,233	1,027	1,296
Total (Boe)(1)	1,183	1,368	1,183	1,289

(1)	Natural gas is converted to Boe at the rate of one-barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

Derivative Contracts

We enter into commodity derivatives instruments to manage the price risk attributable to future oil production. We recorded a gain on derivative contracts of $346,009 for the three months ended June 30, 2023, compared to a loss of $771,619 for the three months ended June 30, 2022. Lower commodity prices in the three months ended June 30, 2023, resulted in realized losses of $131,665 compared to realized losses of $3,669,780 for the three months ended June 30, 2022. For the three months ended June 30, 2023, unrealized gains were $477,674 compared to unrealized gains of $2,898,161 for the three months ended June 30, 2022.

We recorded a gain on derivative contracts of $763,043 for the six months ended June 30, 2023, compared to a loss of $3,903,297 for the six months ended June 30, 2022. Lower commodity prices in the six months ended June 30, 2023, resulted in realized losses of $298,655 compared to realized losses of $6,492,180 for the six months ended June 30, 2022. For the six months ended June 30, 2023, unrealized gains were $1,061,698 compared to unrealized gains of $2,588,883 for the six months ended June 30, 2022.

For the three months ended June 30, 2023, our average realized oil price per barrel after reflecting settled derivatives was $71.57 compared to $75.76, for the three months ended June 30, 2022. For the three months ended June 30, 2023, our settled derivatives decreased our realized oil price per barrel by $1.46 compared to decreasing the price per barrel by $35.08 for the three months ended June 30, 2022.

For the six months ended June 30, 2023, our average realized oil price per barrel after reflecting settled derivatives was $72.52 compared to $69.20, for the six months ended June 30, 2022. For the six months ended June 30, 2023, our settled derivatives decreased our realized oil price per barrel by $1.64 compared to decreasing the price per barrel by $33.61 for the six months ended June 30, 2022. As of June 30, 2023, we ended the period with a $129,656 net derivative liability compared to $1,191,354 as of December 31, 2022.

Other Revenue

Other revenue was $147,978 for the three months ended June 30, 2023, compared to $0 for the three months ended June 30, 2022. Other revenue was $317,721 for the six months ended June 30, 2023, compared to $0 for the six months ended June 30, 2022. The revenue is related to a new contract that the Company entered into to provide water services to a third party. The contract is for one year starting on September 1, 2022, and can be renewed by mutual agreement.

Lease Operating Expenses

Lease operating expenses were $1,981,362 for the three months ended June 30, 2023, compared to $2,140,782 for the three months ended June 30, 2022. On a per unit basis, production expenses increased 7% from $17.39 per Boe for the three months ended June 30, 2022, to $18.60 per Boe for the three months ended June 30, 2023, due primarily to increases in proactive maintenance activities and increased oil field service costs. On an absolute dollar basis, the 7% decrease in our production related expenses for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, was primarily due to a 7% increase in per unit costs and partially offset by a 13% reduction in production volumes.

Lease operating expenses were $4,905,164 for the six months ended June 30, 2023, compared to $4,082,001 for the six months ended June 30, 2022. On a per unit basis, production expenses increased 31% from $17.59 per Boe for the six months ended June 30, 2022, to $23.04 per Boe for the six months ended June 30, 2023, due primarily to increases in proactive maintenance activities and increased oil field service costs. On an absolute dollar basis, the 20% increase in our production related expenses for the six months ended June 30, 2023, compared to the six months ended June 30, 2022, was primarily due to a 31% increase in per unit costs and partially offset by a 8% reduction in production volumes.

Production Taxes, Transportation and Processing

We pay production taxes, transportation and processing costs based on realized oil and natural gas sales. Production taxes, transportation and processing costs were $590,842 for the three months ended June 30, 2023, compared to $1,046,322 for the three months ended June 30, 2022. Production taxes, transportation and processing costs were $1,171,861 for the six months ended June 30, 2023, compared to $1,820,469 for the six months ended June 30, 2022. As a percentage of oil and natural gas sales, these costs were 9% in both the three months ended June 30, 2023, and 2022. As a percentage of oil and natural gas sales, these costs were 8% and 9% in the six months ended June 30, 2023, and 2022, respectively. Production taxes, transportation, and processing as a percent of total oil and natural gas sales are consistent with historical trends.

Depletion, Depreciation and Amortization

Depletion, depreciation and amortization (“DD&A”) was $441,611 for the three months ended June 30, 2023, compared to $402,825 for the three months ended June 30, 2022. DD&A was $4.15 per Boe for the three months period ended June 30, 2023, compared to $3.27 per Boe for the three month period ended June 30, 2022. The aggregate increase in DD&A expense for the three months period ended June 30, 2023, compared to the three month period ended June 30, 2022, was driven by a 27% increase in the DD&A rate per Boe, partially offset by a 13% decrease in production levels.

Depletion, depreciation and amortization (“DD&A”) was $858,992 for the six months ended June 30, 2023, compared to $722,639 for the six months ended June 30, 2022. DD&A was $4.04 per Boe for the six months period ended June 30, 2023, compared to $3.11 per Boe for the six month period ended June 30, 2022. The aggregate increase in DD&A expense for the six months period ended June 30, 2023, compared to the six month period ended June 30, 2022, was driven by a 30% increase in the DD&A rate per Boe, partially offset by a 8% decrease in production levels. The increase in the DD&A rate per Boe was driven by the increase in the oil and gas properties balance due to the development of the Seven Rivers waterflood interval.

Accretion of Asset Retirement Obligations

Accretion expense was $267,568 for the three months ended June 30, 2023, compared to $258,803 for the three months ended June 30, 2022. Accretion expense was $2.51 per Boe for the three months ended June 30, 2023, compared to $2.10 per Boe for the three months ended June 30, 2022.

Accretion expense was $608,634 for the six months ended June 30, 2023, compared to $556,518 for the six months ended June 30, 2022. Accretion expense was $2.86 per Boe for the six months ended June 30, 2023, compared to $2.40 per Boe for the six months ended June 30, 2022. The aggregate increase in accretion expense for the three and six months ended June 30, 2023, compared to the three and six months ended June 30, 2022, was driven by a 19% increase in the accretion rate per Boe, which was due to changes in certain assumptions, specifically the inflation factor.

General and Administrative

General and administrative expenses were $857,963 for the three months ended June 30, 2023, compared to $760,431 for the three months ended June 30, 2022. General and administrative expenses were $2,129,379 for the six months ended June 30, 2023, compared to $1,340,520 for the six months ended June 30, 2022. The increase for general and administrative expenses is primarily due to increased cost of outsourced legal, professional, and accounting services.

Interest Expense

Interest expense was $559,846 for the three months ended June 30, 2023, compared to $243,557 for the three months ended June 30, 2022. Interest expense was $874,938 for the six months ended June 30, 2023, compared to $406,687 for the six months ended June 30, 2022. The increase was primarily due to an increase in the average amount of the revolving credit facility outstanding and a 463-basis point increase in the weighted average interest rate.

Interest Income

Interest income was $88,822 for the three months ended June 30, 2023, compared to $0 for the three months ended June 30, 2022. Interest income was $174,251 for the six months ended June 30, 2023, compared to $0 for the six months ended June 30, 2022. The increase was due to the Company entering into a related party promissory note receivable agreement in December 2022 with an entity controlled by owners of the Company in an amount of $4,000,000. The loan bears interest at a rate equal to that of the rate that the Company pays to borrow funds for its own account plus 0.5%. Accrued interest and principal are due at maturity on December 31, 2024.

Year Ended December 31, 2022, Compared to Year Ended December 31, 2021

For the year ended December 31, 2022, 84% and 16% of sales volumes from the assets were attributable to crude and natural gas, respectively. As of December 31, 2022, the company was continuing development of the Seven River waterflood interval. Further, as of December 31, 2022, the Company owned an interest in approximately 342 gross (342 net) producing wells. As of December 31, 2022, of the 18,339 MBoe of proved reserves associated with the assets, 74% were developed.

The following table sets forth selected operating data for the periods indicated. Average sales prices are derived from accrued accounting data for the relevant period indicated.

	For the year ended December 31,
	2022	2021
Net sales:
Oil sales	$37,982,367	$22,554,736
Natural gas	1,959,411	1,411,639
Gain (loss) on derivative instruments, net	(4,793,790)	(5,704,113)
Other revenue	255,952	—
Total revenues	$35,403,940	$18,262,262

Average sales prices:
Oil (per Bbl)	$95.66	$67.98
Effect on gain (loss) of settled oil derivatives on average price (per Bbl)	$(17.58)	$(11.47)
Oil net of settled oil derivatives (per Bbl)	$78.09	$56.51

Natural gas (per Mcf)	$4.29	$3.97

Realized price on a Boe basis excluding settled commodity derivatives	$84.41	$61.30
Effect of gain (loss) on settled commodity derivatives on average price (per Boe)	$(14.75)	$(9.73)
Realized price on a Boe basis including settled commodity derivatives	$69.66	$51.57

Operating expenses
Lease operating expenses	$8,418,739	$5,310,139
Production taxes	3,484,477	2,082,371
Depreciation, depletion, and amortization expense	1,613,402	4,783,832
General and administrative	2,953,202	1,862,969
Accretion of asset retirement obligations	1,575,296	368,741
Total operating expenses	$18,045,116	$14,408,052

Costs and expenses (per Boe):
Lease operating expenses	$17.79	$13.58
Production taxes	$7.36	$5.33
Depreciation, depletion, and amortization expense	$3.41	$12.24
General and administrative	$6.24	$4.76
Accretion of asset retirement obligations	$3.33	$0.94

Net producing wells at period-end	342	342

Oil and Natural Gas Sales

Our revenues vary from year to year primarily as a result of changes in realized commodity prices and production volumes. For the year ended December 31, 2022, our oil and natural gas sales increased 67% from the year ended December 31, 2021, driven by an 38% increase in realized prices, excluding the effect of settled commodity derivatives, and a 21% increase in production volumes. The higher average price for the year ended December 31, 2022 as compared to the year ended December 31, 2021 was driven by higher average NYMEX oil and natural gas prices. Realized production from oil and gas properties increased through continued development of the Seven Rivers interval.

Production for the comparable periods is set forth in the following table:

	For the year ended December 31,
	2022	2021
Production:
Oil (MBbl)	397	332
Natural gas (MMcf)	457	355
Total (Mboe)(1)	473	391

Average Daily Production:
Oil (Bbl)	1,088	909
Natural gas (Mcf)	1,252	973
Total (Boe)(1)	1,296	1,071

(1)	Natural gas is converted to Boe at the rate of one-barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

Derivative Contracts

We enter into commodity derivatives instruments to manage the price risk attributable to future oil production. We recorded a loss on derivative contracts of approximately $4,793,790 for the year ended December 31, 2022 compared to a loss of $5,704,113 for the year ended December 31, 2021. Higher commodity prices in the year ended December 31, 2022 resulted in realized losses of $6,978,790 compared to realized losses of $3,804,396 for the year ended December 31, 2021. For the year ended December 31, 2022, unrealized gains were $2,185,000 compared to unrealized losses of $1,899,717 for the year ended December 31,2021. For the year ended December 31, 2022, our average realized oil price per barrel after reflecting settled derivatives was $78.09 compared to $56.51 for the year ended December 31, 2021. For the year ended December 31, 2022, our settled derivatives decreased our realized oil price per barrel by $17.58 compared to decreasing the price per barrel by $11.47 for the year ended December 31, 2021. As of December 31, 2022, we recorded a $1,191,354 net derivative liability compared to a $3,376,354 net derivative liability as of December 31, 2021.

Other Revenue

Other revenue was $255,952 for the year ended December 31, 2022, compared to $0 for the year ended December 31, 2021. The revenue is related to a new contract that the Company entered into to provide water services to a third party. The contract has a one year term which began on September 1, 2022, and can be renewed by mutual agreement of the parties.

Lease Operating Expenses

Lease operating expenses were $8,418,739 for the year ended December 31, 2022 compared to $5,310,139 for the year ended December 31, 2021. On a per unit basis, operating expenses increased 31% to $17.79 per Boe for the year ended December 31, 2022 compared to $13.58 per Boe for the year ended December 31, 2021 due primarily to increases in utilities, chemicals, and treatments as the company worked to reduce the number of inactive wells in the field. On an absolute dollar basis, the 59% increase in our production related expenses for the year ended December 31, 2022 compared to the year ended December 31, 2021 was primarily due to a 21% increase in production and a 31% increase in per unit costs.

Production Taxes, Transportation and Processing

We pay production taxes, transportation and processing costs based on realized oil and natural gas sales. Production taxes were $3,484,477 for the year ended December 31, 2022 compared to $2,082,371 for the year ended December 31, 2021. As a percentage of oil and natural gas sales, our production taxes were 9% in each of the years ended December 31, 2022 and 2021. Production taxes, transportation, and processing as a percent of total oil and natural gas sales are consistent with historical trends.

Depreciation, Depletion and Amortization

Depletion, depreciation and amortization (“DD&A”) was $1,613,402 for the year ended December 31, 2022 compared to $4,783,832 for the year ended December 31, 2021. DD&A was $3.41 per Boe for the year ended December 31, 2022 compared to $12.24 per Boe for the year ended December 31, 2021. The aggregate decrease in DD&A expense for the year ended December 31, 2022 compared to the year ended December 31, 2021 was driven by a 72% decrease in the DD&A rate per Boe, and partially offset by a 21% increase in production levels. The decrease in the DD&A rate per Boe was driven by the increase in reserves due to the proving of the Seven Rivers waterflood interval for the year ended December 31, 2022.

General and Administrative

General and administrative expenses were $2,953,202 for the year ended December 31, 2022 compared to $1,862,969 for the year ended December 31, 2021. The increase for general and administrative expenses is primarily due to increased salaries and cost of outsourced legal, accounting, and professional services.

Accretion of Asset Retirement Obligations

Accretion expense was $1,575,296 for the year ended December 31, 2022 compared to $368,741 for the year ended December 31, 2021. Accretion was $3.33 per Boe for the year ended December 31, 2022 compared to $0.94 per Boe for the year ended December 31, 2021. The aggregate increase in accretion expense for the year ended December 31, 2022 compared to the year ended December 31, 2021 was driven by a 21% increase in production levels and a 253% increase in the accretion rate per Boe, which was due to changes in certain assumptions, specifically the inflation factor.

Interest Expense

Interest expense was $1,076,060 for the year ended December 31, 2022 compared to $498,916 for the year ended December 31, 2021. The increase was primarily due to an increase in the average amount of the revolving credit facility outstanding and a 161-basis point increase in the weighted average interest rate.

Liquidity and Capital Resources

Six months ended June 30, 2023, Compared to Six months ended June 30, 2022 (unaudited)

Liquidity

Our main sources of liquidity have been internally generated cash flows from operations and credit facility borrowings. Our primary use of capital has been for the development of oil and gas properties and the return of initial invested capital to our owners. We continually monitor potential capital sources for opportunities to enhance liquidity or otherwise improve our financial position.

As of June 30, 2023, we had outstanding debt of $26,250,000 under our revolving credit facility and $702,600 of letters of credit outstanding, resulting in $47,400 of committed borrowing capacity available under the revolving credit facility. The revolving credit facility matures in June 2024. We had $2,607,062 of liquidity as of June 30, 2023, consisting of the committed borrowing capacity and $2,559,662 of cash and cash equivalents on hand.

With our cash on hand, cash flows from operations, and borrowing capacity under our revolving credit facility, we believe that we have sufficient cash flow and liquidity to fund our budgeted capital expenditures and operating expenses for at least the next twelve months. However, we may seek additional access to capital and liquidity. We cannot assure you, however, that any additional capital will be available to us on favorable terms or at all.

We expect to fund our near-term capital requirements and working capital needs with cash flows from operations and any available borrowing capacity under our revolving credit facility. Our capital expenditures could be curtailed if our cash flows decline from expected levels.

Cash Flows

Sources and uses of cash for the six months ended June 30, 2023, and 2022, are as follows:

	(unaudited)
	Six months ended June 30,
	2023	2022	Change
Net cash provided by operating activities	$5,594,971	$9,759,664	$(4,164,693)
Net cash used in investing activities	(4,551,624)	(10,735,590)	6,183,966
Net cash provided by financing activities	(500,000)	3,990,000	(4,990,000)
Net change in cash and cash equivalents	$543,347	$3,014,074	$(2,470,727)

Operating Activities

The decrease in net cash flow provided by operating activities during the six months ended June 30, 2023, as compared to 2022 is primarily due to decreased net income as a result of decreased prices and production volumes.

Investing Activities

The decrease in net cash used in investing activities during the six months ended June 30, 2023, as compared to 2022 is primarily due to a decrease in spend on the development of oil and gas properties and partially offset by increases in the issuance of related party notes.

Financing Activities

The decrease in net cash provided by financing activities during the six months ended June 30, 2023, as compared to 2022 is due to repayments instead of additional draws on the revolving credit facility.

Off Balance Sheet Arrangements

As of and for the six months ended June 30, 2023 and 2022, the Company did not have any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).

Contractual Obligations

We have contractual commitments under our revolving credit facility which include periodic interest payments. See Note 6 to our interim condensed consolidated unaudited financial statements. We have contractual commitments that may require us to make payments upon future settlement of our commodity derivative contracts. See Note 3 to our interim condensed consolidated unaudited financial statements. We have short-term and long-term lease obligations primarily that relate to contracted drilling rigs, storage tanks, equipment, and office facilities. See Note 5 to our interim condensed consolidated unaudited financial statements.

The Company’s other liabilities represent current and noncurrent other liabilities that are primarily comprised of environmental contingencies, asset retirement obligations and other obligations for which neither the ultimate settlement amounts nor their timings can be precisely determined in advance. See Note 5 and Note 9 of notes to the consolidated financial statements as of and the periods ended December 31, 2022, and 2021, included elsewhere in this prospectus.

Year Ended December 31, 2022, Compared to Year Ended December 31, 2021

Liquidity

As of December 31, 2022, we had outstanding debt of $26,750,000 under our revolving credit facility and $702,600 of letters of credit outstanding, resulting in $2,547,400 of committed borrowing capacity available under the revolving credit facility. The revolving credit facility matures in June 2024. We had $4,563,715 of liquidity as of December 31, 2022, consisting of the committed borrowing capacity and $2,016,315 of cash and cash equivalents on hand.

Cash Flows

Sources and uses of cash for the years ended December 31, 2022, and 2021, are as follows:

	Years ended December 31,
	2022	2021	Change
Net cash provided by operating activities	$18,651,132	$9,719,795	$8,931,337
Net cash used in investing activities	(20,700,859)	(24,260,882)	3,560,023
Net cash provided by financing activities	3,000,000	15,500,000	(12,500,000)
Net change in cash and cash equivalents	$950,273	$958,913	$(8,640)

Operating Activities

The increase in net cash flow provided from operating activities during the year ended December 31, 2022, as compared to the year ended December 31, 2021 is primarily due to an increase in oil and gas revenues as a result of higher commodity prices and sales volumes attributable to the Company’s development program.

Investing Activities

The decrease in net cash used in investing activities during the year ended December 31, 2022 as compared to the year ended December 31, 2021 is primarily due to a decrease in spend on the development of oil and gas properties. This decrease is partially offset by having no proceeds from the sale of assets, as no sales occurred in the year ended December 31, 2022 compared to proceeds of $150,000 received in the year ended December 31, 2021.

Financing Activities

The decrease in net cash provided by financing activities during the year ended December 31, 2022 as compared to the year ended December 31, 2021 is due primarily to a decrease in the additional amount drawn on the loan in comparison to 2021, as well as repayments of the loan principal that were made in the current year.

Off Balance Sheet Arrangements

As of and for the years ended December 31, 2022 and 2021, the Company did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Contractual Obligations

We have contractual commitments under our revolving credit facility which include periodic interest payments. See Note 7 of notes to the consolidated financial statements as of and for the years ended December 31, 2022 and 2021, included elsewhere in this prospectus. We have contractual commitments that may require us to make payments upon future settlement of our commodity derivative contracts. See Note 3 of notes to the consolidated financial statements. We have short-term and long-term lease obligations primarily that relate to contracted drilling rigs, storage tanks, equipment, and office facilities. See Note 6 of notes to the consolidated financial statements.

The Company’s other liabilities represent current and noncurrent other liabilities that are primarily comprised of environmental contingencies, asset retirement obligations and other obligations for which neither the ultimate settlement amounts nor their timings can be precisely determined in advance. See Note 5 and Note 9 of notes to the consolidated financial statements.

Critical Accounting Estimates

The Company prepares its consolidated financial statements for inclusion in this prospectus in accordance with GAAP. We did not have any material changes in critical accounting estimates, judgements, and uncertainties during the first six months of 2023. See Note 2 of notes to the consolidated financial statements elsewhere in this prospectus for additional information. The following is a discussion of the Company’s most critical accounting estimates, judgements and uncertainties that are inherent in the Company’s application of GAAP.

Successful Efforts Method of Accounting

The Company utilizes the successful efforts method of accounting for crude oil and gas producing activities as opposed to the alternate acceptable full cost method. In general, the Company believes that net assets and net income are more conservatively measured under the successful efforts method of accounting for crude oil and gas producing activities than under the full cost method, particularly during periods of active exploration. The critical difference between the successful efforts method of accounting and the full cost method is that under the successful efforts method, exploratory dry holes and geological and geophysical exploration costs are charged against earnings during the periods in which they occur; whereas, under the full cost method of accounting, such costs and expenses are capitalized as assets, pooled with the costs of successful wells and charged against the earnings of future periods as a component of depletion expense.

Proved Reserve Estimates

Estimates of the Company’s proved reserves included in this prospectus/prospectus are prepared in accordance with GAAP and SEC guidelines. The accuracy of a proved reserve estimate is a function of:

●	the quality and quantity of available data;

●	the interpretation of that data;

●	the accuracy of various mandated economic assumptions; and

●	the judgment of the persons preparing the estimate.

The Company’s proved reserve information included in this prospectus as of December 31, 2022 and 2021, was prepared by independent petroleum engineers. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, proved reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify, positively or negatively, material revisions to the estimate of proved reserves.

It should not be assumed that the standardized measure included in this prospectus as of December 31, 2022, is the current market value of the Company’s estimated proved reserves. In accordance with SEC requirements, the Company based the 2022 standardized measure on a twelve-month average of commodity prices on the first day of each month in 2022 and prevailing costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs utilized in the estimate. See Note 12 of notes to the consolidated financial statements for additional information.

The Company’s estimates of proved reserves materially impact depletion expense. If the estimates of proved reserves decline, the rate at which the Company records depletion expense will increase, reducing future net income. Such a decline may result from lower commodity prices, which may make it uneconomical to drill for and produce higher cost fields. In addition, a decline in proved reserve estimates may impact the outcome of the Company’s assessment of its proved properties for impairment.

Impairment of Proved Oil and Gas Properties

The Company reviews its proved properties to be held and used whenever management determines that events or circumstances indicate that the recorded carrying value of the properties may not be recoverable. Management assesses whether or not an impairment provision is necessary based upon estimated future recoverable proved reserves, commodity price outlooks, production and capital costs expected to be incurred to recover the reserves, discount rates commensurate with the nature of the properties and net cash flows that may be generated by the properties. Proved oil and gas properties are reviewed for impairment at the level at which depletion of proved properties is calculated. See Note 2 of notes to the consolidated financial statements.

Asset Retirement Obligations

The Company has significant obligations to remove tangible equipment and facilities and to restore the land at the end of crude oil and natural gas production operations. The Company’s removal and restoration obligations are primarily associated with plugging and abandoning wells. Estimating the future restoration and removal costs is difficult and requires management to make estimates and judgments because most of the removal obligations are many years in the future and contracts and regulations often have vague descriptions of what constitutes removal. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety and public relations considerations.

Inherent in the present value calculation are numerous assumptions and judgments including the ultimate settlement amounts, credit-adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligations, a corresponding adjustment is generally made to the crude oil and natural gas property or other property and equipment balance. See Note 5 of notes to the consolidated financial statements.

Litigation and Environmental Contingencies

The Company makes judgments and estimates in recording liabilities for ongoing litigation and environmental remediation. Actual costs can vary from such estimates for a variety of reasons. The costs to settle litigation can vary from estimates based on differing interpretations of laws and opinions and assessments on the amount of damages. Similarly, environmental remediation liabilities are subject to change because of changes in laws and regulations, developing information relating to the extent and nature of site contamination and improvements in technology. A liability is recorded for these types of contingencies if the Company determines the loss to be both probable and reasonably estimable. See Note 9 of notes to the consolidated financial statements.

New Accounting Pronouncements

The effects of new accounting pronouncements are discussed in Note 2 of notes to the consolidated financial statements.

BUSINESS OF HNRA AND CERTAIN INFORMATION ABOUT HNRA

This section summarizes information from HNRA’s Annual Report on Form 10-K for the year ended December 31, 2022, the Quarterly Report on Form 10-Q for the three months ended March 31, 2023, and the three and six months ended June 30, 2023. For a more detailed discussion of HNRA’s business, please read the “Business” section contained in HNRA’s Annual Report on Form 10-K for the year ended December 31, 2022 and in HNRA’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2023 and the three and six months ended June 30, 2023, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in HNRA’s Annual Report on Form 10-K for the year ended December 31, 2022, in HNRA’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2023 and the three and six months ended June 30, 2023.

Overview

HNR Acquisition Corp, a Delaware corporation, is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Prior to executing the MIPA, the Company’s efforts were limited to organizational activities, completion of the IPO and the evaluation of possible business combinations.

The registration statement for the Company’s IPO was declared effective on February 10, 2022 (the “Effective Date”). On February 15, 2022, the Company consummated the IPO of 7,500,000 units (the “Units” and, with respect to the common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating proceeds of $75,000,000. Additionally, the underwriter fully exercised its option to purchase 1,125,000 additional Units, for which the Company received cash proceeds of $11,250,000. Simultaneously with the closing of the IPO, the Company consummated the sale of 505,000 units (the “Private Placement Units”) at a price of $10.00 per unit generating proceeds of $5,050,000 in a private placement to HNRAC Sponsors, LLC, the Company’s sponsor (the “Sponsor”) and EF Hutton (formerly Kingswood Capital Markets) (“EF Hutton”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Units, although substantially all of the net proceeds are intended to be generally applied toward consummating the Purchase.

Transaction costs amounted to $4,793,698 comprised of $1,725,000 of underwriting discount, $2,587,500 of deferred underwriting fee, and $481,198 of other offering costs. In addition, $1,368,050 of cash from the IPO was held outside of the Trust Account and is available for working capital purposes. On September 7, 2023, the Company and EF Hutton entered into a Satisfaction and Discharge of Indebtedness pursuant to Underwriting Agreement whereby EF Hutton agreed to, in lieu of the original deferred underwriting commission of $2,587,000, accept a lower fee of $1,800,000 payable as follows: $500,000 in cash at Closing and $1,300,000 in cash due 90 days after the Closing Date.

The common stock and SPAC Warrants are currently listed on NYSE American under the symbols “HNRA” and “HNRW,” respectively.

In the event that our sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases would be to (i) vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or (ii) to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our business combination, where it appears that such requirement would otherwise not be met. This may result in the completion of our business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the business combination. Our sponsor, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and all other applicable federal securities laws.

Any purchases by our sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of, and Rule 10b-5 under, the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) of, or Rule 10b-5 under, the Exchange Act.

Redemption rights for public stockholders

We are providing our public stockholders with the opportunity to redeem all or a portion of their shares of common stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.62 per public share.

Manner of Conducting Redemptions

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of our initial business combination in connection with a stockholder meeting called to approve the business combination. The decision as to whether we will seek stockholder approval of a proposed business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek stockholder approval under the law or stock exchange listing requirement. Under the NYSE American rules, asset acquisitions and stock purchases would not typically require stockholder approval while direct mergers with our company where we do not survive and any transactions where we issue more than 20% of our outstanding common stock or seek to amend our amended and restated certificate of incorporation would require stockholder approval. We may conduct redemptions without a stockholder vote pursuant to the tender offer rules of the SEC unless stockholder approval is required by law or stock exchange listing requirement or we choose to seek stockholder approval for business or other legal reasons. So long as we maintain a listing for our securities on the NYSE American, we would be required to comply with such rules.

If a stockholder vote is not required and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation:

●	conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers, and

●	file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

Upon the public announcement of our business combination, we or our sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase shares of our common stock in the open market if we elect to redeem our public shares through a tender offer, to comply with Rule 14e-5 under the Exchange Act.

If, however, stockholder approval of the transaction is required by law or stock exchange listing requirement, or we decide to obtain stockholder approval for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation:

●	conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules, and

●	file proxy materials with the SEC.

In the event that we seek stockholder approval of our initial business combination, we will distribute proxy materials and, in connection therewith, provide our public stockholders with the redemption rights described above.

If we seek stockholder approval, we will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. Our sponsor will count toward this quorum and has agreed to vote all shares of our common stock having voting rights that it then owns in favor of our initial business combination. These quorum and voting thresholds, and the voting agreement of our sponsor, may make it more likely that we will consummate our initial business combination. Each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction. In addition, our sponsor and its permitted transferees each has entered into a letter agreement with us, pursuant to which each has agreed to waive its redemption rights with respect to all shares of our common stock then owned by it in connection with the completion of a business combination.

Our amended and restated certificate of incorporation will provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the consummation of our initial business combination (so that we are not subject to the SEC’s “penny stock” rules). Redemptions of our public shares may also be subject to a higher net tangible asset test or cash requirement pursuant to an agreement relating to our initial business combination. For example, the proposed business combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration we would be required to pay for all shares of common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all shares of common stock submitted for redemption will be returned to the holders thereof.

Limitation on redemption upon completion of our initial business combination if we seek stockholder approval

Notwithstanding the foregoing, when we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to Excess Shares. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us, our sponsor or our management to purchase their shares at a significant premium to then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding an aggregate of 10% or more of the public shares could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, our sponsor or our management at a premium to then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem to less than 10% of the public shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our business combination.

Redemption of public shares and liquidation if no initial business combination

We only have until November 15, 2023 to complete our initial business combination. If we are unable to complete our business combination within such period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses, which interest shall be net of taxes payable) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination within the time period.

Our sponsor and its permitted transferees each has entered into a letter agreement with us, pursuant to which each has waived its rights to liquidating distributions from the trust account with respect to its founder shares and, solely with respect to the sponsor, the private placement shares, if we fail to complete our initial business combination by November 15, 2023. However, with respect to shares our sponsor acquired after the IPO, it will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the allotted time period.

Our executive officers, directors, sponsor and sponsor’s permitted transferees have agreed, pursuant to written letter agreements with us, that they will not propose any amendment to our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by November 15, 2023 or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless we provide our public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the consummation of our initial business combination (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our public shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $800,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds in the trust account, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.62. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.62. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all creditors, vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our sponsor has agreed that it will be liable to us if and to the extent any claims by a creditor or a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.62 (or, if all extensions occur, $10.73) per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriter of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then our sponsor will not be responsible to the extent of any liability for such third-party claims. We have not asked our sponsor to reserve for such indemnification obligations, and our sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. We believe the likelihood of our sponsor having to indemnify the trust account is limited because we will endeavor to have all creditors, vendors and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

In the event that the proceeds in the trust account are reduced below (i) $10.62 (or, if all extensions occur, $10.73) per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.62 (or, if all extensions occur, $10.73) per share.

We will have access to up to $800,000 from the proceeds of the IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors. In the event that our offering expenses (excluding underwriting discounts and commissions) exceed our estimate of $800,000, we may fund such excess with funds from the funds not to be held in the trust account. In such case, the amount of funds we intend to be held outside the trust account would decrease by a corresponding amount. Conversely, in the event that the offering expenses (excluding underwriting discounts and commissions) are less than our estimate of $800,000, the amount of funds we intend to be held outside the trust account would increase by a corresponding amount.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our business combination within the prescribed time frame may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our business combination within prescribed time is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If we are unable to complete our business combination by November 15, 2023 we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of the amount of interest which may be withdrawn to pay taxes, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible on November 15, 2023 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers and investment bankers) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all creditors, vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account.

As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, our sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.62 (or, if all extensions occur, $10.73) per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes, and will not be liable as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.62 (or, if all extensions occur, $10.73) per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the trust account only upon the earlier to occur of (i) the completion of our initial business combination and (ii) our redemption of all of our public shares if we are unable to complete our business combination within November 15, 2023. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described above.

Competition

In identifying, evaluating and selecting a target business for our business combination, we may encounter intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our public stockholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.

Facilities

We currently maintain our executive offices at 3730 Kirby Drive, Suite 1200, Houston, Texas 77098. The cost for this space is included in the $10,000 per month fee that we will pay to our sponsor for office space, utilities, secretarial and administrative services. We believe that the amount we will pay under the administrative services agreement is comparable to the cost of similar services that we could obtain from unaffiliated persons. We consider our current office space adequate for our current operations.

Employees

We currently have two executive officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any member of our management team will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Title
Donald H. Gorée	65	Chief Executive Officer, Director and Chairman
Donald W. Orr	71	President and Director
Joseph V. Salvucci, Sr.	67	Independent Director
Diego Rojas	69	Independent Director
Joseph V. Salvucci, Jr.	38	Independent Director

Donald H. Gorée Mr. Gorée founded HNR Acquisition Corp and has served as our Chairman and Chief Executive Officer since our inception in April 2020. Mr. Gorée is also the founder of Houston Natural Resources, Inc., a global natural resource corporation located in Houston, Texas and controlling member of our sponsor, and has served as its Chairman and Chief Executive Officer since January 2018. Mr. Gorée has over 40 years’ experience in the oil and gas industry involving exploration and production, oil and gas pipeline construction and operations, natural gas gathering, processing and gas liquification. In 2003, Mr. Gorée founded Global Xchange Solutions AG., a publicly reporting corporation, private equity, investment bank and market-making firm, based in Zurich, Switzerland, with offices in Frankfurt, Germany and London, United Kingdom, and served as Chairman and Chief Executive Officer of Global Xchange Solutions from 2002 to 2012. Global Xchange Solutions sponsored listings of private companies to the London Stock Exchange, AIM, the Frankfurt Stock Exchange, the Berlin Stock Exchange and the Börse Stuttgart, and provided public company development and market development advice. From 2003 to 2005, Mr. Gorée served as Chairman and Chief Executive officer of Azur Holdings, Inc., a Fort Lauderdale, Florida-based, OTC-listed luxury real estate developer of mid-rise waterfront condominiums. From 2012 to 2019, Mr. Gorée served as the Managing Director of Rhone Merchant House Ltd., a firm which provides merchant banking and investment banking services to a small and elite list of clients. Mr. Gorée has an Executive Master of Business and Entrepreneurship degree from the Rice University Jones Graduate School of Business. We believe Mr. Goree is qualified to serve as a member of our board of directors based on our review of his experience, qualifications, attributes and skills, including co-founding our company and other companies and his executive leadership experience in the oil and gas industry.

Donald W. Orr has served as our President and a member of our Board of Directors since January 2021. Mr. Orr is a geologist with over 42 years of experience in petroleum geology and production operations. Mr. Orr began his career as a junior geologist with Texas Oil and Gas Corporation in 1976. In February 1979, Mr. Orr helped form American Shoreline, Inc., an independent oil and gas company. Mr. Orr was previously held the title of Senior Geologist at Seven Energy LLC, a wholly owned subsidiary of Weatherford International plc from June 2005 to August 2008, where he helped pioneered numerous innovations in UBD (underbalanced drilling), including drilling with unconventional materials and devising the methodology for unlocking the productive capacity of the Buda Lime through the use of UBD. In June 2009, Mr. Orr founded XNP Resources, LLC, an independent oil and gas company engaged in the exploration, development, production, and acquisition of oil and natural gas resources. Shortly thereafter, XNP Resources teamed up with Tahoe Energy Partners, LLC in 2012 to acquire oil and gas leases for drilling in the Rocky Mountain region. At Mr. Orr’s direction, XNP Resources began acquiring a strategic leasehold position in the Sand Wash Basin in Colorado. XNP Resources was able to secure a major leasehold position in the heart of what has become the highly competitive Niobrara Shale formation in western Colorado. Since 2014, Mr. Orr has been developing an unconventional resource play in Alaska that contains over 600 billion cubic feet of gas in stacked coal reservoirs. More recently, Mr. Orr assembled a team of oil and gas professionals in order to study certain oil provinces in Columbia. S.A. Mr. Orr also serves as President and on the Board of Directors of Houston Natural Resources, Inc. Mr. Orr has a Bachelor of Science degree in Geology from Texas A&I University, with a minor in Mathematics.

Joseph V. Salvucci, Sr. has served as a member of our board of directors since December 2021. JVS Alpha Property, LLC, an entity which the majority is beneficially owned by Mr. Salvucci, with the balance owned by his immediate family, purchased 940,000 HNRA shares as a founder. Mr. Salvucci acquired PEAK Technical Staffing USA (“PEAK”), peaktechnical.com in 1986 and has grown the business to be a premier provider of USA-based contract engineers and technical specialists, on assignment worldwide through a comprehensive, customer focused, enterprise-wide Managed Staffing Solution. During his 35-year tenure as owner of the company, PEAK has expanded from Pittsburgh to do business in all 50 States, Canada, Europe, South America, India, and the Philippines.

He served 10 years on the board of directors culminating as President and Board Chairman of the National Technical Services Association, a trade association representing 300,000 contractors on assignment in the technical staffing industry that later merged with the American Staffing Association. He is an active member of the Young Presidents Organization (YPO GOLD), formerly known as the World Presidents Organization (WPO) and has served as a member of the WPO International Board, as well as chairman of East Central US (ECUS) Region and Pittsburgh chapters as Chairman of the Board. As a 1976 Civil Engineering graduate of the University of Pittsburgh, he was a member of the Triangle (Engineering) Fraternity and its Alumni Association. He earned the Triangle Fraternity Distinguished Alumnus Citation in 2011 and currently serves on the Board of Directors. After earning the rank of Eagle Scout in 1970, he has remained active with the Boy Scouts of America, having served as the founding Chairman of the Board of the Pittsburgh Chapter of the National Eagle Scout Association, earning the NOESA (National Outstanding Eagle Scout Award) and the Silver Beaver Award and is past VP of Development and a board member of the Laurel Highlands Council in Western Pennsylvania. He was awarded the Manifesting the Kingdom of God Award by the Catholic Diocese of Pittsburgh in 2011. He was awarded the “Big Mac Award” from the Ronald McDonald Charities. As well as earning his BS in Civil Engineering from the University of Pittsburgh in 1976 and attended Harvard Business School’s OPM 33, graduating in 2003. We believe Mr. Salvucci is qualified to serve as a member of our board of directors based on our review of his extensive executive experience, qualifications, attributes and skills, including founding and growing PEAK into a global staffing enterprise.

Diego Rojas has served as a member of our board of directors since January 2021. Mr. Rojas has 40 years’ experience in the oil and gas industry with most of that experience in energy operations onshore, offshore, and internationally. He began his career in 1975 with Exxon Company USA in their Southeast Division headquarters in New Orleans, Louisiana, and eventually became District Engineering Manager for Exxon’s Offshore District, with responsibility for more than 75 engineers, 200 offshore platforms and 2,000 wells. After leaving Exxon, Mr. Rojas led several independent companies both in the United States and Latin America, including Enercap Corp (formerly, DCR Petroleum), which he founded in 1983, and served as Principal Owner until 1985. Prior to DRC Petroleum, Mr. Rojas was an independent acquisitions and operations consultant involved in exploration and production (E&P) and services company activities. From 1991 to 1994, Mr. Rojas served as Vice President of King Ranch Capital, where he managed King Ranch Capital’s acquisitions group. For the past five years Mr. Rojas has served as a consultant with Enerlat, a private consulting company which he controls. Mr. Rojas graduated with honors from the University of Florida with a Bachelor of Science in Mechanical Engineering. We believe Mr. Rojas is qualified to serve as a member of our board of directors based on our review of his experience, qualifications, attributes and skills, including his management experience and his considerable experience in the oil and gas industry.

Joseph V. Salvucci, Jr. has served as a member of our board of directors since December 2021. Mr. Salvucci began his career with PEAK Technical Staffing USA in November 2010 and is currently serving as the Chief Executive Officer overseeing nine branches with several hundred employees, and managing strategic initiatives for the company, including Staff Training, Career Pathing, and Organic Growth. Mr. Salvucci Jr received his Executive MBA from the University of Pittsburgh. In addition to his responsibilities as President/COO of PEAK, Mr. Salvucci serves on the board of Temporary Services Insurance Limited, a Workers’ Compensation company serving staffing companies. We believe Mr. Salvucci is qualified to serve as a member of our board of directors based on our review of his extensive experience, qualifications, attributes and skills, including his education and expertise in finance, and his management and executive experience as President and COO of PEAK.

Family Relationships

There are no family relationships between any of our officers and directors, except that Mr. Joseph V. Salvucci Jr. and Mr. Joseph V. Salvucci Sr. are father and son.

Number and Terms of Office of Officers and Directors

Our board of directors has five directors. Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a one-year term. The class I directors consist of Diego Rojas and Joseph V. Salvucci, Jr., and their term expires at our first annual meeting of stockholders. The class II directors will consist of Donald H. Goree, Donald W. Orr and Joseph V. Salvucci, Sr. and their term expires at the second annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

The NYSE American listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Of the current members of our board of directors, Messrs. Salvucci Sr., Rojas and Salvucci Jr. are each considered an “independent director” under the NYSE American listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our executive officers or directors has received any cash compensation for services rendered to us, other than Donald W. Orr, as detailed below.

We currently pay our sponsor $5,000 per month for providing us with office space, utilities, secretarial and administrative services. We’ve also agreed to pay Sponsor an additional $5,000 per month for such services, but have agreed with Sponsor to defer payment to Sponsor of such additional accrued amounts until the closing of the Purchase. However, this arrangement is solely for our benefit and is not intended to provide our officers or directors compensation in lieu of a salary. Our sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account, such expenses would not be reimbursed by us unless we consummate an initial business combination. Our audit committee will review and approve all reimbursements and payments made to our sponsor, officers, directors or our or their respective affiliates, with any interested director abstaining from such review and approval.

Other than the $10,000 per month, including the deferred payments, administrative fee for office space, utilities, secretarial and administrative services, and the reimbursement for out-of-pocket expenses, and $5,000 per month paid to Donald W. Orr, no compensation or fees of any kind will be paid to our sponsor, or members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is).

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors and has the composition and responsibilities described below. The charter of each committee is available on our website. Our audit committee, compensation committee and nominating and corporate governance committee is composed solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. The members of our audit committee are Messrs. Salvucci Sr. and Salvucci Jr., and Mr. Salvucci Jr. serves as chairman of the audit committee. As a smaller reporting company under the NYSE American listing standards, we are required to have at least two members on the audit committee. The rules of the NYSE American and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each of Messrs. Salvucci Sr. and Salvucci Jr. qualifies as an independent director under applicable rules. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Salvucci Jr. qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered accounting firm and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent registered accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent registered accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent registered accounting firm;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered accounting firm describing (i) the independent registered accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors consisting of three members. The members of our Compensation Committee are Messrs. Rojas and Salvucci, Jr. Mr. Salvucci, Jr. serves as chairman of the compensation committee. Under the NYSE American listing standards and applicable SEC rules, we are required to have at least two members on the compensation committee, all of whom must be independent.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee. The members of our nominating and corporate governance are Messrs. Rojas and Salvucci Jr. Mr. Rojas serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee are to assist the board in:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

●	developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE American.

A copy of each of our Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, and Audit Committee Charter can be accessed at https://hnra-nyse.com/.

Director Nominations

Our nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders. The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders).

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors, except that Donald W. Orr, our President and Board member, serves on the Board of Directors of Houston Natural Resources, Inc., an entity of which Donald H. Goree, our Chairman of the Board, serves as Chief Executive Officer.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. The Code of Ethics and the charter of each committee is available on our website. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Conflicts of Interest

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor these fiduciary obligations under applicable law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our business combination. Our amended and restated certificate of incorporation will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Potential investors should also be aware of the following other potential conflicts of interest:

●	None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see “— Directors and Executive Officers.”

●	Our sponsor and its permitted transferees each has entered into a letter agreement with us, pursuant to which each has agreed to waive (i) its redemption rights with respect to all shares of our common stock then owned by it in connection with the completion of our initial business combination and (ii) its rights to liquidating distributions from the trust account with respect to its founder shares and, solely with respect to the sponsor, the private placement shares, if we fail to complete our initial business combination by November 15, 2023 (although its will be entitled to liquidating distributions from the trust account with respect to any public shares it holds if we fail to complete our business combination within the prescribed time frame). If we do not complete our initial business combination within the allotted time period, the proceeds of the sale of the private placement units will be used to fund the redemption of our public shares, and the private placement shares and private placement warrants (and their constituent securities) will expire worthless. All of the holders of our restricted shares, including the Selling Stockholders, have previously agreed not to transfer, assign or sell any of their equity in the Company, except for transfers to permitted transferees, until the earlier of (i) 180 days following the completion of our initial business combination or earlier if, subsequent to our initial business combination, the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after our initial business combination and (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of our public stockholders having the right to exchange their shares of common stock for cash, securities or other property. The private placement shares and private placement warrants (and their constituent securities) cannot be transferred except to certain permitted transferees until 30 days after the completion of our initial business combination. Given these characteristics of certain of our securities held by our sponsor, our sponsor may have a conflict of interest with respect to whether a particular target business is an appropriate business with which to effectuate our initial business combination. We except that, in conjunction with the closing of our initial business combination, the restriction on transfer of only those shares being registered hereby for the resale by the Selling Securityholders will be waived and/or terminated.

●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

●	Our sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our sponsor or an affiliate of our sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated certificate of incorporation will provide that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. We do not believe that these contractual obligations will materially affect our ability to complete our business combination. Our amended and restated certificate of incorporation will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

In the event that we submit our initial business combination to our public stockholders for a vote, our sponsor has agreed to vote all shares of our common stock having voting rights that it then owns in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation will provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnification agreements are necessary to attract and retain talented and experienced officers and directors.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations OF HNRA

References in this section to “we,” “us”, “HNRA”, or the “Company” refer to HNR Acquisition Corp. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to HNRAC Sponsors, LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Special Note Regarding Forward-Looking Statements

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this prospectus including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the SEC. The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are a newly organized blank check company incorporated on December 9, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We closed our Initial Public Offering on February 15, 2022.

On December 27, 2022, the Company entered into the Original MIPA with the Seller, and, solely with respect to Section 7.20 of the Original MIPA, the Sponsor. On August 28, 2023, the Company, HNRA Upstream, LLC, a newly formed Delaware limited liability company which is managed by, and is a subsidiary of, the Company (“OpCo”), and HNRA Partner, Inc., a newly formed Delaware corporation and wholly owned subsidiary of OpCo (“SPAC Subsidiary”, and together with the Company and OpCo, “Buyer” and each a “Buyer”), entered into an Amended and Restated Membership Interest Purchase Agreement (the “A&R MIPA”) with Seller, and, solely with respect to Section 6.20 of the A&R MIPA, the Sponsor, which amended and restated the Original MIPA in its entirety (as amended and restated, the “MIPA”). The post-purchase Company will be organized in an “Up-C” structure and the only direct assets of HNRA will consist of equity interests in OpCo.

Pursuant to the MIPA, and subject to the terms, provisions, and conditions set forth therein, at the closing of the transactions contemplated by the MIPA, (i) (A) the Company will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the aggregate amount of cash required to satisfy any exercise by stockholders of their redemption rights) and (2) 2,000,000 newly issued shares of Class B Common Stock, par value $0.0001 per share, of the Company (such shares, the “Seller Class B Shares”) for purposes of delivery to Seller, and (B) in exchange therefor, OpCo will issue to the Company a number of Class A common units (the “OpCo Class A Units”) of OpCo equal to the number of total shares of Class A Common Stock, par value $0.0001 per share, of the Company issued and outstanding immediately after the Closing (taking into account and following the exercise of redemption rights) (such transactions, the “SPAC Contribution”), (ii) immediately following the SPAC Contribution, OpCo will contribute $900,000 to SPAC Subsidiary in exchange for 100% of the outstanding common stock of SPAC Subsidiary (the “SPAC Subsidiary Contribution”), and (iii) immediately following the SPAC Subsidiary Contribution, Seller shall sell, contribute, assign, and convey to (A) OpCo, and OpCo shall acquire and accept from Seller, ninety-nine percent (99.0%) of the outstanding membership interests of Pogo Resources, LLC, a Texas limited liability company (“Pogo” or the “Target”), and (B) SPAC Subsidiary, and SPAC Subsidiary shall purchase and accept from Seller, one percent (1.0%) of the outstanding membership interest of Target (together with the ninety-nine (99.0%) interest, the “ Target Interests”), in each case, in exchange for (x) $900,000 of the Cash Consideration (as defined below) in the case of SPAC Subsidiary and (y) the remainder of the Aggregate Consideration (as defined below) in the case of OpCo.

The “Aggregate Consideration” for the Target Interests will be (a), cash in the amount of $63,000,000 in immediately available funds (the “Cash Consideration”), (b) 2,000,000 Class B common units of OpCo (“OpCo Class B Units”) valued at $10.00 per unit (the “Common Unit Consideration”), which will be equal to and exchangeable into 2,000,000 shares of Class A Common Stock issuable upon exercise of the OpCo Exchange Right (as defined below), as reflected in the A&R OpCo LLC Agreement and (c) and the Seller Class B Shares; provided, that (i) a portion of the Cash Consideration not to exceed $15,000,000 may be payable through a promissory note to Seller (the “Seller Promissory Note”) to the extent the amount available for payment of the Cash Consideration at Closing (the “Minimum Cash Amount”) is less than $63,000,000 and (ii) a portion of the Cash Consideration not to exceed $20,000,000 may be payable through the issuance of up to 2,000,000 preferred units (the “OpCo Preferred Units” and together with the Opco Class A Units and the OpCo Class B Units, the “OpCo Units”) of OpCo (the “Preferred Unit Consideration”, and, together with the Common Unit Consideration, the “Unit Consideration”), to the extent the Minimum Cash Amount is less than $48,000,000. At Closing, 500,000 OpCo Class B Units (the “Escrowed Unit Consideration”) shall be placed in escrow with the Escrow Agent for the benefit of Buyer pursuant to the Escrow Agreement and the indemnity provisions herein. The Aggregate Consideration is subject to adjustment in accordance with the MIPA.

Immediately following the Closing, HNRA will be the sole manager of and control OpCo, and will own 100% of the outstanding OpCo Class A Units. Further, Seller will own 100% of the outstanding OpCo Class B Units, shares of Class B Common Stock, and OpCo Preferred Units.

The current shares of common stock of the Company will be reclassified as Class A Common Stock. Each share of Class B Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Class A Common Stock and shares of Class B Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our Proposed Second A&R Charter (as defined below). We do not intend to list any shares of Class B Common Stock on any exchange.

Following the Closing, under the OpCo A&R LLC Agreement, each holder of OpCO Class B Units will, subject to certain timing procedures and other conditions set forth therein, have the right (the “OpCo Exchange Right”) to exchange all or a portion of its OpCo Class B OpCo Units for, at OpCo’s election, (i) shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each OpCo Class B Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash. OpCo will determine whether to pay cash in lieu of the issuance of shares of Class A Common Stock based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the OpCo Class B Units and alternative uses for such cash. Additionally, the holders of OpCo Class B Units will be required to exchange all of their OpCo Class B Units (a “Mandatory Exchange”) upon the occurrence of the following: (i) upon the direction of the Company with the consent of at least fifty percent (50%) of the holders of OpCo Class B Units; or (ii) upon the one-year anniversary of the Mandatory Conversion Trigger Date.

The OpCo Preferred Units will be automatically converted into OpCo Class B Units on the two-year anniversary of the issuance date of such OpCo Preferred Units (the “Mandatory Conversion Trigger Date”) at a rate determined by dividing (i) $20.00 per unit (the “Stated Conversion Value”), by (ii) the Market Price of the Class A Common Stock (the “Conversion Price”). The “Market Price” means the simple average of the daily VWAP of the Class A Common Stock during the five (5) trading days prior to the date of conversion. On the Mandatory Conversion Trigger Date, the Company will issue a number of shares of Class B Common Stock to Seller equivalent to the number of OpCo Class B Units issued to Seller. If not exchanged sooner, such newly issued OpCo Class B Units shall automatically exchange into Class A Common Stock on the one-year anniversary of the Mandatory Conversion Trigger Date at a ratio of one OpCo Class B Unit for one share of Class Common Stock. An equivalent number of shares of Class B Common Stock must be surrendered with the OpCo Class B Units to the Company in exchange for the Class A Common Stock. As noted above, the OpCo Class B Units must be exchanged upon the one-year anniversary of the Mandatory Conversion Trigger Date.

Debt Commitment Letter

On August 28, 2023, the Company entered into a commitment letter (the “Debt Commitment Letter”) with First International Bank & Trust (“FIBT” or “Lender”), pursuant to which FIBT has agreed to provide the Company with a senior secured term loan in the amount of $28,000,000 (the “Credit Facility”) to (a) fund a portion of the purchase price, (b) partially fund a debt service reserve account funded with $3,000,000 at the Closing Date and an additional $2,000,000 to be deposited within 60 days following the Closing Date (the “Debt Service Reserve Account”), (c) cash secure outstanding letters of credit issued by Pogo’s existing lender, (d) pay fees and expenses in connection with the Purchase and the closing of the Credit Facility and (e) other general corporate purposes. The Credit Facility will be provided on the Closing Date subject to a number of specified conditions set forth in the Debt Commitment Letter. The obligations of FIBT to provide the Credit Facility will terminate on November 15, 2023 if the Closing Date has not occurred by such date. The definitive documentation for the Credit Facility has not been finalized and, accordingly, the actual terms of the Credit Facility may differ from those described in this prospectus.

Option Agreement

In connection with the MIPA, OpCo and Seller agreed to cause the execution of an Option Agreement (the “Option Agreement”) by and between the Company (or a newly created special purpose entity of the Company) and Pogo Royalty, LLC, a Texas limited liability company (“Pogo Royalty”), an affiliate of Seller. Pogo Royalty owns certain overriding royalty interests in certain oil and gas assets owned by Pogo Resources, LLC (the “ORR Interest”). Pursuant to the Option Agreement, Pogo Royalty will grant an irrevocable and exclusive option to the Company to purchase the ORR Interest for the Option Price (defined below) at any time prior to the date that is twelve (12) months following the effective date of the Option Agreement. The option will not be exercisable while the Seller Promissory Note is outstanding.

The purchase price for the ORR Interest upon exercise of the option shall be (i) (1) $30,000,000 the (“Base Option Price”), plus (2) an additional amount equal to interest on the Base Option Price of twelve percent (12%), compounded monthly, from the effective date of the Option Agreement through the date of acquisition of the ORR Interest, minus (ii) any amounts received by Pogo Royalty in respect of the ORR Interest from the month of production in which the effective date of the Option Agreement occurs through the date of the exercise of the option (such aggregate purchase price, the “Option Price”).

The Option Agreement and the option will immediately terminate upon the earlier of (a) Pogo Royalty’s transfer or assignment of all of the ORR Interest in accordance with the Option Agreement and (b) the date that is twelve (12) months following the effective date of the Option Agreement.

Director Nomination and Board Observer Agreement

In connection with the MIPA, at the Closing, the Company will enter into director nomination and board observer agreement (the “Board Designation Agreement”) with CIC. Pursuant to the Board Designation Agreement, CIC will have the right, at any time CIC beneficially owns capital stock of the Company, to appoint two board observers to attend all meetings of the board of directors of the Company. In addition, after the time of the conversion of the OpCo Preferred Units owned by Seller, CIC will have the right to nominate a certain number of members of the board of directors depending on its ownership percentage of Class A Common Stock as further provided in the Board Designation Agreement.

Backstop Agreement

The Company has agreed to, at Closing, enter into and cause certain of its founders (the “Founders”) to enter into the Backstop Agreement with Seller whereby the Seller will have the right (“Put Right”) to cause the Founders to purchase Seller’s OpCo Preferred Units at a purchase price per unit equal to $10.00 per unit plus the product of (i) the number of days elapsed since the effective date of the Backstop Agreement and (ii) $10.00 divided by 730. Seller’s right to exercise the Put Right will survive for six (6) months following the date the Trust Shares (as defined below) are not restricted from transfer under the Letter Agreement (as defined in the A&R MIPA).

As security that the Founders will be able to purchase the OpCo Preferred Units upon exercise of the Put Right, the Founders will agree to place 1,500,000 shares of Class A Common Stock into trust (the “Trust Shares”), which the Founders can sell or borrow against to meet their obligations upon exercise of the Put Right with the prior consent of Seller. The Company is not obligated to purchase the OpCo Preferred Units from Seller under the Backstop Agreement. Until the Backstop Agreement is terminated, Seller will not be permitted to engage in any transaction which is designed to sell short the Class A Common Stock of the Company or any other publicly traded securities of the Company.

The purpose of the Backstop Agreement is to give the Seller some liquidity in the OpCo Preferred Units prior to the Mandatory Conversion Date. The Put Right allows Seller to receive cash in exchange for the OpCo Preferred Units prior to the Mandatory Conversion Date, but without the Company being required to provide further cash at Closing. The Backstop Agreement was a critical part of the business transaction agreed to by the Company and Seller for agreement to the A&R MIPA, and was a factor in the agreement to issue additional equity in the Company in lieu of cash as a part of the consideration to paid at Closing. The Backstop Agreement is the full agreement between the parties thereto, and besides receiving greater assurances of the consummation of the Purchase, there is no additional consideration or benefit given.

The Preferred Stock PIPE Investment

In connection with the transactions contemplated by the MIPA, the Company may enter into Subscription Agreements with certain investors (the “Preferred Stock PIPE Investors”) pursuant to which the Company would issue and sell in private placement transactions to close concurrently with the Closing, up to an aggregate of 125,000 shares of a to-be-authorized class of preferred stock, par value $0.0001 per share that will be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at a purchase price of $40.00 per share, resulting in an aggregate purchase price of $5,000,000 (the “Preferred Stock PIPE Investment”).

The Series A Preferred Stock would participate equally in any dividends declared to holders of the Class A Common Stock, carry no additional dividends, be automatically convertible by holders into shares of Class A Common Stock on the two-year anniversary of the issuance date of such Series A Preferred Stock at a rate of one share of Series A Preferred Stock into eight shares of Class A Common Stock, which is subject to adjustment upon the occurrence of certain events, and have no voting rights (whether on a preferential basis or an as-converted basis). At the Closing, the Preferred Stock PIPE Investors and the Company would consummate the Preferred Stock PIPE Investment pursuant to and in accordance with the terms of the Subscription Agreements. As of the date of this prospectus, the Company has not executed any Subscription Agreements with any investors. It is not anticipated that the Sponsor, any directors of the Company, or any officers of the Company, or any of their respective affiliates, will participate in the Preferred Stock PIPE Investment. We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception (December 9, 2020) through June 30, 2023 were organizational activities, those necessary to prepare for our Initial Public Offering, and, after our Initial Public Offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of the Purchase. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2023, we had a net loss of $232,803 which consisted of $614,748 of operating costs, franchise tax expense of $50,000, amortization of debt discount of $314,479 and interest expense of $64,671. These were partially offset by $842,756 of interest income on marketable securities held in our Trust Account and a gain from the change in fair value of warrant liabilities of $113,469. The Company also recognized $147,392 of income tax expense during the three months ended June 30, 2023. For the three months ended June 30, 2022, we had a net loss of $480,696, which consisted of $499,621 of operating costs, franchise tax expense of $100,000, partially offset by $118,795 of interest income on marketable securities held in our Trust Account, respectively.

For the six months ended June 30, 2023, we had a net loss of $410,417, which consisted of $1,268,479 of operating costs, $100,000 of franchise tax, amortization of debt discount of $499,058, interest expense on promissory notes of $93,156, a change in fair value of warrant liabilities of $92,713. These were partially offset by $1,789,672 of interest income on marketable securities held in our Trust Account, respectively. The Company also recognized $336,110 of income tax expense during the months ended June 30, 2023. For the six months ended June 30, 2022, we had operating costs of $806,041 and interest income on marketable securities held in our Trust Account of $127,088.

For the years ended December 31, 2022 and 2021, we had a net loss of $750,347 and $13,782, respectively, which consisted of $1,598,013 and $13,782 of operating costs, respectively, $200,000 and $0 of franchise tax, partially offset by $1,268,362 and $0 of interest income on marketable securities held in our Trust Account, and $969 and $0 of interest income, respectively. Operating costs increased during the current year due to the Company’s Initial Public Offering that closed in February 2022, and costs related to pursuit of the Company’s Initial Business Combination. We also recognized income tax expense of $221,665 and $0 for the years ended December 31, 2022 and 2021, respectively.

Liquidity and Capital Resources and Going Concern

On February 15, 2022, we consummated our Initial Public Offering of 8,625,000 Units at a price of $10.00 per Unit (including 1,125,000 Units from the full exercise of the underwriters’ over-allotment option), generating gross proceeds of $86,250,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 505,000 private placement Units to the Sponsor at a price of $10.00 per Unit, generating gross proceeds of $5,050,000. Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the private placement Units, net proceeds of $82,925,000 were placed in the Trust Account.

The Company recorded $2,724,400 of offering costs as a reduction of equity in connection with the shares of Common Stock previously included in the Units prior to their separation, including $1,725,000 of underwriting discount, $2,587,500 of deferred underwriting fee, and $481,198 of other offering costs. On September 7, 2023, the Company and EF Hutton entered into a Satisfaction and Discharge of Indebtedness pursuant to Underwriting Agreement whereby EF Hutton agreed to, in lieu of the original deferred underwriting commission of $2,587,000, accept a lower fee of $1,800,000 payable as follows: $500,000 in cash at Closing and $1,300,000 in cash due 90 days after the Closing Date.

As of June 30, 2023, we had cash of $813,177 and marketable securities held in the Trust Account of $48,106,123 consisting of U.S. Treasury Bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. On May 11, 2023, in connection with the stockholder vote for the amendment to the Company’s certificate of incorporation, a total of 4,115,597 Public Shares for an aggregate redemption amount of $43,318,207 were redeemed from the Trust Account by the stockholders of the Company. The Company also withdrew a total of $711,204 from the Trust Account to pay franchise and federal income taxes.

We intend to use substantially all of the remaining funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and income taxes payable), to complete the Purchase. Due to the redemptions of Public Shares on May 11, 2023, the Company does not have sufficient funds in the Trust Account to complete the closing of the MIPA. The Company is actively pursuing Reserve Based Lending (RBL) debt sufficient to complete the purchase under any redemption scenario. The Company is also pursuing sources for private equity placements to fill any potential gap in financing for the closing and working requirement needs of the post-close entity. The Company also may, but does not expect to utilize the ELOC to complete the closing of the MIPA. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete the Purchase, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

In order to fund working capital deficiencies or finance transaction costs in connection with the Purchase, our sponsor and our initial stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete the Purchase, we would repay such loaned amounts. In the event that the Purchase does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into warrants identical to the private placement warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

We believe we will need to raise additional funds in order to meet the expenditures required for operating our business. If our estimate of the costs of closing the Purchase are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to closing the Purchase. Moreover, we may need to obtain additional financing either to complete the Purchase or because we become obligated to redeem a significant number of our public shares upon consummation of the Purchase, in which case we may issue additional securities or incur debt in connection with the Purchase. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the Purchase. If we are unable to complete the Purchase because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following the closing of the Purchase, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations, including pursuant to the Seller Promissory Note. Pursuant to the terms of the proposed Credit Facility, the Seller Promissory Note may not be repaid with proceeds from operations of OpCo. The Company expects to have sufficient cash to satisfy the obligations of the Seller Promissory Note upon its maturity though the Common Stock Purchase Agreement with White Lion or through the sale of additional debt or equity, or combination thereof. As of the date of this prospectus, the Company has no agreements in place for such sale of additional debt or equity, or combination thereof, and there is no guarantee the Company will be able to enter agreements for such sale of additional debt or equity, or combination thereof, or that such agreements will have terms that are favorable to the Company.

On October 17, 2022, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”). Pursuant to the Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $150,000,000 in aggregate gross purchase price of newly issued shares of common stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms by the Common Stock Purchase Agreement.

The Company is obligated under the Common Stock Purchase Agreement and the White Lion RRA to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) to register the common stock under the Securities Act of 1933, as amended, for the resale by White Lion of shares of common stock that the Company may issue to White Lion under the Common Stock Purchase Agreement.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of a registration statement registering the shares issuable pursuant to the Common Stock Purchase Agreement, the Company’s right to sell shares to White Lion will commence on the effective date of the registration statement and extend until December 31, 2025. During such term, subject to the terms and conditions of the Common Stock Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares (the effective date of such notice, a “Notice Date”). The number of shares sold pursuant to any such notice may not exceed (i) the lower of (a) $2,000,000 and (b) the dollar amount equal to the product of (1) the Effective Daily Trading Volume (2) the closing price of common stock on the Effective Date (3) 400% and (4) 30%, divided by the closing price of common stock on NYSE American preceding the Notice Date and (ii) a number of shares of common stock equal to the Average Daily Trading Volume multiplied by the Percentage Limit.

The securities to be purchased by White Lion pursuant to the Common Stock Purchase Agreement are the same common stock issued in the IPO. The purchase price to be paid by White Lion for any such shares will equal 96% of the lowest daily volume-weighted average price of common stock during a period of two consecutive trading days following the applicable Notice Date.

The Company will have the right to terminate the Common Stock Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice. Additionally, White Lion will have the right to terminate the Common Stock Purchase Agreement upon three days’ prior written notice to the Company if (i) there is a Fundamental Transaction, (ii) the Company is in breach or default in any material respect of the White Lion RRA, (iii) there is a lapse of the effectiveness, or unavailability of, the Registration Statement for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, (iv) the suspension of trading of the common stock for a period of five consecutive trading days, (v) the material breach of the Common Stock Purchase Agreement by the Company, which breach is not cured within the applicable cure period or (vi) a Material Adverse Effect has occurred and is continuing. No termination of the Common Stock Purchase Agreement will affect the registration rights provisions contained in the White Lion RRA.

In consideration for the commitments of White Lion, as described above, the Company has agreed that it will issue to White Lion shares of common stock having a value of $1,500,000 based on the volume-weighted average price of the common stock on a date which is the earlier to occur of (i) two Trading Days prior to the filing of the registration statement it will file pursuant to the White Lion RRA and (ii) after the closing of any business combination agreement, the Trading Day prior to the Investor sending a written request to the Company for such commitment shares, and to include such shares in the registration statement it will file pursuant to the White Lion RRA.

Should the Company choose to exercise its right under the Common Stock Purchase Agreement, the subsequent resale by White Lion of a significant amount of shares of common stock, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to White Lion under the Common Stock Purchase Agreement will be determined by us in our sole discretion and will depend upon market conditions and other factors. We may ultimately decide to sell to White Lion all, some or none of the common stock that may be available for us to sell to White Lion pursuant to the Common Stock Purchase Agreement. If and when we elect to sell common stock to White Lion pursuant to the Common Stock Purchase Agreement, after White Lion has acquired such shares, White Lion may resell all, some or none of such shares of common stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase common stock from White Lion in subsequent offerings at different times will likely pay different prices for those shares of common stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors  — The sale and issuance of common stock to White Lion will cause dilution to our existing securityholders, and the resale of the common stock acquired by White Lion, or the perception that such resales may occur, could cause the price of our common stock to decrease.”

Investors may experience a decline in the value of our common stock that they purchase from White Lion in such a future offering as a result of future sales made by us to White Lion at prices lower than the prices such investors paid for their shares in past offerings. In addition, if we sell a substantial number of common stock to White Lion under the Common Stock Purchase Agreement, or if investors expect that we will do so, the actual sales of common stock or the mere existence of our arrangement with White Lion may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by White Lion for the common stock that we may elect to sell to White Lion under the Common Stock Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable period for each sale of common stock shares made pursuant to the Common Stock Purchase Agreement, if any, as of the date of this prospectus, it is not possible for us to predict the number of shares of common stock that we will sell to White Lion under the Common Stock Purchase Agreement, the actual purchase price per share to be paid by White Lion for those common stock, or the actual gross proceeds to be raised by us from those sales, if any. We may receive up to $150 million in aggregate gross proceeds from White Lion under the Common Stock Purchase Agreement. However, the actual proceeds may be less than this amount depending on the number of shares of common stock sold and the price at which the shares of common stock are sold.

The issuance of our common stock to White Lion pursuant to the Common Stock Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of shares of common stock that our existing shareholders own will not decrease, the common stock owned by our existing shareholders will represent a smaller percentage of our total outstanding common stock after any such issuance.

The following table sets forth information at varying purchase prices, for illustrative purposes only and are not intended to be estimates or predictions of the future performance of our common stock. The actual number of common stock shares we sell to White Lion, and the prices at which we sell them, will vary and be subject to the terms and conditions of the Common Stock Purchase Agreement described above:

Assumed Trading Price of SPAC Common Stock(1)	Purchase Price per SPAC Common Stock Sold Under the Common Stock Purchase Agreement(2)	Number of SPAC Common Stock to be Issued and Sold Under the Common Stock Purchase Agreement(3)	Purchase Price for SPAC Common Stock Sold Under the Common Stock Purchase Agreement(4)	Percentage of Outstanding SPAC Common Stock After Giving Effect to Issuances to White Lion(5)
$4.00	$3.84	520,833	$2,000,000	5.29%
$6.00	$5.76	347,222	$2,000,000	3.53%
$8.00	$7.68	260,417	$2,000,000	2.64%
$10.00	$9.60	208,333	$2,000,000	2.12%
$12.00	$11.52	173,611	$2,000,000	1.76%

Notes:-

(1)	The Assumed Trading Price of common stock is for illustration purposes only and does not reflect estimates or predictions of future performance of common stock.
(2)	The Purchase Price per common stock is equal to 96% of the assumed trading price of common stock listed in the first column.
(3)	The Number of common stock to be issued and sold under the Common Stock Purchase Agreement listed in this column is for illustration purposes only. It does not reflect the actual number of common stock we ultimately may sell to White Lion and is therefore not intended to be estimates or predictions of the future performance of our common stock.
(4)	The Purchase Price for common stock is the illustrative aggregate purchase price to be received from the sale of common stock issued and sold under the Common Stock Purchase Agreement.
(5)	The denominator used to calculate the percentages in this column is based on 9,849,018 common stock outstanding assuming no redemptions as illustrated in the section titled “Impact of the Purchase on HNRA’s Public Float”, adjusted to include an illustrative amount of common stock issued and sold to White Lion under the Common Stock Purchase Agreement.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2023.

Contractual obligations

We currently pay our Sponsor $5,000 per month for providing us with office space, utilities, secretarial and administrative services. We also agreed to pay Sponsor an additional $5,000 per month for such services, but have agreed with Sponsor to defer payment to Sponsor of such additional accrued amounts until the closing of the MIPA. The Company has paid $154,250 to the Sponsor through June 30, 2023 for administrative support services and owes the Sponsor $35,000 as of June 30, 2023.

The Company has entered into various working capital unsecured promissory notes with existing investors of the Company, totaling $2,514,000 to date. These notes will mature at the five year anniversary of the MIPA. The investor may demand repayment beginning six months from the closing date of the MIPA.

The underwriters are entitled to a deferred fee of $1,800,000 in the aggregate. The deferred fee will become payable to the underwriters solely in the event that we complete a business combination, subject to the terms of the underwriting agreement and the terms of the Satisfaction and Discharge of Indebtedness pursuant to Underwriting Agreement.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

In accordance with Accounting Standards Codification ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, the warrants issued in connection with the working capital loans do not meet the criteria for equity classification due to the redemption right whereby the holder may require the Company to settle the warrant in cash 18 months after the closing of the MIPA, and must be recorded as liabilities. The warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statements of operations in the period of change.

Common Stock Subject to Possible Redemption:

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to the redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock issued in the Initial Public Offering feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, the shares of common stock subject to possible redemption will be presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet upon closing of the Initial Public Offering.

Net Loss Per Share:

Net loss per share of common stock is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement warrants to purchase an aggregate of 6,847,500 shares and warrants to purchase 972,750 issued in connection with working capital loans in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share of common stock is the same as basic loss per share of common stock for the period presented.

The Company’s statements of operations include a presentation of net loss per share for common stock shares subject to possible redemption in a manner similar to the two-class method of income per share. Net loss per common share, basic and diluted, for redeemable common stock is calculated by dividing the net income allocable to redeemable common stock, by the weighted average number of redeemable common shares outstanding since original issuance. Net loss per common stock, basic and diluted, for non-redeemable common stock is calculated by dividing net income allocable to non-redeemable common stock, by the weighted average number of shares of non-redeemable common stock outstanding for the periods. Shares of non-redeemable common stock include the founder shares as these common shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Fair Value of Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement”, approximates the carrying amounts represented on the balance sheet.

The Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates:

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Quantitative and Qualitative Disclosures About Market Risk

As of December 31, 2022, we were not subject to any market or interest rate risk. Following the consummation of our IPO, the net proceeds of our IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, the information we provide to you may be different than you might get from other public companies in which you hold securities.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the closing of our Initial Public Offering, or December 31, 2027, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

MANAGEMENT AFTER THE PURCHASE

Following the closing of the Purchase, the Post-Combination Company’s Board will consist of five directors. Three of the five directors will be independent. Two of our existing directors will resign from the board and take on Executive officer roles. The Company did not engage in any discussions with directors or officers about post-Purchase positions or compensation until after execution of the MIPA.

Name	Age	Title
Diego Rojas	69	Chief Executive Officer and Director
Mitchell B. Trotter	64	Chief Financial Officer and Director
David M. Smith	68	General Counsel and Secretary
Joseph V. Salvucci Sr	67	Director and Chairman
Joseph V. Salvucci Jr.	38	Director
Byron Blount	66	Director
Donald W. Orr	71	Geology and Acquisition Consultant
Donald Gorée	65	Founder, Former Chairman/CEO/CFO, Public Markets Consultant

Diego Rojas — Chief Executive Officer and Director Nominee.    Mr. Rojas has served as a member of our board of directors since January 2021. Mr. Rojas has 40 years’ experience in the oil and gas industry with most of that experience in energy operations onshore, offshore, and internationally. He began his career in 1975 with Exxon Company USA in their Southeast Division headquarters in New Orleans, Louisiana, and eventually became District Engineering Manager for Exxon’s Offshore District, with responsibility for more than 75 engineers, 200 offshore platforms and 2,000 wells. After leaving Exxon, Mr. Rojas led several independent companies both in the United States and Latin America, including Enercap Corp (formerly, DCR Petroleum), which he founded in 1983, and served as Principal Owner until 1985. Prior to DRC Petroleum, Mr. Rojas was an independent acquisitions and operations consultant involved in exploration and production (E&P) and services company activities. From 1991 to 1994, Mr. Rojas served as Vice President of King Ranch Capital, where he managed King Ranch Capital’s acquisitions group. For the past five years Mr. Rojas has served as a consultant with Enerlat, a private consulting company which he controls. Mr. Rojas graduated with honors from the University of Florida with a Bachelor of Science in Mechanical Engineering.

Mr. Rojas is qualified to serve as CEO and as a member of our board of directors based on our review of his qualifications, attributes, and skills, including his oil and gas management experience and oil and gas acquisition experience.

Mitchell B. Trotter — Chief Financial Officer and Director Nominee.    Mr. Trotter joined the company and has served as our Senior Vice President of Finance since October 2022. Mr. Trotter has 41 years of experience beginning his career in 1981 as an auditor with Coopers & Lybrand for seven years. He then served as CFO of two private investor backed private companies where the first was in real estate development and the latter in the engineering and construction industry. For the next 30 years, Mr. Trotter served in various CFO and Controller positions with three publicly traded companies in the engineering and construction services industry which were: Earth Tech to 2002; Jacobs Engineering to 2017; and AECOM to 2022. In those roles Mr. Trotter managed up to 400 plus staff across six continents supporting global operations with clients in multiple industries across private, semi-public and public sectors. Mr. Trotter earned his BS Accounting from Virginia Tech in 1981 and his MBA from Virginia Commonwealth University in 1994. He professional credentials are: Certified Public Accountant in Virginia; Certified Management Accountant; and Certified in Financial Management.

Partners, LLC in 2012 to acquire oil and gas leases for drilling in the Rocky Mountain region. At Mr. Orr’s direction, XNP Resources began acquiring a strategic leasehold position in the Sand Wash Basin in Colorado. XNP Resources was able to secure a major leasehold position in the heart of what has become the highly competitive Niobrara Shale formation in western Colorado. Since 2014, Mr. Orr has been developing an unconventional resource play in Alaska that contains over 600 billion cubic feet of gas in stacked coal reservoirs. More recently, Mr. Orr assembled a team of oil and gas professionals in order to study certain oil provinces in Columbia. S.A. Mr. Orr also serves as President and on the Board of Directors of Houston Natural Resources, Inc. Mr. Orr has a Bachelor of Science degree in Geology from Texas A&I University, with a minor in Mathematics.

David M. Smith, Esq. — Vice President, General Counsel and Secretary of the Company.    Mr. Smith is a licensed attorney in Texas with over 40 years’ experience in the legal field of oil and gas exploration and production, manufacturing, purchase and sale agreements, exploration agreements, land and leaseholds, right of ways, pipelines, surface use, joint operating agreements, joint interest agreements, participation agreements and operations as well as transactional and litigation experience in oil and gas, real estate, bankruptcy and commercial industries. Mr. Smith purchased 142,500 HNRA shares as a founder. Mr. Smith has represented a number of companies in significant oil and gas transactions, mergers and acquisitions, intellectual property research and development and sales in the oil and gas drilling business sector. Mr. Smith began his career by serving in a land and legal capacity as Vice President of Land and, subsequently, as President of a public Canadian company until beginning his legal practice as a partner with several law firms and ultimately creating his own independent legal practice. Mr. Smith holds a degree in Finance from Texas A&M University, a Doctor of Jurisprudence from South Texas College of Law and is licensed before the Texas Supreme Court.

Joseph V. Salvucci, Sr. — Independent Director Nominee and Chairman of the Board Nominee. Joseph V. Salvucci, Sr. — Independent Director and Chairman of the Board has served as a member of our board of directors since December 2021. JVS Alpha Property, LLC, an entity which the majority is beneficially owned by Mr. Salvucci, with the balance owned by his immediate family, purchased 940,000 HNRA shares as a founder. Mr. Salvucci acquired PEAK Technical Staffing USA (“PEAK”), peaktechnical.com in 1986 and has grown the business to be a premier provider of USA-based contract engineers and technical specialists, on assignment worldwide through a comprehensive, customer focused, enterprise-wide Managed Staffing Solution. During his 35-year tenure as owner of the company, PEAK has expanded from Pittsburgh to do business in all 50 States, Canada, Europe, South America, India, and the Philippines. He served 10 years on the board of directors culminating as President and Board Chairman of the National Technical Services Association, a trade association representing 300,000 contractors on assignment in the technical staffing industry that later merged with the American Staffing Association. He is an active member of the Young Presidents Organization (YPO GOLD), formerly known as the World Presidents Organization (WPO) and has served as a member of the WPO International Board, as well as chairman of East Central US (ECUS) Region and Pittsburgh chapters as Chairman of the Board. As a 1976 Civil Engineering graduate of the University of Pittsburgh, he was a member of the Triangle (Engineering) Fraternity and its Alumni Association. He earned the Triangle Fraternity Distinguished Alumnus Citation in 2011 and currently serves on the Board of Directors. After earning the rank of Eagle Scout in 1970, he has remained active with the Boy Scouts of America, having served as the founding Chairman of the Board of the Pittsburgh Chapter of the National Eagle Scout Association, earning the NOESA (National Outstanding Eagle Scout Award) and the Silver Beaver Award and is past VP of Development and a board member of the Laurel Highlands Council in Western Pennsylvania. He was awarded the Manifesting the Kingdom of God Award by the Catholic Diocese of Pittsburgh in 2011. He was awarded the “Big Mac Award” from the Ronald McDonald Charities. As well as earning his BS in Civil Engineering from the University of Pittsburgh in 1976 and attended Harvard Business School’s OPM 33, graduating in 2003.

Joseph V. Salvucci, Jr. — Independent Director Nominee has served as a member of our board of directors since December 2021. Mr. Salvucci began his career with PEAK Technical Staffing USA in November 2010 and is currently serving as the Chief Executive Officer overseeing nine branches with several hundred employees, and managing strategic initiatives for the company, including Staff Training, Career Pathing, and Organic Growth. Mr. Salvucci Jr received his Executive MBA from the University of Pittsburgh. In addition to his responsibilities as President/COO of PEAK, Mr. Salvucci serves on the board of Temporary Services Insurance Limited, a Workers’ Compensation company serving staffing companies.

Byron Blount — Independent Director Nominee will join the board of directors and will be the chair the audit committee. Mr. Blount has extensive experience in finance, investments, and acquisitions. He was Managing Director for the Blackstone Real Estate Group from 2011 to 2021 where he: had Primary Asset Management responsibilities for several industries and portfolio companies; oversaw the onboarding of acquisitions and establishment of Blackstone-affiliated portfolio companies; and had Primary Disposition responsibilities for several portfolios and companies across several industries. Mr. Blount was the LXR/Blackstone Executive Vice President from 2005 to 2010. His primary responsibilities involved: underwriting and acquisition of domestic and international property and mortgage loan portfolios; asset management; renovation and reconstruction projects, debt, and business model restructuring; and dispute resolution. He was a Principal of Colony Capital from 1993 to 2004 and was responsible for sourcing and structuring new investments, consummating transactions valued in excess of $5 billion. His Primary Acquisitions responsibilities included domestic and international acquisitions of real property, distressed mortgage debt, and real estate-related assets and entities. From 1987 to 1992, Mr. Blount was Vice President of WSGP which was formed to capitalize on the struggles of the US Savings and Loan industry and the FSLIC. He was responsible for structuring and managing/working out new investment opportunities, generally acquired from failed financial institutions. He graduated from University of Southern California in 1982 with a B.S. in Business Administration. Mr. Blount earned his MBA from University of Southern California’s Marshall School of Business in 1987 and is a member Beta Gamma Sigma (International Business Honor Society).

Donald H. Gorée — Founder/Public Markets Consultant. Mr. Gorée founded HNR Acquisition Corp and has served as our Chairman and Chief Executive Officer since our inception in April 2020. Mr. Gorée is also the founder of Houston Natural Resources, Inc., a global natural resource corporation located in Houston, Texas and controlling member of our sponsor, and has served as its Chairman and Chief Executive Officer since January 2018. Mr. Gorée has over 40 years’ experience in the oil and gas industry involving exploration and production, oil and gas pipeline construction and operations, natural gas gathering, processing and gas liquification. In 2003, Mr. Gorée founded Global Xchange Solutions AG., a publicly reporting corporation, private equity, investment bank and market-making firm, based in Zurich, Switzerland, with offices in Frankfurt, Germany and London, United Kingdom, and served as Chairman and Chief Executive Officer of Global Xchange Solutions from 2002 to 2012. Global Xchange Solutions sponsored listings of private companies to the London Stock Exchange, AIM, the Frankfurt Stock Exchange, the Berlin Stock Exchange and the Börse Stuttgart, and provided public company development and market development advice. From 2003 to 2005, Mr. Gorée served as Chairman and Chief Executive officer of Azur Holdings, Inc., a Fort Lauderdale, Florida-based, OTC-listed luxury real estate developer of mid-rise waterfront condominiums. From 2012 to 2019, Mr. Gorée served as the Managing Director of Rhone Merchant House Ltd., a firm which provides merchant banking and investment banking services to a small and elite list of clients. Mr. Gorée has an Executive Master of Business and Entrepreneurship degree from the Rice University Jones Graduate School of Business.

Mr. Gorée is qualified to serve as Public Markets Consultant based on our review of his experience, qualifications, attributes and skills, including co-founding our company and experience advising companies in public market transactions and his executive leadership experience in the oil and gas industry.

Donald W. Orr — Geology and Acquisition Consultant. Mr. Orr has served as our President and a member of our Board of Directors since January 2021. Mr. Orr is a geologist with over 42 years of experience in petroleum geology and production operations. Mr. Orr began his career as a junior geologist with Texas Oil and Gas Corporation in 1976. In February 1979, Mr. Orr helped form American Shoreline, Inc., an independent oil and gas company. Mr. Orr was previously held the title of Senior Geologist at Seven Energy LLC, a wholly owned subsidiary of Weatherford International plc from June 2005 to August 2008, where he helped pioneered numerous innovations in UBD (underbalanced drilling), including drilling with unconventional materials and devising the methodology for unlocking the productive capacity of the Buda Lime through the use of UBD. In June 2009, Mr. Orr founded XNP Resources, LLC, an independent oil and gas company engaged in the exploration, development, production, and acquisition of oil and natural gas resources. Shortly thereafter, XNP Resources teamed up with Tahoe Energy Partners, LLC in 2012 to acquire oil and gas leases for drilling in the Rocky Mountain region. At Mr. Orr’s direction, XNP Resources began acquiring a strategic leasehold position in the Sand Wash Basin in Colorado. XNP Resources was able to secure a major leasehold position in the heart of what has become the highly competitive Niobrara Shale formation in western Colorado. Since 2014, Mr. Orr has been developing an unconventional resource play in Alaska that contains over 600 billion cubic feet of gas in stacked coal reservoirs. More recently, Mr. Orr assembled a team of oil and gas professionals in order to study certain oil provinces in Columbia. S.A. Mr. Orr also serves as President and on the Board of Directors of Houston Natural Resources, Inc. Mr. Orr has a Bachelor of Science degree in Geology from Texas A&I University, with a minor in Mathematics.

Family Relationships

There are no family relationships between any of our officers and directors, except that Mr. Joseph V. Salvucci Sr. and Mr. Joseph V. Salvucci Jr. are father and son, respectively.

Number and Terms of Office of Officers and Directors

Our board of directors has five directors. Our board of directors will be divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The class I directors will consist of Diego Rojas and Joseph V. Salvucci, Jr., and their term will expire at our first annual meeting of stockholders. The class II directors will consist of, Mitchell Trotter, Byron Blount, and Joseph V. Salvucci, Sr. and their term will expire at the second annual meeting of stockholders.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

The NYSE American listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Of the current members of our board of directors, Messrs. Salvucci Sr., Salvucci Jr., and Byron Blount would each be considered an “independent director” under the NYSE American listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Upon the consummation of the Purchase, our board of directors will have three standing committees: an audit committee, a compensation committee and a nominating, corporate governance, and ESG committee. Each committee will operate under a charter that has been approved by our board of directors and will have the composition and responsibilities described below. The charter of each committee will be available on our website. Our audit committee, compensation committee and nominating, corporate governance, and ESG committee will be composed solely of independent directors.

Audit Committee

Upon the consummation of the Purchase, we will establish an audit committee of the board of directors. The members of our audit committee will be Messrs. Blount, Salvucci Sr. and Salvucci Jr., and Mr. Blount will serve as chairman of the audit committee. As a smaller reporting company under the NYSE American listing standards, we are required to have at least two members on the audit committee. The rules of the NYSE American and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each of Messrs. Salvucci Sr., Salvucci Jr. and Blount qualifies as an independent director under applicable rules. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Blount qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We will adopt an audit committee charter, which will detail the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered accounting firm and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent registered accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent registered accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent registered accounting firm;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered accounting firm describing (i) the independent registered accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Upon the consummation of the Purchase, we will establish a compensation committee of the board of directors consisting of three members. The members of our Compensation Committee will be Messrs. Salvucci Sr., Salvucci, Jr., and Blount. Mr. Salvucci, Jr. will serve as chairman of the compensation committee. Under the NYSE American listing standards and applicable SEC rules, we are required to have at least two members on the compensation committee, all of whom must be independent.

We will adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Nominating, Corporate Governance, and ESG Committee

Upon the consummation of the Purchase, we will establish a nominating, corporate governance, and ESG committee. The members of our nominating, corporate governance, and ESG committee will be Messrs. Blount, Salvucci Sr. and Salvucci Jr. Mr. Salvucci Jr. will serve as chair of the nominating, corporate governance and ESG committee.

The primary purposes of our nominating, corporate governance, and ESG committee will be to assist the board in:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

●	developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

●	assist the Board in discharging its oversight responsibility related to ESG matters, which are defined to include topics such as climate change impacts, energy and natural resources conservation, environmental and supply chain sustainability, human rights, diversity and inclusion, and other ESG issues that are relevant and material to the Company, provide guidance to the Board on the aforementioned matters, and perform an oversight role in shaping the Company’s ESG strategy.

The nominating, corporate governance, and ESG committee will be governed by a charter that complies with the rules of the NYSE American.

Upon consummation of the Purchase, a copy of each of our Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, and Audit Committee Charter will be accessible at https://hnra-nyse.com/.

Director Nominations

Our nominating, corporate governance, and ESG committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders. The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders).

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our future executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

Prior to the closing of the Purchase, we will have adopted a Code of Ethics applicable to our directors, officers and employees. The Code of Ethics and the charter of each committee will be available on our website. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Conflicts of Interest

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor these fiduciary obligations under applicable law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our business combination. Our amended and restated certificate of incorporation will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Potential investors should also be aware of the following other potential conflicts of interest:

●	None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

The conflicts described above may not be resolved in our favor.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AFTER THE PURCHASE

Compensation Advisor

The Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consulting firm, to assist it in evaluating the elements and levels of our executive compensation, including base salaries, annual cash incentive awards and equity-based incentives for our executive officers, consultant, and directors. In November 2022, the Committee determined that Pearl Meyer is independent from management and that Pearl Meyer’s work has not raised any conflicts of interest. Pearl Meyer reports directly to the Committee and the Committee has the sole authority to approve Pearl Meyer’s compensation and may terminate the relationship at any time.

Executive Officer Compensation

None of our executive officers have received any cash compensation for services rendered to us.

Following the closing of the Purchase, we expect that our executive officers will receive an annual base salary, will be eligible to receive equity-based sign-on incentives and will participate in employee benefits on the same basis as other employees. All of the initial equity-based awards that we intend to grant in connection with the establishment of our executive team will be subject to time-based vesting, as described in further detail below under “Sign-On Equity Awards.” Below is a description of the anticipated compensation programs and practices for our executive officers, who are the individuals who will be eligible to qualify as our named executive officers in the future. As we grow as an independent company, our compensation programs and practices may evolve and change and may, in the future, include different elements and items of compensation from those described herein.

Base Salary

Effective upon the consummation of the Purchase, the annualized base salary of our executive officers is currently expected to be set as follows:

Name	Base Salary
Diego Rojas – Chief Executive Officer and Director Nominee	$330,000
Mitchell B. Trotter – Chief Financial Officer and Director Nominee	$250,000
David M. Smith – General Counsel and Secretary	$250,000

Cash Bonuses

We do not currently expect to pay cash bonuses to our executive officers pursuant to a formal bonus program.

Other Benefits

It is expected that participation in broad-based retirement, health and welfare plans will be offered to all of our employees, including our executive officers who are eligible to participate in such plans on the same basis as all other employees. This is expected to include a plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), where employees are allowed to contribute portions of their base compensation into a retirement account in order to encourage all employees, including any participating executive officers, to save for the future. It is anticipated that a competitive matching contribution based on a portion of an employee’s eligible compensation will also be provided.

Equity Sign-On Incentive

One-time Equity Award

Following the consummation of the Purchase for executives who choose to remain on board, and upon hiring a new executive, we intend to grant one-time Equity Sign-On Incentive (each, a “Equity Sign-On Incentive”) to our executive officers under the incentive plan which we intent to approve when the Purchase is approved, which Transaction Equity Awards will consist of restricted stock units (“RSUs”) subject to time-based vesting.

The Transaction Equity Award granted to each of our executive officers is expected to consist of the number of RSUs equal to 200% of base salary, for each of Messrs. Rojas, Trotter, Orr, and Smith, in each case, divided by ten dollars.

The Transaction Equity Awards are expected to vest 1/3 on the first anniversary of the applicable date of grant, 1/3 on the second anniversary of the applicable date of grant, and 1/3 on the third anniversary of the applicable date of grant, so long as the executive officer remains continuously employed by us through such vesting date. Vesting of the Transaction Equity Awards will accelerate in full upon a termination by us of the recipient’s employment without cause or, following a change in control of us, by the recipient for good reason.

Options

Within 12 months of the consummation of the Purchase, subject to a shareholder vote of the finalized plan, we intend to engage a compensation consultant to help us establish an industry standard plan to grant Annual Stock Options under the our incentive plan. The compensation consultant will help us determine eligibility, type of options, vesting schedule, number of shares, exercise price, exercise conditions, exercise term, payment and share issue procedures, and other terms, conditions, and provisions. Pursuant to our incentive plan, we intend to establish an Annual Stock Option plan that is typical for our industry, company size, and business objectives; and which closely aligns executives with shareholders.

Severance Plan

We believe that it is important to provide our executive officers with certain severance and change in control payments and benefits to establish a stable work environment for the individuals responsible for our day-to-day management. To better assist us in our above-stated goal, we expect to adopt a Severance Plan (the “Severance Plan”), which will cover our executive officers. The following description of the Severance Plan is based on the form we anticipate adopting, but the Severance Plan has not yet been adopted and the provisions discussed below remain subject to change. As a result, the following description is qualified in its entirety by reference to the final Severance Plan once adopted.

The Severance Plan provides certain severance and change in control payments and benefits to our executive officers and certain other individuals who are selected for participation by our board of directors, or a committee thereof (as applicable, for purposes of the Severance Plan, the “Administrator”).

If a participant’s employment with us is terminated by us without cause the participant is entitled to receive: (i) an amount equal to 12 months of base salary, paid in a lump sum, and (ii) all unvested equity-based awards granted under our incentive plan that are held by the participant immediately prior to the termination date shall immediately become fully vested.

The Severance Plan does not provide a tax gross-up provision for federal excise taxes that may be imposed under section 4999 of the Code. Instead, the Severance Plan includes a “best of net” provision, which states that, if amounts payable to a plan participant under the Severance Plan (together with any other amounts that are payable by us as a result of a change in control, the “Payments”) exceed the amount allowed under section 280G of the Code for such participant, thereby subjecting the participant to an excise tax under section 4999 of the Code, then the Payments will either be: (i) reduced to the level at which no excise tax applies, such that the full amount of the Payments would be equal to $1 less than three times the participant’s “base amount,” which is generally the average W-2 earnings for the five calendar years immediately preceding the date of termination, or (ii) paid in full, which would subject the participant to the excise tax.

The Severance Plan contains restrictive covenants that apply to participants, including confidentiality, non-competition (which applies for three months following a participant’s termination of employment) and non-solicitation (which applies for 12 months following a participant’s termination of employment).

Strategy Consultant Compensation

We believe that maintaining the services of Donald Gorée, our founder, former CEO, and Former Chairman of the Board, as a strategy consultant by and through a company in which he is an owner and Managing Director, Rhône Merchant House, Ltd., will be critical to our ability to pursue growth. We also believe that structuring our Strategy Consultant compensation with a significant equity component is key to achieving our goals and maintaining alignment with stockholder interests. We anticipate that this strategy consultation will enhance our ability to grow and unlock value for stockholders. Accordingly, we have entered into a Consulting Agreement with Rhône Merchant House, Ltd. which will become effective upon the closing of the MIPA, Rhône Merchant House, Ltd. will be compensated as follows in order for the Company to engage Mr. Gorée as the designated strategy consultant:

●	Initial cash incentive of $50,000;

●	A monthly retainer of $22,000; and

●	Two grants, each consisting of RSUs calculated by dividing $250,000 by the stock price on the one year and two year anniversary of the initial business combination.

Following the initial business combination, we intend to present an initial grant (”Initial Grant”), which Initial Grant will consist of restricted stock units (“RSUs”) subject to time-based vesting.

The Initial Grant granted to Rhône Merchant House, Ltd. consists of the number of 60,000 RSUs.

The Initial Grants and annual grants are expected to vest 1/3 on the first anniversary of the applicable date of grant, 1/3 on the second anniversary of the applicable date of grant, and 1/3 on the third anniversary of the applicable date of grant, so long as Mr. Gorée serves on behalf of Rhône Merchant House, Ltd. through such vesting date. Vesting of the Transaction Equity Awards will accelerate in full upon a termination by the executive officers, by the recipient for good reason.

Geology and Acquisition Consultant Compensation

We believe that maintaining the services of Donald Orr, former President, as a strategy consultant will be critical to our ability to pursue growth through acquisition and property improvement. We also believe that structuring our Geology and Acquisition Consultant compensation with a significant equity component is key to achieving our goals and maintaining alignment with stockholder interests. We anticipate that this consultation will enhance our ability to grow and unlock value for stockholders. Accordingly, we have entered into a Consulting Agreement with Donald Orr which will become effective upon the closing of the MIPA. Donald Orr will be compensated as follows as the designated Geology and Acquisition consultant:

●	Initial cash incentive of $25,000;

●	A cash consulting retainer fee of Eight Thousand Dollars ($8,000) per month for the first 12 months; and a cash consulting retainer fee of Twelve Thousand Dollars ($12,000) per month for the next 24 months; and

●	Two grants, each consisting of RSUs calculated by dividing $150,000 by the stock price on the one year and two year anniversary of the initial business combination.

Following the initial business combination, we intend to present an initial grant (“Initial Grant”), which Initial Grant will consist of restricted stock units (“RSUs”) subject to time-based vesting.

The Initial Grant granted to Donald Orr is expected to consist of 30,000 RSUs.

The Initial Grants and annual grants are expected to vest 1/3 on the first anniversary of the applicable date of grant, 1/3 on the second anniversary of the applicable date of grant, and 1/3 on the third anniversary of the applicable date of grant, so long as Mr. Orr service through such vesting date. Vesting of the Transaction Equity Awards will accelerate in full upon a termination by the executive officers, by the recipient for good reason.

Director Compensation

None of our directors have received any cash compensation for services rendered to us.

Following the consummation of the Purchase, we believe that attracting and retaining qualified directors will be critical to our ability to grow in a manner that is consistent with our corporate governance principles and that is designed to create value for stockholders. We also believe that structuring director compensation with a significant equity component is key to achieving our goals. We believe that this structure will also allow directors to carry out their responsibilities with respect to oversight of the Company while also maintaining alignment with stockholder interests and fiduciary obligations. We anticipate that embedding these core principles and values of alignment and solid governance will enhance our ability to grow and unlock value for stockholders. Accordingly, in connection with, or shortly following the consummation of, the Purchase, we intend to implement a comprehensive director compensation policy for our non-employee directors, which is expected to consist of:

●	An annual retainer for non-employee directors of $75,000;

●	An annual grant for non-employee directors of RSUs, calculated by dividing $75,000 by the stock price, which will vest on the first anniversary of the grant;

●	an additional annual retainer payment of $50,000 to the independent Chairman; $25,000 to the independent chair of the Audit Committee; $20,000 to the independent chair of the Compensation Committee; and $15,000 to the independent chair of the Nominating, Corporate Governance, and ESG Committee.

Following the initial business combination for independent directors who choose to remain on board, and for new independent directors who onboard, we intend to present an initial grant (each, a “Initial Grant”), which Initial Grant will consist of restricted stock units (“RSUs”) subject to time-based vesting.

The Initial Grant granted to each of our independent directors is expected to consist of the number of RSUs equal to 200% of the sum of annual retainer plus annual grant of stock, for each of Messrs. Salvucci Sr, Salvucci Jr, and Blount, in each case, divided by ten dollars.

The Initial Grants are expected to vest 1/3 on the first anniversary of the applicable date of grant, 1/3 on the second anniversary of the applicable date of grant, and 1/3 on the third anniversary of the applicable date of grant, so long as the director continues service through such vesting date. Vesting of the Transaction Equity Awards will accelerate in full upon a termination by shareholders, by the recipient for good reason.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of HNRA’s common stock as of November 1, 2023 based on information obtained from the persons named below, with respect to the beneficial ownership of shares of HNRA’s common stock, by:

●	each person known by HNRA to be the beneficial owner of more than 5% of the outstanding shares of common stock;

●	each of HNRA’s executive officers and directors that beneficially owns shares of common stock; and

●	all of HNRA’s officers and directors as a group.

As of November 1, 2023, there were 7,515,653 shares of common stock issued and outstanding. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the SPAC Warrants.

Unless otherwise indicated, (i) we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them and (ii) the business address of each of our directors and “named executive officers” has the same business address as HNRA.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Number of Shares Beneficially Owned following Purchase assuming No Redemptions	Number of Shares Beneficially Owned following Purchase assuming Maximum Redemptions	Approximate Percentage of Outstanding Common Stock as of the Record Date(3)	Approximate Percentage of Outstanding Common Stock following Purchase assuming No Redemptions		Approximate Percentage of Outstanding Common Stock following Purchase assuming Maximum Redemptions
Donald H. Gorée(4)	367,969	712,031	712,031	4.9%	7.2	%(5)	13.3	%(6)
Donald W. Orr(7)	—	30,000	30,000	—	*		*
Joseph V. Salvucci, Sr.	—	—	—	—	—		—
Diego Rojas	—	—	—	—	—		—
Joseph V. Salvucci, Jr.(8)	—	—	—	—	—		—
Mitchell B. Trotter	—	—	—	—	—		—
Byron Blount	—	—	—	—	—		—
All directors and executive officers as a group (5 individuals prior to Closing of the Purchase and 5 individuals following Closing of the Purchase)	367,969	—	—	4.9%	—		—
JVS Alpha Property, LLC(9)	940,000	940,000	940,000	12.5%	9.5	%(5)	17.6	%(6)
HNRAC Sponsors LLC(10)	490,625	869,375	869,375	6.5%	8.5	%(11)	15.2	%(12)
Pogo Royalty, LLC(13)	—	2,000,000	2,000,000	—	20.3	%(5)	37.5	%(6)

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 3730 Kirby Drive, Suite 1200, Houston, Texas 77098.
(2)	Consists solely of founder shares.
(3)	Based on 7,515,653 shares of common stock outstanding as of November 1, 2023.
(4)	Mr. Goree has sole voting and dispositive control over the securities held by Rhone Merchant House Ltd, which indirectly holds 367,969 private placement shares by virtue of its 75% ownership in HNRAC Sponsors LLC, which owns 490,625 private placement shares. Includes the assumption that 378,750 shares of common stock underlying 505,000 private placement warrants have been issued to Sponsor.
(5)	Based on 9,849,018 shares of common stock outstanding.
(6)	Based on 5,339,615 shares of common stock outstanding.
(7)	Mr. Orr, as Manager of HNRAC Sponsors LLC, has sole voting and dispositive control over the securities held by such entity, however he disclaims any beneficial ownership of such shares.
(8)	Mr. Salvucci Jr. has sole voting and dispositive control over the securities held by JVS Alpha Property, LLC, however he disclaims any beneficial ownership of such shares.
(9)	JVS Alpha Property, LLC’s Manager is Joseph V. Salvucci, Jr., who has voting and dispositive control over the shares held by such entity.
(10)	Don Orr, as Manager of HNRAC Sponsors LLC, has voting and dispositive control over the securities held by such entity, however he disclaims any beneficial ownership of such shares. Includes the assumption that 378,750 shares of common stock underlying 505,000 private placement warrants have been issued.
(11)	Based on 10,227,768 shares of common stock outstanding (assumes 378,750 shares of common stock underlying 505,000 private placement warrants have been issued).
(12)	Based on 5,718,365 shares of common stock outstanding (assumes 378,750 shares of common stock underlying 505,000 private placement warrants have been issued).
(13)	Includes all Class B Common Stock that will be held by Pogo Royalty following closing of the Purchase. Fouad Bashour, Amir Yoffe, Michael Rawlings and Marshall Payne have voting and dispositive control over the securities held by such entity. Does not include any Class B Common Stock upon conversion of OpCo Preferred Units, due to conversion only occurring on the date that is two (2) years after Closing. The address of Messrs. Bashour, Yoffe, Rawlings and Payne is 3879 Maple Avenue, Suite 400, Dallas, Texas 75219 and the telephone number at that address is 214-871-6812.

MARKET PRICES AND DIVIDENDS

HNRA

common stock is listed on the NYSE American under the ticker symbol “HNRA.” As of October 10, 2023, there were 7,515,653 shares of common stock issued and outstanding, with 40% of shares held by insiders and 60% held by non-insiders, with closing price on October 10, 2023 of $10.77 per share. The last reported sale price of common stock on NYSE American on August 25, 2023, the last trading day before HNRA entered into the A&R MIPA, was $10.80 per share.

Pogo

Pogo’s securities are not currently publicly traded.

Post-Combination Company Financial Philosophy

HNRA’s Board of Directors has not adopted a formal dividend policy for a recurring quarterly fixed dividend payment to shareholders. Each quarter, HNRA’s Board of Directors determines the appropriate dividend for that quarter based on, among other things, general economic and business conditions, financial performance and operating results, the Company’s liquidity and capital needs and such other factors as HNRA’s Board of Directors deems relevant. As a matter of practice, HNRA’s Board of Directors will develop a dividend formula for shareholders within the first year following the business combination, as it is the Board’s intent to pay a shareholder dividend.

While the Post-Combination Company expects to pay quarterly dividends in accordance with this financial philosophy, it does not plan to adopt a formal written dividend policy to pay a fixed amount of cash each quarter or to pay any particular quarterly amount based on the achievement of, or derivable from, any specific financial metrics, including discretionary cash flow. Specifically, while the Post-Combination Company expects to make distributions of its discretionary cash flow as described above, the actual amount of any dividends paid may fluctuate depending on cash flow needs, which may be impacted by potential acquisition opportunities and the availability of financing alternatives, the need to service indebtedness or other liquidity needs, and general industry and business conditions, including the impact of commodity prices and the pace of the development of its properties by E&P companies. The payment of dividends following completion of the Purchase will be at the sole discretion of the Post-Combination Company’s board of directors, which may change its dividend philosophy at any time. We expect the Post-Combination Company’s dividend philosophy to take effect Q1 of 2024.

The White Lion $150 million dollar Equity Line of Credit (ELOC) facility will be used for short term loans to take advantage of market opportunities to acquire new properties as well as to address short term borrowing needs, which may include closing costs and seller notes made as a part of the business combination, whenever the ELOC is a better option than conventional financing. The ELOC is designed to not depress the stock price by selling shares in accordance with a trading volume formula that meters the number of shares sold into the market. We expect the ELOC to be able to generate $2 million in cash per week, if required. The ELOC is necessary to back up our investment funds from IPO Investor Redemptions.

The use of a Reserve Based Loan (RBL) with FIBT is envisioned to support the purchase of initial business combination. Reserved Based Loans are common in the oil and gas industry, with some of the lowest cost term loans available. HNRA, as a new oil and gas company, is yet not established, so we anticipate paying low double digits vs much lower rates once we are an established company. The RBL is necessary to back up our investment funds from IPO Investor Redemptions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2021, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

See “Executive Compensation” for a description of certain arrangements with our executive officers and directors.

Founder Shares

On December 24, 2020, the Company issued an aggregate of 2,875,000 shares of common stock to the Sponsor for an aggregate purchase price of $25,000. Accordingly, as of December 31, 2020, the $25,000 payment due to the Company was recorded to the par value and additional paid-in-capital sections of the balance sheet. The agreement resulted in an aggregate of 2,875,000 shares of common stock held by the initial stockholders, of which an aggregate of up to 375,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part. On February 4, 2022, the Sponsor forfeited 373,750 shares as a result of a decrease in the size of our initial public offering, of which an aggregate of up to 326,250 of such shares was subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriter in full or in part, so that the Sponsor will own 22.48% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders do not purchase any Units in the Initial Public Offering and excluding the representative and consultant shares). No shares were forfeited since the underwriter did exercise the over-allotment in full. The Sponsor also acquired an additional 505,000 private placement shares, which were a part of the 505,000 private placement units acquired by the sponsor at the time of the initial public offering.

The Founder Shares are identical to the common stock previously included in the Units sold in the Initial Public Offering except that the Founder Shares are and subject to certain transfer restrictions, as described in more detail below.

All of the holders of our restricted shares, including the Selling Stockholders, have previously agreed not to transfer, assign or sell any of their equity in the Company, except for transfers to permitted transferees, until the earlier of (A) 180 days after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Company’s initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. We except that, in conjunction with the closing of our initial business combination, the restriction on transfer of only those shares being registered hereby for the resale by the Selling Securityholders will be waived and/or terminated.

Private Placement Units

The Sponsor, together with such other members, if any, of the Company’s executive management, directors, advisors or third party investors as determined by the Sponsors in its sole discretion, purchased, in the aggregate, 505,000 units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement which included a share of common stock and warrant to purchase three quarters of one share of common stock at an exercise price of $11.50 per share, subject to certain adjustments (“Private Placement Warrants” and together, the “Private Placement”) that occurred immediately prior to the Public Offering in such amounts as is required to maintain the amount in the Trust Account at $10.30 per Unit sold. The Sponsor agreed that if the over-allotment option was exercised by the underwriter in full or in part, the Sponsor and/or its designees shall purchase from us additional private placement units on a pro rata basis in an amount that is necessary to maintain in the trust account $10.30. Since the over-allotment was exercised in full, the Sponsor purchased 505,000 Private Placement Units. The purchase price of the Private Placement Units was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Units (including the warrants and common stock issuable upon exercise of the Private Placement Units) will not be transferable, assignable, or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the original holders or their permitted transferees. If the Private Placement Units are held by someone other than the original holders or their permitted transferees, the Private Placement Units will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units being sold in the Initial Public Offering. Otherwise, the Private Placement Units have terms and provisions that are substantially identical to those of the Warrants sold as part of the Units in the Initial Public Offering.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distributions to the public stockholders and the Warrants issued to the Sponsor will expire worthless.

Related Party Loans and Costs

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The Working Capital Loans may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of the Working Capital Loans may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

In December 2022, the Company received $100,000 in cash proceeds from a member of the Board of Directors on an unsecured, non-interest bearing basis. This amount was included in Advances from related parties on the Company’s balance sheet as of December 31, 2022. In January 2023, the Company received an additional $300,000 in cash proceeds and entered into a note and warrant purchase agreement as discussed in Note 8.

In addition, the Sponsor or an affiliate of the Sponsor or certain of the Company’s or Sponsor’s officers and directors may provide the Company with uncompensated advisory services.

In February 2022, the Company repaid the $88,200 in short-term advances from a stockholder of the Sponsor, and paid an additional $190,202 for expenses the individual incurred related to services provided by our Sponsor, included in Formation and operating costs on the Company’s statements of operations.

Following the IPO, effective April 14, 2022, the Company entered into an agreement with Rhone Merchant Resources Inc. (formerly known as Houston Natural Resources Inc)., a Company controlled by our Chairman and CEO, for services related to identifying potential business combination targets. The Company paid $275,000 up front related to this agreement in February 2022, and is included in Prepaid Expenses on the Company’s balance sheet. Based on the terms of the agreement, the prepaid expense is being amortized through the earlier of the one-year anniversary of the Company’s IPO, or the date the Business Combination is completed. As of June 30, 2023 and December 31, 2022, the unamortized balance of the prepaid balance was $0 and $37,089, respectively.

Administrative Service Agreement

The Company has agreed to pay $10,000 a month for office space, utilities and secretarial support provided by Rhone Merchant Resources Inc. (formerly known as Houston Natural Resources, Inc.), an affiliate of the Sponsor. The administrative services will commence on the date the securities are first listed on NYSE American and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company. The Company paid $30,000 under this agreement during the six months ended June 30, 2023, and owes the Sponsor $35,000 as of June 30, 2023.

Other

On December 8, 2021, the Board of Directors of the Company agreed to compensate the directors of the Company through the issuance of shares of the Company equal in value to $100,000 per director, which shall be payable and issued subject to one year of continued service to the Company commencing after the completion of the initial business combination (and which shall be pro-rated for any period less than one year of service).

On May 1, 2022, and effective April 6, 2022, the Company entered into a consulting agreement in the ordinary course of business with a stockholder who owns 400,000 non-redeemable common shares, whereby any business acquisition that the Company closes through referral by the consultant will entitle the consultant to a finder’s fee. During the year ended December 31, 2022, the Company also paid this stockholder $61,000 related to costs of capital associated with the Company’s IPO and $30,260 of acquisition related costs. During the year ended December 31, 2022, this stockholder paid expenses of $29,000 on behalf of the Company. The Company included the amount owed to the stockholder in Advances from related parties on the Company’s balance sheet as of December 31, 2022. These expenses were restructured into a promissory note as discussed in Note 8.

During the year ended December 31, 2022, the Company incurred and paid $15,000 to a company controlled by a member of the Board of Directors of the Company for due diligence costs of potential acquisition targets.

SELLING SECURITYHOLDERS

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the Selling Securityholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of November 1, 2023. All information contained in the table below is based upon information provided to us by the Selling Securityholders and we have not independently verified this information. The Selling Securityholders are not making any representation that any shares covered by the prospectus will be offered for sale. The Selling Securityholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except for the, following, the Selling Securityholders have not had any material relationship with us within the past three years: Dante Caravaggio, the sole member of Dante Caravaggio, LLC, a Selling Securityholder, is a consultant of the Company and is entitled to a referral fee in connection with the Purchase; Mr. Caravaggio was involved in the identification of potential targets for an initial business combination and negotiation with potential targets, including Pogo.

As explained below under “Plan of Distribution,” we have agreed with the selling shareholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)	Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering(2)	Percentage of Common Stock Beneficially Owned After Offering(1)
Terrence D. Hagan(3)	65,625	65,625	-	-
Alan Timothy Cooke(4)	50,000	50,000	-	-
John McKee(5)	50,000	50,000	-	-
Britton D. Sudduth(6)	5,000	5,000	-	-
John N. Younker(7)	5,000	5,000	-	-
Byron Herbert(8)	7,500	7,500	-	-
Alessandro L. Clerici(9)	12,500	12,500	-	-
Eric Guille(10)	5,000	5,000	-	-
John Rubberson(11)	150,000	150,000	-	-
Leonardo Paderni(12)	5,000	5,000	-	-
Neila Mazula(13)	15,000	15,000	-	-
RLR Energy Partners, LLC(14)	225,000	225,000	-	-
Anchor Oil Consulting LLC(15)	100,000	100,000	-	-
G&R Oil Exploration LLC(16)	100,000	100,000	-	-
RSJ Oil & Gas, LLC(17)	75,000	75,000	-	-
Longboat Energy LLC(18)	50,000	50,000	-	-
Dante Caravaggio, LLC(19)	400,000	400,000	-	-
Total	1,320,625	1,320,625	-	-

(1)	This table is based upon information supplied by principal stockholders and in Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe the stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The number and percentage of shares beneficially owned are based on an aggregate of 7,515,653 shares of our common stock outstanding November 1, 2023, and are determined under rules promulgated by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right.
(2)	Because the Selling Securityholders identified in this table may sell some, all or none of the shares owned by it that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder, no estimate can be given as to the number of shares available for resale hereby that will be held by the Selling Securityholders at the time of this registration statement. Therefore, unless otherwise noted, we have assumed for purposes of this table that the Selling Securityholders will sell all of the shares beneficially owned by it as of November 1, 2023.

(3)	The business address for this holder is 4411 Peytona Street, Franklin, TN 37064.
(4)	The business address for this holder is 5519 Allemande Avenue, Katy, TX 77493.
(5)	The business address for this holder is 758 West Forest Drive, Houston, TX 77079.
(6)	The business address for this holder is 1540 Alexander Street, Houston, TX 77008.
(7)	The business address for this holder is 21014 Harvest Hill Lane, Houston, TX 77073.
(8)	The business address for this holder is 1826 Vermont Street, Houston, TX 77006.
(9)	The business address for this holder is 4125 Crownwood Drive, Jacksonville, FL 32216.
(10)	The business address for this holder is 307 Jewel Park Lane, Houston, TX 77094.
(11)	The business address for this holder is 395 Kings Court, Houston, TX 77074.
(12)	The business address for this holder is 12235 Oxford Crescent Circle, Houston, TX 77082.
(13)	The business address for this holder is 11920 Westheimer D196, Houston, TX 77077.
(14)	Ryan Cunningham, the Manager of this selling stockholder, holds voting and dispositive power over the shares of common stock held by this selling stockholder. Mr. Cunningham disclaims any beneficial ownership of these shares. The business address for this holder is 3230 Pennsylvania Avenue, Charleston, WV 25302.
(15)	Ryan Cunningham, the Manager of this selling stockholder, holds voting and dispositive power over the shares of common stock held by this selling stockholder. Mr. Cunningham disclaims any beneficial ownership of these shares. The business address for this holder is 1212 Staunton Road, Charleston, WV 25314.
(16)	Ryan Cunningham, the Manager of this selling stockholder, holds voting and dispositive power over the shares of common stock held by this selling stockholder. Mr. Cunningham disclaims any beneficial ownership of these shares. The business address for this holder is 3230 Pennsylvania Avenue, Charleston, WV 25302.
(17)	Ryan Cunningham, the Manager of this selling stockholder, holds voting and dispositive power over the shares of common stock held by this selling stockholder. Mr. Cunningham disclaims any beneficial ownership of these shares. The business address for this holder is 3230 Pennsylvania Avenue, Charleston, WV 25302.
(18)	Ryan Cunningham, the Manager of this selling stockholder, holds voting and dispositive power over the shares of common stock held by this selling stockholder. Mr. Cunningham disclaims any beneficial ownership of these shares. The business address for this holder is 3230 Pennsylvania Avenue, Charleston, WV 25302.
(19)	Dante Caravaggio is the sole member of this selling stockholder. The business address for this selling stockholder is 22415 Keystone Trail, Katy, TX 77450.

DESCRIPTION OF SECURITIES

Pursuant to our amended and restated certificate of incorporation, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Units

Public Units

Pursuant to the Initial Public Offering, the Company sold 7,500,000 units at a price of $10.00 per unit (the “Units”). Each Unit consisted of one (1) share of the Company’s common stock, $0.0001 par value and one (1) warrant to purchase three quarters of one share of common stock (the “Warrants”). On April 4, 2022, the Units separated into common stock and warrants, and ceased trading.

Private Placement Units

The Sponsor, together with such other members, if any, of the Company’s executive management, directors, advisors or third party investors as determined by the Sponsors in its sole discretion, purchased, in the aggregate, 505,000 units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement which included a share of common stock and warrant to purchase three quarters of one share of common stock at an exercise price of $11.50 per share, subject to certain adjustments (“Private Placement Warrants” and together, the “Private Placement”) that occurred immediately prior to the Initial Public Offering in such amounts as is required to maintain the amount in the Trust Account at $10.30 per Unit sold. The Sponsor agreed that if the over-allotment option was exercised by the underwriter in full or in part, the Sponsor and/or its designees shall purchase from us additional private placement units on a pro rata basis in an amount that is necessary to maintain in the trust account $10.30. Since the over-allotment was exercised in full, the Sponsor purchased 505,000 Private Placement Units. The purchase price of the Private Placement Units was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Units (including the warrants and common stock issuable upon exercise of the Private Placement Units) will not be transferable, assignable, or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the original holders or their permitted transferees. If the Private Placement Units are held by someone other than the original holders or their permitted transferees, the Private Placement Units will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units being sold in the Initial Public Offering. Otherwise, the Private Placement Units have terms and provisions that are substantially identical to those of the Warrants sold as part of the Units in the Initial Public Offering.

Common Stock

7,515,653 shares of our common stock are outstanding, including:

●	4,509,403 public shares of redeemable common stock;

●	2,501,250 founder shares held by our Sponsor and its permitted transferees; and

●	505,000 private placement shares.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors will be divided into two classes, each of which will generally serve for a term of one year with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors (prior to consummation of our initial business combination). Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of shares of common stock which we are authorized to issue at the same time as our stockholders vote on the business combination to the extent we seek stockholder approval in connection with our business combination.

In accordance with the NYSE American corporate governance requirements, we are not required to hold an annual meeting until one year after our first full fiscal year end following our listing on the NYSE American. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is anticipated to be $10.86 per public share. Our sponsor and its permitted transferees each has entered into a letter agreement with us, pursuant to which each has agreed to waive its redemption rights with respect to all shares of our common stock then owned by it in connection with the completion of our business combination. Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated certificate of incorporation will require these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this prospectus), if any, could result in the approval of our business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock, non-votes will have no effect on the approval of our business combination once a quorum is obtained. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our business combination. These quorum and voting thresholds, and the voting agreement of our sponsor, may make it more likely that we will consummate our initial business combination.

When we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to an aggregate of 10% or more of the shares of common stock sold in this offering, which we refer to as the “Excess Shares.” However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our business combination, and such stockholders could suffer a material loss on their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the business combination, and, as a result, such stockholders will continue to hold that number of shares equal to or exceeding 10%. In order to dispose such shares, such stockholders would be required to sell their stock in open market transactions, potentially at a loss.

When we seek stockholder approval in connection with our business combination, our sponsor has agreed to vote all shares of our common stock having voting rights that it then owns in favor of our initial business combination. As a result, in addition to the founder shares, we could need as little as 759,092, or 10%, of our public shares to be voted in favor of a transaction (assuming all outstanding shares are voted) in order to have our initial business combination approved (assuming the underwriter’s over-allotment option is not exercised). In addition, in the event that our board of directors amends our bylaws to reduce the number of shares required to be present at a meeting of our stockholders, we would need even fewer public shares to be voted in favor of our initial business combination to have such transaction approved.

Each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction (subject to the limitations described in the preceding paragraph).

Pursuant to our amended and restated certificate of incorporation, if we are unable to complete our business combination within 12 months (or within 18 months if we extend the period of time to consummate a business combination, as described in more detail in this prospectus) from the effective date of the registration statement of which this prospectus is a part, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our sponsor and its permitted transferees each has entered into a letter agreement with us, pursuant to which each has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares and, solely with respect to the sponsor, the private placement shares, if we fail to complete our business combination within 12 months (or within 18 months if we extend the period of time to consummate a business combination, as described in more detail in this prospectus) from the effective date of the registration statement of which this prospectus is a part. However, if our sponsor or permitted transferees acquire public shares after this offering, it will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our business combination within the prescribed time frame.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable) upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

On December 24, 2020, we issued an aggregate of 2,875,000 shares of common stock to the Sponsor for an aggregate purchase price of $25,000. Accordingly, as of December 31, 2020, the $25,000 payment due to the Company was recorded to the par value and additional paid-in-capital sections of the balance sheet. The agreement resulted in an aggregate of 2,875,000 shares of common stock held by the initial stockholders, of which an aggregate of up to 375,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part. On February 4, 2022, the Sponsor forfeited 373,750 shares as a result of a decrease in the size of our initial public offering, of which an aggregate of up to 326,250 of such shares was subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriter in full or in part. No shares were forfeited since the underwriter did exercise the over-allotment in full. The Sponsor also acquired an additional 505,000 private placement shares, which were a part of the 505,000 private placement units acquired by the sponsor at the time of the initial public offering.

The founder shares are identical to the common stock previously included in the Units sold in the initial public offering except that the founder shares are and subject to certain transfer restrictions, as described in more detail below.

Contemporaneously with the Company’s initial public offering, the Sponsor transferred and sold 2,501,250 shares to certain permitted transferees in private transactions, including the 1,320,625 shares being registered hereby for the resale by the Selling Securityholders.

All of the holders of our restricted shares, including the Selling Stockholders, have previously agreed not to transfer, assign or sell any of their equity in the Company, except for transfers to permitted transferees, until the earlier of (A) 180 days after the completion of our initial business combination, or earlier if, subsequent to our initial business combination, the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after our initial business combination or (B) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after the initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. We anticipate that, in conjunction with the closing of our initial business combination, the restriction on transfer of the founder shares being registered hereby for the resale by the Selling Securityholders will be waived and/or terminated. We except that, in conjunction with the closing of our initial business combination, the restriction on transfer of only those shares being registered hereby for the resale by the Selling Securityholders will be waived and/or terminated.

Preferred Stock

Our amended and restated certificate of incorporation will provide that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Warrants

Public Warrants

There are currently 8,625,000 warrants outstanding held by public shareholders (“Public Warrants”).

Each Public Warrant entitles the registered holder to purchase three quarters of one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of our initial business combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the trading day prior to the date of exercise. The Public Warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We may call the Public Warrant for redemption, in whole and not in part, at a price of $0.01 per Public Warrant,

●	at any time after the Public Warrant become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Public Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such Public Warrants.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrants will have no further rights except to receive the redemption price for such holder’s Public Warrants upon surrender of such Public Warrant.

The redemption criteria for our Public Warrants have been established at a price which is intended to provide Public Warrants holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then- prevailing share price and the Public Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Public Warrants.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

Continental Stock Transfer & Trust Company, acts as warrant agent for the Public Warrants pursuant to a warrant agreement between Continental Stock Transfer & Trust and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the Public Warrant agreement to the description of the terms of the Public Warrants and the warrant agreement set forth in this prospectus, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the Public Warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their Public Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Public Warrants such that an electing warrant holder would not be able to exercise their Public Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants

As of June 30, 2023, the following private placement warrants (“Private Warrants”) were outstanding:

Number of warrants	Exercise price	Issuance Date	Expiry date	Remaining life (in years)
56,000	$11.50	January 23, 2023	January 19, 2028	4.56
541,000	$11.50	January 27, 2023	January 26, 2023	4.58
700,000	$11.50	February 14, 2023	February 13, 2023	4.63
67,000	$11.50	April 13, 2023	April 11, 2028	4.79
50,000	$11.50	April 24, 2023	April 22, 2028	4.82
50,000	$11.50	May 4, 2023	May 2, 2023	4.84
15,000	$11.50	May 5, 2023	May 3, 2023	4.85
100,000	$11.50	May 18, 2023	May 16, 2023	4.88
250,000	$11.50	May 24, 2023	May 22, 2023	4.90
150,000	$11.50	June 6, 2023	June 4, 2023	4.93
1,979,000

The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants will not be transferable, assignable or salable until 30 days after the Closing of the Purchase and they will not be redeemable by HNRA so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by HNRA in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Listing of our Securities

Our common stock and warrants are listed on the NYSE American under the symbols “HNRA” and “HNRAW”, respectively.

Our Amended and Restated Certificate of Incorporation

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock, otherwise known as an “interested stockholder”;

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our amended and restated certificate of incorporation provides that our board of directors will be classified into two classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Our amended and restated certificate of incorporation and the Proposed Second A&R Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This choice of forum provision may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our amended and restated certificate of incorporation the Proposed Second A&R Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our common stock.

Classified Board of Directors

Our board of directors is divided into two classes, Class I and Class II, with members of each class serving staggered one-year terms. Our amended and restated certificate of incorporation and the Proposed Second A&R Charter provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Registration Rights

The holders of the founder shares, the private placement shares and private placement warrants (and shares issuable upon exercise of such constituent securities) and warrants that may be issued upon conversion of working capital loans, (and any shares of common stock issuable upon exercise of such warrants), are entitled to registration rights pursuant to one or more registration rights agreements to be signed prior to or on the closing date of this offering requiring us to register such securities for resale. The holders of these securities will be entitled to make up to three demands in the case of the founder shares, excluding short form demands, and one demand in the case of the private placement shares and private placement warrants (and their constituent securities), the working capital loan warrants and, in each case, the underlying shares, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, on the earlier of (x) 180 days following the completion of our initial business combination or earlier if, subsequent to our initial business combination, the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after our initial business combination and (y) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of our public stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the private placement shares and private placement warrants (and shares underlying such constituent securities), the date of the completion of our initial business combination.

The Company is obligated under the Common Stock Purchase Agreement and the White Lion RRA to file a registration statement with SEC to register the common stock under the Securities Act of 1933, as amended, for the resale by White Lion of shares of common stock that the Company may issue to White Lion under the Common Stock Purchase Agreement.

We will bear the expenses incurred in connection with the filing of any such registration statements.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is discussion of material U.S. federal income tax considerations of the purchase, ownership and disposition of common stock. This discussion applies only to shares of common stock that are held as a capital asset for U.S. federal income tax purposes. Unless otherwise indicated or the context otherwise requires, references in this subsection to “we,” “us,” “our” and other similar terms refer to HNR Acquisition Corp. This discussion is limited to U.S. federal income tax considerations, and does not address estate or gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

●	financial institutions or financial services entities;

●	broker dealers;

●	insurance companies;

●	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of common stock;

●	persons holding shares of common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies (RICs) or real estate investment trusts (REITs);

●	persons who received their shares of common stock as compensation;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes; and

●	tax-exempt entities.

If you are a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of selling their shares of common stock.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

The discussion below regarding material U.S. federal income tax considerations of the purchase, ownership and disposition of common stock is intended to provide only a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of common stock. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of ownership. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

●	an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of common stock, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of common stock and will be treated as described below under the section titled “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock. Upon a sale or other taxable disposition of shares of common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the fair market value of other consideration received and the U.S. holder’s adjusted tax basis in the shares of common stock sold. A U.S. holder’s adjusted tax basis in its shares of common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of common stock so disposed of exceeds one year. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of shares of common stock (shares of common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of shares of common stock who, or that is, for U.S. federal income tax purposes:

●	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to Non-U.S. holders of common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we or the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the shares of common stock, which will be treated as described below under the section titled “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock.”.

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Common Stock. Upon a sale or other taxable disposition of common stock, subject to the discussion of backup withholding and FATCA below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the sale or disposition, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

●	such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held shares of common stock and, in the circumstance in which shares of common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of the issued and outstanding shares of common stock at any time within the shorter of the five-year period preceding the sale or other disposition or such Non-U.S. holder’s holding period for the shares of common stock. There can be no assurance that shares of common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we or an applicable withholding agent may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such sale or other taxable disposition. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after a Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to shares of common stock and proceeds from the sale, taxable exchange or taxable disposition of shares of common stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose withholding of 30 percent (30%) on payments of dividends on shares of common stock. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on dividends paid with respect to shares of common stock.

PLAN OF DISTRIBUTION

The Selling Securityholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, after the lock-up period provided in the letter agreement executed is waived, which is anticipated to occur upon closing of the initial Business Combination, sell any or all of its shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Securityholders may use any one or more of the following methods when disposing of the shares of common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The shares of common stock may also be sold under Rule 144 under the Securities Act, or any other exemption from registration under the Securities Act, if available for the Selling Securityholders, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares of common stock if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If the Selling Securityholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares of common stock offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Securityholders and any broker-dealers or agents that are involved in selling the shares of common stock offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell common shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Securityholders and any other persons participating in the sale or distribution of the shares of common stock offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the Selling Securityholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares of common stock.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Stockholder will sell all or any portion of the shares offered under this prospectus.

The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York.

EXPERTS

The financial statements of HNR Acquisition Corp as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021 appearing in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report (which includes an explanatory paragraph relating to HNR Acquisition Corp’s ability to continue as a going concern) appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Pogo Resources, LLC and its subsidiaries as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021 appearing in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of this registration statement of which this prospectus is a part, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INDEX TO FINANCIAL STATEMENTS

HNR ACQUISITION CORP

POGO RESOURCES, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
HNR Acquisition Corp

Opinion on the Financial Statements

We have audited the accompanying balance sheets of HNR Acquisition Corp (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ (deficit) equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination. If the Company is unable to complete a business combination, a mandatory liquidation and subsequent dissolution will occur. The Company has a significant working capital deficiency as of December 31, 2022, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit[s] also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2022.

Houston, Texas
March 31, 2023, except for Notes 1 and 9 to the financial statements, as to which the date is May 12, 2023

HNR ACQUISITION CORP
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Cash	$75,612	$38,743
Prepaid expenses	81,914	—
Deferred offering costs	—	297,233
Total current assets	157,526	335,976
Marketable securities held in Trust Account	89,243,362	—
Total assets	$89,400,888	$335,976

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued liabilities	$395,550	$136,558
Income tax payable	221,665	—
Franchise tax payable	200,000	—
Advances from related party	129,000	88,200
Total current liabilities	946,215	224,758
Deferred underwriting fee payable	2,587,500	—
Total liabilities	3,533,715	224,758

Commitments and Contingencies (Note 6)
Redeemable Common Stock
Redeemable Common Stock, $0.0001 par value; 8,625,000 shares outstanding subject to redemption at $10.32 per share as of December 31, 2022 and 0 outstanding as of December 31, 2021	89,043,362	—

Stockholders’ (deficit) equity
Preferred stock, $0.0001 par value; 1,000,000 authorized shares, 0 shares issued and outstanding at December 31, 2022; None outstanding at December 31, 2021	—	—
Common stock, $0.0001 par value; 100,000,000 authorized shares, 3,006,250 and 2,875,000 shares issued and outstanding (excluding 8,625,000 and 0 shares subject to redemption) at December 31, 2022 and 2021, respectively	301	288
Additional paid-in capital	—	124,712
Accumulated deficit	(3,176,490)	(13,782)
Total stockholders’ (deficit) equity	(3,176,189)	111,218
Total redeemable common stock, liabilities and stockholders’ (deficit) equity	$89,400,888	$335,976

The accompanying notes are an integral part of these financial statements.

HNR ACQUISITION CORP
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2022 and 2021

	Year Ended December 31,
	2022	2021
Expenses:
Formation and operating costs	$1,598,013	$13,782
Franchise taxes	200,000	—
Loss from operations	(1,798,013)	(13,782)
Other income
Interest income	969	—
Interest income on marketable securities held in Trust Account	1,268,362	—
Total other income	1,269,331	—
Loss before income taxes	(528,682)	(13,782)
Income tax provision	(221,665)	—
Net Loss	$(750,347)	$(13,782)
Weighted average shares outstanding, redeemable common stock – basic and diluted	7,538,014	—
Net income (loss) per share of common stock – basic and diluted	$(0.02)	$—
Weighted average shares outstanding, non-redeemable common stock – basic and diluted(1)	2,978,445	2,500,000
Net income (loss) per share of common stock – basic and diluted	$(0.19)	$(0.01)

(1)	This number for the year ended December 31, 2021 excludes an aggregate of up to 375,000 shares of common stock subject to forfeiture if the overallotment option is not exercised in full or in part by the underwriter (see Note 4).

The accompanying notes are an integral part of these financial statements.

HNR ACQUISITION CORP
STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
For the Years Ended December 31, 2022 and 2021

			Additional		Total Stockholders’
	Common Stock		Paid-In	Accumulated	(Deficit)
	Shares	Amount	Capital	Deficit	Equity
Balance – December 31, 2021	2,875,000	$288	$24,712	$—	$25,000
Capital contribution by Sponsor	—	—	100,000	—	100,000
Net loss	—	—	—	(13,782)	(13,782)
Balance – December 31, 2021	2,875,000	288	124,712	(13,782)	111,218
Forfeiture of shares by Sponsor	(373,750)	(37)	37	—	—
Issuance of Private Placement Units	505,000	50	5,023,334	—	5,023,384
Fair value of public warrants	—	—	5,879,729	—	5,879,729
Offering costs allocated to public warrants	—	—	(30,989)	—	(30,989)
Remeasurement of redeemable common stock to redemption value	—	—	(10,996,823)	(2,412,361)	(13,409,184)
Net loss	—	—	—	(750,347)	(750,347)
Balance – December 31, 2022	3,006,250	$301	$—	$(3,176,490)	$(3,176,189)

The accompanying notes are an integral part of these financial statements.

HNR ACQUISITION CORP
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
Cash flows from operating activities:
Net loss	$(750,347)	$(13,782)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on marketable securities held in Trust Account	(1,268,362)	—
Changes in operating assets and liabilities
Prepaid expenses	(81,914)	—
Accounts payable and accrued liabilities	171,274	(72,925)
Accounts payable related parties	190,202
Income tax payable	221,665
Franchise tax payable	200,000	—
Net cash used in operating activities	(1,317,482)	(86,707)

Cash flows from investing activities:
Marketable securities held in Trust Account	(87,975,000)	—
Net cash used in investing activities	(87,975,000)	—

Cash flows from financing activities:
Proceeds from Initial Public Offering, net of costs of capital	84,319,667	—
Proceeds from Private Placement, net of costs of capital	5,023,384	—
Capital contributions from Sponsor	—	100,000
Payment of deferred offering costs	(25,500)	(62,750)
Proceeds received from related party	100,000	63,200
Repayment of advances from related party	(88,200)	—
Net cash provided by financing activities	89,329,351	100,450

Net increase in cash	36,869	13,743
Cash at beginning of period	38,743	25,000
Cash at end of period	$75,612	$38,743

Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs included in accounts payable and accrued liabilities	$—	$134,483
Deferred offering costs paid directly by related party	$—	$25,000
Remeasurement of redemption value of redeemable common stock	$13,409,184	$—
Deferred underwriting fee payable	$2,587,500	$—
Expenses paid by related party	$29,000

The accompanying notes are an integral part of these financial statements.

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

HNR Acquisition Corp (the “Company”) was incorporated in Delaware on December 9, 2020. The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from December 9, 2020 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering” or “IPO”) described below, and, after our Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its year end.

Sponsor and Financing:

The registration statement for the Company’s IPO was declared effective on February 10, 2022 (the “Effective Date”). On February 15, 2022, the Company consummated the IPO of 7,500,000 units (the “Units” and, with respect to the common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating proceeds of $75,000,000, which is described in Note 3. Additionally, the underwriter fully exercised its option to purchase 1,125,000 additional Units, for which the Company received cash proceeds of $11,250,000. Simultaneously with the closing of the IPO, the Company consummated the sale of 505,000 units (the “Private Placement Units”) at a price of $10.00 per unit generating proceeds of $5,050,000 in a private placement to HNRAC Sponsors, LLC, the Company’s sponsor (the “Sponsor”) and EF Hutton (formerly Kingswood Capital Markets) (“EF Hutton”) that is described in Note 4 (“Related Party Transactions - Private Placement Units”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Units, although substantially all of the net proceeds are intended to be generally applied toward consummating the Business Combination.

Transaction costs amounted to $4,793,698, comprised of $1,725,000 of underwriting discount, $2,587,500 of deferred underwriting fee, and $481,198 of other offering costs. In addition, $1,368,050 of cash from the IPO was held outside of the Trust Account (as defined below) and is available for working capital purposes.

The Trust Account:

Funds from the Initial Public Offering were placed in a trust account (the “Trust Account”). The Trust Account shall invest only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete its initial business combination within 15 months (or within 18 months if we further extend the period of time to consummate a business combination, as described in more detail in the prospectus) from the closing of the Initial Public Offering (the “Combination Period”) or (B) with respect to any other provision relating to stockholders’ rights or pre-business combination activity; or (iii) the redemption of 100% of the shares of common stock previously included in the Units sold in the Initial Public Offering if the Company is unable to complete a Business Combination within 15 months from the closing of the Initial Public Offering (subject to the requirements of law).

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” means one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the assets held in the trust account (excluding taxes payable on the interest earned on the trust account) at the time of the signing of a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders holding common stock may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders holding common stock with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. As a result, shares of common stock will be recorded at their redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by law or under the NYSE American rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares of common stock in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Business Combination. In such case, the Company would not proceed with the redemption of its public shares of common stock and the related Business Combination, and instead may search for an alternate Business Combination.

The Company will only have 15 months (with one additional three-month extensions available to the Company in accordance with the Company’s amended and restated certificate of incorporation) from the closing date of the Initial Public Offering, February 15, 2022, to complete its initial Business Combination. See Note 9 for discussion of the first extension of this time period. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have entered into a letter agreement with the Company, pursuant to which they have waived their right to participate in any redemption with respect to their initial shares; however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Initial Public Offering, they will be entitled to a pro rata share of the Trust Account, with respect to such public shares, upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the Initial Public Offering price per Unit in the Initial Public Offering.

In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to have all third parties, including, but not limited to, all vendors, service providers (excluding its independent registered public accounting firm), prospective target businesses and other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claims of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Going Concern Consideration

At December 31, 2022, the Company had $75,612 in cash and a working capital deficit of $788,689. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. On February 5, 2023, the Company received notice from the Sponsor of its intention to extend the Combination period by three months until May 15, 2023. On February 8, 2023 in accordance with the Company’s amended and restated certificate of incorporation, the Sponsor’s designee deposited $862,500 into the Company’s trust account in connection with the extension. On May 11, 2023, in accordance with the Company’s amended and restated certificate of incorporation, the Sponsor’s designee deposited $120,000 into the Company’s trust account in connection with the extension. There are five additional one-month extensions available to the Company. In the event the Company does not complete a Business Combination by June 15, 2023, or within an additional five months from that date if the available extensions are exercised, the Company is required to redeem the public shares sold in the Initial Public Offering. Additionally, the Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Shares of Common Stock:

Net loss per share of common stock is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares for the year ended December 31, 2021 were reduced for the effect of an aggregate of 375,000 shares of common stock subject to forfeiture if the over-allotment option was not exercised by the underwriter (see Note 3). The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 6,847,500 shares in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share of common stock is the same as basic loss per share of common stock for the period presented.

The Company’s statements of operations include a presentation of net loss per share for common stock shares subject to possible redemption in a manner similar to the two-class method of income per share. Net loss per common share, basic and diluted, for redeemable common stock is calculated by dividing the net income allocable to redeemable common stock, by the weighted average number of redeemable common shares outstanding since original issuance. Net loss per common stock, basic and diluted, for non-redeemable common stock is calculated by dividing net income allocable to non-redeemable common stock, by the weighted average number of shares of non-redeemable common stock outstanding for the periods. Shares of non-redeemable common stock include the founder shares as these common shares do not have any redemption features and do not participate in the income earned on the Trust Account.

	Year Ended
	December 31, 2022	December 31, 2021
Redeemable common stock
Numerator: net income (loss) allocable to redeemable common stock	$(178,613)	$—
Denominator: weighted average number of redeemable common stock	7,538,014	—
Basic and diluted net income (loss) per redeemable common stock	$(0.02)	$—

Non-redeemable common stock
Numerator: net loss allocable to non-redeemable common stock	$(571,734)	$(13,782)
Denominator: weighted average number of non-redeemable common stock	2,978,445	2,500,000
Basic and diluted net loss per non-redeemable common stock	$(0.19)	$(0.01)

Fair Value of Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement”, approximates the carrying amounts represented on the balance sheet.

The Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates:

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash:

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The balance of the Company’s cash and cash equivalents as of December 31, 2022 and 2021 was $75,612 and $38,743, respectively.

Marketable Securities Held in Trust Account:

At December 31, 2022, the assets held in the Trust Account were held in mutual funds. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in Interest Income on marketable securities held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Common Stock Subject to Possible Redemption:

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to the redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock issued in the Initial Public Offering feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, the shares of common stock subject to possible redemption will be presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet upon closing of the Initial Public Offering.

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

At December 31, 2022, the redeemable common stock reflected on the Company’s balance sheet consisted of the following:

Gross Proceeds	$86,250,000
Less: fair value of public warrants	(5,879,729)
Less: common stock issuance costs	(4,736,093)
Accretion to redemption value	13,409,184
Redeemable common stock	$89,043,362

Offering Costs:

Offering costs consist of legal and accounting costs incurred through the balance sheet date that are directly related to the Initial Public Offering. These costs, together with the underwriter discount, will be charged to additional paid in capital upon completion of the Initial Public Offering.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 7,500,000 units at a price of $10.00 per unit (the “Units”). Each Unit consisted of one (1) share of the Company’s common stock, $0.0001 par value and one (1) warrant to purchase three quarters of one share of Common Stock (the “Warrants”). On April 4, 2022, the Units separated into common stock and warrants, and ceased trading. On April 4, 2022, the common stock and warrants commenced trading on the NYSE American. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Business Combination. Each Warrant entitles the holder to purchase three quarters of one share of common stock at a price of $11.50. Each Warrant will become exercisable on the later of: (i) one (1) year after the date that the registration statement for the Offering (the “Registration Statement”) is declared effective by the SEC and (ii) the consummation by the Company of a Business Combination and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 18-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants issued in connection with the 7,500,000 public Units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — INITIAL PUBLIC OFFERING (cont.)

The Company granted the underwriter a 45-day option to purchase up to fifteen percent (15%) of additional Units to cover any over-allotments, at the Initial Public Offering price less the underwriting discounts and commissions. Simultaneously with the IPO, on February 15, 2022, the over-allotment was fully exercised.

The Warrants issued in connection with the Units that were issued upon exercise of the underwriters’ over-allotment option are identical to the public Warrants and have no net cash settlement provisions. The Company accounts for its Public and Private warrants as equity-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

The Company paid an underwriting discount of five percent (5%) of the gross proceeds of the Initial Public Offering, of which (i) two percent (2.0%) was paid at the closing of the offering in cash and (ii) three percent (3%) will be paid at the consummation of the Business Combination in cash.

In addition, for a period of 18 months from the closing of the Business Combination offering, EF Hutton has an irrevocable right of first refusal to act as a sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings on terms and conditions customary to EF Hutton for such transactions.

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

On December 24, 2020, the Company issued an aggregate of 2,875,000 shares of common stock to the Sponsor for an aggregate purchase price of $25,000. Accordingly, as of December 31, 2020, the $25,000 payment due to the Company was recorded to the par value and additional paid-in-capital sections of the balance sheet. The agreement resulted in an aggregate of 2,875,000 shares of common stock held by the initial stockholders, of which an aggregate of up to 375,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part. On February 4, 2022, the Sponsor forfeited 373,750 shares and as a result, there are currently 2,501,250 founder shares issued and outstanding. An aggregate of up to 326,250 of such shares was subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriter in full or in part, so that the Sponsor will own 22.48% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders do not purchase any Units in the Initial Public Offering and excluding the representative and consultant shares). No shares were forfeited since the underwriter did exercise the over-allotment in full.

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

The Founder Shares are identical to the common stock previously included in the Units sold in the Initial Public Offering except that the Founder Shares are convertible under the circumstances described below and subject to certain transfer restrictions, as described in more detail below.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) 180 days after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Company’s initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

The Sponsor, together with such other members, if any, of the Company’s executive management, directors, advisors or third party investors as determined by the Sponsors in its sole discretion, purchased, in the aggregate, 505,000 units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement which included a share of common stock and warrant to purchase three quarters of one share of common stock at an exercise price of $11.50 per share, subject to certain adjustments (“Private Placement Warrants” and together, the “Private Placement”) that occurred immediately prior to the Public Offering in such amounts as is required to maintain the amount in the Trust Account at $10.30 per Unit sold. The Sponsor agreed that if the over-allotment option was exercised by the underwriter in full or in part, the Sponsor and/or its designees shall purchase from us additional private placement units on a pro rata basis in an amount that is necessary to maintain in the trust account $10.30. Since the over-allotment was exercised in full, the Sponsor purchased 505,000 Private Placement Units. The purchase price of the Private Placement Units was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Units (including the warrants and common stock issuable upon exercise of the Private Placement Units) will not be transferable, assignable, or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the original holders or their permitted transferees. If the Private Placement Units are held by someone other than the original holders or their permitted transferees, the Private Placement Units will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units being sold in the Initial Public Offering. Otherwise, the Private Placement Units have terms and provisions that are substantially identical to those of the Warrants sold as part of the Units in the Initial Public Offering.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distributions to the public stockholders and the Warrants issued to the Sponsor will expire worthless.

Related Party Loans and Costs

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The Working Capital Loans may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of the Working Capital Loans may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. There were no such Working Capital Loans taken as of December 31, 2022.

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

In December 2022, the Company received $100,000 in cash proceeds from a member of the Board of Directors on an unsecured, non-interest bearing basis. This amount was included in Advances from related parties on the Company’s balance sheet as of December 31, 2022. In January 2023, the Company received an additional $300,000 in cash proceeds and entered into a note and warrant purchase agreement. See Note 9.

In addition, the Sponsor or an affiliate of the Sponsor or certain of the Company’s or Sponsor’s officers and directors may provide the Company with uncompensated advisory services.

During the three months ended March 31, 2021, a shareholder of the Sponsor advanced a total of $63,200 in cash advances to the Company to pay certain deferred offering costs, and paid an additional $25,000 on the Company’s behalf for offering costs. These advances are unsecured, non-interest bearing and are due on demand.

In February 2022, the Company repaid the $88,200 in short-term advances from a shareholder of the Sponsor, and agreed to pay an additional $190,202 for expenses the individual incurred related to services provided by our Sponsor, included in Formation and operating costs on the Company’s statements of operations.

Following the IPO, effective April 14, 2022, the Company entered into an agreement with Rhone Merchant Resources Inc. (formerly known as Houston Natural Resources Inc)., a Company controlled by our Chairman and CEO, for services related to identifying potential business combination targets. The Company paid $275,000 up front related to this agreement in February 2022, and is included in Prepaid Expenses on the Company’s balance sheet. Based on the terms of the agreement, the prepaid expense is being amortized through the earlier of the one-year anniversary of the Company’s IPO, or the date the Business Combination is completed. As of December 31, 2022, the unamortized balance of the prepaid balance was $37,089.

Administrative Service Agreement

The Company has agreed to pay $10,000 a month for office space, utilities and secretarial support provided by Rhone Merchant Resources Inc. (formerly known as Houston Natural Resources, Inc.), an affiliate of the Sponsor. The administrative services will commence on the date the securities are first listed on NYSE American and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company. The Company has paid a total of $105,000 under this agreement during the year ended December 31, 2022 and paid an additional $10,000 prior to the effective date of the agreement. The Company owed $5,000 under this agreement as of December 31, 2022. The Company recognized $105,000 of expense related to this agreement during the year ended December 31, 2022, with $15,000 recorded as a prepaid expense. The Company paid $9,250 under this agreement during the year ended December 31, 2021.

Other

On December 8, 2021, the Board of Directors of the Company agreed to compensate the directors of the Company through the issuance of shares of the Company equal in value to $100,000 per director, which shall be payable and issued subject to one year of continued service to the Company commencing after the completion of the initial business combination (and which shall be pro-rated for any period less than one year of service).

On May 1, 2022, and effective April 6, 2022, the Company entered into a consulting agreement in the ordinary course of business with a stockholder who owns 400,000 non-redeemable common shares, whereby any business acquisition that the Company closes through referral by the consultant will entitle the consultant to a finders fee. During the year ended December 31, 2022, the Company also paid this stockholder $61,000 related to costs of capital associated with the Company’s IPO and $30,260 of acquisition related costs. During the year ended December 31, 2022, this stockholder paid expenses of $29,000 on behalf of the Company. The Company included the amount owed to the stockholder in Advances from related parties on the Company’s balance sheet as of December 31, 2022. These expenses and an additional $27,000 paid subsequent to December 31, 2022 were restructured into a promissory note as discussed in Note 9.

During the year ended December 31, 2022, the Company incurred and paid $15,000 to a company controlled by a member of the Board of Directors of the Company for due diligence costs of potential acquisition targets.

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDERS’ EQUITY

Common Stock

At December 31, 2022, the authorized common stock of the Company was 100,000,000 shares with a par value of $0.0001 per share. At December 31, 2022, the authorized preferred stock of the Company was 1,000,000 shares with a par value of $0.0001 per share. After completion of the Initial Public Offering, the Company will likely (depending on the terms of the Business Combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s common stock vote together as a single class and are entitled to one vote for each share of common stock.

At December 31, 2021, there were 2,875,000 shares of common stock issued and outstanding, of which an aggregate of up to 375,000 shares were subject to forfeiture to the extent that the underwriter’s over-allotment option is exercised in full or in part. On February 4, 2022, the Sponsor forfeited 373,750 shares and as a result, there are currently 2,501,250 founder shares issued and outstanding, of which an aggregate of up to 326,250 of such shares were subject to forfeiture to the extent that the over-allotment option would not be exercised by the underwriter in full or in part. The over-allotment was exercised in full and as such there are no such shares subject to forfeiture.

On December 8, 2021, the Board of Directors of the Company agreed to compensate the directors of the Company through the issuance of shares of the Company equal in value to $100,000 per director, which shall be payable and issued subject to one year of continued service to the Company commencing after the completion of the initial business combination (and which shall be pro-rated for any period less than one year of service). No such awards were granted as of December 31, 2022.

As of December 31, 2022, there were 11,631,250 shares of common stock outstanding, of which 8,625,000 are subject to redemption at $10.32 per share and are reflected as mezzanine equity on the Company’s balance sheet at redemption value.

On October 17, 2022, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”). Pursuant to the Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $150,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms by the Common Stock Purchase Agreement.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of a registration statement registering the shares issuable pursuant to the Common Stock Purchase Agreement, the Company’s right to sell shares to White Lion will commence on the effective date of the registration statement and extend until December 31, 2025. During such term, subject to the terms and conditions of the Common Stock Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares (the effective date of such notice, a “Notice Date”). The number of shares sold pursuant to any such notice may not exceed (i) the lower of (a) $2,000,000 and (b) the dollar amount equal to the product of (1) the Effective Daily Trading Volume (2) the closing price of Common Stock on the Effective Date (3) 400% and (4) 30%, divided by the closing price of Common Stock on NYSE American preceding the Notice Date and (ii) a number of shares of Common Stock equal to the Average Daily Trading Volume multiplied by the Percentage Limit.

The purchase price to be paid by White Lion for any such shares will equal 96% of the lowest daily volume-weighted average price of Common Stock during a period of two consecutive trading days following the applicable Notice Date.

The Company will have the right to terminate the Common Stock Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice. Additionally, White Lion will have the right to terminate the Common Stock Purchase Agreement upon three days’ prior written notice to the Company if (i) there is a Fundamental Transaction, (ii) the Company is in breach or default in any material respect of the White Lion RRA, (iii) there is a lapse of the effectiveness, or unavailability of, the Registration Statement for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, (iv) the suspension of trading of the Common Stock for a period of five consecutive trading days, (v) the material breach of the Common Stock Purchase Agreement by the Company, which breach is not cured within the applicable cure period or (vi) a Material Adverse Effect has occurred and is continuing. No termination of the Common Stock Purchase Agreement will affect the registration rights provisions contained in the White Lion RRA.

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDERS’ EQUITY (cont.)

In consideration for the commitments of White Lion, as described above, the Company has agreed that it will issue to White Lion shares of Common Stock having a value of $1,500,000 based on the volume-weighted average price of the Common Stock on a date which is the earlier to occur of (i) two Trading Days prior to the filing of the registration statement it will file pursuant to the White Lion RRA and (ii) after the closing of any business combination agreement, the Trading Day prior to the Investor sending a written request to the Company for such commitment shares, and to include such shares in the registration statement it will file pursuant to the White Lion RRA.

Registration Rights Agreement (White Lion)

Concurrently with the execution of the Common Stock Purchase Agreement, the Company entered into the White Lion RRA with the White Lion in which the Company has agreed to register the shares of Common Stock purchased by White Lion with the SEC for resale within 30 days of the consummation of a business combination. The White Lion RRA also contains usual and customary damages provisions for failure to file and failure to have the registration statement declared effective by the SEC within the time periods specified.

The Common Stock Purchase Agreement and the White Lion RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Underwriting Agreement

The underwriters were entitled to a cash underwriting discount of $1,725,000 or 2% from the gross proceeds of the Offering. In addition, the underwriters are entitled to a deferred fee of $2,587,500 upon closing of the Business Combination, which represents 3% of the gross proceeds from Units sold to the Public. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. The underwriter will not be entitled to any interest accrued on the deferred underwriting discounts and commissions.

Registration Rights Agreement (Founder Shares)

The holders of the Founder Shares and the Private Placement Units and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the Private Placement Units or warrants issued upon conversion of the working capital loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Initial Public Offering. The holders of these securities are entitled to make up to three demands in the case of the founder shares, excluding short form registration demands, and one demand in the case of the private placement warrants, the working capital loan warrants and, in each case, the underlying shares that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. In the case of the private placement warrants, representative shares issued to EF Hutton, the demand registration rights provided will not be exercisable for longer than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(iv) and the piggyback registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(v). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Other agreements

On September 30, 2022, the Company entered into an agreement with a consultant for services related to securing additional financing for potential future acquisitions for a period of one year. In connection with this agreement, the consultant may receive a finders fee from any financing that is secured by the Company from a referral by the consultant.

NOTE 7 — PROPOSED BUSINESS COMBINATION

On December 27, 2022, the Company, entered into a membership interest purchase agreement (the “MIPA”) with CIC Pogo LP, a Delaware limited partnership (“CIC”), DenCo Resources, LLC, a Texas limited liability company (“DenCo”), Pogo Resources Management, LLC, a Texas limited liability company (“Pogo Management”), 4400 Holdings, LLC, a Texas limited liability company (“4400” and, together with CIC, DenCo and Pogo Management, collectively, “Seller” and each a “Seller”), and, solely with respect to Section 7.20 of the MIPA, HNRAC Sponsors LLC, a Delaware limited liability company (“Sponsor”).

The Purchase

Pursuant to the MIPA, at the closing of the transactions contemplated by the MIPA the Company will purchase and from Seller 100% of the outstanding membership interests of Pogo Resources, LLC, a Texas limited liability company (the “Target”).

The purchase price for the Target will be (a) cash in the amount of $100,000,000; provided, that up to $15,000,000 of the cash consideration may be payable through a promissory note to Seller and (b) 2,000,000 shares of the Company’s common stock. The purchase price is subject to adjustment in accordance with the MIPA.

NOTE 8 — INCOME TAXES

As of December 31, 2022 and 2021, the Company’s net deferred tax assets are as follows:

Deferred tax asset:	2022	2021
Federal net operating loss	$—	$3,000
Start-up costs	251,777	—
Total deferred tax asset	251,777	3,000
Valuation allowance	(251,777)	(3,000)
Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	For the year ending December 31, 2022	For the year ending December 31, 2021
Federal:
Current	$221,665	$—
Deferred	(248,777)	(3,000)
State:
Current	—	—
Deferred	—	—
Change in Valuation allowance	248,777	3,000
Income tax provision	$221,665	$—

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — INCOME TAXES (cont.)

As of December 31, 2021 and December 31, 2022, the Company had $0 and $14,000, respectively, of estimated U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	For the year December 31, 2022	For the period from February 18, 2021 (inception) through December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Transaction costs	(15.9)%	—%
Change in valuation allowance	(47.1)%	(21.0)%
Income tax provision	(41.9)%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On January 20, 2023, the Company entered into a promissory note and warrant purchase agreement for working capital purposes with a stockholder who owns 400,000 non-redeemable shares of common stock in the amount of $56,000, representing amounts paid by the holder on behalf of the Company for expenses, including $29,000 that were paid on behalf of the Company during the year ended December 31, 2022 and included in Advances from related parties on the Company’s balance sheet. The unsecured promissory note bears interest at the lesser of 15% or the highest rate allowable by law per annum and matures on the fifth anniversary of the Closing of the MIPA. The holder may demand repayment after six months from the Closing of the MIPA.

In connection with this promissory note, the holder received 56,000 warrants to purchase 42,000 shares of common stock of the Company at an exercise price of $11.50 per share. The warrants shall become exercisable beginning at the Closing of the MIPA and expire on January 20, 2028. The warrant holder shall have the one time right on the 18 month anniversary of the effective date of the warrants to require the Company to repurchase the warrants.

HNR ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — SUBSEQUENT EVENTS (cont.)

On January 20, 2023, the Company entered into a promissory note and warrant purchase agreement for working capital purposes with member of the Board of the Directors of the Company in the amount of $400,000, related to $100,000 of cash proceeds received by the Company during the year ended December 31, 2022 and included in Advances from related parties on the Company’s balance sheet, and $300,000 of proceeds received in January 2023. The unsecured promissory note bears interest at the lessor of 15% or the highest rate allowable by law per annum and matures on the fifth anniversary of the Closing of the MIPA. The holder may demand repayment after six months from the Closing of the MIPA.

In connection with this promissory note, the holder received 400,000 warrants to purchase 300,000 shares of common stock of the Company at an exercise price of $11.50 per share. The warrants shall become exercisable beginning at the Closing of the MIPA and expire on January 20, 2028. The warrant holder shall have the one time right on the 18 month anniversary of the effective date of the warrants to require the Company to repurchase the warrants.

On February 5, 2023, the Company received notice from the Sponsor of its intention to extend the Combination period by three months until May 15, 2023. On February 8, 2023 in accordance with the Company’s amended and restated certificate of incorporation, the Sponsor’s designee deposited $862,500 into the Company’s trust account in connection with the extension.

On May 11, 2023, in accordance with the Company’s amended and restated certificate of incorporation, the Sponsor’s designee deposited $120,000 into the Company’s trust account in connection with the extension until June 15, 2023.

HNR ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Cash	$813,177	$75,612
Prepaid expenses	—	81,914
Total current assets	813,177	157,526
Marketable securities held in Trust Account	48,106,123	89,243,362
Total assets	$48,919,300	$89,400,888

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,150,132	$395,550
Income tax payable	557,774	221,665
Franchise tax payable	100,000	200,000
Excise tax payable	436,665	—
Notes payable from related party, net of discount	925,654	129,000
Total current liabilities	3,170,225	946,215
Warrant liabilities	1,459,691	—
Deferred underwriting fee payable	2,587,500	2,587,500
Total non-current liabilities	4,047,191	2,587,500
Total liabilities	7,217,416	3,533,715

Commitments and Contingencies (Note 6)
Redeemable Common Stock, $0.0001 par value; 4,509,403 and 8,625,000 shares outstanding subject to redemption at $10.52 and $10.32 per share as of June 30, 2023 and December 31, 2022, respectively	47,448,349	89,043,362

Stockholders’ deficit
Preferred stock, $0.0001 par value; 1,000,000 authorized shares, 0 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value; 100,000,000 authorized shares, 3,006,250 shares issued and outstanding (excluding 4,509,403 and 8,625,000 shares subject to redemption) at June 30, 2023 and December 31, 2022, respectively	301	301
Additional paid in capital	—	—
Accumulated deficit	(5,746,766)	(3,176,490)
Total stockholders’ deficit	(5,746,465)	(3,176,189)
Total liabilities and stockholders’ deficit	$48,919,300	$89,400,888

The accompanying notes are an integral part of these unaudited condensed financial statements.

HNR ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND 2022
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Expenses:
Formation and operating costs	$614,748	$499,621	$1,268,479	$806,041
Franchise taxes	50,000	100,000	100,000	100,000
Loss from operations	(664,748)	(599,621)	(1,368,479)	(906,041)
Other Income (expenses)
Interest income on marketable securities held in Trust Account	842,756	118,795	1,789,672	127,088
Change in fair value of warrant liability	(113,469)	—	92,713	—
Amortization of debt discount	(314,479)	—	(499,058)	—
Dividend income	2,262	130	4,001	130
Interest expense	(64,671)	—	(93,156)	—
Total Other Income	579,337	118,925	1,294,172	127,218
Loss before income taxes	(85,411)	(480,696)	(74,307)	(778,823)
Income tax provision	(147,392)	—	(336,110)	—
Net loss	$(232,803)	$(480,696)	$(410,417)	(778,823)
Weighted average share outstanding, redeemable common stock – basic and diluted	6,612,930	8,625,000	7,618,965	6,433,011
Net income (loss) per share of redeemable common stock – basic and diluted	$0.02	$(0.04)	$0.03	$(0.08)
Weighted average share outstanding, non-redeemable common stock – basic and diluted	3,006,250	3,006,250	3,006,250	2,950,180
Net income (loss) per share of non-redeemable common stock – basic and diluted	$(0.11)	$(0.05)	$(0.21)	$0.10

The accompanying notes are an integral part of these unaudited condensed financial statements.

HNR ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND 2022
(UNAUDITED)

	Three and Six Months Ended June 30, 2023
	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Capital	Deficit	Equity
Balance – January 1, 2023	3,006,250	$301	$—	$(3,176,490)	$(3,176,189)
Remeasurement of redeemable common stock to redemption value	—	—	—	(1,759,415)	(1,759,415)
Net loss	—	—	—	(177,614)	(177,614)
Balance – March 31, 2023	3,006,250	301	—	(5,113,519)	(5,113,218)
Remeasurement of redeemable common stock to redemption value	—	—	—	36,221	36,221
Excise tax imposed on common stock redemptions	—	—	—	(436,665)	(436,665)
Net loss	—	—	—	(232,803)	(232,803)
Balance – June 30, 2023	3,006,250	$301	$—	$(5,746,766)	$(5,746,465)

	Three and Six Months Ended June 30, 2022
	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Capital	Deficit	Equity
Balance – January 1, 2022	2,875,000	$288	$124,712	$(13,782)	$111,218
Forfeiture of shares by Sponsor	(373,750)	(37)	37	—	—
Issuance of Private Placement Units	505,000	50	5,023,334	—	5,023,384
Fair value of warrants	—	—	5,879,729	—	5,879,729
Offering costs allocated to public warrants	—	—	(30,989)	—	(30,989)
Remeasurement of redeemable common stock to redemption value	—	—	(10,996,823)	(1,343,999)	(12,340,822)
Net loss	—	—	—	(298,127)	(298,127)
Balance – March 31, 2022	3,006,250	301	—	(1,655,908)	(1,655,607)
Remeasurement of redeemable common stock to redemption value
Net loss				(480,696)	(480,696)
Balance – June 30, 2022	3,006,250	$301	$—	$(2,136,604)	$(2,136,303)

The accompanying notes are an integral part of these unaudited condensed financial statements.

HNR ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
For the Three and Six Months Ended June 30, 2023 and 2022
(Unaudited)

	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net loss	$(410,417)	$(778,823)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on marketable securities held in Trust Account	(1,789,672)	(127,088)
Change in fair value of warrant liability	(92,713)	—
Amortization of debt discount	499,058	—
Changes in operating assets and liabilities:
Prepaid expenses	81,914	(330,246)
Accounts payable and accrued liabilities	754,582	169,309
Income tax payable	336,109	—
Franchise tax payable	(100,000)	100,000
Net cash used in operating activities	(721,139)	(966,848)

Cash flows from investing activities:
Cash withdrawn from Trust Account for redemptions	43,318,207	—
Interest withdrawn from Trust Account to pay for franchise and federal income taxes	711,204	—
Marketable securities held in Trust Account	(1,102,500)	(87,975,000)
Net cash provided by (used in) investing activities	42,926,911	(87,975,000)

Cash flows from financing activities:
Proceeds from Initial Public Offering, net of costs of capital	—	84,319,667
Proceeds from Private Placement, net of costs of capital	—	5,023,384
Payment of deferred offering costs	—	(25,500)
Proceeds from related party notes payable	1,850,000	—
Repayment of advances from related party	—	(88,200)
Redemption of common stock	(43,318,207)	—
Net cash provided by (used in) financing activities	(41,468,207)	89,229,351

Net increase in cash	737,565	287,503
Cash at beginning of period	75,612	38,743
Cash at end of period	$813,177	$326,246

Supplemental disclosure of non-cash investing and financing activities:
Fair value of warrant liabilities issued in connection with notes payable	$1,552,404	$—
Remeasurement of redemption value of redeemable Class A common stock	$1,723,194	$12,340,822
Deferred underwriting fee payable	$—	$2,587,500
Excise tax liability accrued for common stock redemptions	$436,665	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

HNR Acquisition Corp (the “Company”) was incorporated in Delaware on December 9, 2020. The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from December 9, 2020 (inception) through June 30, 2023 relates to the Company’s formation and the initial public offering (“Initial Public Offering” or “IPO”) described below, and, after our Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its year end.

Sponsor and Financing:

The registration statement for the Company’s IPO was declared effective on February 10, 2022 (the “Effective Date”). On February 15, 2022, the Company consummated the IPO of 7,500,000 units (the “Units” and, with respect to the common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating proceeds of $75,000,000, which is described in Note 3. Additionally, the underwriter fully exercised its option to purchase 1,125,000 additional Units, for which the Company received cash proceeds of $11,250,000. Simultaneously with the closing of the IPO, the Company consummated the sale of 505,000 units (the “Private Placement Units”) at a price of $10.00 per unit generating proceeds of $5,050,000 in a private placement to HNRAC Sponsors, LLC, the Company’s sponsor (the “Sponsor”) and EF Hutton (formerly Kingswood Capital Markets) (“EF Hutton”) that is described in Note 4 (“Related Party Transactions — Private Placement Units”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Units, although substantially all of the net proceeds are intended to be generally applied toward consummating the Business Combination.

Transaction costs amounted to $4,793,698, comprised of $1,725,000 of underwriting discount, $2,587,500 of deferred underwriting fee, and $481,198 of other offering costs. In addition, $1,368,050 of cash from the IPO was held outside of the Trust Account (as defined below) and is available for working capital purposes.

The Trust Account:

Funds from the Initial Public Offering were placed in a trust account (the “Trust Account”). The Trust Account shall invest only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete its initial business combination within 12 months (or within 18 months if we extend the period of time to consummate a business combination, as described in more detail in the prospectus) from the closing of the Initial Public Offering (the “Combination Period”) or (B) with respect to any other provision relating to stockholders’ rights or pre-business combination activity; or (iii) the redemption of 100% of the shares of common stock previously included in the Units sold in the Initial Public Offering if the Company is unable to complete a Business Combination within 12 months from the closing of the Initial Public Offering (subject to the requirements of law).

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” means one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the assets held in the trust account (excluding taxes payable on the interest earned on the trust account) at the time of the signing of a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders holding common stock may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders holding common stock with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. As a result, shares of common stock will be recorded at their redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by law or under the NYSE American rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares of common stock in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Business Combination. In such case, the Company would not proceed with the redemption of its public shares of common stock and the related Business Combination, and instead may search for an alternate Business Combination.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

At June 30, 2023, the Company had $813,177 in cash and a working capital deficit of $1,699,274, which excludes franchise and income taxes payable as the net amounts can be paid from the interest earned in the Trust Account. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. On February 5, 2023, the Company received notice from the Sponsor of its intention to extend the Combination period by three months until May 15, 2023. On February 8, 2023 in accordance with the Company’s then-effective amended and restated certificate of incorporation, the Sponsor’s designee deposited $862,500 into the Company’s trust account in connection with the extension. On May 11, 2023, the stockholders of the Company approved, and the Company filed with the Secretary of State of Delaware, an amendment to the Company’s certificate of incorporation to extend the date by which the Company must consummate its initial Business Combination from May 15, 2023 by up to six (6) one-month extensions to November 15, 2023, provided that the Sponsor deposits into the Trust Account the lesser of (x) $120,000, or (y) $0.04 per share for each public share of common stock outstanding as of the applicable deadline for each such one-month extension until November 15, 2023, unless the closing of the Company’s initial Business Combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of the initial Business Combination. On May 11, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to June 15, 2023. On June 9, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to July 15, 2023. On July 11, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to August 15, 2023. On August 7, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to September 15, 2023. On September 11, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to October 15, 2023. In the event the Company does not complete a Business Combination by October 15, 2023, or within an additional one month from that date if the available extensions are exercised, the Company is required to redeem the public shares sold in the Initial Public Offering. Additionally, the Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On May 11, 2023 in connection with the stockholder vote for the amendment to the Company’s certificate of incorporation, a total of 4,115,597 Public Shares for an aggregate redemption amount of $43,318,207 were redeemed from the Trust Account by the stockholders of the Company. The Company also withdrew a total of $711,204 from the Trust Account to pay franchise and federal income taxes.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the Initial Public Offering price per Unit in the Initial Public Offering.

In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to have all third parties, including, but not limited to, all vendors, service providers (excluding its independent registered public accounting firm), prospective target businesses and other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claims of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Excise Tax Liability

On May 11, 2023, in connection with the stockholder vote for the amendment to the Company’s certificate of incorporation, a total of 4,115,597 Public Shares for an aggregate redemption amount of $43,318,207 were redeemed from the Trust Account by the stockholders of the Company. As a result of the redemption of common stock on May 11, 2023, the Company recognized an estimated liability for the excise tax of $436,665 on the Company’s condensed balance sheet pursuant to the 1% excise tax under the IR Act. The liability does not impact the condensed statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available. This excise tax liability can be offset by future share issuances within the same fiscal year which will be evaluated and adjusted in the period in which the issuances occur. Should the Company liquidate prior to December 31, 2023, the excise tax liability will not be due. The Company will not use funds in trust in connection with the payment of any excise tax liabilities imposed by the Inflation Reduction Act of 2022.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Going Concern Considerations

At June 30, 2023, the Company had $813,177 in cash and a working capital deficit of $1,699,274, which excludes franchise and income taxes payable as the net amounts can be paid from the interest earned in the Trust Account. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. On February 5, 2023, the Company received notice from the Sponsor of its intention to extend the Combination period by three months until May 15, 2023. On February 8, 2023 in accordance with the Company’s then-effective amended and restated certificate of incorporation, the Sponsor’s designee deposited $862,500 into the Company’s trust account in connection with the extension. On May 11, 2023, the stockholders of the Company approved, and the Company filed with the Secretary of State of Delaware, an amendment to the Company’s certificate of incorporation to extend the date by which the Company must consummate its initial Business Combination from May 15, 2023 by up to six (6) one-month extensions to November 15, 2023, provided that the Sponsor deposits into the Trust Account the lesser of (x) $120,000, or (y) $0.04 per share for each public share of common stock outstanding as of the applicable deadline for each such one-month extension until November 15, 2023, unless the closing of the Company’s initial Business Combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of the initial Business Combination. On May 11, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to June 15, 2023. On June 9, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to July 15, 2023. On July 11, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to August 15, 2023. On August 7, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to September 15, 2023. On September 11, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to October 15, 2023. In the event the Company does not complete a Business Combination by October 15, 2023, or within an additional one month from that date if the available extensions are exercised, the Company is required to redeem the public shares sold in the Initial Public Offering. Additionally, the Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Condensed Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2023. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (loss) Per Share:

Net income (loss) per share of common stock is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement warrants to purchase an aggregate of 6,847,500 shares and warrants to purchase 1,484,250 issued in connection with working capital loans in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted income (loss) per share of common stock is the same as basic loss per share of common stock for the period presented.

The Company’s statements of operations include a presentation of net income (loss) per share for common stock shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income (loss) per common share, basic and diluted, for redeemable common stock is calculated by dividing the net income allocable to redeemable common stock, by the weighted average number of redeemable common shares outstanding since original issuance. Net income (loss) per common stock, basic and diluted, for non-redeemable common stock is calculated by dividing net income allocable to non-redeemable common stock, by the weighted average number of shares of non-redeemable common stock outstanding for the periods. Shares of non-redeemable common stock include the founder shares as these common shares do not have any redemption features and do not participate in the income earned on the Trust Account.

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Redeemable common shares
Numerator: net income (loss) allocable to redeemable common stock	$103,338	$(325,750)	$212,066	$(493,994)
Denominator: weighted average number of redeemable common shares	6,612,930	8,625,000	7,618,965	6,433,011
Basic and diluted net income (loss) per redeemable common share	$0.02	$(0.04)	$0.03	$(0.08)

Non-redeemable common shares
Numerator: net loss allocable to non-redeemable common shares	$(336,141)	$(154,946)	$(622,483)	$(284,829)
Denominator: weighted average number of non-redeemable common shares	3,006,250	3,006,250	3,006,250	2,950,180
Basic and diluted net loss per non-redeemable common share	$(0.11)	$(0.05)	$(0.21)	$(0.10)

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement”, approximates the carrying amounts represented on the balance sheet.

The Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates:

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash:

Cash includes cash on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The balance of the Company’s cash as of June 30, 2023 and December 31, 2022 was $813,177 and $75,612, respectively.

Marketable Securities Held in Trust Account:

At June 30, 2023, the assets held in the Trust Account were held in mutual funds. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in Interest Income on marketable securities held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

In accordance with Accounting Standards Codification ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, the warrants issued in connection with the working capital loans do not meet the criteria for equity classification due to the redemption right whereby the holder may require the Company to settle the warrant in cash 18 months after the closing of the MIPA, and must be recorded as liabilities. The warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statements of operations in the period of change.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At June 30, 2023, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Common Stock Subject to Possible Redemption:

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to the redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock issued in the Initial Public Offering feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, the shares of common stock subject to possible redemption will be presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet upon closing of the Initial Public Offering.

At June 30, 2023 and December 31, 2022, the redeemable common stock reflected on the Company’s balance sheet consisted of the following:

Gross Proceeds	$86,250,000
Less: fair value of public warrants	(5,879,729)
Less: common stock issuance costs	(4,736,093)
Accretion to redemption value	13,409,184
Redeemable common stock as of December 31, 2022	$89,043,362
Redemptions of common stock	(43,318,207)
Accretion to redemption value	1,723,194
Redeemable common stock as of June 30, 2023	$47,448,349

Offering Costs:

Offering costs consist of legal and accounting costs incurred through the balance sheet date that are directly related to the Initial Public Offering. These costs, together with the underwriter discount, were charged to additional paid in capital upon the completion of the Initial Public Offering.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”) Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s effective tax rate was approximately 173% and 0% for the three months ended June 30, 2023 and 2022, respectively, and approximately 452% and 0% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% primarily due to changes in fair value of the warrant liability, which are not currently recognized in taxable income, non-deductible start-up costs, and the valuation allowance on the deferred tax assets.

Recent Accounting Pronouncements:

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. The Company adopted this guidance early on January 1, 2023 with no impact to the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 7,500,000 units at a price of $10.00 per unit (the “Units”). Each Unit consisted of one (1) share of the Company’s common stock, $0.0001 par value and one (1) warrant to purchase three quarters of one share of Common Stock (the “Warrants”). On April 4, 2022, the Units separated into common stock and warrants, and ceased trading. On April 4, 2022, the common stock and warrants commenced trading on the NYSE American. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Business Combination. Each Warrant entitles the holder to purchase three quarters of one share of common stock at a price of $11.50. Each Warrant will become exercisable on the later of: (i) one (1) year after the date that the registration statement for the Offering (the “Registration Statement”) is declared effective by the SEC and (ii) the consummation by the Company of a Business Combination and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 18-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants issued in connection with the 7,500,000 public Units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 3 — INITIAL PUBLIC OFFERING (cont.)

The Company granted the underwriter a 45-day option to purchase up to fifteen percent (15%) of additional Units to cover any over-allotments, at the Initial Public Offering price less the underwriting discounts and commissions. Simultaneously with the IPO, on February 15, 2022, the over-allotment was fully exercised.

The Warrants issued in connection with the Units that were issued upon exercise of the underwriters’ over-allotment option are identical to the public Warrants and have no net cash settlement provisions. The Company accounts for its Public and Private warrants as equity-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

The Company paid an underwriting discount of five percent (5%) of the gross proceeds of the Initial Public Offering, of which (i) two percent (2.0%) was paid at the closing of the offering in cash and (ii) three percent (3%) will be paid at the consummation of the Business Combination in cash.

In addition, for a period of 18 months from the closing of the Business Combination offering, EF Hutton has an irrevocable right of first refusal to act as a sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings on terms and conditions customary to EF Hutton for such transactions.

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

On December 24, 2020, the Company issued an aggregate of 2,875,000 shares of common stock to the Sponsor for an aggregate purchase price of $25,000. Accordingly, as of December 31, 2020, the $25,000 payment due to the Company was recorded to the par value and additional paid-in-capital sections of the balance sheet. The agreement resulted in an aggregate of 2,875,000 shares of common stock held by the initial stockholders, of which an aggregate of up to 375,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part. On February 4, 2022, the Sponsor forfeited 373,750 shares and as a result, there are currently 2,501,250 founder shares issued and outstanding. An aggregate of up to 326,250 of such shares was subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriter in full or in part, so that the Sponsor will own 22.48% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders do not purchase any Units in the Initial Public Offering and excluding the representative and consultant shares). No shares were forfeited since the underwriter did exercise the over-allotment in full.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

The Founder Shares are identical to the common stock previously included in the Units sold in the Initial Public Offering except that the Founder Shares are convertible under the circumstances described below and subject to certain transfer restrictions, as described in more detail below.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) 180 days after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Company’s initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

The Sponsor, together with such other members, if any, of the Company’s executive management, directors, advisors or third party investors as determined by the Sponsors in its sole discretion, purchased, in the aggregate, 505,000 units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement which included a share of common stock and warrant to purchase three quarters of one share of common stock at an exercise price of $11.50 per share, subject to certain adjustments (“Private Placement Warrants” and together, the “Private Placement”) that occurred immediately prior to the Public Offering in such amounts as is required to maintain the amount in the Trust Account at $10.30 per Unit sold. The Sponsor agreed that if the over-allotment option was exercised by the underwriter in full or in part, the Sponsor and/or its designees shall purchase from us additional private placement units on a pro rata basis in an amount that is necessary to maintain in the trust account $10.30. Since the over-allotment was exercised in full, the Sponsor purchased 505,000 Private Placement Units. The purchase price of the Private Placement Units was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Units (including the warrants and common stock issuable upon exercise of the Private Placement Units) will not be transferable, assignable, or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the original holders or their permitted transferees. If the Private Placement Units are held by someone other than the original holders or their permitted transferees, the Private Placement Units will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Units being sold in the Initial Public Offering. Otherwise, the Private Placement Units have terms and provisions that are substantially identical to those of the Warrants sold as part of the Units in the Initial Public Offering.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distributions to the public stockholders and the Warrants issued to the Sponsor will expire worthless.

Related Party Loans and Costs

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The Working Capital Loans may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of the Working Capital Loans may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

In December 2022, the Company received $100,000 in cash proceeds from a member of the Board of Directors on an unsecured, non-interest bearing basis. This amount was included in Advances from related parties on the Company’s balance sheet as of December 31, 2022. In January 2023, the Company received an additional $300,000 in cash proceeds and entered into a note and warrant purchase agreement as discussed in Note 8.

In addition, the Sponsor or an affiliate of the Sponsor or certain of the Company’s or Sponsor’s officers and directors may provide the Company with uncompensated advisory services.

In February 2022, the Company repaid the $88,200 in short-term advances from a stockholder of the Sponsor, and paid an additional $190,202 for expenses the individual incurred related to services provided by our Sponsor, included in Formation and operating costs on the Company’s statements of operations.

Following the IPO, effective April 14, 2022, the Company entered into an agreement with Rhone Merchant Resources Inc. (formerly known as Houston Natural Resources Inc)., a Company controlled by our Chairman and CEO, for services related to identifying potential business combination targets. The Company paid $275,000 up front related to this agreement in February 2022, and is included in Prepaid Expenses on the Company’s balance sheet. Based on the terms of the agreement, the prepaid expense is being amortized through the earlier of the one-year anniversary of the Company’s IPO, or the date the Business Combination is completed. As of June 30, 2023 and December 31, 2022, the unamortized balance of the prepaid balance was $0 and $37,089, respectively.

Administrative Service Agreement

The Company has agreed to pay $10,000 a month for office space, utilities and secretarial support provided by Rhone Merchant Resources Inc. (formerly known as Houston Natural Resources, Inc.), an affiliate of the Sponsor. The administrative services will commence on the date the securities are first listed on NYSE American and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company. The Company paid $30,000 under this agreement during the six months ended June 30, 2023, and owes the Sponsor $35,000 as of June 30, 2023.

Other

On December 8, 2021, the Board of Directors of the Company agreed to compensate the directors of the Company through the issuance of shares of the Company equal in value to $100,000 per director, which shall be payable and issued subject to one year of continued service to the Company commencing after the completion of the initial business combination (and which shall be pro-rated for any period less than one year of service).

On May 1, 2022, and effective April 6, 2022, the Company entered into a consulting agreement in the ordinary course of business with a stockholder who owns 400,000 non-redeemable common shares, whereby any business acquisition that the Company closes through referral by the consultant will entitle the consultant to a finder’s fee. During the year ended December 31, 2022, the Company also paid this stockholder $61,000 related to costs of capital associated with the Company’s IPO and $30,260 of acquisition related costs. During the year ended December 31, 2022, this stockholder paid expenses of $29,000 on behalf of the Company. The Company included the amount owed to the stockholder in Advances from related parties on the Company’s balance sheet as of December 31, 2022. These expenses were restructured into a promissory note as discussed in Note 8.

During the year ended December 31, 2022, the Company incurred and paid $15,000 to a company controlled by a member of the Board of Directors of the Company for due diligence costs of potential acquisition targets.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDERS’ EQUITY

Common Stock

At June 30, 2023, the authorized common stock of the Company was 100,000,000 shares with a par value of $0.0001 per share. At June 30, 2023, the authorized preferred stock of the Company was 1,000,000 shares with a par value of $0.0001 per share. After completion of the Initial Public Offering, the Company will likely (depending on the terms of the Business Combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s common stock vote together as a single class and are entitled to one vote for each share of common stock.

At December 31, 2021, there were 2,875,000 shares of common stock issued and outstanding, of which an aggregate of up to 375,000 shares were subject to forfeiture to the extent that the underwriter’s over-allotment option is exercised in full or in part. On February 4, 2022, the Sponsor forfeited 373,750 shares and as a result, there are currently 2,501,250 founder shares issued and outstanding, of which an aggregate of up to 326,250 of such shares were subject to forfeiture to the extent that the over-allotment option would not be exercised by the underwriter in full or in part. The over-allotment was exercised in full and as such there are no such shares subject to forfeiture.

As of June 30, 2023, there were 7,515,653 shares of common stock outstanding, of which 4,509,403 are subject to redemption at $10.52 per share and are reflected as mezzanine equity on the Company’s balance sheet at redemption value.

On October 17, 2022, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”). Pursuant to the Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $150,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms by the Common Stock Purchase Agreement.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of a registration statement registering the shares issuable pursuant to the Common Stock Purchase Agreement, the Company’s right to sell shares to White Lion will commence on the effective date of the registration statement and extend until December 31, 2025. During such term, subject to the terms and conditions of the Common Stock Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares (the effective date of such notice, a “Notice Date”). The number of shares sold pursuant to any such notice may not exceed (i) the lower of (a) $2,000,000 and (b) the dollar amount equal to the product of (1) the Effective Daily Trading Volume (2) the closing price of Common Stock on the Effective Date (3) 400% and (4) 30%, divided by the closing price of Common Stock on NYSE American preceding the Notice Date and (ii) a number of shares of Common Stock equal to the Average Daily Trading Volume multiplied by the Percentage Limit.

The purchase price to be paid by White Lion for any such shares will equal 96% of the lowest daily volume-weighted average price of Common Stock during a period of two consecutive trading days following the applicable Notice Date.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDERS’ EQUITY (cont.)

The Company will have the right to terminate the Common Stock Purchase Agreement at any time after Commencement, at no cost or penalty, upon three trading days’ prior written notice. Additionally, White Lion will have the right to terminate the Common Stock Purchase Agreement upon three days’ prior written notice to the Company if (i) there is a Fundamental Transaction, (ii) the Company is in breach or default in any material respect of the White Lion RRA, (iii) there is a lapse of the effectiveness, or unavailability of, the Registration Statement for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, (iv) the suspension of trading of the Common Stock for a period of five consecutive trading days, (v) the material breach of the Common Stock Purchase Agreement by the Company, which breach is not cured within the applicable cure period or (vi) a Material Adverse Effect has occurred and is continuing. No termination of the Common Stock Purchase Agreement will affect the registration rights provisions contained in the White Lion RRA.

In consideration for the commitments of White Lion, as described above, the Company has agreed that it will issue to White Lion shares of Common Stock having a value of $1,500,000 based on the volume-weighted average price of the Common Stock on a date which is the earlier to occur of (i) two Trading Days prior to the filing of the registration statement it will file pursuant to the White Lion RRA and (ii) after the closing of any business combination agreement, the Trading Day prior to the Investor sending a written request to the Company for such commitment shares, and to include such shares in the registration statement it will file pursuant to the White Lion RRA.

Registration Rights Agreement (White Lion)

Concurrently with the execution of the Common Stock Purchase Agreement, the Company entered into the White Lion RRA with the White Lion in which the Company has agreed to register the shares of Common Stock purchased by White Lion with the SEC for resale within 30 days of the consummation of a business combination. The White Lion RRA also contains usual and customary damages provisions for failure to file and failure to have the registration statement declared effective by the SEC within the time periods specified.

The Common Stock Purchase Agreement and the White Lion RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Underwriting Agreement

The underwriters were entitled to a cash underwriting discount of $1,725,000 or 2% from the gross proceeds of the Offering. In addition, the underwriters are entitled to a deferred fee of $2,587,500 upon closing of the Business Combination, which represents 3% of the gross proceeds from Units sold to the Public. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. The underwriter will not be entitled to any interest accrued on the deferred underwriting discounts and commissions.

Registration Rights Agreement (Founder Shares)

The holders of the Founder Shares and the Private Placement Units and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the Private Placement Units or warrants issued upon conversion of the working capital loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Initial Public Offering. The holders of these securities are entitled to make up to three demands in the case of the founder shares, excluding short form registration demands, and one demand in the case of the private placement warrants, the working capital loan warrants and, in each case, the underlying shares that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. In the case of the private placement warrants, representative shares issued to EF Hutton, the demand registration rights provided will not be exercisable for longer than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(iv) and the piggyback registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(v). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Other agreements

On September 30, 2022, the Company entered into an agreement with a consultant for services related to securing additional financing for potential future acquisitions for a period of one year. In connection with this agreement, the consultant may receive a finder’s fee from any financing that is secured by the Company from a referral by the consultant.

NOTE 7 — PROPOSED BUSINESS COMBINATION

On December 27, 2022, the Company, entered into a membership interest purchase agreement (the “MIPA”) with CIC Pogo LP, a Delaware limited partnership (“CIC”), DenCo Resources, LLC, a Texas limited liability company (“DenCo”), Pogo Resources Management, LLC, a Texas limited liability company (“Pogo Management”), 4400 Holdings, LLC, a Texas limited liability company (“4400” and, together with CIC, DenCo and Pogo Management, collectively, “Seller” and each a “Seller”), and, solely with respect to Section 7.20 of the MIPA, HNRAC Sponsors LLC, a Delaware limited liability company (“Sponsor”).

Pursuant to the MIPA, at the closing of the transactions contemplated by the MIPA, the Company will purchase and from Seller 100% of the outstanding membership interests of Pogo Resources, LLC, a Texas limited liability company (the “Target”). The purchase price for the Target will be (a) cash in the amount of $100,000,000; provided, that up to $15,000,000 of the cash consideration may be payable through a promissory note to Seller and (b) 2,000,000 shares of the Company’s common stock. The purchase price is subject to adjustment in accordance with the MIPA.

NOTE 8 — NOTES PAYABLE

During the six months ended June 30, 2023, the Company entered into various unsecured promissory notes with existing investors of the Company for total principal of $1,979,000. The Company received cash proceeds of $1,850,000 during the six months ended June 30, 2023 and received $100,000 of cash proceeds during the year ended December 31, 2022. The Company also recharacterized a related party advance of $29,000 from December 31, 2022 into a note payable for expenses paid on behalf of the Company.

The promissory notes bear interest at the greater of 15% or the highest rate allowed under law, and have a stated maturity date of the five-year anniversary of the closing of the MIPA. The investors may demand repayment beginning six months after the closing of the MIPA. The investors also received common stock warrants equal to the principal amount funded. Each warrant entitles the holder to purchase three quarters of one share of common stock at a price of $11.50. Each warrant will become exercisable on the closing date of the MIPA and is exercisable through the five-year anniversary of the promissory note agreement date. The warrants also grant the holder a one-time redemption right to require the Company pay the holder in cash equal to $1 per warrant 18 months following the closing of the MIPA. A total of 1,979,000 warrants were issued to these investors. Based on the redemption right present in these warrants, the warrants are accounted for as a liability in accordance with ASC 480 and ASC 815, with the changes in fair value of the warrants recognize in the statement of operations.

The Company valued the warrants using the trading prices of the Public Warrants, which mirror the terms of the note payable warrants. The Company also estimated the fair value of the redemption put using a present value calculation for the time from the estimated closing date of the MIPA through the 18 month redemption date, an estimated discount rate of 12%, and an estimated probably of the MIPA closing of 90%. The initial fair value of the warrant liabilities was $1,552,404 and was recognized as debt discount. The estimated fair value of the warrants and redemption put was $1,459,691 as of June 30, 2023, and the Company recognized a change in fair value of the warrant liability of $113,469 and $92,713 during the three and six months ended June 30, 2023, respectively.

The Company is amortizing the debt discount through a period of six months from the estimated closing date of the MIPA. The Company recognized amortization of debt discount of $314,479 and $499,058 during the three and six months ended June 30, 2023, respectively.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued.

Subsequent to June 30, 2023, the Company received an additional $535,000 in cash proceeds under unsecured promissory notes with investors with the same terms as those disclosed in note 8. The Company issued an additional 535,000 warrants with an exercise price of $11.50 to these investors in connection with the agreements.

On July 11, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to August 15, 2023. On August 7, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to September 15, 2023. On September 11, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to October 15, 2023. On October 13, 2023, the Sponsor’s designee deposited $120,000 into the Trust Account, extending the date by which the Company must consummate its initial Business Combination to November 15, 2023.

On August 28, 2023, the Company, HNRA Upstream, LLC, a newly formed Delaware limited liability company which is managed by, and is a subsidiary of, the Company (“OpCo”), and HNRA Partner, Inc., a newly formed Delaware corporation and wholly owned subsidiary of OpCo (“SPAC Subsidiary”, and together with the Company and OpCo, “Buyer” and each a “Buyer”), entered into an Amended and Restated Membership Interest Purchase Agreement (the “A&R MIPA”) with Seller, and, solely with respect to Section 6.20 of the A&R MIPA, the Sponsor, which amended and restated the Original MIPA in its entirety (as amended and restated, the “MIPA”). The post-purchase Company will be organized in an “Up-C” structure and the only direct assets of HNRA will consist of equity interests in OpCo.

Pursuant to the MIPA, and subject to the terms, provisions, and conditions set forth therein, at the closing of the transactions contemplated by the MIPA (the “Closing”), (i) (A) the Company will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the aggregate amount of cash required to satisfy any exercise by stockholders of their redemption rights) and (2) 2,000,000 newly issued shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), of the Company (such shares, the “Seller Class B Shares”) for purposes of delivery to Seller, and (B) in exchange therefor, OpCo will issue to the Company a number of Class A common units (the “OpCo Class A Units”) of OpCo equal to the number of total shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company issued and outstanding immediately after the Closing (taking into account and following the exercise of redemption rights) (such transactions, the “SPAC Contribution”), (ii) immediately following the SPAC Contribution, OpCo will contribute $900,000 to SPAC Subsidiary in exchange for 100% of the outstanding common stock of SPAC Subsidiary (the “SPAC Subsidiary Contribution”), and (iii) immediately following the SPAC Subsidiary Contribution, Seller shall sell, contribute, assign, and convey to (A) OpCo, and OpCo shall acquire and accept from Seller, ninety-nine percent (99.0%) of the outstanding membership interests of Pogo Resources, LLC, a Texas limited liability company (“Pogo” or the “Target”), and (B) SPAC Subsidiary, and SPAC Subsidiary shall purchase and accept from Seller, one percent (1.0%) of the outstanding membership interest of Target (together with the ninety-nine (99.0%) interest, the “Target Interests”), in each case, in exchange for (x) $900,000 of the Cash Consideration (as defined below) in the case of SPAC Subsidiary and (y) the remainder of the Aggregate Consideration (as defined below) in the case of OpCo.

The “Aggregate Consideration” for the Target Interests will be (a), cash in the amount of $63,000,000 in immediately available funds (the “Cash Consideration”), (b) 2,000,000 Class B common units of OpCo (“OpCo Class B Units”) valued at $10.00 per unit (the “Common Unit Consideration”), which will be equal to and exchangeable into 2,000,000 shares of Class A Common Stock issuable upon exercise of the OpCo Exchange Right (as defined below), as reflected in the amended and restated limited liability company agreement of OpCo that will be effective at Closing (the “A&R OpCo LLC Agreement”) and (c) and the Seller Class B Shares; provided, that (i) a portion of the Cash Consideration not to exceed $15,000,000 may be payable through a promissory note to Seller (the “Seller Promissory Note”) to the extent the amount available for payment of the Cash Consideration at Closing (the “Minimum Cash Amount”) is less than $63,000,000 and (ii) a portion of the Cash Consideration not to exceed $20,000,000 may be payable through the issuance of up to 2,000,000 preferred units (the “OpCo Preferred Units” and together with the Opco Class A Units and the OpCo Class B Units, the “OpCo Units”) of OpCo (the “Preferred Unit Consideration”, and, together with the Common Unit Consideration, the “Unit Consideration”), to the extent the Minimum Cash Amount is less than $48,000,000. At Closing, 500,000 OpCo Class B Units (the “Escrowed Unit Consideration”) shall be placed in escrow with the Escrow Agent for the benefit of Buyer pursuant to the Escrow Agreement and the indemnity provisions herein. The Aggregate Consideration is subject to adjustment in accordance with the MIPA.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 — SUBSEQUENT EVENTS (cont.)

Immediately following the Closing, HNRA will be the sole manager of and control OpCo, and will own 100% of the outstanding OpCo Class A Units. Further, Seller will own 100% of the outstanding OpCo Class B Units, shares of Class B Common Stock, and OpCo Preferred Units.

The current shares of common stock of the Company will be reclassified as Class A Common Stock. Each share of Class B Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Class A Common Stock and shares of Class B Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our Proposed Second A&R Charter (as defined below). We do not intend to list any shares of Class B Common Stock on any exchange.

Following the Closing, under the amended and restated limited liability company agreement of OpCo (the “OpCo A&R LLC Agreement”), each holder of OpCO Class B Units will, subject to certain timing procedures and other conditions set forth therein, have the right (the “OpCo Exchange Right”) to exchange all or a portion of its OpCo Class B OpCo Units for, at OpCo’s election, (i) shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each OpCo Class B Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash. OpCo will determine whether to pay cash in lieu of the issuance of shares of Class A Common Stock based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the OpCo Class B Units and alternative uses for such cash. Additionally, the holders of OpCo Class B Units will be required to exchange all of their OpCo Class B Units (a “Mandatory Exchange”) upon the occurrence of the following: (i) upon the direction of the Company with the consent of at least fifty percent (50%) of the holders of OpCo Class B Units; or (ii) upon the one-year anniversary of the Mandatory Conversion Trigger Date.

In connection with any exchange of OpCo Class B Units pursuant to the OpCo Exchange Right or acquisition of OpCo Class B Units pursuant to a Mandatory Exchange, a corresponding number of shares of Class B Common Stock held by the relevant OpCo unitholder will be cancelled. See “Summary of the Proxy Statement — Related Agreements — OpCo A&R LLC Agreement.”

The OpCo Preferred Units will be automatically converted into OpCo Class B Units on the two-year anniversary of the issuance date of such OpCo Preferred Units (the “Mandatory Conversion Trigger Date”) at a rate determined by dividing (i) $20.00 per unit (the “Stated Conversion Value”), by (ii) the Market Price of the Class A Common Stock (the “Conversion Price”). The “Market Price” means the simple average of the daily VWAP of the Class A Common Stock during the five (5) trading days prior to the date of conversion. On the Mandatory Conversion Trigger Date, the Company will issue a number of shares of Class B Common Stock to Seller equivalent to the number of OpCo Class B Units issued to Seller. If not exchanged sooner, such newly issued OpCo Class B Units shall automatically exchange into Class A Common Stock on the one-year anniversary of the Mandatory Conversion Trigger Date at a ratio of one OpCo Class B Unit for one share of Class Common Stock. An equivalent number of shares of Class B Common Stock must be surrendered with the OpCo Class B Units to the Company in exchange for the Class A Common Stock. As noted above, the OpCo Class B Units must be exchanged upon the one-year anniversary of the Mandatory Conversion Trigger Date.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 — SUBSEQUENT EVENTS (cont.)

Debt Commitment Letter

On August 28, 2023, the Company entered into a commitment letter (the “Debt Commitment Letter”) with First International Bank & Trust (“FIBT” or “Lender”), pursuant to which FIBT has agreed to provide the Company with a senior secured term loan in the amount of $28,000,000 (the “Credit Facility”) to (a) fund a portion of the purchase price, (b) partially fund a debt service reserve account funded with $3,000,000 at the Closing Date and an additional $2,000,000 to be deposited within 60 days following the Closing Date (the “Debt Service Reserve Account”), (c) cash secure outstanding letters of credit issued by Pogo’s existing lender, (d) pay fees and expenses in connection with the Purchase and the closing of the Credit Facility and (e) other general corporate purposes. The Credit Facility will be provided on the Closing Date subject to a number of specified conditions set forth in the Debt Commitment Letter. The obligations of FIBT to provide the Credit Facility will terminate on November 15, 2023 if the Closing Date has not occurred by such date. The definitive documentation for the Credit Facility has not been finalized and, accordingly, the actual terms of the Credit Facility may differ from those described in this proxy statement. Please see the section entitled “Summary of the Proxy Statement — Related Agreements — Debt Commitment Letter” for additional information.

Option Agreement

In connection with the MIPA, OpCo and Seller agreed to cause the execution of an Option Agreement (the “Option Agreement”) by and between the Company (or a newly created special purpose entity of the Company) and Pogo Royalty, LLC, a Texas limited liability company (“Pogo Royalty”), an affiliate of Seller. Pogo Royalty owns certain overriding royalty interests in certain oil and gas assets owned by Pogo Resources, LLC (the “ORR Interest”). Pursuant to the Option Agreement, Pogo Royalty will grant an irrevocable and exclusive option to the Company to purchase the ORR Interest for the Option Price (defined below) at any time prior to the date that is twelve (12) months following the effective date of the Option Agreement. The option will not be exercisable while the Seller Promissory Note is outstanding.

The purchase price for the ORR Interest upon exercise of the option shall be (i) (1) $30,000,000 the (“Base Option Price”), plus (2) an additional amount equal to interest on the Base Option Price of twelve percent (12%), compounded monthly, from the effective date of the Option Agreement through the date of acquisition of the ORR Interest, minus (ii) any amounts received by Pogo Royalty in respect of the ORR Interest from the month of production in which the effective date of the Option Agreement occurs through the date of the exercise of the option (such aggregate purchase price, the “Option Price”).

The Option Agreement and the option will immediately terminate upon the earlier of (a) Pogo Royalty’s transfer or assignment of all of the ORR Interest in accordance with the Option Agreement and (b) the date that is twelve (12) months following the effective date of the Option Agreement.

Director Nomination and Board Observer Agreement

In connection with the MIPA, at the Closing, the Company will enter into director nomination and board observer agreement (the “Board Designation Agreement”) with CIC. Pursuant to the Board Designation Agreement, CIC will have the right, at any time CIC beneficially owns capital stock of the Company, to appoint two board observers to attend all meetings of the board of directors of the Company. In addition, after the time of the conversion of the OpCo Preferred Units owned by Seller, CIC will have the right to nominate a certain number of members of the board of directors depending on its ownership percentage of Class A Common Stock as further provided in the Board Designation Agreement.

HNR ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 — SUBSEQUENT EVENTS (cont.)

Backstop Agreement

The Company has agreed to, at Closing, enter into and cause certain of its founders (the “Founders”) to enter into a backstop agreement (the “Backstop Agreement”) with Seller whereby the Seller will have the right (“Put Right”) to cause the Founders to purchase Seller’s OpCo Preferred Units at a purchase price per unit equal to $10.00 per unit plus the product of (i) the number of days elapsed since the effective date of the Backstop Agreement and (ii) $10.00 divided by 730. Seller’s right to exercise the Put Right will survive for six (6) months following the date the Trust Shares (as defined below) are not restricted from transfer under the Letter Agreement (as defined in the A&R MIPA).

As security that the Founders will be able to purchase the OpCo Preferred Units upon exercise of the Put Right, the Founders will agree to place 1,500,000 shares of Class A Common Stock into trust (the “Trust Shares”), which the Founders can sell or borrow against to meet their obligations upon exercise of the Put Right with the prior consent of Seller. The Company is not obligated to purchase the OpCo Preferred Units from Seller under the Backstop Agreement. Until the Backstop Agreement is terminated, Seller will not be permitted to engage in any transaction which is designed to sell short the Class A Common Stock of the Company or any other publicly traded securities of the Company.

The purpose of the Backstop Agreement is to give the Seller some liquidity in the OpCo Preferred Units prior to the Mandatory Conversion Date. The Put Right allows Seller to receive cash in exchange for the OpCo Preferred Units prior to the Mandatory Conversion Date, but without the Company being required to provide further cash at Closing. The Backstop Agreement was a critical part of the business transaction agreed to by the Company and Seller for agreement to the A&R MIPA, and was a factor in the agreement to issue additional equity in the Company in lieu of cash as a part of the consideration to paid at Closing. The Backstop Agreement is the full agreement between the parties thereto, and besides receiving greater assurances of the consummation of the Purchase, there is no additional consideration or benefit given.

The Preferred Stock PIPE Investment

In connection with the transactions contemplated by the MIPA, the Company may enter into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “Preferred Stock PIPE Investors”) pursuant to which the Company would issue and sell in private placement transactions to close concurrently with the Closing, up to an aggregate of 125,000 shares of a to-be-authorized class of preferred stock, par value $0.0001 per share that will be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at a purchase price of $40.00 per share, resulting in an aggregate purchase price of $5,000,000 (the “Preferred Stock PIPE Investment”).

The Series A Preferred Stock would participate equally in any dividends declared to holders of the Class A Common Stock, carry no additional dividends, be automatically convertible by holders into shares of Class A Common Stock on the two-year anniversary of the issuance date of such Series A Preferred Stock at a rate of one share of Series A Preferred Stock into eight shares of Class A Common Stock, which is subject to adjustment upon the occurrence of certain events, and have no voting rights (whether on a preferential basis or an as-converted basis). At the Closing, the Preferred Stock PIPE Investors and the Company would consummate the Preferred Stock PIPE Investment pursuant to and in accordance with the terms of the Subscription Agreements. As of the date of this Proxy Statement, the Company has not executed any Subscription Agreements with any investors. It is not anticipated that the Sponsor, any directors of the Company, or any officers of the Company, or any of their respective affiliates, will participate in the Preferred Stock PIPE Investment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Directors of
Pogo Resources, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Pogo Resources, LLC (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, owners’ equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2022.

Houston, Texas
April 6, 2023

POGO RESOURCES, LLC
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$2,016,315	$1,066,042
Accounts receivable, net:
Crude oil and natural gas sales	2,862,945	2,809,163
Other	201,669	11,511
Prepaid expenses and other current assets	395,204	262,395
Total current assets	5,476,133	4,149,111
Crude oil and natural gas properties, successful efforts method:
Proved properties	64,799,213	49,826,116
Accumulated depreciation, depletion, amortization	(9,592,296)	(7,978,893)
Total oil and natural gas properties, net	55,206,917	41,847,223
Other property and equipment, net	83,004	8,004
Operating lease, right of use asset, net	126,678	174,751
Note receivable – related party	3,809,003	—
Other assets	6,668	10,344
Total assets	$64,708,403	$46,189,433
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,218,054	$2,913,672
Accrued liabilities	1,128,671	1,569,075
Royalties payable	617,163	606,462
Operating lease liabilities	70,232	173,543
Short-term derivative instrument liabilities	1,191,354	3,339,006
Total current liabilities	4,225,474	8,601,758
Long-term liabilities:
Debt, non-current	26,750,000	21,750,000
Operating lease liabilities	58,921	4,011
Asset retirement obligations	4,494,761	2,919,465
Derivative instrument liabilities	—	37,348
Other liabilities	675,000	675,000
Total liabilities	36,204,156	33,987,582
Commitments and contingencies (See Note 9)
Equity:
Owners’ equity	28,504,247	12,201,851
Total liabilities and equity	$64,708,403	$46,189,433

POGO RESOURCES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2022	2021
Revenue:
Crude oil	$37,982,367	$22,554,736
Natural gas and natural gas liquids	1,959,411	1,411,639
Loss on derivative instruments, net	(4,793,790)	(5,704,113)
Other revenue	255,952	—
Total revenue	35,403,940	18,262,262
Costs and operating expenses:
Production taxes, transportation and processing	3,484,477	2,082,371
Lease operating	8,418,739	5,310,139
Depletion, depreciation and amortization	1,613,402	4,783,832
Accretion of asset retirement obligations	1,575,296	368,741
General and administrative	2,953,202	1,862,969
Total costs and operating expenses	18,045,116	14,408,052
Operating income	17,358,824	3,854,210
Net (gain) loss on asset sales	—	(69,486)
Interest expense	1,076,060	498,916
Other (income) expense	(13,238)	22,294
Insurance policy recovery	(2,000,000)	—
Net income attributable to Pogo Resources, LLC	$18,296,002	$3,402,486

POGO RESOURCES, LLC
CONSOLIDATED STATEMENTS OF OWNERS’ EQUITY
For the Years Ended December 31, 2022 and 2021

Owners’ equity
Balance at December 31, 2020	$8,738,334
Net income	3,402,486
Equity-based compensation	61,031
Balance at December 31, 2021	12,201,851
Net income	18,296,002
Equity-based compensation	6,394
Distributions	(2,000,000)
Balance at December 31, 2022	$28,504,247

POGO RESOURCES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2022	2021
Operating activities:
Net income	$18,296,002	$3,402,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	1,613,402	4,783,832
Accretion of asset retirement obligations	1,575,296	368,741
Equity-based compensation	6,394	61,031
Amortization of operating lease right-of-use assets	(329)	4,636
Amortization of debt issuance costs	3,676	7,830
Change in fair value of unsettled derivatives	(2,185,000)	1,899,718
Gain on sale of assets	—	(69,486)
Changes in operating assets and liabilities:
Accounts receivable	(243,940)	(1,534,109)
Prepaid expenses and other current assets	(132,809)	(21,981)
Accounts payable	148,143	326,887
Accrued liabilities	(429,703)	490,210
Net cash provided by operating activities	18,651,132	9,719,795
Investing activities:
Development of crude oil and gas properties	(16,891,856)	(24,410,882)
Issuance of related party note receivable	(3,809,003)	—
Proceeds from sale of assets	—	150,000
Net cash used in investing activities	(20,700,859)	(24,260,882)
Financing activities:
Proceeds from issuance of long-term debt	8,000,000	15,500,000
Proceeds from short-term related party loans	—	200,000
Repayments of long-term debt	(3,000,000)
Repayments of short-term related party loans	—	(200,000)
Member distributions	(2,000,000)	—
Net cash provided by financing activities	3,000,000	15,500,000
Net change in cash and cash equivalents	950,273	958,913
Cash and cash equivalents at beginning of period	1,066,042	107,129
Cash and cash equivalents at end of period	$2,016,315	$1,066,042

Cash paid during the period for:
Interest on debt	$847,968	$452,043
Amounts included in the measurement of operating lease liabilities	$151,655	$187,347
Supplemental disclosure of non-cash investing and financing activities:
Operating lease assets obtained in exchange for operating lease obligations	$46,528	$259,108
Impact to right-of-use assets and lease liabilities due to lease modification	$50,921	$—
Accrued purchases of property and equipment at period end	$663,954	$2,507,713

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 1. ORGANIZATION AND NOTES OF OPERATIONS

Pogo Resources, LLC, a Texas company (either individually or together with its subsidiaries, as the context requires, “Pogo” or the “Company”), is an independent oil and natural gas company focused on the acquisition, development, exploration, and production of oil and natural gas properties in the Permian Basin. The Permian Basin is located in west Texas and southeastern New Mexico and is characterized by high oil and liquids-rich natural gas content, multiple vertical and horizontal target horizons, extensive production histories, long-lived reserves and historically high drilling success rates. The Company’s properties are in the Grayburg-Jackson Field in Eddy County, New Mexico, which is a sub-area of the Permian Basin. The Company focuses exclusively on vertical development drilling.

The Company is a limited liability company and is not subject to federal and state income taxes. However, it must file informational tax returns and all taxable income or loss flows through to the owners in their individual tax returns. The Company had no authorized, issued and outstanding units, thus earnings (loss) per unit is not shown for the periods presented.

Plan of Merger

On December 27, 2022, the Company entered into a membership interest purchase agreement (“MIPA”) with HNR Acquisition Corporation (“HNRA”). Pursuant to the MIPA, and subject to the terms, provisions, and conditions set forth therein, at the closing of the transactions contemplated by the MIPA, the Company will sell, assign, and convey to HRNA, and HNRA will purchase and accept from the Company, 100% of the outstanding membership interests of the Company.

The base purchase price for the Company’s interest will be (a) cash in the amount of $100,000,000 in immediately available funds (the “Cash Consideration”); provided, that up to $15,000,000 of the Cash Consideration may be payable through a promissory note to the Company’s owners and (b) 2,000,000 shares of HNRA’s common stock, par value $0.0001, valued at $10.00 per share (the “Share Consideration”); provided, that, at closing, 500,000 shares of Share Consideration (the “Escrowed Share Consideration”) will be placed in escrow for the benefit of HNRA. The cash and shared will be issued to the Company’s owners in proportion to their ownership of the Company. The base purchase price is subject to adjustment in accordance with the MIPA.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation and Consolidation

The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Comprehensive Income (Loss)

The Company did not have any other comprehensive income or loss for the fiscal years 2022 and 2021. Accordingly, net income (loss) and comprehensive income (loss) are the same for the periods presented.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Significant estimates and assumptions reflected in the financial statements include: i) estimates of proved reserves of oil and natural gas, which affect the calculation of depletion, depreciation, and amortization (“DD&A”) and impairment of proved oil and natural gas properties, ii) impairment of undeveloped properties and other assets, iii) depreciation of property and equipment; and iv) the valuation of commodity derivative instruments.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ materially from management’s estimates using different assumptions or under different conditions. Future production may vary materially from estimated oil and natural gas proved reserves. Actual future prices may vary significantly from price assumptions used for determining proved reserves and for financial reporting.

COVID-19 Pandemic

Management considered the impacts of the COVID-19 pandemic on the Company’s critical and significant accounting estimates. As of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require the Company to update its estimates or judgments or revise the carrying value of its assets or liabilities because of the COVID-19 pandemic. Management’s estimates may change as new events occur and additional information is obtained. Actual results could differ from estimates and any such differences may be material to the Company’s consolidated financial statements.

Segment Reporting

The Company operates in a single segment. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The ownership members of the Company have appointed one executive manager, the Chief Executive Officer (“CEO”) to oversee the Company. The Company has determined that the CEO is the CODM. To date, the Company’s CODM has made such decisions and assessed performance at the consolidated Company level.

The Company’s activities to date have been conducted entirely in the United States.

Cash and Cash Equivalents

The Company considers all cash on hand, depository accounts held by banks, money market accounts and investments with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents are held in financial institutions in amounts that exceed the insurance limits of the Federal Deposit Insurance Corporation. The Company believes its counterparty risks are minimal based on the reputation and history of the institutions selected.

Accounts Receivable

Accounts receivable consist of receivables from crude oil, natural gas, NGL purchasers and are generally uncollateralized. Accounts receivable are typically due within 30 to 60 days of the production date and 30 days of the billing date and are stated at amounts due from purchasers and industry partners. Amounts are considered past due if they have been outstanding for 60 days or more. No interest is typically charged on past due amounts.

The Company reviews its need for an allowance for doubtful accounts on a periodic basis and determines the allowance, if any, by considering the length of time past due, previous loss history, future net revenues associated with the debtor’s ownership interest in oil and natural gas properties operated by the Company and the debtor’s ability to pay its obligations, among other things. The Company believes its accounts receivable are fully collectible. Accordingly, no allowance for doubtful accounts has been provided.

As of December 31, 2022 and 2021, the Company had approximately 93% and 99% of accounts receivable with two customers, respectively.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases

Operating Leases — Lessee

The Company determines if an arrangement is a lease at the inception of the arrangement. The Company leases certain office space and vehicles to support its operations. Certain lease agreements include lease and non-lease components which the Company accounts for these components as a single lease. Lease right-of-use (“ROU”) assets and liabilities are initially recorded on the lease commencement date based on the present value of lease payments over the lease term. As most of the lease contracts do not provide an implicit discount rate, the Company uses an incremental borrowing rate which is determined based on information available at the commencement date of a lease. Leases may include renewal, purchase or termination options that can extend or shorten the term of the lease. The exercise of those options is at the Company’s discretion and is evaluated at inception and throughout the contract to determine if a modification of the lease term is required. Leases with a term of 12 months or less are not recorded as a right-of-use asset and liability. Leased assets may be used in joint oil and gas operations with other working interest owners. The Company recognizes lease liabilities and ROU assets only when it is the signatory to a contract as an operator of joint properties. Such lease liabilities and ROU assets are determined and disclosed based on gross contractual obligations. Lease costs are also presented on a gross contractual basis.

Crude Oil and Natural Gas Properties

The Company accounts for its crude oil and natural gas properties under the successful efforts method of accounting. Under this method, costs of proved developed producing properties, successful exploratory wells and developmental dry hole costs are capitalized. Internal costs that are directly related to acquisition and development activities, including salaries and benefits, are capitalized. Internal costs related to production and similar activities are expensed as incurred. Capitalized costs are depleted by the unit-of-production method based on estimated proved developed producing reserves. The Company calculates quarterly depletion expense by using the estimated prior period-end reserves as the denominator. The process of estimating and evaluating crude oil and natural gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering, and economic data. The data for a given property may also change substantially over time because of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, revisions in existing reserve estimates occur. Capitalized development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves. Upon the sale or retirement of significant portions of or complete fields of depreciable or depletable property, the net book value thereof, less proceeds or salvage value, is recognized as a gain or loss.

Exploration costs, including geological and geophysical expenses, seismic costs on unproved leaseholds and delay rentals are expensed as incurred. Exploratory well drilling costs, including the cost of stratigraphic test wells, are initially capitalized, but charged to expense if the well is determined to be economically nonproductive. The status of each in-progress well is reviewed quarterly to determine the proper accounting treatment under the successful efforts method of accounting. Exploratory well costs continue to be capitalized so long as the Company has identified a sufficient quantity of reserves to justify completion as a producing well, is making sufficient progress assessing reserves with economic and operating viability, and the Company remains unable to make a final determination of productivity.

If an in-progress exploratory well is found to be economically unsuccessful prior to the issuance of the financial statements, the costs incurred prior to the end of the reporting period are charged to exploration expense. If the Company is unable to make a final determination about the productive status of a well prior to issuance of the financial statements, the costs associated with the well are classified as suspended well costs until the Company has had sufficient time to conduct additional completion or testing operations to evaluate the pertinent geological and engineering data obtained. At the time the Company can make a final determination of a well’s productive status, the well is removed from suspended well status and the resulting accounting treatment is recorded.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognized depreciation, depletion, and amortization expense totaling $1,613,402 for the year ended December 31, 2022 and $4,783,832 for the year ended December 31, 2021.

In fiscal year 2022, the Company had no sales of property, plant and equipment. In fiscal year 2021, the Company completed the sale of certain property, plant and equipment for proceeds of $150,000 and recognized a $69,486 gain.

Impairment of Oil and Gas Properties

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate a possible decline in the recoverability of the carrying amount of such property. The Company estimates the expected future cash flows of its oil and natural gas properties and compares the undiscounted cash flows to the carrying amount of the oil and natural gas properties, on a field-by-field basis, to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will write down the carrying amount of the oil and natural gas properties to estimated fair value.

In fiscal years 2022 and 2021, the Company did not recognize any impairment of oil and natural gas properties.

Asset Retirement Obligations

The Company recognizes the fair value of an asset retirement obligation (“ARO”) in the period in which it is incurred if a reasonable estimate of fair value can be made. The asset retirement obligation is recorded as a liability at its estimated present value, with an offsetting increase recognized in oil and natural gas properties on the consolidated balance sheets. Periodic accretion of the discounted value of the estimated liability is recorded as an expense in the consolidated statements of operations.

Other Property and Equipment, net

Other property and equipment are recorded at cost. Other property and equipment are depreciated over its estimated useful life on a straight-line basis. The Company expenses maintenance and repairs in the period incurred. Upon retirements or dispositions of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheet with the resulting gains or losses, if any, reflected in operations.

Materials and supplies are stated at the lower of cost or market and consist of oil and gas drilling or repair items such a tubing, casing, and pumping units. These items are primarily acquired for use in future drilling or repair operations and are carried at lower of cost or market.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered impaired, the impairment to be recorded is measured by the amount by which the carrying amount of the asset exceeds its estimated fair value. The estimated fair value is determined using either a discounted future cash flow model or another appropriate fair value method.

The carrying values of other property and equipment are net of accumulated depreciation of $14,709 as of December 31, 2022 and 2021.

Deferred Financing Charges

The Company defers costs directly associated with acquiring third-party financing, primarily loan origination costs and related professional expenses. Deferred financing charges for the Company’s revolving credit facility are capitalized and amortized over the term of the facility on a straight-line basis. Amortization is included in interest expense while the unamortized balance is included in other assets. Debt issuance costs for term loans are recorded as a direct reduction from the carrying amount of the note and are amortized over the term of the note using the effective interest method.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

When the borrowing base of the Company’s revolving credit facility base decreases, a portion of the unamortized debt issuance costs will be assessed to be written-off, and the remaining unamortized debt issuance costs will be amortized over the new or remaining term. When the borrowing base of the revolving credit facility increases, any new fees that meet the criteria to be capitalized with the event will be capitalized and amortized over the new or remaining term.

Unamortized debt issuance costs included in other assets on the balance sheet associated with the revolving credit facility were $6,668 and $10,344 as of December 31, 2022, and 2021, respectively.

Derivative Instruments

The Company uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil prices. The Company’s derivative financial instruments are recorded on the consolidated balance sheets as either an asset or a liability measured at fair value. The Company has elected not to apply hedge accounting for its existing derivative financial instruments, and as a result, the Company recognizes the change in derivative fair value between reporting periods currently in its consolidated statements of operations. The fair value of the Company’s derivative financial instruments is determined using industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value of money and (iii) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Realized gains and losses from the settlement of derivative financial instruments and unrealized gains and unrealized losses from valuation changes in the remaining unsettled derivative financial instruments are reported in a single line item as a component of revenues in the consolidated statements of operations. Cash flows from derivative contract settlements are reflected in operating activities in the accompanying consolidated statements of cash flows. See Note 3 for additional information about the Company’s derivative instruments.

The Company’s credit risk related to derivatives is a counterparties’ failure to perform under derivative contracts owed to the Company. The Company uses credit and other financial criteria to evaluate the credit standing of, and to select, counterparties to its derivative instruments. Although the Company does not obtain collateral or otherwise secure the fair value of its derivative instruments, associated credit risk is mitigated by the Company’s credit risk policies and procedures.

The Company has entered into International Swap Dealers Association Master Agreements (“ISDA Agreements”) with its derivative counterparty. The terms of the ISDA Agreements provide the Company and the counterparty with rights of set off upon the occurrence of defined acts of default by either the Company or a counterparty to a derivative, whereby the party not in default may set off all derivative liabilities owed to the defaulting party against all derivative asset receivables from the defaulting party.

Product Revenues

The Company accounts for sales in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Revenue is recognized when the Company satisfies a performance obligation in an amount reflecting the consideration to which it expects to be entitled. The Company applies a five-step approach in determining the amount and timing of revenue to be recognized: (1) identifying the contract with a customer; (2) identifying the performance obligations in the contract; (3) determining the transaction price; (4) allocating the transaction price to the performance obligations in the contract; and (5) recognizing revenue when the performance obligation is satisfied.

The Company enters into contracts with customers to sell its oil and natural gas production. Revenue from these contracts is recognized when the Company’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Company expects to receive in accordance with the price specified in the contract. Consideration under oil and natural gas marketing contracts is typically received from the purchaser one to two months after production.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Most of the Company’s oil marketing contracts transfer physical custody and title at or near the wellhead or a central delivery point, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing, which price is then adjusted for differentials based upon delivery location and oil quality. To the extent the differentials are incurred at or after the transfer of control of the oil, the differentials are included in oil revenues on the statements of operations, as they represent part of the transaction price of the contract. If other related costs are incurred prior to the transfer of control of the oil, those costs are included in production taxes, transportation and processing expenses on the Company’s consolidated statements of operations, as they represent payment for services performed outside of the contract with the customer.

The Company’s natural gas is sold at the lease location. Most of the Company’s natural gas is sold under gas purchase agreements. Under the gas purchase agreements, the Company receives a percentage of the net production from the sale of the NGLs and residue gas, less associated expenses incurred by the buyer.

The Company does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical expedient in accordance with ASC 606. The expedient, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

Customers

The Company sold 100% of its crude oil and natural gas production to two customers for the years ended December 31, 2022, and 2021. Inherent to the industry is the concentration of crude oil, natural gas and natural gas liquids (“NGLs”) sales to a limited number of customers. This concentration has the potential to impact the Company’s overall exposure to credit risk in that its customers may be similarly affected by changes in economic and financial conditions, commodity prices or other conditions. Given the liquidity in the market for the sale of hydrocarbons, the Company believes the loss of any single purchaser, or the aggregate loss of several purchasers, could be managed by selling to alternative purchasers in the operating areas.

Warranty Obligations

The Company provides an assurance-type warranty that guarantees its products comply with agreed-upon specifications. This warranty is not sold separately and does not convey any additional goods or services to the customer; therefore, the warranty is not considered a separate performance obligation. As the Company typically incurs minimal claims under the warranties, no liability is estimated at the time goods are delivered, but rather at the point of a claim.

Other Revenue

Other revenue is generated from the fees the Company charges a single customer for the disposal of water, saltwater, brine, brackish water, and other water (collectively, “Water”) into the Company’s water injection system. Revenue recognized under the agreement is variable in nature and primarily based on the volume of Water accepted during the period.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Equity-Based Compensation

In fiscal year 2017 and shortly after formation of the Company, Management was granted equity-based incentive units (the “Management Incentive Units” or “MIUs”) from an affiliated entity controlled by the owners of the Company. The equity-based incentive units allow for additional participation in the Company’s ownership waterfall distribution once the units are vested. See Note 8 for about the MIU plan.

Equity-based compensation expense for the MIUs was measured at the grant date or modification date, as applicable, using the fair value of the award, and is recorded, net of forfeitures, on a straight-line basis over the requisite service period of the respective award. The fair value of the MIUs are determined on the grant date or modification date, as applicable, using a Black-Scholes option valuation model with the following inputs; (i) the grant date’s closing stock price, (ii) the exercise price of the stock options, (iii) the expected term of the stock option, (iv) the estimated risk-free adjusted interest rate for the duration of the option’s expected term, (v) the expected annual dividend yield on the underlying stock and (vi) the expected volatility over the option’s expected term.

Equity-based compensation expense for the MIUs is recorded entirely in general and administrative expenses in the statements of operations.

Income Taxes

The Company has elected to be treated as a partnership for income tax purposes and is not subject to federal, state, or local income taxes. Any taxable income or loss will be recognized by the owners. Accordingly, no federal, state, or local income taxes have been reflected in the accompanying consolidated financial statements. Significant differences may exist between the results of operations reported in these consolidated financial statements and those determined for income tax purposes primarily due to the use of different asset valuation methods for tax purposes.

The Company files tax returns as prescribed by the tax laws of the United States of America, the jurisdiction in which it operates. In the normal course of business, the Company is subject to examination by federal, state, and local jurisdictions, where applicable.

The Company performs an annual review for any uncertain tax positions and, if necessary, will record the expected future tax consequences of uncertain tax positions in the consolidated financial statements.

Recent Accounting Pronouncements

Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Additionally, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326 in April 2019 and ASU 2019-05, Financial Instruments — Credit Losses (Topic 326) — Targeted Transition Relief in May 2019. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. In November 2019, the FASB issued ASU No. 2019-10, which defers the effective date of ASU No. 2016-13 for the Company to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the potential impact of these amendments on its financial statements and related disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting followed by ASU 2021-01, Reference Rate Reform (Topic 848): Scope, issued in January 2021, to provide clarifying guidance regarding the scope of Topic 848. ASU 2020-04 was issued to provide optional guidance for a limited period to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. Generally, the guidance is to be applied as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. ASU 2020-04 and ASU 2021-01 are effective for all entities through December 31, 2022. As of December 31, 2022, the Company has not elected to use the optional guidance and continues to evaluate the options provided by ASU 2020-04 and ASU 2021-01.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 3. DERIVATIVES

Derivative Activities

The Company is exposed to volatility in market prices and basis differentials for natural gas, oil and NGLs, which impacts the predictability of its cash flows related to the sale of those commodities. These risks are managed by the Company’s use of certain derivative financial instruments. The company has historically used crude diff swaps, fixed price swaps, and costless collars. As of December 31, 2022, the Company’s derivative financial instruments consisted of costless collars, which are described below:

Costless Collars

Arrangements that contain a fixed floor price (“purchased put option”) and a fixed ceiling price (“sold call option”) based on an index price which, in aggregate, have no net cost. At the contract settlement date, (1) if the index price is higher than the ceiling price, the Company pays the counterparty the difference between the index price and ceiling price, (2) if the index price is between the floor and ceiling prices, no payments are due from either party, and (3) if the index price is below the floor price, the Company will receive the difference between the floor price and the index price.

Additionally, the Company will occasionally purchase an additional call option at a higher strike price than the aforementioned fixed ceiling price. Often this is accomplished in conjunction with the costless collar at no additional cost. If an additional call option is utilized, at the contract settlement date, (1) if the index price is higher than the sold call strike price but lower than the purchased option strike price, then the Company pays the difference between the index price and the sold call strike price, (2) if the index price is higher than the purchased call price, then the company pays the difference between the purchased call option and the sold call option, and the company receives payment of the difference between the index price and the purchased option strike price, (3) if the index price is between the purchased put strike price and the sold call strike price, no payments are due from either party, (4) if the index price is below the floor price, the Company will receive the difference between the floor price and the index price.

The following table sets forth the derivative volumes by year as of December 31, 2022:

	Price collars
Period	Volume (Bbls/month)	Weighted average floor price ($/Bbl)	Weighted average ceiling price ($/Bbl)	Weighted average sold call ($/Bbl)
Q1-Q2 2023	20,000	$63.75	$97.79	$76.06
Q3-Q4 2023	20,000	$65.00	$100.00	$72.25

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 3. DERIVATIVES (cont.)

Derivative Assets and Liabilities

As of December 31, 2022, the Company is conducting derivative activities with one counterparty, which is secured by the lender in the Company’s bank credit facility. The Company believes the counterparty is acceptable credit risk, and the credit worthiness of the counterparty is subject to periodic review. The assets and liabilities are netted given that all positions are held by a single counterparty and subject to a master netting arrangement. The combined fair value of derivatives included in the accompanying consolidated balance sheets as of December 31, 2022 and 2021 is summarized below.

	As of December 31, 2022
	Gross fair value	Amounts netted	Net fair value
Commodity derivatives:
Short-term derivative asset	$1,596,361	$1,596,361	$—
Long-term derivative asset	—	—	—
Short-term derivative liability	(2,787,715)	1,596,361	(1,191,354)
Long-term derivative liability	—	—	—
Total derivative liability			$(1,191,354)

	As of December 31, 2021
	Gross fair value	Amounts netted	Net fair value
Commodity derivatives:
Short-term derivative asset	$383,033	$383,033	$—
Long-term derivative asset	335,090	335,090	—
Short-term derivative liability	(3,722,038)	383,033	(3,339,006)
Long-term derivative liability	(372,438)	335,090	(37,348)
Total derivative liability			$(3,376,354)

The effects of the Company’s derivatives on the consolidated statements of operations for the last two years are summarized below:

	For the year ended December 31,
	2022	2021
Total gain (loss) on unsettled derivatives	$2,185,000	$(1,899,718)
Total (loss) on settled derivatives	(6,978,790)	(3,804,395)
Total (loss) on derivatives	$(4,793,790)	$(5,704,113)

NOTE 4. FAIR VALUE MEASUREMENTS

Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date. The Company’s assets and liabilities that are measured at fair value at each reporting date are classified according to a hierarchy that prioritizes inputs and assumptions underlying the valuation techniques. This fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs and consists of three broad levels:

●	Level 1 — Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.

●	Level 2 — Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date.

●	Level 3 — Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 4. FAIR VALUE MEASUREMENTS (cont.)

The carrying value of the Company’s financial instruments, consisting of cash, accounts receivable, accounts payable and accrued expenses, approximates their fair value due to the short maturity of such instruments. Financial instruments also consist of debt for which fair value approximates carrying values as the debt bears interest at fixed or variable rates which are reflective of current rates otherwise available to the Company. The Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

As of December 31, 2022 and 2021, the Company had no material assets or liabilities measured at fair value on a recurring basis other than certain derivative instruments discussed below.

Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are as follows:

Derivatives

The Company’s commodity price derivatives primarily represent crude oil collar contracts (some with long calls), fixed price swap contracts and differential swap contracts. The asset and liability measurements for the Company’s commodity price derivative contracts are determined using Level 2 inputs. The asset and liability values attributable to the Company’s commodity price derivatives were determined based on inputs that include, but not limited to, the contractual price of the underlying position, current market prices, crude oil forward curves, discount rates, and volatility factors. The Company had a net derivative liability of $1,191,354 and $3,376,354 as of December 31, 2022, and 2021 respectively, which are presented in short and long-term derivative instrument liabilities on the balance sheet.

Nonrecurring Basis

The carrying value of the Company’s financial instruments, consisting of cash, accounts receivable, accounts payable and accrued expenses, approximates their fair value due to the short maturity of such instruments. Financial instruments also consist of debt for which fair value approximates carrying values as the debt bears interest at fixed or variable rates which are reflective of current rates otherwise available to the Company. The Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

NOTE 5. ASSET RETIREMENT OBLIGATIONS

ARO’s represent the present value of the estimated amounts the Company will incur to plug, abandon, and remediate producing properties at the end of their productive lives. Significant inputs used in determining such obligations include estimates of plugging and abandonment costs, estimated future inflation rates and well lives. The inputs are calculated based on historical data as well as current estimated costs. The following is a reconciliation of the ARO liability as of December 31, 2022 and 2021:

	For the year ended December 31,
	2022	2021
Beginning of period	$2,919,465	$2,550,724
Accretion expense	1,575,296	368,741
Asset retirement obligations at end of period	$4,494,761	$2,919,465

The capital additions in 2022 and 2021 was the result of accessing new zones in existing bores. As such, there was no additional ARO liability associated to the incremental capital spend. If new well bores are needed to support the waterflood activity, management will add additional related to these additions.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 6. LEASES

The Company currently has operating leases associated with contracts for office space and their vehicle fleet. The Company’s leases have remaining lease terms ranging from approximately 8 months to three years. The vehicle leases are renewed on a month-to-month basis. The tables below, which present the components of lease costs and supplemental balance sheet information are presented on a gross basis. Other joint owners in the properties operated by the Company generally pay for their working interest share of costs associated with the vehicle leases.

The components of lease expense are presented as follows for the fiscal years 2022 and 2021:

	For the year ended December 31,
	2022	2021
Operating lease cost(1)	$110,493	$191,984
Variable lease cost	22,505	7,448
Total lease costs	$132,998	$199,432

(1)	For the years ended December 31, 2022 and 2021, approximately $110,493 and $191,984, respectively. These costs were capitalized to components of “General and administrative” and “Lease operating” in the consolidated statements of operations.

The table below presents the weighted average remaining lease terms and weighted average discounts rates for the Company’s leases as of the period presented:

	As of December 31,
	2022	2021
Weighted average remaining lease terms (in years)
Operating leases	0.54	1.04

Weighted average discount rate
Operating leases	3.41%	3.19%

Undiscounted cash flows of operating lease liabilities as of December 31, 2022 are as follows:

Year	Lease amounts
2023	$74,348
2024	60,246
2025	—
2026	—
2027	—
Thereafter	—
Total lease payments	134,594
Less: interest and discount	(5,441)
Total lease liabilities	$129,153

NOTE 7. DEBT

Revolving Credit Facility

On June 25, 2019, the Company entered into a credit agreement (the “Credit Agreement”) with a banking institution for a revolving credit facility (the “Revolver”) that provided for a maximum facility amount of $50,000,000 and a letter of credit sublimit not to exceed ten percent of the available borrowing base. The Revolver is secured by substantially all the Company’s assets and has a maturity date of June 25, 2024, as extended most recently by the sixth amendment to the Credit Agreement in December 2022. The borrowing base is redetermined the first day of May and November of each year. Borrowings under the Revolver bear interest at a rate equal to either the Base Rate (as defined in the Credit Agreement) plus a margin or the Secured Overnight Financing Rate (“SOFR”plus a margin. Any unused portion of the of available borrowing base is charged an annual interest rate of 0.375% on the average daily unused amount. Interest payments are payable quarterly in arrears until maturity, at which time all unpaid principal and accrued interest are due.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 7. DEBT (cont.)

During fiscal years 2022 and 2021, the Company entered into amendments three through six to the Credit Agreement. Amongst other things, the amendments primarily updated the borrowing base (both increases and decreases) in accordance with the redetermined dates and/or extended the maturity date of the borrowing base. As of December 31, 2022 and 2021, the borrowing base of the Revolver was $30,000,000 and $25,000,000, respectively.

As of December 31, 2022, the Company had $26,750,000 of outstanding borrowings under the Revolver and $702,600 of letters of credit outstanding, resulting in $2,547,400 of committed borrowing capacity available under the Revolver. As of December 31, 2021, the Company had $21,750,000 of outstanding borrowings under the Revolver and $702,600 of letters of credit outstanding, resulting in $2,547,400 of committed borrowing capacity available under the Revolver.

For fiscal years 2022 and 2021, the weighted average interest rate was 4.70% and 3.09%, respectively. Interest expense for fiscal years 2022 and 2021 was $1,076,060 and $498,916, respectively.

Covenants

The Credit Agreement requires the Company meet specific financial covenants on a quarterly basis until the time the outstanding balances are fully repaid, which are: i) a current ratio greater than or equal to 1.0 and, ii) a debt to earnings before interest, tax, depreciation, amortization, and intangible drilling costs, non-recurring workover expenses, oil and gas exploration expense including dry hole and plugging and abandonment expense, and other consolidated non-cash losses or gains (“EBITDAX”) ratio less than 3.5. The Company was in compliance with these covenants for all periods presented.

NOTE 8. EQUITY

Net income or loss of the Company is allocated among its owners in proportion to the relative capital contributions made to the Company. The proceeds attributable by the Company (including cash or property) is distributable in accordance with the respective Company formation agreements. Non-controlling interest holders of the Company’s subsidiary do not participate in the distributions of the Company. Distributions of cash or property shall be distributed in the following priorities and ratios:

1.	First to the owners pro rata in accordance with their sharing percentages until each owner has received an amount sufficient to generate an internal rate of return of 8% with respect to their capital contributions.

2.	Second, until such time as the majority owner (“Parent”) has received distributions equal to $7,500,000:

a.	15% to the management incentive units (“MIUs” and discussed in the section below)

b.	85% to the owners pro rata in accordance with their sharing percentages.

3.	Third, if before the time that Parent has received distributions equal to $7,500,000, Parent receives an amount equal to 200% of its capital contributions:

a.	100% to the MIUs, until the MIUs have received 20% of the total distributions that have been made to the owners and the MIUs; and then:

i.	20% to the MIUs

ii.	80% to the owners pro rata in accordance with their sharing percentages

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 8. EQUITY (cont.)

4.	Fourth, following the time that Parent has received distributions of $7,500,000, but not 200% of its capital contributions:

a.	100% to the MIUs, until the MIUs have received 20% of the total distributions that have been made to the owners and MIUs; and then:

i.	20% to MIUs

ii.	80% to the owners pro rata in accordance with their sharing percentages

5.	Fifth, when Parent has received distributions of $7,500,000 and an amount equal to 200% of its capital contributions:

a.	100% to MIUs, until the MIUs have received 25% of the total distributions that have been made to the owners and MIUs, and then:

i.	25% to the MIUs

ii.	75% to the owners pro rata in accordance with their sharing percentages.

The Company made cash distributions to owners of $2,000,000 and $0 during fiscal years 2022 and 2021, respectively. To date, the Company has made distributions in accordance with the first and second distribution hurdles only.

Management Incentive Units

In fiscal year 2017, certain members of management who are also owners of the Company were granted equity awards from an affiliated entity that vest over a period of time for services rendered to the Company. The Executive Equity Compensation Plan (the “MIU Plan”) from the affiliated entity was adopted as of as of August 15, 2017. Under the MIU Plan, the affiliate entity may issue i) 15 Class A, ii) 20 Class B, and iii) 25 Class C units. Although there are different classes of units, the units have the same participation and preference rights. Distributions under the MIU Plan shall be made among the management team members as follows:

1.	Initial cash (made pursuant to the Company’s distribution agreement) shall be distributed to the management team members pro rata in accordance with their respective ownership of Class A Units;

2.	First payout cash (made pursuant to the Company’s distribution agreement) shall be distributed to the management team members pro rata in accordance with their respective ownership of Class B Units; and

3.	Second payout cash (made pursuant to the Company’s distribution agreement) shall be distributed to the management team members pro rata in accordance with their respective ownership of Class C Units.

Members of management were granted all the available units authorized for issuance in August 2017 with a total grant date fair value of $651,000. The MIU awards generally vest ratably over a three or five-year period from the date of grant, and were fully vested as of December 31, 2022. As of December 31, 2021, 99% of the awards were vested and the nonvested balance was $6,394. For fiscal years 2022 and 2021, the Company recorded $6,394 and $61,031, respectively, of equity-based expense, accounted for a as a capital contribution from the affiliated entity. As of December 31, 2022, equity-based expense related to the MIU Plan has been fully recognized and there has been no subsequent issuances or forfeitures.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 9. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, and in the ordinary course of business, the Company may be subject to certain claims, charges and litigation concerning matters arising in connection with the conduct of the Company’s business activities. The Company is not currently aware of any matters that it expects will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Insurance Recovery

In fiscal year 2019, the Company filed a lawsuit against an insurance company for failure to assume responsibility for a claim related to a saltwater spill. Litigation against the insurer was resolved and the Company received payment totaling $2,000,000 on May 23, 2022. The settlement stipulated that both parties would pay their own legal fees. The company expensed legal fees related to this litigation as incurred.

Environmental

From time to time, and in the ordinary course of business, the Company may be subject to certain environmental liabilities. Environmental expenditures that relate to an existing condition caused by past operations and have no future economic benefits are expensed. Environmental expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Liabilities for expenditures that will not qualify for capitalization are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are undiscounted unless the timing of cash payments for the liability is fixed or reliably determinable. Environmental liabilities normally involve estimates that are subject to revision until settlement or remediation occurs.

As of December 31, 2022 and 2021, the Company recorded an environmental remediation liability of $675,000 relating to an oil spill at one of the Company’s producing sites in fiscal year 2017 which is recorded in other liabilities in the consolidated balance sheets. The producing site was subsequently sold in 2019 and the Company indemnified the purchaser for the remediation costs. Management based the remediation liability on the undiscounted cost received from third- party quotes to remediate the spill. As of December 31, 2022, the Company does not believe it is likely remediation will be required in the next five years.

NOTE 10. RELATED PARTY TRANSACTIONS

The Company’s Members, Executive Committee, and management (collectively the “Policy Makers”) control other entities with which the Company transacts business. Consequently, the Policy Makers are in a position to influence the financial position and operating results of the Company and other entities that are under their control.

For fiscal year 2022, the Company incurred $105,000 of expenses with related parties, which are recorded as general and administrative expenses. Costs incurred with related parties are attributable to costs incurred in the ordinary course of the Company’s business and include director fees. In addition, in December of 2022 the Company entered into a related party promissory note receivable agreement with an entity controlled by owners of the Company in an amount of $3,809,003. The loan bears interest at a rate of 6.0% per annum. Accrued interest and principal are due at maturity on December 31, 2024.

For fiscal year 2021, the Company incurred $106,252 of expenses with related parties. The Company also received $200,000 of short-term loans from related parties and repaid the loans all within the months of August 2021 and September 2021. The related party loans did not bear interest due to their short-term nature. All related party expenses were recorded as general, and administrative expense. Costs incurred with related parties are attributable to costs incurred in the ordinary course of the Company’s business and include director fees and legal fees.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events through April 6, 2023, the date these financial statements were available to be issued. The Company did not identify any material subsequent events that required disclosure.

NOTE 12. SUPPLEMENTAL DISCLOSURE OF OIL AND NATURAL GAS OPERATIONS (UNAUDITED)

The Company has only one reportable operating segment, which is oil and natural gas development, exploration, and production in the United States. See the Company’s accompanying consolidated statements of operations for information about results of operations for oil and gas producing activities.

Capitalized Costs Related to Crude Oil and Natural Gas Producing Activities

Aggregate capitalized costs related to crude oil and natural gas exploration and production activities with applicable accumulated depreciation, depletion, and amortization are presented below as of the dates indicated:

	As of December 31,
	2022	2021
Oil and natural gas properties
Proved	$64,799,213	$49,826,116
Less: accumulated depreciation, depletion, and amortization	(9,592,296)	(7,978,893)
Net oil and natural gas properties capitalized costs	$55,206,917	$41,847,223

Costs Incurred for Oil and Natural Gas Producing Activities

Costs incurred in crude oil and natural gas exploration and development for the periods presented:

	For the year ended December 31,
	2022	2021
Exploration costs	$1,031,300	$336,852
Development costs	15,048,100	25,712,374
Total	$16,079,400	$26,049,226

Reserve Quantity Information

The following information represents estimates of the Company’s proved reserves as of December 31, 2022 and 2021, which have been prepared by an independent third party and they are presented in accordance with SEC rules. These rules require SEC reporting companies to prepare their reserve estimates using specified reserve definitions and pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The pricing that was used for estimates of the Company’s reserves as of December 31, 2022 and 2021 was based on an unweighted average 12-month average U.S. Energy Information Administration WTI posted price per Bbl for oil and Henry Hub prices for natural gas price per Mcf for natural gas, adjusted for transportation, quality and basis differentials.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 12. SUPPLEMENTAL DISCLOSURE OF OIL AND NATURAL GAS OPERATIONS (UNAUDITED) (cont.)

Subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This requirement has limited and may continue to limit, the Company’s potential to record additional proved undeveloped reserves as it pursues its drilling program. Moreover, the Company may be required to write down its proved undeveloped reserves if it does not drill on those reserves within the required five-year timeframe. The Company does not have any proved undeveloped reserves which have remained undeveloped for five years or more. The Company’s proved oil and natural gas reserves are located in the United States in the Permian Basin of southeast New Mexico. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB. Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

The following table and subsequent narrative disclosure provides a roll forward of the total proved reserves for the years ended December 31, 2022 and 2021 as well as proved developed and proved undeveloped reserves at the beginning and end of each respective year:

	For the years ended December 31,
	2022			2021
	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)
Proved Reserves:
Beginning of period	17,868	3,714	18,487	2,466	491	2,548
Extensions and discoveries	—	—	—	12,219	2,178	12,582
Revisions to previous estimates	106	1,315	325	3,515	1,400	3,748
Production	(397)	(457)	(473)	(332)	(355)	(391)
End of period	17,577	4,572	18,339	17,868	3,714	18,487
Proved Developed Reserves:
Beginning of period	13,161	2,875	13,640	2,466	491	2,548
End of period	13,014	3,572	13,609	13,161	2,875	13,640
Proved Undeveloped Reserves:
Beginning of period	4,707	839	4,847	—	—	—
End of period	4,564	1,000	4,730	4,707	839	4,847

Extensions and discoveries. For the year ended December 31, 2022 and 2021, extensions and discoveries contributed to the increase of 0 MBoe and 12,582 MBoe, respectively, in the Company’s proved reserves. The increase of extensions and discoveries in 2021 is due to the Company’s development of the Seven Rivers waterflood. Due to the recent and ongoing focus on the Seven Rivers waterflood implementation the engineering firm engaged by the Company to prepare the 2021 reserve report identified 170 development patterns that were categorized according to the producer status, with 127 patterns being Proved Developed Non-Producing and 43 patterns being Proved Undeveloped. As such, as noted in the table above, there was a 4,847 MBoe increase during 2021 in Proved Undeveloped Reserves, with the remaining volumes (7,735 MBoe) of the extensions and discoveries, being recognized in “Proved Developed Reserves”, in accordance with the 127 patterns categorized as proved developed.

Revisions of previous estimates. For the year ended December 31, 2022, revisions of previous estimates partially offset the decrease in reserves with a positive revision of 325 MBoe in the Company’s proved reserves. The positive revision in 2022 is primarily attributable to the increase in year-end SEC commodity prices for oil and natural gas.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 12. SUPPLEMENTAL DISCLOSURE OF OIL AND NATURAL GAS OPERATIONS (UNAUDITED) (cont.)

For the year ended December 31, 2021, revisions of previous estimates contributed to the increase of 3,748 MBoe in the Company’s proved reserves. The positive revision in 2021 is primarily attributable to the increase in year-end SEC commodity prices for oil and natural gas.

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of a property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs as of December 31, 2022 and 2021 are based on the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period. Estimated future production of proved reserves and estimated future production and development costs of proved reserves are based on current costs and economic conditions. All wellhead prices are held flat over the forecast period for all reserve categories. The estimated future net cash flows are then discounted at a rate of 10%.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows:

	For the year ended December 31,
	2022	2021
	(in thousands)
Future cash inflows	$1,680,514	$1,184,607
Future production costs	(451,155)	(362,540)
Future development costs	(124,216)	(126,316)
Future net cash flows	1,105,143	695,751
10% annual discount for estimated timing of cash flows	(585,596)	(388,342)
Standardized measure of discounted future net cash flows	$519,547	$307,409

In the foregoing determination of future cash inflows, sales prices used for oil and natural gas for December 31, 2022 and 2021 were estimated using the average price during the 12-month period, determined as the unweighted arithmetic average of the first-day-of-the-month price for each month. Prices were adjusted by lease for quality, transportation fees and regional price differentials. Future costs of developing and producing the proved gas and oil reserves reported at the end of each year shown were based on costs determined at each such year-end, assuming the continuation of existing economic conditions. Furthermore, future development costs include abandonment costs.

POGO RESOURCES, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022 and 2021

NOTE 12. SUPPLEMENTAL DISCLOSURE OF OIL AND NATURAL GAS OPERATIONS (UNAUDITED) (cont.)

It is not intended that the FASB’s standardized measure of discounted future net cash flows represent the fair market value of the Company’s proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision and the 10% discount rate is arbitrary. In addition, costs and prices as of the measurement date are used in the determinations and no value may be assigned to probable or possible reserves.

Changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	For the year ended December 31,
	2022	2021
	(in thousands)
Balance, beginning of period	$307,409	$13,298
Net change in sales and transfer prices and in production (lifting) costs related to future production	176,448	64,370
Sales and transfers of oil and natural gas produced during the period	(23,501)	(10,870)
Changes in estimated future development costs	12,926	(20)
Previously estimated development incurred during the period	2,100	—
Net purchases (divestitures) of reserves in place	—	—
Net change due to revisions in quantity estimates	9,217	105,825
Net change due to extensions and discoveries, and improved recovery	—	132,819
Accretion of discount	30,741	1,330
Timing and other differences	4,207	657
Standardized measure of discounted future net cash flows	$519,547	$307,409

POGO RESOURCES, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$2,559,662	$2,016,315
Accounts receivable, net:
Crude oil and natural gas sales	2,204,292	2,862,945
Other	152,542	201,669
Prepaid expenses and other current assets	327,696	395,204
Total current assets	5,244,192	5,476,133
Crude oil and natural gas properties, successful efforts method:
Proved properties	68,540,974	64,799,213
Accumulated depreciation, depletion, amortization	(10,451,288)	(9,592,296)
Total oil and natural gas properties, net	58,089,686	55,206,917
Other property, plant and equipment, net	—	83,004
Operating lease, right of use asset, net	90,737	126,678
Note and interest receivable – related party	4,174,251	3,809,003
Other assets	4,444	6,668
Total assets	$67,603,310	$64,708,403

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$469,369	$1,218,054
Accrued liabilities	1,102,049	1,128,671
Royalties payable	695,462	617,163
Operating lease liabilities	64,373	70,232
Short-term derivative instrument liabilities	129,656	1,191,354
Total current liabilities	2,460,909	4,225,474
Long-term liabilities:
Debt, non-current	26,250,000	26,750,000
Operating lease liabilities, non-current	28,303	58,921
Asset retirement obligations	5,099,220	4,494,761
Other liabilities	675,000	675,000
Total liabilities	$34,513,432	$36,204,156
Commitments and contingencies
Equity:
Owner’s equity	33,089,878	28,504,247
Total liabilities and equity	$67,603,310	$64,708,403

POGO RESOURCES, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue:
Crude oil	$6,586,495	$11,596,160	$13,500,743	$19,855,445
Natural gas and natural gas liquids	204,477	533,080	462,642	1,097,449
Gain (loss) on derivative instruments, net	346,009	(771,619)	763,043	(3,903,297)
Other revenue	147,978	—	317,721	—
Total revenue	7,284,959	11,357,621	15,044,149	17,049,597

Costs and operating expenses:
Production taxes, transportation and processing	590,842	1,046,322	1,171,861	1,820,469
Lease operating	1,981,362	2,140,782	4,905,164	4,082,001
Depletion, depreciation and amortization	441,611	402,825	858,992	722,639
Accretion of asset retirement obligations	267,568	258,803	608,634	556,518
General and administrative	857,963	760,431	2,129,379	1,340,520
Total costs and operating expenses	4,139,346	4,609,163	9,674,030	8,522,147
Operating income	3,145,613	6,748,458	5,370,119	8,527,450
Interest expense	559,846	243,557	874,938	406,687
Interest income	(88,822)	—	(174,251)	—
Other expense (income)	(2,171)	(2,053,361)	83,801	(2,054,761)
Net income	$2,676,760	$8,558,262	$4,585,631	$10,175,524

POGO RESOURCES, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OWNER’S EQUITY (UNAUDITED)
For the Three and Six Months Ended June 30, 2023 and 2022

Owner’s equity
Balance at December 31, 2021	$12,201,851
Net income	1,617,262
Equity-based compensation	6,394
Balance at March 31, 2022	13,825,507
Net income	8,558,262
Balance at June 30, 2022	$22,383,769

Owner’s equity
Balance at December 31, 2022	$28,504,247
Net income	1,908,871
Balance at March 31, 2023	30,413,118
Net income	2,676,760
Balance at June 30, 2023	$33,089,878

POGO RESOURCES, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
	2023	2022
Operating activities:
Net income	$4,585,631	$10,175,524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	858,992	722,639
Accretion of asset retirement obligations	604,459	556,518
Equity-based compensation	—	6,394
Non-cash lease expense	(536)	883
Amortization of debt issuance costs	2,224	11,454
Change in fair value of unsettled derivatives	(1,061,698)	(2,588,883)
Change in other property, plant and equipment, net	83,004	—
Changes in operating assets and liabilities:
Accounts receivable	707,780	(1,895,751)
Prepaid expenses and other assets	67,508	(35,412)
Related party interest receivable	(174,251)	—
Accounts payable	(129,819)	872,598
Accrued liabilities	51,677	1,933,700
Net cash provided by operating activities	5,594,971	9,759,664
Investing activities:
Development of crude oil and gas properties	(4,360,627)	(10,735,590)
Issuance of related party note receivable	(190,997)	—
Net cash used in investing activities	(4,551,624)	(10,735,590)
Financing activities:
Proceeds from issuance of long-term debt	—	4,000,000
Repayments of debt	(500,000)	—
Payment of debt issuance costs	—	(10,000)
Net cash provided (used) by financing activities	(500,000)	3,990,000
Net change in cash and cash equivalents	543,347	3,014,074
Cash and cash equivalents at beginning of period	2,016,315	1,066,042
Cash and cash equivalents at end of period	$2,559,662	$4,080,116

Cash paid during the period for:
Interest on debt	$943,002	$401,177
Amounts included in the measurement of operating lease liabilities	$38,902	$96,558

Supplemental disclosure of non-cash investing and financing activities:
Operating lease assets obtained in exchange for operating lease obligations	$—	$23,436
Impact to right-of-use assets and lease liabilities due to lease modification	$—	$51,626
Accrued purchases of property and equipment	$45,087	$2,221,700

POGO RESOURCES, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2023 and 2022

NOTE 1. ORGANIZATION AND NOTES OF OPERATIONS

Pogo Resources, LLC, a Texas company (either individually or together with its subsidiaries, as the context requires, “Pogo” or the “Company”), is an independent oil and natural gas company focused on the acquisition, development, exploration, and production of oil and natural gas properties in the Permian Basin. The Permian Basin is located in west Texas and southeastern New Mexico and is characterized by high oil and liquids-rich natural gas content, multiple vertical and horizontal target horizons, extensive production histories, long-lived reserves and historically high drilling success rates. The Company’s properties are in the Grayburg-Jackson Field in Eddy County, New Mexico, which is a sub-area of the Permian Basin. The Company focuses exclusively on vertical development drilling.

The Company is a limited liability company and is not subject to federal and state income taxes. However, it must file informational tax returns and all taxable income or loss flows through to the owners in their individual tax returns. The Company had no authorized, issued and outstanding units, thus earnings (loss) per unit is not shown for the periods presented.

Plan of Merger

As previously disclosed, on December 27, 2022, the Company entered into a membership interest purchase agreement (“MIPA”) with HNR Acquisition Corporation (“HNRA”). On August 28, 2023, the Company entered into an Amended and Restated Membership Interest Purchase Agreement (the “A&R MIPA”) with HNRA Upstream, LLC, a newly formed Delaware limited liability company which is managed by, and is a subsidiary of, HNRA, and HNRA Partner, Inc., a newly formed Delaware corporation and wholly owned subsidiary of OpCo entered into an Amended and Restated Membership Interest Purchase Agreement (the “A&R MIPA”), which amended and restated the Prior MIPA in its entirety.

Pursuant to the A&R MIPA, at the closing of the transactions contemplated by the A&R MIPA (the “Closing”), (i) (A) HNRA will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the aggregate amount of cash required to satisfy any exercise by stockholders of their redemption rights) and (2) 2,000,000 newly issued shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), of the Company (such shares, the “Seller Class B Shares”) for purposes of delivery to Seller, and (B) in exchange therefor, OpCo will issue to HNRA a number of Class A common units (the “OpCo Class A Units”) of OpCo equal to the number of total shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company issued and outstanding immediately after the Closing (taking into account and following the exercise of redemption rights) (such transactions, the “SPAC Contribution”), (ii) immediately following the SPAC Contribution, OpCo will contribute $900,000 to SPAC Subsidiary in exchange for 100% of the outstanding common stock of SPAC Subsidiary (the “SPAC Subsidiary Contribution”), and (iii) immediately following the SPAC Subsidiary Contribution, Seller, which includes the Company, shall sell, contribute, assign, and convey to (A) OpCo, and OpCo shall acquire and accept from Seller, ninety-nine percent (99.0%) of the outstanding membership interests of the Company, and (B) SPAC Subsidiary, and SPAC Subsidiary shall purchase and accept from Seller, one percent (1.0%) of the outstanding membership interest of the Company (together with the ninety-nine (99.0%) interest, the “Target Interests”), in each case, in exchange for (x) $900,000 of the Cash Consideration (as defined below) in the case of SPAC Subsidiary and (y) the remainder of the Aggregate Consideration (as defined below) in the case of OpCo.

The “Aggregate Consideration” for the Target Interests will be (a), cash in the amount of $63,000,000 in immediately available funds (the “Cash Consideration”), (b) 2,000,000 Class B common units of OpCo (“OpCo Class B Units”) valued at $10.00 per unit (the “Common Unit Consideration”), which will be equal to and exchangeable into 2,000,000 shares of Class A Common Stock issuable upon exercise of the OpCo Exchange Right (as defined below), as reflected in the amended and restated limited liability company agreement of OpCo that will be effective at Closing (the “A&R OpCo LLC Agreement”) and (c) and the Seller Class B Shares; provided, that (i) a portion of the Cash Consideration not to exceed $15,000,000 may be payable through a promissory note to Seller (the “Seller Promissory Note”) to the extent the amount available for payment of the Cash Consideration at Closing (the “Minimum Cash Amount”) is less than $63,000,000 and (ii) a portion of the Cash Consideration not to exceed $20,000,000 may be payable through the issuance of up to 2,000,000 preferred units (the “OpCo Preferred Units” and together with the Opco Class A Units and the OpCo Class B Units, the “OpCo Units”) of OpCo (the “Preferred Unit Consideration”, and, together with the Common Unit Consideration, the “Unit Consideration”), to the extent the Minimum Cash Amount is less than $48,000,000. At Closing, 500,000 OpCo Class B Units (the “Escrowed Unit Consideration”) shall be placed in escrow with the an escrow agent for the benefit of Buyer pursuant to the Escrow Agreement and the indemnity provisions therein. The Aggregate Consideration is subject to adjustment in accordance with the A&R MIPA.

POGO RESOURCES, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2023 and 2022

NOTE 1. ORGANIZATION AND NOTES OF OPERATIONS (cont.)

In connection with the A&R MIPA, OpCo and Seller agreed to cause the execution of an Option Agreement (the “Option Agreement”) by and between the Company and Pogo Royalty, LLC, a Texas limited liability company (“Pogo Royalty”), an affiliate of Seller. Pogo Royalty owns certain overriding royalty interests in certain oil and gas assets owned by Pogo Resources, LLC (the “ORR Interest”). Pursuant to the Option Agreement, Pogo Royalty will grant an irrevocable and exclusive option to HNRA to purchase the ORR Interest for the Option Price (defined below) at any time prior to the date that is twelve (12) months following the effective date of the Option Agreement. The option will not be exercisable while the Seller Promissory Note is outstanding.

The purchase price for the ORR Interest upon exercise of the option shall be (i) (1) $30,000,000 the (“Base Option Price”), plus (2) an additional amount equal to interest on the Base Option Price of twelve percent (12%), compounded monthly, from the effective date of the Option Agreement through the date of acquisition of the ORR Interest, minus (ii) any amounts received by Pogo Royalty in respect of the ORR Interest from the month of production in which the effective date of the Option Agreement occurs through the date of the exercise of the option (such aggregate purchase price, the “Option Price”).

The Option Agreement and the option will immediately terminate upon the earlier of (a) Pogo Royalty’s transfer or assignment of all of the ORR Interest in accordance with the Option Agreement and (b) the date that is twelve (12) months following the effective date of the Option Agreement.

Pogo Royalty obtained the ORR Interest effective July 1, 2023, when Pogo Resources, LLC and LH Operating, LLC transferred to Pogo Royalty, LLC an assigned an undivided royalty interest equal in amount to ten percent (10%) of Pogo Resources, LLC’s and LH Operating, LLC’s interest all oil, gas and minerals in, under and produced from each lease.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information

The accompanying unaudited condensed consolidated interim financial statements are presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and in the opinion of management, all necessary adjustments, which are of normal recurring nature, have been made for a fair presentation of the results of the interim periods. These accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting.

There are non-controlling interests representing the economic interests held by other equity holders of subsidiaries that are not 100% owned by the Company. The subsidiaries in which there are economic interests held by other equity holders have ceased operating activities, have no retained earnings, and no income or loss. As such, even though there is the existence of a non-controlling interest, the Company will not present any specific financial statement line items related to non-controlling interest as all captions would be for $0.

The condensed consolidated balance sheet as of December 31, 2022 included herein was derived from the audited consolidated financial statements as of that date. The accompanying condensed consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2022. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

POGO RESOURCES, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2023 and 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive Income (Loss)

The Company did not have any other comprehensive income or loss for the three and six months ended June 30, 2023 and 2022. Accordingly, net income (loss) and comprehensive income (loss) are the same for the periods presented.

Summary of Significant Accounting Policies

There have been no significant changes, other than those disclosed within these interim condensed consolidated financial statements, to the Company’s significant accounting policies in Note 2. “Summary of Significant Accounting Policies,” of the notes to the consolidated financial statements for the year ended December 31, 2022 included in the HNRA Form S-4 Registration Statement under the Securities Act of 1933 filed with the SEC.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. The Company periodically evaluates its estimates and adjust prospectively, if necessary.

These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ materially from management’s estimates using different assumptions or under different conditions. Future production may vary materially from estimated oil and natural gas proved reserves. Actual future prices may vary significantly from price assumptions used for determining proved reserves and for financial reporting.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (‘‘ASU 2016-13’’), which changes the impairment model for most financial assets. The ASU introduces a new credit loss methodology, Current Expected Credit Losses (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. Since its original issuance in 2016, the FASB has issued several updates to the original ASU. The CECL framework utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. The methodology replaces the multiple existing impairment methods, which generally require that a loss be incurred before it is recognized. On January 1, 2023, the Company adopted the guidance prospectively. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

NOTE 3. DERIVATIVES

Derivative Activities

The Company is exposed to volatility in market prices and basis differentials for natural gas, oil and natural gas liquids (“NGLs”), which impacts the predictability of its cash flows related to the sale of those commodities. These risks are managed by the Company’s use of certain derivative financial instruments. The company has historically used crude diff swaps, fixed price swaps, and costless collars. As of June 30, 2023, the Company’s derivative financial instruments consisted of costless collars, which are described below:

Costless Collars

Arrangements that contain a fixed floor price (“purchased put option”) and a fixed ceiling price (“sold call option”) based on an index price which, in aggregate, have no net cost. At the contract settlement date, (1) if the index price is higher than the ceiling price, the Company pays the counterparty the difference between the index price and ceiling price, (2) if the index price is between the floor and ceiling prices, no payments are due from either party, and (3) if the index price is below the floor price, the Company will receive the difference between the floor price and the index price.

POGO RESOURCES, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2023 and 2022

NOTE 3. DERIVATIVES (cont.)

Additionally, the Company will occasionally purchase an additional call option at a higher strike price than the aforementioned fixed ceiling price. Often this is accomplished in conjunction with the costless collar at no additional cost. If an additional call option is utilized, at the contract settlement date, (1) if the index price is higher than the sold call strike price but lower than the purchased option strike price, then the Company pays the difference between the index price and the sold call strike price, (2) if the index price is higher than the purchased call price, then the company pays the difference between the purchased call option and the sold call option, and the company receives payment of the difference between the index price and the purchased option strike price, (3) if the index price is between the purchased put strike price and the sold call strike price, no payments are due from either party, (4) if the index price is below the floor price, the Company will receive the difference between the floor price and the index price.

The following table sets forth the derivative volumes by year as of June 30, 2023:

	Price Collars
Period	Volume (Bbls/month)	Weighted average floor price ($/Bbl)	Weighted average ceiling price ($/Bbl)	Weighted average sold call ($/Bbl)
Q3-Q4 2023	20,000	$65.00	$100.00	$72.25

Derivative assets and liabilities

As of June 30, 2023, the Company is conducting derivative activities with one counterparty, which is secured by the lender in the Company’s bank credit facility. The Company believes the counterparty has acceptable credit risk, and the credit worthiness of the counterparty is subject to periodic review. The assets and liabilities are netted given that all positions are held by a single counterparty and subject to a master netting arrangement. The combined fair value of derivatives included in the accompanying condensed consolidated balance sheets as of June 30, 2023 and December 31, 2022 is summarized below.

	As of June 30, 2023
	Gross fair value	Amounts netted	Net fair value
Commodity derivatives:
Short-term derivative asset	$294,923	$294,923	—
Long-term derivative asset	—	—	—
Short-term derivative liability	(424,579)	294,923	(129,656)
Long-term derivative liability	—	—	—
Total derivative liability			$(129,656)

	As of December 31, 2022
	Gross fair value	Amounts netted	Net fair value
Commodity derivatives:
Short-term derivative asset	$1,596,361	$1,596,361	$—
Long-term derivative asset	—	—	—
Short-term derivative liability	(2,787,715)	1,596,361	(1,191,354)
Long-term derivative liability	—	—	—
Total derivative liability			$(1,191,354)

POGO RESOURCES, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2023 and 2022

NOTE 3. DERIVATIVES (cont.)

The effects of the Company’s derivatives on the condensed consolidated statements of operations for the three and six months ended June 30, 2023 and 2022 are summarized below:

	For the three months ended June 30,
	2023	2022
Total gain (loss) on unsettled derivatives	$477,674	$2,898,161
Total gain (loss) on settled derivatives	(131,665)	(3,669,780)
Total gain (loss) on derivatives	$346,009	$(771,619)

	For the six months ended June 30,
	2023	2022
Total gain (loss) on unsettled derivatives	$1,061,698	$2,588,883
Total gain (loss) on settled derivatives	(298,655)	(6,492,180)
Total gain (loss) on derivatives	$763,043	$(3,903,297)

NOTE 4. FAIR VALUE MEASUREMENTS

Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date. The Company’s assets and liabilities that are measured at fair value at each reporting date are classified according to a hierarchy that prioritizes inputs and assumptions underlying the valuation techniques. This fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs and consists of three broad levels:

●	Level 1 — Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.

●	Level 2 — Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date.

●	Level 3 — Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

As of June 30, 2023 and December 31, 2022, the Company had no material assets or liabilities measured at fair value on a recurring basis other than certain derivative instruments discussed below.

Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are as follows:

Derivatives

The Company’s commodity price derivatives primarily represent crude oil collar contracts (some with long calls), fixed price swap contracts and differential swap contracts. The asset and liability measurements for the Company’s commodity price derivative contracts are determined using Level 2 inputs. The asset and liability values attributable to the Company’s commodity price derivatives were determined based on inputs that include, but not limited to, the contractual price of the underlying position, current market prices, crude oil forward curves, discount rates, and volatility factors. The Company had a net derivative liability of $129,656 and $1,191,354 as of June 30, 2023 and December 31, 2022, respectively, which are presented in short-term derivative instrument liabilities on the balance sheet.

POGO RESOURCES, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2023 and 2022

NOTE 4. FAIR VALUE MEASUREMENTS (cont.)

Nonrecurring Basis

The carrying value of the Company’s financial instruments, consisting of cash, accounts receivable, accounts payable and accrued expenses, approximates their fair value due to the short maturity of such instruments. Financial instruments also consist of debt for which fair value approximates carrying values as the debt bears interest at fixed or variable rates which are reflective of current rates otherwise available to the Company. The Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

NOTE 5. LEASES

The Company currently has operating leases associated with contracts for office space and their vehicle fleet. The Company’s leases have remaining lease terms ranging from approximately four months to two years. The vehicle leases are renewed on a month-to-month basis. The tables below, which present the components of lease costs and supplemental balance sheet information are presented on a gross basis. Other joint owners in the properties operated by the Company generally pay for their working interest share of costs associated with the vehicle leases.

The components of lease expense are presented as follows:

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Operating lease cost	$17,812	$45,617	$38,366	$97,441
Variable lease cost	882	2,042	1,764	4,083
Total lease costs	$18,694	$47,659	$40,130	$101,524

For the three months ended June 30, 2023 and 2022, $5,999 and $17,788, respectively, of the operating lease costs are recorded as lease operating expenses and $12,695 and $29,871, respectively, are recorded as general and administrative in the consolidated statements of operations. For the six months ended June 30, 2023 and 2022, $14,739 and $41,781, respectively, of the operating lease costs are recorded as lease operating expenses and $25,391 and $59,743, respectively, are recorded as general and administrative in the consolidated statements of operations. Variable lease costs for the periods presented are recorded entirely to General and administrative in the consolidated statements of operations.

The table below presents the weighted average remaining lease terms and weighted average discounts rates for the Company’s leases as of the period presented:

	As of June 30,
	2023	2022
Weighted average remaining lease terms (in years)
Operating leases	0.71	0.49

Weighted average discount rate
Operating leases	3.38%	3.27%

NOTE 6. DEBT

Revolving Credit Facility

On June 25, 2019, the Company entered into a credit agreement (the “Credit Agreement”) with a banking institution for a revolving credit facility (the “Revolver”) that provided for a maximum facility amount of $50,000,000 and a letter of credit sublimit not to exceed ten percent of the available borrowing base. The Revolver is secured by substantially all the Company’s assets and has a maturity date of December 31, 2024, as extended most recently by an amendment to the Credit Agreement in August 2023. The borrowing base is redetermined the first day of May and November of each year. Borrowings under the Revolver bear interest at a rate equal to either the Base Rate (as defined in the Credit Agreement) plus a margin or the Secured Overnight Financing Rate (“SOFR”) plus a margin. Any unused portion of the available borrowing base is charged an annual interest rate of 0.375% on the average daily unused amount. Interest payments are payable quarterly in arrears until maturity, at which time all unpaid principal and accrued interest are due.

POGO RESOURCES, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2023 and 2022

NOTE 6. DEBT (cont.)

Through June 30, 2023, the Company entered into amendments one through six to the Credit Agreement and entered into letters addressing changes to the Borrowing Base and granting waivers. As noted above, the most recent amendment was signed in August 2023. Amongst other things, the amendments primarily updated the borrowing base (both increases and decreases) in accordance with the redetermined dates and/or extended the maturity date of the borrowing base and granted temporary waivers to hedging requirements. As of June 30, 2023 the borrowing base of the Revolver was $27,000,000. As of December 31, 2022, the borrowing base of the Revolver was $30,000,000.

As of June 30, 2023, the Company had $26,250,000 of outstanding borrowings under the Revolver and $702,600 of letters of credit outstanding, resulting in $47,400 of committed borrowing capacity available under the Revolver. As of December 31, 2022, the Company had $26,750,000 of outstanding borrowings under the Revolver and $702,600 of letters of credit outstanding, resulting in $2,547,400 of committed borrowing capacity available under the Revolver.

For the six months ended June 30, 2023 and 2022, the annualized weighted average interest rate was 8.10% and 3.47%, respectively. Interest expense for the three months ended June 30, 2023 and 2022 was $559,846 and $243,557, respectively. Interest expense for the six months ended June 30, 2023 and 2022 was $874,938 and $406,687, respectively.

Covenants

The Credit Agreement requires the Company meet specific financial covenants on a quarterly basis until the time the outstanding balances are fully repaid, which are: i) a current ratio greater than or equal to 1.0 and, ii) a debt to earnings before interest, tax, depreciation, amortization, and intangible drilling costs, non-recurring workover expenses, oil and gas exploration expense including dry hole and plugging and abandonment expense, and other consolidated non-cash losses or gains (“EBITDAX”) ratio less than 3.5. The Company was in compliance with these covenants for all periods presented.

NOTE 7. RELATED PARTY TRANSACTIONS

The Company’s members, executive committee, and management (collectively the “Policy Makers”) control other entities with which the Company transacts business. Consequently, the Policy Makers are in a position to influence the financial position and operating results of the Company and other entities that are under their control.

In December of 2022, the Company entered into a related party promissory note receivable agreement with an entity controlled by owners of the Company in an amount of $4,000,000. The loan bears interest at a rate equal to that of the rate that the Company pays to borrow funds for its own account plus 0.5%. Accrued interest and principal are due at maturity on December 31, 2024. No other transactions with related parties that require disclosure occurred during the six months ended June 30, 2023.

For the six months ended June 30, 2022, the Company did not have any transactions with related parties that required disclosure.

NOTE 8. SUBSEQUENT EVENTS

The Company evaluated subsequent events through September 8, 2023, the date these financial statements were available to be issued. The Company did not identify any material subsequent events that required disclosure except for the amendment to the Credit Agreement as disclosed above in Note 6.

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or the selling shareholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

Until             , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold overallotments or subscriptions.

1,320,625 Shares

HNR ACQUSITION CORP

COMMON STOCK

PROSPECTUS

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:

Description	Amount
Securities and Exchange Commission registration fee	$1,980.43
Accounting fees and expenses	$7,000
Legal fees and expenses	$30,000
Miscellaneous fees and expenses	$--
Total	$38,980.43

*	Estimated

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation will provide that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants orbeneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation, provide that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of ourcorporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors a form of which is filed as Exhibit 10.21 to this registration statement. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding securities sold and issued by us in the past three years that were not registered under the Securities Act, as well as the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

On December 24, 2020, our Sponsor purchased 2,875,000 founder shares for an aggregate purchase price of $25,000, up to 375,000 founder shares of which were subject to forfeiture. On February 4, 2022, our Sponsor forfeited 373,750 founder shares and as a result, there are currently 2,501,250 founder shares issued and outstanding. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D.

In addition, our Sponsor purchased an aggregate of 505,000 private placement units at a price of $10.00 per unit ($5,050,000 in the aggregate). This purchase took place on a private placement basis simultaneously with the completion of our Initial Public Offering. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In January 2023, we issued 50,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $50,000 in cash and the issuance of a promissory note.

In January 2023, we issued 10,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $10,000 in cash and the issuance of a promissory note.

In January 2023, we issued 75,000 warrants to a stockholder having terms substantially similar to the Private Placement Warrants in connection with the receipt of $75,000 in cash and the issuance of a promissory note.

In January 2023, we issued 100,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $100,000 in cash and the issuance of a promissory note.

In January 2023, we issued 100,000 warrants to a stockholder having terms substantially similar to the Private Placement Warrants in connection with the receipt of $100,000 in cash and the issuance of a promissory note.

In January 2023, we issued 50,000 warrants to a director nominee having terms substantially similar to the Private Placement Warrants in connection with the receipt of $50,000 in cash and the issuance of a promissory note.

In February 2023, we issued 700,000 warrants to a stockholder controlled by a director having terms substantially similar to the Private Placement Warrants in connection with the receipt of $700,000 in cash and the issuance of a promissory note.

In February 2023, we issued 179,000 warrants to a stockholder having terms substantially similar to the Private Placement Warrants in connection with the receipt of $179,000 in cash and the issuance of a promissory note.

In March 2023, we issued 33,000 warrants to a stockholder controlled by a director having terms substantially similar to the Private Placement Warrants in connection with the receipt of $33,000 in cash and the issuance of a promissory note.

In April 2023, we issued 67,000 warrants to a stockholder controlled by a director having terms substantially similar to the Private Placement Warrants in connection with the receipt of $67,000 in cash and the issuance of a promissory note.

In April 2023, we issued 50,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $50,000 in cash and the issuance of a promissory note.

In May 2023, we issued 50,000 warrants to a stockholder controlled by a director having terms substantially similar to the Private Placement Warrants in connection with the receipt of $67,000 in cash and the issuance of a promissory note.

In May 2023, we issued 15,000 warrants to a stockholder having terms substantially similar to the Private Placement Warrants in connection with the receipt of $15,000 in cash and the issuance of a promissory note.

In May 2023, we issued 100,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $100,000 in cash and the issuance of a promissory note.

In May 2023, we issued 250,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $250,000 in cash and the issuance of a promissory note.

In June 2023, we issued 150,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $150,000 in cash and the issuance of a promissory note.

In July 2023, we issued 150,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $150,000 in cash and the issuance of a promissory note.

In July 2023, we issued 150,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $150,000 in cash and the issuance of a promissory note.

In July 2023, we issued 50,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $50,000 in cash and the issuance of a promissory note.

In July 2023, we issued 25,000 warrants to a stockholder having terms substantially similar to the Private Placement Warrants in connection with the receipt of $25,000 in cash and the issuance of a promissory note.

In July 2023, we issued 10,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $10,000 in cash and the issuance of a promissory note.

In August 2023, we issued 50,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $50,000 in cash and the issuance of a promissory note.

In August 2023, we issued 150,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $150,000 in cash and the issuance of a promissory note.

In August 2023, we issued 100,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $100,000 in cash and the issuance of a promissory note.

In September 2023, we issued 50,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $50,000 in cash and the issuance of a promissory note.

In September 2023, we issued 20,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $20,000 in cash and the issuance of a promissory note.

In October 2023, we issued 875,000 warrants to a third-party having terms substantially similar to the Private Placement Warrants in connection with the receipt of $875,000 in cash and the issuance of a promissory note.

All issuances of warrants described above were not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits. The list of exhibits immediately preceding the signature page of this registration statement is incorporated herein by reference.

(b)	Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Amended and Restated Membership Interest Purchase Agreement, dated as of August 28, 2023, by and among Buyer, Seller, and Sponsor (filed as Exhibit 2.1 to the Company’s Periodic Report on form 8-K filed on August 30, 2023 and incorporated herein by reference).
3.1	Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on April 15, 2022 and incorporated herein by reference).
3.2	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed on April 15, 2022 and incorporated herein by reference).
3.3	Amendment to the Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 16, 2023, and incorporated herein by reference).
3.4	Form of Second Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Periodic Report on form 8-K filed on August 30, 2023 and incorporated herein by reference).
3.5	Amended and Restated Bylaws (filed as Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed on April 15, 2022 and incorporated herein by reference).
4.1	Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on April 15, 2022 and incorporated herein by reference).
4.2	Description of Registrant’s Securities (filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed on April 15, 2022 and incorporated herein by reference).
5.1*	Opinion of Pryor Cashman LLP
10.1	Insider Letter between the Company and each of its executive officers, directors, HNRAC Sponsors LLC and its permitted transferees (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K filed by the Company on April 15, 2022).
10.2	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K filed by the Company on April 15, 2022).
10.3	Registration Rights Agreement between the Company and certain security holders (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K filed by the Company on April 15, 2022).
10.4	Securities Subscription Agreement (founder shares), dated December 24, 2020, between the Company and HNRAC Sponsors LLC (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K filed by the Company on April 15, 2022).
10.5	Unit Subscription Agreement between the Company and HNRAC Sponsors LLC (private placement units) (incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K filed by the Company on April 15, 2022).
10.6	Administrative Services Agreement by and between the Company and HNRAC Sponsors LLC (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K filed by the Company on April 15, 2022).
10.7	Services Agreement, dated April 11, 2022, by and between Company and Houston Natural Resources, Inc. (incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K filed by the Company on April 15, 2022).
10.8	Form of SPAC Stockholder Support Agreement, dated as of December 27, 2022, by and between the Company and SPAC Stockholder (incorporated by reference to Exhibit 10.1 on the Company’s Current Report on Form 8-K as filed with the SEC on January 3, 2023)
10.9	Common Stock Purchase Agreement, dated as of October 17, 2022, by and between HNR Acquisition Corp and White Lion Capital LLC (incorporated by reference to Exhibit 10.1 on the Company’s Current Report on Form 8-K as filed with the SEC on October 21, 2022)
10.10	Registration Rights Agreement, dated as of October 17, 2022, by and between HNR Acquisition Corp and White Lion Capital LLC (incorporated by reference to Exhibit 10.2 on the Company’s Current Report on Form 8-K as filed with the SEC on October 21, 2022).

10.11	Form of Seller Promissory Note by and between Buyer and Seller (filed as Exhibit 10.1 to the Company’s Current Report on form 8-K filed on August 30, 2023 and incorporated herein by reference).
10.12	Form of Option Agreement by and between OpCo and Pogo Royalty (filed as Exhibit 10.2 to the Company’s Current Report on form 8-K filed on August 30, 2023 and incorporated herein by reference).
10.13	Form of Amended and Restated Limited Liability Company Agreement of OpCo (filed as Exhibit 10.3 to the Company’s Current Report on form 8-K filed on August 30, 2023 and incorporated herein by reference).
10.14	Form of Director Nomination and Board Observer Agreement by and between the Company and Seller (filed as Exhibit 10.4 to the Company’s Current Report on form 8-K filed on August 30, 2023 and incorporated herein by reference).
10.15	Form of Backstop Agreement by and among the Company, OpCo, Seller, and certain Founders (filed as Exhibit 10.5 to the Company’s Current Report on form 8-K filed on August 30, 2023 and incorporated herein by reference).
10.16	Form of Registration Rights Agreement by and between the Company and Seller (filed as Exhibit 10.6 to the Company’s Current Report on form 8-K filed on August 30, 2023 and incorporated herein by reference).
10.17	Debt Commitment Letter, dated as of August 28, 2023, by and between the Company and FIBT (filed as Exhibit 10.7 to the Company’s Current Report on form 8-K filed on August 30, 2023 and incorporated herein by reference).
10.18	First Amendment to Commitment Letter, dated October 24, 2023, by and between the Company and FIBT (filed as Exhibit 10.2 to the Company’s Current Report on form 8-K filed on October 30, 2023 and incorporated herein by reference).
10.19	Form of Forward Purchase Agreement (filed as Exhibit 10.1 to the Company’s Current Report on form 8-K filed on November 3, 2023 and incorporated herein by reference).
10.20	Form of FPA Funding Amount PIPE Subscription Agreement (filed as Exhibit 10.2 to the Company’s Current Report on form 8-K filed on November 3, 2023 and incorporated herein by reference).
10.21	Form of Indemnification Agreement (filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1 filed on December 28, 2021).
23.1*	Consent of Marcum LLP regarding financial statements of HNR Acquisition Corp
23.2*	Consent of Pryor Cashman LLP (included on Exhibit 5.1)
23.3*	Consent of Marcum LLP regarding financial statements of Pogo Resources, LLC
24.1*	Power of Attorney (included on signature page of this Registration Statement)
101.INS	Inline XBRL Instance Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table

*	Filed herewith.
**	To be filed by amendment

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Houston, Texas, on November 7, 2023.

HNR ACQUISITION CORP

By:	/s/ Donald H. Goree
Donald H. Goree
Chief Executive Officer, Principal Executive Officer, Principal Financial and Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Donald H. Goree	Chairman, Chief Executive Officer and Director	November 7, 2023
Donald H. Goree	(Principal Executive, Financial and Accounting Officer)

/s/ Donald Orr	President and Director	November 7, 2023
Donald Orr

/s/ Diego Rojas	Director	November 7, 2023
Diego Rojas

/s/ Joseph V. Salvucci, Sr.	Director	November 7, 2023
Joseph V. Salvucci, Sr.
/s/ Joseph V. Salvucci, Jr.	Director	November 7, 2023
Joseph V. Salvucci, Jr.